     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997


                                                      REGISTRATION NO. 333-26999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 3 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                              ANVIL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                2253                               13-3801705
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                            ------------------------

                              228 EAST 45TH STREET
                            NEW YORK, NEW YORK 10017
                           TELEPHONE: (212) 476-0300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                    COPY TO:

               BERNARD GELLER, PRESIDENT                                      DENNIS M. MYERS
                  ANVIL HOLDINGS, INC.                                        KIRKLAND & ELLIS
                  228 EAST 45TH STREET                                    200 EAST RANDOLPH DRIVE
                NEW YORK, NEW YORK 10017                                  CHICAGO, ILLINOIS 60601
               TELEPHONE: (212) 476-0300                                       (312) 861-2000
   (Name, address, including zip code, and telephone
                        number,
       including area code, of agent for service)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 23, 1997



PROSPECTUS
JULY 24, 1997


                              ANVIL HOLDINGS, INC.
             OFFER TO EXCHANGE ITS 13% SERIES B SENIOR EXCHANGEABLE
PREFERRED STOCK DUE 2009 FOR ANY AND ALL OF ITS OUTSTANDING 13% SERIES A SENIOR
                     EXCHANGEABLE PREFERRED STOCK DUE 2009


THE PREFERRED EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 22, 1997, UNLESS EXTENDED.



    Anvil Holdings, Inc., a Delaware corporation ("Holdings"), hereby offers (the "Preferred Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 liquidation preference of its Series B 13% Senior Exchangeable Preferred Stock due 2009, (the "New Senior Preferred Stock"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 liquidation preference of its outstanding 13% Senior Exchangeable Preferred Stock due 2009 (the "Old Senior Preferred Stock"), of which $30,985,833.34 aggregate liquidation preference is outstanding. The form and terms of the New Senior Preferred Stock are the same as the form and terms of the Old Senior Preferred Stock (which they replace), except that the New Senior Preferred Stock will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to liquidated damages which were included in the terms of the Old Senior Preferred Stock in certain circumstances relating to the timing of the Preferred Exchange Offer. The New Senior Preferred Stock will evidence the same equity as the Old Senior Preferred Stock (which they replace) and will be issued under and be entitled to the benefits of a Certificate of Designation (the "Certificate of Designation"). The Old Senior Preferred Stock and the New Senior Preferred Stock are sometimes referred to herein collectively as the "Senior Preferred Stock." See "The Preferred Exchange Offer" and "Description of Securities--Senior Preferred Stock."


    Each share of New Senior Preferred Stock will have, as the Old Senior Preferred Stock (which they replace) has, a liquidation preference of $25 per share. Dividends on the Senior Preferred Stock will accrue in each period ending on March 15, June 15, September 15 and December 15 of each year at a rate of 13% per annum of the liquidation preference. On or before March 15, 2002, Holdings may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends may be paid in cash only.

    On any scheduled dividend payment date, Holdings may, at its option, but subject to certain conditions, exchange all but not less than all of the shares of Senior Preferred Stock then outstanding for Holdings' 13% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures"). See "Description of Securities-- Senior Preferred Stock--Exchange." The Exchange Debentures will bear interest at a rate of 13% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing with the first such date to occur after the date of exchange. On or before March 15, 2002, Holdings may, at its option, pay interest in cash or in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest. Thereafter, interest may be paid in cash only.

    The Senior Preferred Stock and the Exchange Debentures will be redeemable at the option of Holdings, in whole or in part, at any time on or after March 15, 2002, at the redemption prices set forth herein, plus, in the case of the Senior Preferred Stock, an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption, or in the case of Exchange Debentures, an amount in cash equal to all accrued and unpaid interest thereon to the date of redemption. In addition, at the option of Holdings, the Senior Preferred Stock and the Exchange Debentures may be redeemed in whole, but not in part, at any time at the redemption price set forth herein, plus, in the case of the Senior Preferred Stock, an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption, or in the case of Exchange Debentures, an amount in cash equal to all accrued and unpaid interest thereon to the date of redemption, with the proceeds of a Public Equity Offering.
                                             (COVER CONTINUED ON FOLLOWING PAGE)

                           --------------------------

    SEE "RISK FACTORS," BEGINNING ON PAGE 17, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD SENIOR PREFERRED STOCK IN THE PREFERRED EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

(COVER PAGE CONTINUED)

    Upon the occurrence of a Change of Control (as defined), each holder of Senior Preferred Stock and the Exchange Debentures will have the right to require Holdings to purchase all or any part of such holder's Senior Preferred Stock or Exchange Debentures at an offer price in cash equal to 101% of the liquidation preference or aggregate principal amount (as the case may be) thereof, plus, in the case of the Senior Preferred Stock, an amount in cash equal to all accumulated and unpaid dividends per share to the date of purchase, or in the case of the Exchange Debentures, an amount in cash equal to all accrued and unpaid interest thereon to the date of purchase. In the event of a Change of Control, there can be no assurance that Holdings will have, or will have access to, sufficient funds to repurchase the Senior Preferred Stock or the Exchange Debentures or to pay the holders of the Senior Preferred Stock or the Exchange Debentures. See "Risk Factors--Subordination of Securities to Current and Future Obligations," "--Change of Control Provisions; Limitations on Rights of Repayment," "Description of Securities--Senior Preferred Stock--Certain Covenants," "--Repurchase at the Option of the Holders--Change of Control," "--Exchange Debentures--Certain Covenants" and "--Mandatory Offers to Purchase Exchange Debentures--Change of Control."


    Holdings will accept for exchange any and all Old Senior Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time on August 22, 1997, unless extended by Holdings in its reasonable discretion (the "Expiration Date"). Tenders of Old Senior Preferred Stock may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Preferred Exchange Offer is subject to certain customary conditions. The Old Senior Preferred Stock were sold by Holdings on March 14, 1997 as a part of 30,000 Units, with each Unit consisting of 40 shares of Old Senior Preferred Stock and 13 shares of Holdings Class B Common Stock, par value $0.01 per share value (the "Class B Common Stock"), to the Initial Purchaser (as defined) and to certain accredited investors with the Initial Purchaser acting as agent, in a transaction not registered under the Securities Act in a private placement pursuant to the exemption contained in Section 4(2) of the Securities Act (the "Initial Units Offering"). The Initial Purchaser subsequently placed the Units and the underlying Old Senior Preferred Stock with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors in reliance upon Rule 501(a) under the Securities Act. Accordingly, the Old Senior Preferred Stock may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Senior Preferred Stock are being offered hereunder in order to satisfy the obligations of Holdings under the Preferred Stock Registration Rights Agreement (as defined) entered into by Holdings and the Initial Purchaser in connection with the Initial Units Offering. See "The Preferred Exchange Offer."


    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, Holdings believes the New Senior Preferred Stock issued pursuant to the Preferred Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Preferred Stock are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Senior Preferred Stock. Each holder of Old Senior Preferred Stock accepting the Preferred Exchange Offer is required to represent to Holdings that (i) the New Senior Preferred Stock are to be acquired by the holder or the person receiving such New Senior Preferred Stock, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer) is not engaging and does not intend to engage, in the distribution of the New Senior Preferred Stock, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Senior Preferred Stock, (iv) neither the holder nor any such other person is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Preferred Exchange Offer for the purpose of distributing the New Senior Preferred Stock it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Senior Preferred Stock and cannot rely on those no-action letters. See "The Preferred Exchange Offer--Resale of the New Senior Preferred Stock." Each broker-dealer (a "Participating Broker-Dealer") that receives New Senior Preferred Stock for its own account pursuant to the Preferred Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Senior Preferred Stock received in exchange for Old Senior Preferred Stock where such Old Senior Preferred Stock were acquired by such Participating Broker-Dealer as a result of marketmaking activities or other trading activities. Holdings has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    Holders of Old Senior Preferred Stock not tendered and accepted in the Preferred Exchange Offer will continue to hold such Old Senior Preferred Stock and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Certificate of Designation and with respect to transfer under the Securities Act. Holdings will pay all the expenses incurred by it incident to the Preferred Exchange Offer. See "The Preferred Exchange Offer."

    There has not previously been any public market for the Old Senior Preferred Stock or the New Senior Preferred Stock. Holdings does not intend to list the New Senior Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Senior Preferred Stock is currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. However, there can be no assurance that an active market for the New Senior Preferred Stock will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of the Senior Preferred Stock." Moreover, to the extent that Old Senior Preferred Stock are tendered and accepted in the Preferred Exchange Offer, the trading market for untendered and tendered but unaccepted Old Senior Preferred Stock could be adversely affected.

    Concurrent with the Initial Units Offering, Holdings' wholly owned subsidiary, Anvil Knitwear, Inc., a Delaware corporation ("Anvil"), sold $130,000,000 aggregate principal amount of its 10 7/8% Senior Notes due 2007 (the "Old Senior Notes") (the "Initial Offering" and, together with the Initial Units Offering, the "Initial Offerings").

    Concurrent with the Preferred Exchange Offer, Anvil is offering (the "Exchange Offer") to exchange $1,000 principal amount of its Series B 10 7/8% Senior Notes due 2007 (the "New Senior Notes") for each $1,000 principal amount of its outstanding Old Senior Notes. The New Senior Notes and the Old Senior Notes are sometimes referred to herein collectively as the "Senior Notes." The Exchange Offer and the Preferred Exchange Offer are sometimes referred to herein collectively as the "Exchange Offers." See "Summary-- Concurrent Exchange Offer." The Old Senior Notes, the New Senior Notes, the New Senior Preferred Stock, the Old Senior Preferred Stock and the Exchange Debentures are sometimes referred to herein collectively as the "Securities."

    The New Senior Preferred Stock will be available initially in book-entry form and Holdings expects that the New Senior Preferred Stock issued pursuant to this Preferred Exchange Offer will be issued in the form of a global certificate, which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee, except with respect to institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who will receive New Senior Preferred Stock in certificated form. Beneficial interests in the global certificate will be shown on, and transfer thereof will be effected through, records maintained by the Depositary and its participants.

    Market data used throughout this Prospectus were obtained from internal surveys and industry publications. Industry publications generally indicate that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Holdings has not independently verified such market data. Similarly, internal surveys, while believed to be reliable, have not been verified by any independent source.

    This Prospectus, including the documents incorporated by reference herein, contains certain forward-looking statements. While Holdings believes these statements are reasonable, investors should be aware that actual results could differ materially from those projected by such forward-looking statements as a result of the risk factors set forth in this Prospectus or other factors. Prospective investors should consider carefully the risk factors as well as the other information and data included in this Prospectus before tendering the Old Senior Preferred Stock in exchange for the New Senior Preferred Stock. Holdings cautions the reader, however, that the list of risk factors set forth herein may not be exhaustive and that these or other factors could have an adverse effect on the ability of Holdings to perform its dividend obligations under the Senior Preferred Stock, and, if the Exchange Debentures are issued, its principal and interest obligations thereon. See "Risk Factors."
                            ------------------------

    ANVIL, COTTON DELUXE and the COTTON DELUXE design are registered trademarks of Anvil.

                             AVAILABLE INFORMATION

    Holdings has filed with the Commission a Registration Statement on Form S-4 (the "Preferred Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Senior Preferred Stock being offered hereby. This Prospectus does not contain all the information set forth in the Preferred Exchange Offer Registration Statement. For further information with respect to Holdings and the Preferred Exchange Offer, reference is made to the Preferred Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document, referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Preferred Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Preferred Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http:// www.sec.gov.

    As a result of the filing of the Preferred Exchange Offer Registration Statement with the Commission, Holdings will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of Holdings to file periodic reports and other information with the Commission will be suspended if the New Senior Preferred Stock are held of record by fewer than 300 holders as of the beginning of any fiscal year of Holdings other than the fiscal year in which the Preferred Exchange Offer Registration Statement is declared effective. Holdings has agreed pursuant to the Certificate of Designation that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Senior Preferred Stock remain outstanding, it will furnish to the holders of the Senior Preferred Stock (within 15 days after it is or would have been required to file with the Commission) and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holdings' certified independent accountant and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings was required to file such reports. In addition, for so long as any of the Senior Preferred Stock remain outstanding, Holdings agrees to furnish to the holders of the Senior Preferred Stock or any prospective transferee of any such holder, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. ANVIL HOLDINGS, INC. ("HOLDINGS") WAS FORMED TO ACQUIRE SUBSTANTIALLY ALL OF THE ASSETS OF THE ANVIL KNITWEAR DIVISION (THE "PREDECESSOR") OF MCGREGOR CORPORATION ("MCGREGOR") AS OF JANUARY 28, 1995 (THE "ACQUISITION"). UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS SHALL MEAN HOLDINGS AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING ANVIL KNITWEAR, INC. ("ANVIL"). WHERE THE CONTEXT SO REQUIRES, REFERENCES TO THE "COMPANY" IN RELATION TO PERIODS PRIOR TO THE ACQUISITION SHALL MEAN THE PREDECESSOR. FINANCIAL STATEMENTS PRESENTED HEREIN REFLECT THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY OR THE COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR. HOLDINGS' SOLE ASSET IS THE CAPITAL STOCK OF ANVIL. THE FISCAL YEAR OF THE COMPANY ENDS ON THE SATURDAY CLOSEST TO JANUARY 31. FISCAL YEARS ARE IDENTIFIED HEREIN ACCORDING TO THE CALENDAR YEAR IN WHICH THEY BEGIN. FOR EXAMPLE, THE FISCAL YEAR ENDED FEBRUARY 1, 1997 IS REFERRED TO HEREIN AS "FISCAL 1996."

                                  THE COMPANY

    Anvil Knitwear, Inc. is a leading designer, manufacturer and marketer of high quality activewear for sale principally into the "imprinted" or "decorated" segment of the U.S. apparel industry. The Company offers an extensive line of activewear products designed for men, women and children, including short and long sleeve T-shirts, classic button and collar knit sport shirts (known as "plackets"), collarless short and long sleeve knit shirts (known as "henleys"), fleeced sweatshirts, athletic shorts and caps. The Company markets and sells its products primarily to distributors and screen printers under the ANVIL and COTTON DELUXE brand names as well as under private labels. Prior to their ultimate resale to the consumer, the Company's products typically are printed or embroidered with logos, designs or characters. The Company believes that its strong operating performance is due to: (i) its broad range of high quality products; (ii) its strong relationships with customers and suppliers; (iii) its flexible, vertically integrated manufacturing operations; (iv) its commitment to controlling costs and improving manufacturing processes; and (v) the strong growth of the activewear market. For the fiscal year ended February 1, 1997, the Company generated net sales and EBITDA of $204.2 million and $32.6 million, respectively. See "Business-- General," "-- Products," "--Sales and Marketing" and "--Customers."

    The Company has achieved significant increases in net sales and EBITDA in recent years. From fiscal 1991 through fiscal 1996, the Company's net sales grew from $124.6 million to $204.2 million, representing a compound annual growth rate ("CAGR") of 10.4%. The yearly growth rates for the Company's net sales during this period were as follows: fiscal 1992--13.1%; fiscal 1993--6.8%; fiscal 1994--13.0%; fiscal 1995--13.8%; and fiscal 1996--5.6%. EBITDA grew from $15.5 million to $32.6 million, representing a CAGR of 16.0%. This improvement resulted primarily from the Company's operating leverage, management's initiatives to reduce costs and improve productivity and the Company's successful introduction of higher priced products. In addition, net income grew during this period from $6.3 million to $10.3 million, representing a CAGR of 10.3%. See "Business--General" "-- Products."

    The Company offers high quality activewear in a variety of styles, colors, fabric weights and blends, enabling it to serve effectively a number of market niches as well as the traditional T-shirt market. The Company works closely with its distributor and screen printer customers to meet their needs for style and color innovation. The Company continues to compete successfully by: (i) targeting niche products on which larger competitors have not traditionally focused; (ii) responding quickly to market developments; and (iii) regularly introducing new products. In addition, the Company has made significant investments to modernize and expand its domestic manufacturing and distribution facilities in order to improve quality, reduce costs, manage inventories and shorten production cycles. See "Business--General," "-- Products," "--Sales and Marketing," and "--Customers" and "--Manufacturing Operations and Facilities."

    The Company operates primarily in the U.S. imprinted activewear market, which accounted for approximately $13.8 billion of retail sales and $6.7 billion of factory level sales in 1995. From 1990 through 1995, industry retail dollar sales and unit sales of imprinted activewear (T-shirts, knit shirts, fleecewear and athletic shorts) in the U.S. market grew at CAGRs of 8.0% and 5.7%, respectively. The yearly growth rates for industry retail dollar sales during this period were as follows: 1991--8.9%; 1992--11.6%; 1993--9.2%; 1994--5.2%;
and 1995--5.2%. The yearly growth rates for industry unit sales during this period were as follows: 1991--6.9%; 1992--7.5%; 1993-- 7.0%; 1994--5.5%; and
1995--1.8%. From fiscal 1990 through fiscal 1995, the Company's net sales and unit sales increased at CAGRs of 12.7% and 9.3%, respectively. The yearly growth rates for the Company's net sales during this period were as follows: fiscal 1991--16.8%; fiscal 1992--13.1%; fiscal 1993--6.8%; fiscal 1994--13.0%; and
fiscal 1995--13.8%. The yearly growth rates for the Company's unit sales during this period were as follows: fiscal 1991--17.3%; fiscal 1992-- 11.1%; fiscal 1993--5.6%; fiscal 1994--6.5%; and fiscal 1995--5.6%. The Company believes sales of activewear products has been driven primarily by: (i) the increased consumer preference for comfortable apparel selections; (ii) more flexible dress codes, including the greater acceptance of casual wear in the workplace; and (iii) the heightened emphasis on physical fitness. In addition, activewear products have registered a number of significant improvements in product characteristics that have contributed to enhanced consumer appeal, including improvements in fabric weight, blends and construction as well as increased offerings of size, color and style. See "Business--Industry."

    The activewear market is characterized by low fashion risk relative to many other apparel markets. While substantial opportunity exists for product innovation and differentiation, basic garment styles are generally not driven by trends or fads. The industry is also characterized by certain barriers to entry, including: (i) significant capital expenditures required for vertically integrated production; (ii) strong supplier relationships; and (iii) established customer relationships. Furthermore, the Company believes that the relatively low labor portion of the cost of manufacturing activewear and the short delivery times required by distributors and screen printers have impeded the penetration of imports. See "Business-- Industry."

                               BUSINESS STRATEGY

    The Company's objective is to continue to increase net sales and EBITDA by implementing the following key elements of its business strategy:

    / / OFFER A BROAD RANGE OF HIGH QUALITY PRODUCTS. The Company offers high quality activewear in a wide variety of styles, colors, fabric weights and blends, enabling it to serve effectively a number of market niches. During the past five years, the Company has strengthened its position in the activewear market by successfully introducing higher priced products to supplement its traditional T-shirt offerings. From fiscal 1991 through fiscal 1996, the Company's gross sales of henleys and plackets, both higher priced products, increased at a CAGR of 51.8%. The yearly growth rates for henleys and plackets during this period were as follows: fiscal 1992--91.3%; fiscal 1993--59.1%; fiscal 1994--58.9%;
        fiscal 1995--30.1%; and fiscal 1996--23.8%. In addition, the Company expects to continue to expand its product offerings under its ANVIL and COTTON DELUXE brands, capitalizing on the growth in the higher priced branded products segment of the activewear market. Furthermore, the Company is working closely with third parties to market complementary imprintable products, such as caps, bags, carryalls and jackets, through the Company's established distribution channels. See "Business--Products."

    / / ENHANCE AND EXPAND CUSTOMER RELATIONSHIPS. The Company continually seeks to strengthen and expand its customer relationships by promoting the
        Company's: (i) broad product offerings; (ii) ability to design customized products; (iii) quick, reliable delivery; and (iv) ability to accommodate modifications to customer orders. The Company's direct salesforce focuses on developing strong relationships with distributors, who have accounted for an increasing percentage of activewear sales in recent years. In fiscal 1996, sales to distributors accounted for approximately

        64% of the Company's net sales and from fiscal 1994 through fiscal 1996 sales to distributors accounted for, on average, approximately 56% of the Company's net sales. In the Company's experience, distributors place larger purchase orders, purchase a broader product mix, maintain higher inventory levels and develop more predictable order and re-order patterns than certain of its other customers. The Company estimates that distributors resell products to approximately 20,000 smaller screen printers and embroiderers. The Company's expanded product offerings have enabled it to more effectively service distributors and satisfy the disparate preferences of consumers. See "Business--Customers."

    / / FLEXIBLE, VERTICALLY INTEGRATED MANUFACTURING OPERATIONS. The Company is a vertically integrated manufacturer (i.e., performing substantially all of the manufacturing processes required to produce its products) which knits (exclusively from purchased yarn), bleaches, dyes, finishes, cuts and sews its activewear products at its efficient manufacturing facilities. The Company believes that being vertically integrated allows it to maintain a competitive cost structure, minimize delivery time and provide consistent, high quality products. The Company's manufacturing flexibility enables it to complete smaller volume production runs efficiently, respond quickly to customer needs and accommodate last minute modifications to customer orders. The Company reduces inventory risk by maintaining a supply of goods in a "greige" (undyed and unbleached) state until relatively late in the production process and by turning its finished goods inventory (costs of sales divided by ending finished goods inventory) frequently (for example, approximately 7.6 times in fiscal 1996). In addition, the Company typically is able to deliver specialized products to its customers within four to five weeks of receiving an order. See "Business--Manufacturing Operations and Facilities."

    / / CONTINUE TO CONTROL COSTS AND IMPROVE MANUFACTURING. From fiscal 1991 through fiscal 1996, the Company invested approximately $42 million to modernize and expand its domestic manufacturing and distribution facilities in order to improve quality, reduce costs, manage inventories and shorten production cycles. The Company believes it can continue to improve its operating efficiency by: (i) increasing the use of offshore sewing operations; (ii) utilizing its 660,000 square foot centralized distribution facility to deliver its products in a more cost efficient manner; and (iii) opportunistically redesigning manufacturing processes to shorten production cycles and improve inventory management. The Company believes that it manages its working capital and inventory better than any of its primary publicly-traded competitors. See "Business--Manufacturing Operations and Facilities."

    / / CAPITALIZE ON THE GROWTH OF THE ACTIVEWEAR MARKET. From 1990 through
        1995, industry retail dollar sales and unit sales of imprinted activewear (T-shirts, knit shirts, fleecewear and athletic shorts) in the U.S. market grew at CAGRs of 8.0% and 5.7%, respectively. The yearly growth rates for industry retail dollar sales during this period were as follows: 1991--8.9%; 1992--11.6%; 1993-- 9.2%; 1994--5.2%; and
        1995--5.2%. The yearly growth rates for industry unit sales during this period were as follows: 1991--6.9%; 1992--7.5%; 1993--7.0%; 1994--5.5%;
        and 1995--1.8%. From fiscal 1990 through fiscal 1995, the Company's net sales and unit sales increased at CAGRs of 12.7% and 9.3%, respectively. The yearly growth rates for the Company's net sales during this period were as follows: fiscal 1991--16.8%; fiscal 1992--13.1%; fiscal 1993--6.8%; fiscal 1994-- 13.0%; and fiscal 1995--13.8%. The yearly growth rates for the Company's unit sales during this period were as follows: fiscal 1991--17.3%; fiscal 1992--11.1%; fiscal 1993--5.6%;
        fiscal 1994-- 6.5%; and fiscal 1995--5.6%. The Company believes the sale of activewear products has been driven primarily by: (i) the increased consumer preference for comfortable apparel selections; (ii) more flexible dress codes, including the greater acceptance of casual wear in the workplace; and (iii) the heightened emphasis on physical fitness. In addition, the Company believes that it has identified significant growth opportunities in several international markets, including certain markets in Europe, South America and Japan. See "Business--Industry."

                              THE RECAPITALIZATION

    On February 12, 1997, Holdings, Anvil VT, Inc., Vestar Equity Partners, L.P. ("Vestar"), 399 Venture Partners, Inc. and certain of its employees and affiliates (collectively, "399 Venture"), the Management Investors and Culligan International Company, Leonard Lieberman, Peter H. Rothschild and the Seelig Family Lifetime Trust (collectively, the "Existing Stockholders") and Bruckmann, Rosser, Sherrill & Co., L.P. and certain of its employees and affiliates (collectively, "BRS") entered into a Recapitalization Agreement (as amended, the "Recapitalization Agreement"). Pursuant to the Recapitalization Agreement: (i) Holdings redeemed and repurchased a substantial portion (i.e., 82.8%) of its outstanding shares of capital stock; (ii) 399 Venture and the Management Investors reinvested a portion of their old shares of common stock of Holdings (the "Retained Shares"), which converted into shares of Class A Common Stock, $0.01 par value per share ("Class A Common"), and Class B Common; (iii) 399 Venture exchanged a portion of its old preferred stock for 3,333 Units; and (iv) BRS purchased shares of Class A Common and Class B Common. As of June 15, 1997, 399 Venture, BRS and the Management Investors owned 38.0%, 38.0% and 14.0%, respectively, of the issued and outstanding capital stock of the Company. The Class A Common and the Class B Common are sometimes collectively referred to herein as the "Common Stock." See "The Recapitalization."

    The Company used approximately $225.5 million to complete the Recapitalization, including the payment of related fees and expenses. In order to finance the Recapitalization: (i) Anvil issued $130.0 million in aggregate principal amount of Old Senior Notes in the Initial Offering; (ii) Holdings issued 30,000 Units, consisting of an aggregate of 1.2 million shares of Old Senior Preferred Stock and 390,000 shares of Class B Common, in the Initial Units Offering for gross proceeds of $26.7 million; (iii) Anvil borrowed approximately $33.3 million under a $55.0 million amended and restated credit agreement (the "New Credit Agreement"); and (iv) 399 Venture, the Management Investors and BRS, collectively, contributed in the form of equity securities and cash an aggregrate of approximately $35.5 million to Holdings (the "Equity Contribution"). See "Use of Proceeds."

                           THE INITIAL UNITS OFFERING


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OLD SENIOR PREFERRED STOCK....  The Old Senior Preferred Stock were sold by Holdings on
                                March 14, 1997 as a part of 30,000 Units, with each Unit
                                consisting of 40 Shares of Old Senior Preferred Stock and 13
                                Shares of Class B Common, to Donaldson, Lufkin & Jenrette
                                Securities Corporation ("DLJ," the "Initial Purchaser") and
                                to certain accredited investors with the Initial Purchaser acting as agent, pursuant to a Purchase Agreement, dated as of March 11, 1997 (the "Units Purchase Agreement") and in a
                                private placement pursuant to the exemption from
                                registration contained in Section 4(2) of the Securities
                                Act. The Initial Purchaser subsequently resold the Units and their underlying Old Senior Preferred Stock to qualified
                                institutional buyers pursuant to Rule 144A under the
                                Securities Act and to a limited number of institutional
                                accredited investors pursuant to Rule 501(a) of the
                                Securities Act.

CONCURRENT INITIAL OFFERING...  Concurrent with the Initial Units Offering, Anvil sold
                                $130,000,000 aggregate principal amount of its Old Senior
                                Notes, on March 14, 1997 to DLJ, Wasserstein Perella
                                Securities, Inc. ("Wasserstein") and NationsBanc Capital
                                Markets, Inc. ("NationsBanc") (collectively, the "Initial
                                Purchasers"), pursuant to a Purchase Agreement (the
                                "Purchase Agreement"), dated as of March 11, 1997 and in a private placement pursuant to the exemption from
                                registration contained in Section 4(2) of the Securities
                                Act.

PREFERRED STOCK REGISTRATION
  RIGHTS AGREEMENT............  Pursuant to the Units Purchase Agreement, Holdings and the
                                Initial Purchaser entered into a Registration Rights
                                Agreement, dated as of March 14, 1997 (the "Preferred Stock
                                Registration Rights Agreement"), which grants the holders of the Old Senior Preferred Stock certain exchange and
                                registration rights. The Preferred Exchange Offer is
                                intended to satisfy such exchange rights which terminate
                                upon the consummation of the Preferred Exchange Offer.

                                THE PREFERRED EXCHANGE OFFER

SECURITIES OFFERED............  $30,985,833.34 aggregate liquidation preference of 13%
                                Series B Senior Exchangeable Preferred Stock due 2009 of
                                Holdings.

THE EXCHANGE OFFER............  $1,000 liquidation preference of New Senior Preferred Stock in exchange for each $1,000 liquidation preference of Old
                                Senior Preferred Stock. As of the date hereof,
                                $30,985,833.34 aggregate liquidation preference of Old
                                Senior Preferred Stock are outstanding. Holdings will issue the New Senior Preferred Stock to holders on or promptly
                                after the Expiration Date.

                                Based on an interpretation by the staff of the Commission
                                set forth in no-action letters issued to third parties,
                                Holdings believes that New Senior Preferred Stock issued
                                pursuant to the Preferred Exchange Offer in exchange for Old
                                Senior Preferred Stock may be offered for resale, resold and otherwise transferred by any holder thereof (other
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                                       5
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                                than any such holder which is an "affiliate" of Holdings
                                within the meaning of Rule 405 under the Securities Act)
                                without compliance with the registration and prospectus
                                delivery provisions of the Securities Act, provided that
                                such New Senior Preferred Stock are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or
                                understanding with any person to participate in the
                                distribution of such New Senior Preferred Stock. Each holder accepting the Preferred Exchange Offer is required to
                                represent to Holdings in the Letter of Transmittal that,
                                among other things, the New Senior Preferred Stock will be acquired by the holder in the ordinary course of business
                                and the holder does not intend to participate and has no
                                arrangement or understanding with any person to participate in the distribution of such New Senior Preferred Stock.

                                Any Participating Broker-Dealer that acquired Old Senior
                                Preferred Stock for its own account as a result of
                                market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer
                                that receives New Senior Preferred Stock for its own account pursuant to the Preferred Exchange Offer must acknowledge
                                that it will deliver a prospectus in connection with any
                                resale of such New Senior Preferred Stock. The Letter of
                                Transmittal states that by so acknowledging and by
                                delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within
                                the meaning of the Securities Act. This Prospectus, as it
                                may be amended or supplemented from time to time, may be
                                used by a Participating Broker-Dealer in connection with
                                resale of New Senior Preferred Stock received in exchange
                                for Old Senior Preferred Stock where such Old Senior
                                Preferred Stock were acquired by such Participating
                                Broker-Dealer as a result of market-making activities or
                                other trading activities. Holdings has agreed that, for a
                                period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of
                                Distribution."

                                Any holder who tenders in the Preferred Exchange Offer with the intention to participate, or for the purpose of
                                participating, in a distribution of the New Senior Preferred
                                Stock could not rely on the position of the staff of the
                                Commission enunciated in no-action letters and, in the
                                absence of an exemption therefrom, must comply with the
                                registration and prospectus delivery requirements of the
                                Securities Act in connection with any resale transaction.
                                Failure to comply with such requirements in such instance
                                may result in such holder incurring liability under the
                                Securities Act for which the holder is not indemnified by
                                Holdings.

EXPIRATION DATE...............  5:00 p.m., New York City time, on August 22, 1997 unless the
                                Preferred Exchange Offer is extended, in which case the term
                                "Expiration Date" means the latest date and time to which
                                the Preferred Exchange Offer is extended.
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                                       6

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ACCRUED DIVIDENDS ON THE NEW
  SENIOR PREFERRED STOCK AND
  THE OLD SENIOR PREFERRED
  STOCK.......................  Each share of New Senior Preferred Stock will accrue dividends from its issuance date. Holders of Old Senior
                                Preferred Stock that are accepted for exchange will receive accrued dividends thereon to, but not including, the
                                issuance date of the New Senior Preferred Stock. Dividends on the Old Senior Preferred Stock accepted for exchange will cease to accrue upon issuance of the New Senior Preferred
                                Stock.

                                Dividends accrue in each period ending on March 15, June 15,
                                September 15 and December 15 of each year.

CONDITIONS TO THE EXCHANGE
  OFFER.......................  Holdings is not required to accept for exchange, or exchange
                                New Senior Preferred Stock for, any Old Senior Preferred
                                Stock, and may terminate or amend the Exchange Offer before the acceptance of such Old Senior Preferred Stock, if: (i)
                                any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of
                                Holdings, might materially impair the ability of Holdings to proceed with the Preferred Exchange Offer or any material
                                adverse development has occurred in any existing action or proceeding with respect to Holdings, Anvil or any of their subsidiaries; or (ii) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of
                                Holdings, might materially impair the ability of Holdings to proceed with the Preferred Exchange Offer or materially
                                impair the contemplated benefits of the Preferred Exchange
                                Offer to Holdings; or (iii) any governmental approval has
                                not been obtained, which approval Holdings shall, in its
                                reasonable discretion, deem necessary for the consummation of the Preferred Exchange Offer as contemplated hereby.
                                Holdings may not waive any condition to the Preferred
                                Exchange Offer unless such condition is legally waivable.
                                See "The Preferred Exchange Offer-- Conditions."

PROCEDURES FOR TENDERING OLD
  SENIOR PREFERRED STOCK......  Each holder of Old Senior Preferred Stock wishing to accept the Preferred Exchange Offer must complete, sign and date
                                the accompanying Letter of Transmittal, or a facsimile
                                thereof or transmit an Agent's Message (as defined) in
                                connection with a book-entry transfer, in accordance with
                                the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, such facsimile or such Agent's Message, together with the Old Senior
                                Preferred Stock and any other required documentation to the
                                Exchange Agent (as defined) at the address set forth herein.
                                By executing the Letter of Transmittal or Agent's Message, each holder will represent to Holdings that, among other
                                things, the New Senior Preferred Stock acquired pursuant to the Preferred Exchange Offer are being obtained in the
                                ordinary course of business of the person receiving such New
                                Senior Preferred Stock, whether or not such
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                                       7

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                                person is the holder, that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such New
                                Senior Preferred Stock, (ii) is engaging or intends to
                                engage in the distribution of such New Preferred Stock, or
                                (iii) is an "affiliate," as defined under Rule 405 of the
                                Securities Act, of Holdings. See "The Preferred Exchange
                                Offer--Purpose and Effect of the Preferred Exchange Offer"
                                and "--Procedures for Tendering."

UNTENDERED OLD SENIOR
  PREFERRED STOCK.............  Following the consummation of the Preferred Exchange Offer, holders of Old Senior Preferred Stock eligible to
                                participate but who do not tender their Old Senior Preferred
                                Stock will not have any further exchange rights and such Old
                                Senior Preferred Stock will continue to be subject to
                                certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Senior Preferred Stock could be adversely affected.

CONSEQUENCES OF FAILURE TO
  EXCHANGE....................  The Old Senior Preferred Stock that are not exchanged pursuant to the Preferred Exchange Offer will remain
                                restricted securities. Accordingly, such Old Senior
                                Preferred Stock may be resold only (i) to Holdings, (ii)
                                pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities
                                Act, (iii) outside the United States to a foreign person
                                pursuant to the requirements of Rule 904 under the
                                Securities Act, or (iv) pursuant to an effective
                                registration statement under the Securities Act. See "The
                                Preferred Exchange Offer--Consequences of Failure to
                                Exchange."

SHELF REGISTRATION
  STATEMENT...................  If any holder of the Old Senior Preferred Stock (other than any such holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) is not
                                eligible under applicable securities laws to participate in the Preferred Exchange Offer, and such holder has provided information regarding such holder and the distribution of
                                such holder's Old Senior Preferred Stock to Holdings for use therein, Holdings has agreed to register the Old Senior
                                Preferred Stock on a shelf registration statement (the
                                "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as
                                promptly as practical on or after the consummation of the
                                Preferred Exchange Offer. Holdings has agreed to maintain
                                the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of three years, to
                                cover resales of the Old Senior Preferred Stock held by any such holders.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS...........  Any beneficial owner whose Old Senior Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender
                                should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such
                                owner's own behalf, such owner must, prior
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                                       8

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                                to completing and executing the Letter of Transmittal and
                                delivering its Old Senior Preferred Stock, either make
                                appropriate arrangements to register ownership of the Old
                                Senior Preferred Stock in such owner's name or obtain a
                                properly completed bond power from the registered holder.
                                The transfer of registered ownership may take considerable time. Holdings will keep the Preferred Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

GUARANTEED DELIVERY
  PROCEDURES..................  Holders of Old Senior Preferred Stock who wish to tender their Old Senior Preferred Stock and whose Old Senior
                                Preferred Stock are not immediately available or who cannot deliver their Old Senior Preferred Stock, the Letter of
                                Transmittal or any other documents required by the Letter of
                                Transmittal to the Exchange Agent (or comply with the
                                procedures for book-entry transfer) prior to the Expiration
                                Date must tender their Old Senior Preferred Stock according to the guaranteed delivery procedures set forth in "The
                                Preferred Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.............  Tenders may be withdrawn at any time prior to 5:00 p.m., New
                                York City time, on the Expiration Date.

ACCEPTANCE OF OLD SENIOR
  PREFERRED STOCK AND DELIVERY
  OF NEW PREFERRED STOCK......  Holdings will accept for exchange any and all Old Senior
                                Preferred Stock which are properly tendered in the Exchange
                                Offer prior to 5:00 p.m., New York City time, on the
                                Expiration Date. The New Senior Preferred Stock issued
                                pursuant to the Preferred Exchange Offer will be delivered promptly following the Expiration Date. See "The Preferred
                                Exchange Offer--Terms of the Preferred Exchange Offer."

USE OF PROCEEDS...............  There will be no cash proceeds to Holdings from the exchange pursuant to the Preferred Exchange Offer. See "Use of
                                Proceeds."

FEDERAL INCOME TAX
  CONSEQUENCES................  In the opinion of Kirkland & Ellis, counsel to Holdings, the exchange pursuant to the Preferred Exchange Offer will not be a taxable event for federal income tax purposes. See
                                "Certain Federal Income Tax Consequences."

EXCHANGE AGENT................  United States Trust Company of New York.
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                         THE NEW SENIOR PREFERRED STOCK

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GENERAL......................  The form and terms of the New Senior Preferred Stock are the same as the form and terms of the Old Senior Preferred Stock
                               (which they replace) except that (i) the New Senior
                               Preferred Stock bear a Series B designation, (ii) the New
                               Senior Preferred Stock have been registered under the
                               Securities Act and, therefore, will not bear legends
                               restricting the transfer thereof, and (iii) the holders of
                               New Senior Preferred Stock will not be entitled to certain rights under the
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                                       9

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                               Preferred Stock Registration Rights Agreement, including the provisions providing for liquidated damages in certain
                               circumstances relating to the timing of the Preferred
                               Exchange Offer, which rights will terminate when the
                               Preferred Exchange Offer is consummated. See "The Preferred
                               Exchange Offer--Purpose and Effect of the Preferred Exchange
                               Offer." The New Senior Preferred Stock will evidence the
                               same equity as the Old Senior Preferred Stock and will be
                               entitled to the benefits of the Certificate of Designation.
                               See "Description of Securities--Senior Preferred Stock." The
                               Old Senior Preferred Stock and the New Senior Preferred
                               Stock are sometimes referred to herein collectively as the
                               "Senior Preferred Stock."

DIVIDENDS....................  Dividends on the Senior Preferred Stock will accrue in each period ending on March 15, June 15, September 15 and
                               December 15 of each year at a rate of 13% per annum of the liquidation preference. On or before March 15, 2002,
                               Holdings may, at its option, pay dividends in cash or in
                               additional fully paid and non-assessable shares of Senior
                               Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends may be paid in cash only.

LIQUIDATION PREFERENCE.......  $25 per share.

RANKING......................  The New Senior Preferred Stock will, as the Old Senior
                               Preferred Stock (which they replace), rank senior in right of payment with respect to all Junior Securities (as
                               defined) and PARI PASSU in right of payment with respect to all Parity Securities (as defined). The New Senior Preferred
                               Stock will rank junior to all Indebtedness and other
                               obligations of Holdings and its subsidiaries, including
                               Anvil. See "Risk Factors--Subordination of Securities to
                               Current and Future Obligations" and "Description of
                               Securities--Senior Preferred Stock."

OPTIONAL REDEMPTION..........  The Senior Preferred Stock will be redeemable at the option of Holdings, in whole or in part, at any time on or after
                               March 15, 2002, at the redemption prices set forth herein, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption.

                               In addition, the Senior Preferred Stock may be redeemed, in whole or in part, at the option of Holdings, at any time, at the redemption price set forth herein, plus an amount in
                               cash equal to all accumulated and unpaid dividends per share to the date of redemption, with the proceeds of a Public
                               Equity Offering (as defined). See "Description of
                               Securities--Senior Preferred Stock--Optional Redemption."

CHANGE OF CONTROL............  Upon the occurrence of a Change of Control (as defined), each holder of Senior Preferred Stock will have the right to require Holdings to purchase all or any part of such
                               holder's Senior Preferred Stock at an offer price in cash
                               equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of purchase. Except as described under
                               "Description of Securities--Senior Preferred Stock--
                               Repurchase at the Option of Holders--Change of Control," the
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                                       10
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                               certificate of designations pursuant to which the Old Senior
                               Preferred Stock was issued (the "Certificate of
                               Designation") does not contain provisions that permit the
                               holder of Senior Preferred Stock to require Holdings to
                               redeem the Senior Preferred Stock in the event of a
                               takeover, recapitalization or similar restructuring,
                               including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control
                               provisions will not afford any protection in a highly
                               leveraged transaction, including such a transaction
                               initiated by Holdings, management of Holdings or an
                               affiliate of Holdings, if such transaction does not result in a Change of Control. See "Description of
                               Securities--Senior Preferred Stock-- Repurchase at the
                               Option of Holders--Change of Control."

COVENANTS....................  The Certificate of Designation contains certain covenants that limit the ability of Holdings to redeem or repurchase
                               Junior Securities or Parity Securities and pay dividends
                               thereon, to merge or consolidate with any other entity, to sell assets and to enter into transactions with affiliates.
                               The Certificate of Designation also requires Holdings to
                               deliver certain reports and information to the holders of
                               the Senior Preferred Stock. See "Description of
                               Securities--Senior Preferred Stock--Certain Covenants."

EXCHANGE FEATURE.............  On any scheduled dividend payment date, Holdings may, at its option, but subject to certain conditions, exchange all but not less than all of the shares of Senior Preferred Stock
                               then outstanding for Holdings' Exchange Debentures. See
                               "Description of Securities--Senior Preferred
                               Stock--Exchange."

                                  THE EXCHANGE DEBENTURES

SECURITIES...................  13% Subordinated Exchange Debentures due 2009 of Holdings.

MATURITY.....................  March 15, 2009.

INTEREST.....................  The Exchange Debentures will bear interest at a rate of 13%
                               per annum, payable semi-annually in arrears on March 15, and
                               September 15 of each year, commencing with the first such
                               date to occur after the date of exchange. On or before March
                               15, 2002, Holdings may, at its option, pay interest in cash or in additional Exchange Debentures having an aggregate
                               principal amount equal to the amount of such interest.
                               Thereafter, interest may be paid in cash only.

RANKING......................  The Exchange Debentures will be unsecured obligations of
                               Holdings, subordinate to all existing and future Senior
                               Indebtedness (as defined) and to any Indebtedness of
                               Holdings' subsidiaries, including the Senior Notes and the
                               New Credit Agreement. As of May 3, 1997, the aggregate
                               amount of outstanding Senior Indebtedness was approximately
                               $156.5 million. See "Risk Factors--Subordination of
                               Securities to Current and Future Obligations" and
                               "Description of Securities--Exchange Debentures."

OPTIONAL REDEMPTION..........  The Exchange Debentures will be redeemable at the option of
                               Holdings, in whole or in part, at any time on or after March
                               15, 2002,
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                                       11
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
                               at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. In
                               addition, at the option of Holdings, the Exchange Debentures may be redeemed, in whole or in part, at any time at the
                               redemption price set forth herein, plus accrued and unpaid interest thereon to the date of redemption, with the
                               proceeds of a Public Equity Offering. See "Description of
                               Securities--Exchange Debentures--Optional Redemption."

CHANGE OF CONTROL............  Upon the occurrence of a Change of Control, each holder of
                               Exchange Debentures will have the right to require Holdings to purchase all or any part of such holder's Exchange
                               Debentures at an offer price in cash equal to 101% of the
                               aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. Except as
                               described under "Description of Securities-- Exchange
                               Debentures--Repurchase at the Option of Holders-- Change of
                               Control," the indenture pursuant to which the Exchange
                               Debentures will be issued (the "Exchange Debenture
                               Indenture") does not contain provisions that permit the
                               holder of Exchange Debentures to require Holdings to
                               purchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar restructuring,
                               including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control
                               provisions will not afford any protection in a highly
                               leveraged transaction, including such a transaction
                               initiated by Holdings, management of Holdings or an
                               affiliate of Holdings, if such transaction does not result in a Change of Control. See "Description of
                               Securities--Exchange Debentures--Repurchase at the Option of
                               Holders--Change of Control."

CERTAIN COVENANTS............  The Exchange Debenture Indenture contains covenants that, among other things, limit the ability of Holdings and its
                               Restricted Subsidiaries to: (i) incur additional
                               indebtedness and issue preferred stock; (ii) repay certain other indebtedness; (iii) pay dividends or make certain
                               other distributions; (iv) repurchase equity interests; (v)
                               consummate certain Asset Sales; (vi) enter into certain
                               transactions with affiliates; (vii) enter into sale and
                               leaseback transactions; (viii) incur liens; (ix) merge or
                               consolidate with any other person; or (x) sell assign,
                               transfer, lease, convey or otherwise dispose of all or
                               substantially all of the assets of Holdings. In addition,
                               under certain circumstances, Holdings will be required to
                               offer to purchase Exchange Debentures at a price equal to
                               100% of the principal amount thereof, plus accrued and
                               unpaid interest to the date of purchase with the proceeds of certain Asset Sales (as defined). See "Description of
                               Securities--Exchange Debentures--Certain Covenants" and
                               "--Repurchase at the Option of Holders--Asset Sales."

                           CONCURRENT EXCHANGE OFFER

    Concurrent with the Preferred Exchange Offer, Anvil is offering to exchange $1,000 principal amount of its New Senior Notes for each $1,000 principal amount of its outstanding Old Senior Notes. The New Senior Notes will be, as the Old Senior Notes (which they replace) are, fully and unconditionally guaranteed on a senior unsecured basis by Holdings and Cottontops, Inc., a Delaware corporation ("Cottontops"), a subsidiary of Anvil.

                                  RISK FACTORS

    Prospective investors should carefully consider the factors set forth under "Risk Factors," as well as the other information set forth in this Prospectus before tendering the Old Senior Preferred Stock in exchange for the New Senior Preferred Stock. The risks of investing in the Senior Preferred Stock include, among other things, the foregoing factors: (i) Holdings and Anvil have substantial leverage and debt service obligations; (ii) the Senior Preferred Stock is subordinated to current and future obligations of Holdings and Anvil;
(iii) there are risks associated with the Company's current holding company structure; (iv) the Company and the holders of Securities are restricted by the terms of the Company's indebtedness including change of control provisions and provisions relating to limitations on rights of repayment; (v) the executive officers, directors and existing stockholders of the Company realized substantial benefits pursuant to the Recapitalization; (vi) the Company is subject to both domestic and international competition; (vii) a significant disruption in the Company's supply and price of yarn could have a material adverse effect on the Company's results of operations; (viii) the Company is dependent upon the efforts, relationships and abilities of its senior management; (ix) the Company is subject to increasingly stringent environmental standards; (x) the Company is controlled by two principal stockholders; (xi) the absence of a public market could adversely affect the value of the Senior Preferred Stock; (xii) the failure to follow the Preferred Exchange Offer procedures could adversely affect the holders of the Senior Preferred Stock;
(xiii) the Company is subject to fraudulent transfer laws in relation to the incurrence of its indebtedness; and (xiv) there may be tax consequences to the holders of the Senior Preferred Stock and Exchange Debentures upon distribution and a potential for unplanned deemed dividend income to such holders.

                            ------------------------

    Anvil and Holdings were incorporated under the laws of the State of Delaware on November 23, 1994 and December 16, 1994, respectively. Anvil and Holdings were formed to acquire substantially all of the assets of the Anvil Knitwear division of McGregor, which was completed as of January 28, 1995. The aggregate acquisition price was approximately $105 million, plus acquisition costs. The Acquisition was a leveraged buyout transaction led by Vestar Equity Partners Inc., L.P. was funded with the proceeds of $20 million of preferred stock, $6.4 million of common stock, $52.5 million of long-term bank debt, $7.5 million in subordinated notes and $25.5 million with a revolving line of credit. The principal executive offices of Anvil and Holdings are located at 228 East 45th Street, New York, New York 10017, and their telephone number is (212) 476-0300.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                        (DOLLARS AND UNITS IN THOUSANDS)

    The following summary historical financial data were derived from the historical financial statements of the Predecessor and the Company and the unaudited pro forma financial data were derived from the "Pro Forma Financial Statements" of the Company. The historical combined financial statements of the Predecessor for fiscal years 1992 and 1994 and the five and seven month periods ended June 30, 1993 and January 29, 1994, respectively, were audited by KPMG Peat Marwick LLP. The historical consolidated financial statements of the Company for fiscal years 1995 and 1996 were audited by Deloitte & Touche LLP. The financial data as of May 3, 1997 and for the three months ended May 3, 1997 and April 27, 1996 have been derived from the Company's unaudited consolidated financial statements which, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the financial condition and results of operations for each period. The results of operations for the three months ended May 3, 1997 are not necessarily indicative of the operating results that may be expected for the full year. The financial statements presented herein reflect the consolidated financial statements of the Company or the combined financial statements of the Predecessor. Holdings has no independent operations apart from its wholly owned subsidiary, Anvil, and its sole asset is the capital stock of Anvil. The Old Senior Notes surrendered in exchange for the New Senior Notes will be retired and canceled and cannot be reissued. Likewise, the Old Senior Preferred Stock surrendered in exchange for the New Senior Preferred Stock will be returned and canceled and cannot be reissued. Accordingly, neither the issuance of the New Senior Notes nor the New Senior Preferred Stock will result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offers in the pro forma financial data included herein. The information contained in this table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Statements" and the combined and consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                               PREDECESSOR(1)                             THE COMPANY(1)
                                              ------------------------------------------------  -----------------------------------
                                              FISCAL YEAR     FIVE         SEVEN                                           THREE
                                                 ENDED       MONTHS       MONTHS             FISCAL YEAR ENDED            MONTHS
                                              -----------     ENDED        ENDED     ---------------------------------     ENDED
                                               JAN. 31,     JUNE 30,     JAN. 29,    JAN. 28,   JAN. 27,     FEB. 1,    -----------
                                                 1993         1993        1994(2)     1995(2)     1996        1997
                                              -----------  -----------  -----------  ---------  ---------  -----------   APRIL 27,
                                                                                                                           1996
                                                                                                                        -----------
                                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................   $ 140,839    $  75,743    $  74,691   $ 169,923  $ 193,389   $ 204,154    $  58,552
  Gross profit..............................      24,112       14,546       12,283      38,017     43,666      47,341       11,716
  Selling, general and administrative
    expenses................................      11,103        5,788        6,632      14,704     17,778      21,678        5,276
  Operating income (loss)...................      13,009        8,703       (1,066)      9,878     25,152      24,705        6,237
  Net income (loss).........................       8,073        4,972       (3,338)      1,057     10,154      10,325        2,448
OTHER DATA:
  EBITDA(3).................................   $  16,329    $  10,617       $7,830   $  28,639  $  31,615  $   33,550   $    8,017
  Cash provided by (used in):
    Operating activities....................      (4,186 )     21,919         (996 )    13,654      7,163      23,811        1,967
    Investing activities....................      (9,242 )     (3,003 )     (4,764 )    (7,888)    (7,703)     (6,519 )       (564)
    Financing activities....................      13,376      (18,813 )      4,125      (5,313)       775     (16,997 )       (227)
  Depreciation and amortization.............       3,320        1,914        8,896      18,761      6,463       7,287        1,962
  Capital expenditures......................       9,372        3,003        4,764       7,888      7,703       4,815          564
  Ratio of earnings to fixed charges(6).....      --           --           --          --           2.9x        3.1x         3.3x
  Ratio of earnings to fixed charges and
    preferred stock dividends(6)............      --           --           --          --           2.4x        2.6x         2.6x
SELECTED OPERATING DATA:
  Dozens of units sold......................       4,187        2,198        2,224       4,711      4,973       5,319
  Unit growth...............................       11.1%       *            *             6.5%       5.6%        7.0%
  Net sales growth..........................       13.0%       *            *            13.0%      13.8%        5.6%

                                              MAY 3, 1997
                                              -----------
                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................   $  60,288
  Gross profit..............................      14,429
  Selling, general and administrative
    expenses................................       6,128
  Operating income (loss)...................      (2,864)
  Net income (loss).........................      (6,467)
OTHER DATA:
  EBITDA(3).................................  $    9,979
  Cash provided by (used in):
    Operating activities....................       1,732
    Investing activities....................      (1,231 )
    Financing activities....................        (959 )
  Depreciation and amortization.............       2,139
  Capital expenditures......................       1,231
  Ratio of earnings to fixed charges(6).....      --
  Ratio of earnings to fixed charges and
    preferred stock dividends(6)............      --
SELECTED OPERATING DATA:
  Dozens of units sold......................
  Unit growth...............................
  Net sales growth..........................

*SEE FOOTNOTE 2.                                 (FOOTNOTES APPEAR ON NEXT PAGE)

                                                         PREDECESSOR(1)                             THE COMPANY(1)
                                        ------------------------------------------------  -----------------------------------
                                        FISCAL YEAR     FIVE         SEVEN                                           THREE
                                           ENDED       MONTHS       MONTHS             FISCAL YEAR ENDED            MONTHS
                                        -----------     ENDED        ENDED     ---------------------------------     ENDED
                                         JAN. 31,     JUNE 30,     JAN. 29,    JAN. 28,   JAN. 27,     FEB. 1,    -----------
                                           1993         1993        1994(2)     1995(2)     1996        1997
                                        -----------  -----------  -----------  ---------  ---------  -----------   APRIL 27,
                                                                                                                     1996
                                                                                                                  -----------
                                                                                                                  (UNAUDITED)
PRO FORMA DATA:
  Cash interest expense(4).........................................................................   $  16,752
  Ratio of EBITDA to cash interest expense(4)......................................................        2.0x
  Ratio of net debt to EBITDA(5)...................................................................        4.8x
  Ratio of earnings to fixed charges(6)............................................................        1.4x
  Ratio of earnings to fixed charges and preferred stock dividends(6)..............................        1.3x
  PRO FORMA INCOME (LOSS) PER COMMON SHARE (7):
  Class A Common Stock:
    Income before extraordinary item...............................................................   $   13.72
    Extraordinary item.............................................................................      --
                                                                                                     -----------
    Net income.....................................................................................   $   13.72
                                                                                                     -----------
                                                                                                     -----------
  Class B Common Stock:
    Income (loss) before extraordinary item........................................................   $     .63
    Extraordinary loss.............................................................................      --
                                                                                                     -----------
    Net loss.......................................................................................   $     .63
                                                                                                     -----------
                                                                                                     -----------
  Weighted average shares used in computation of pro forma income (loss) per share:
    Class A Common.................................................................................         290
    Class B Common.................................................................................       3,590
                                                                                                     -----------
                                                                                                     -----------


                                        MAY 3, 1997
                                        -----------

                                        (UNAUDITED)

PRO FORMA DATA:
  Cash interest expense(4)............   $   4,071
  Ratio of EBITDA to cash interest exp        2.5x
  Ratio of net debt to EBITDA(5)......
  Ratio of earnings to fixed charges(6        1.8x
  Ratio of earnings to fixed charges a        1.5x
  PRO FORMA INCOME (LOSS) PER COMMON S
  Class A Common Stock:
    Income before extraordinary item..   $    2.03
    Extraordinary item................        (.71)
                                        -----------
    Net income........................   $    1.32
                                        -----------
                                        -----------
  Class B Common Stock:
    Income (loss) before extraordinary   $   (1.51)
    Extraordinary loss................        (.71)
                                        -----------
    Net loss..........................       (2.22)
                                        -----------
                                        -----------
  Weighted average shares used in comp
    Class A Common....................         290
    Class B Common....................       3,590
                                        -----------
                                        -----------

                                                                                                    AS OF FEBRUARY    AS OF MAY
                                                                                                        1, 1997        3, 1997
                                                                                                    ---------------  -----------
                                                                                                                       ACTUAL
                                                                                                        ACTUAL       -----------
                                                                                                    ---------------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.......................................................................     $   1,863      $   1,405
  Total assets....................................................................................       136,832        142,588
  Total debt (including the discount on the Senior Notes).........................................        68,594        156,500
  Preferred stock (liquidation value).............................................................        25,582         30,488
  Total stockholders' equity (deficiency).........................................................        43,386        (64,613)

------------------------

(FOOTNOTES FROM PRIOR PAGE)

(1) The periods prior to and including January 28, 1995 reflect the combined financial data of the Predecessor, which was acquired by the Company as of January 28, 1995 from McGregor, a wholly owned subsidiary of Astrum International Corp. ("Astrum"). The periods beginning January 29, 1995 reflect the consolidated financial data of the Company after the Acquisition. Because of the revaluation of the assets and liabilities acquired and the related impact to the consolidated statements of operations, the financial statements of the Predecessor for the periods prior to January 29, 1995 are not comparable to those of the Company subsequent to that date although the information regarding net sales is comparable with net sales reported for other periods.

(2) In connection with Astrum's emergence from its Chapter 11 bankruptcy proceeding, the Predecessor adopted "fresh-start" accounting (the Predecessor was not a party to Astrum's Chapter 11 bankrupty proceeding). Accordingly, effective June 30, 1993, the assets of the Predecessor were recorded at their fair market values with the excess of the reorganization value over the fair value of the assets recorded as an intangible asset. As a result of these adjustments, the financial statements for the seven months ended January 29, 1994 and for the year ended January 28, 1995 are not comparable to the prior periods. The Company has omitted unit growth and net sales growth for the five and seven month periods ended June 30, 1993 and January 29, 1994, respectively, because such periods may not be comparable to the other periods presented.

(3) EBITDA is defined as operating income plus depreciation and amortization. The fiscal 1996 EBITDA excludes a non-cash charge of $0.6 million for the estimated loss on disposal of certain fixed assets and in the three month period ended May 3, 1997 excludes non-recurring items of $10.9 million of charges for special compensation. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP"). EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Management believes, however, that EBITDA represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects earnings trends of the Company without the impact of purchase accounting applied in connection with the Acquisition. In addition, management believes EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness and is used by the Company's creditors in assessing debt covenant compliance. EBITDA should not be construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. The EBITDA measure presented in this Prospectus may not be comparable to other similarly titled measures of other companies.

(4) Cash interest expense was calculated assuming an interest rate of 10.875% on the Senior Notes and 8.0% on borrowings under the New Credit Agreement. See "Unaudited Pro Forma Financial Statements." Management believes that the ratio of EBITDA to cash interest expense is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.

(5) Net debt represents total debt less cash and cash equivalents and was calculated based on pro forma debt balances as of February 1, 1997. Management believes that the ratio of net debt to EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. The calculation of the ratio of net debt to EBITDA is not meaningful on a quarterly basis.

(6) Earnings used in computing the historical and pro forma ratio of earnings to fixed charges consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of operating lease rental expense that is representative of the interest factor (approximately 1/3). The calculation of these ratios is not meaningful for the Predecessor as its interest expense and rental expense were DE MINIMUS. Preferred stock dividends consist of dividends paid and dividends accumulated in arrears on preferred stock and Class A common. Earnings were insufficent to cover fixed charges and fixed charges and preferred stock dividends by $2,938 and $4,298, respectively, for the three months ended May 3, 1997.

(7) Pro forma net income (loss) per share is computed by dividing net income
    (loss) applicable to each class of Common Stock by the average number of shares of such stock outstanding, as follows (in thousands):

                                                                                                     THREE MONTHS
                                                                                     YEAR ENDED          ENDED
                                                                                  FEBRUARY 1, 1997    MAY 3, 1997
                                                                                  -----------------  -------------
Net income (loss)...............................................................      $  10,325        $  (6,467)
Less: preferred dividends.......................................................         (4,094)          (1,108)
  Class A common preference.....................................................         (3,798)          (1,025)
                                                                                        -------      -------------
Net income (loss) applicable to common stockholders.............................      $   2,433        $  (8,600)
                                                                                        -------      -------------
                                                                                        -------      -------------
Preference per Class A common share.............................................      $   13.10        $    3.53
Net income (loss) per common share..............................................            .63            (2.22)
                                                                                        -------      -------------
Net income per Class A common share.............................................      $   13.72        $    1.32
                                                                                        -------      -------------
                                                                                        -------      -------------
Net income (loss) per Class B common share......................................      $     .63        $   (2.22)
                                                                                        -------      -------------
                                                                                        -------      -------------

                                  RISK FACTORS

    PROSPECTIVE INVESTORS OF THE SECURITIES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE TENDERING THE OLD SENIOR PREFERRED STOCK IN EXCHANGE FOR THE NEW SENIOR PREFERRED STOCK.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS; CONSEQUENCES TO HOLDERS

    Anvil and Holdings incurred substantial indebtedness and debt service obligations in connection with the Recapitalization. As of May 3, 1997, Holdings had total consolidated indebtedness of approximately $156.5 million (including the discount on the Senior Notes), Senior Preferred Stock with an aggregate liquidation preference of $30.5 million and a stockholders' deficiency of approximately $64.6 million. As of May 3, 1997, Anvil had total consolidated indebtedness of approximately $156.5 million (including the discount on the Senior Notes) and a stockholder's deficiency of approximately $64.6 million. The Company's earnings were insufficient to cover fixed charges by $2.9 million for the quarter ended May 3, 1997 and its earnings were insufficient to cover fixed charges and preferred stock dividends by $4.3 million for the same period. In addition, Anvil had approximately $28.5 million, subject to an asset based formula, available under the New Credit Agreement, and all borrowings under such facility are guaranteed by Holdings and secured by substantially all of Anvil's assets and a pledge by Holdings of all of the capital stock of Anvil. Subject to certain restrictions under the New Credit Agreement, the Senior Indenture and, if the Exchange Debentures are issued, the Exchange Debenture Indenture, Anvil and its subsidiaries may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time. The New Credit Agreement and the Senior Indenture do not contain limitations on the ability of Holdings to incur additional indebtedness and, if the Exchange Debentures are issued, the Exchange Debenture Indenture will permit Holdings and its subsidiaries to incur additional indebtedness, subject to certain restrictions. Holdings has outstanding Senior Preferred Stock with an aggregate liquidation preference of $30.5 million at May 3, 1997 which, subject to certain conditions, may be exchanged for Exchange Debentures. On or before March 15, 2002, Holdings may pay dividends on the Senior Preferred Stock in cash or in additional shares of Senior Preferred Stock; thereafter, all dividends must be paid in cash. Similarly, if the Exchange Debentures are issued, Holdings will be able to pay interest thereon in cash or in additional Exchange Debentures on or before March 15, 2002; thereafter, all interest must be paid in cash. See "Use of Proceeds," "Capitalization," "Description of Securities--Senior Notes," "--Senior Preferred Stock" and "--Exchange Debentures."

    The level of indebtedness and dividend obligations could have important consequences to holders of the Securities, including, but not limited to, the following: (i) a substantial portion of cash flow from operations must be dedicated to debt service and dividend obligations and will not be available for other purposes; (ii) additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) the level of indebtedness could limit flexibility in reacting to changes in the operating environment and economic conditions generally; and (iv) the level of indebtedness and debt service obligations could have a material adverse impact on the ability of Anvil and Holdings to pay the holders of Securities.

    The ability of Anvil and Holdings (as the case may be) to pay principal and interest on the Senior Notes and, if issued, the Exchange Debentures, to satisfy their other debt obligations, and to pay cash dividends on the Senior Preferred Stock will depend upon future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond their control, as well as the availability of revolving credit borrowings under the New Credit Agreement. If operating cash flow of Anvil and Holdings is insufficient to meet their operating expenses, to service their debt requirements as they become due and to pay cash dividends on, and the mandatory redemption price for, the Senior Preferred Stock to the extent required by the Certificate of Designation related thereto, Anvil and Holdings may be required to refinance a portion of the principal of the Senior Notes and, if issued, the Exchange Debentures prior to their maturity. If Anvil and Holdings are unable to service their indebtedness, and, in the case of Holdings, to pay dividends on the Senior Preferred Stock or the mandatory redemption price therefor, they will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing their indebtedness or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Description of Securities--Senior Notes," "--Senior Preferred Stock" and "--Exchange Debentures."

SUBORDINATION OF SECURITIES TO CURRENT AND FUTURE OBLIGATIONS

    The New Senior Notes will be, as the Old Senior Notes (which they replace) are, senior unsecured obligations of Anvil and will, as the Old Senior Notes (which they replace), rank PARI PASSU in right of payment with all senior Indebtedness of Anvil. The New Senior Notes will, as the Old Senior Notes (which they replace), effectively rank junior to any secured Indebtedness of Anvil, including Indebtedness incurred under the New Credit Agreement, to the extent of the value of the assets securing such indebtedness and will be, as the Old Senior Notes (which they replace) are, structurally subordinated to any Indebtedness of Anvil's subsidiaries. The New Senior Notes will be, as the Old Senior Notes (which they replace) are, fully and unconditionally guaranteed on a senior unsecured basis by Holdings. The Guarantee effectively ranks junior to any secured Indebtedness of Holdings, including Indebtedness incurred under the New Credit Agreement, to the extent of the value of the assets securing such indebtedness and is structurally subordinated to any Indebtedness of Holdings' subsidiaries. The New Senior Preferred Stock will rank senior in right of payment with respect to all Junior Securities and PARI PASSU in right of payment with respect to all Parity Securities. The New Senior Preferred Stock will, as the Old Senior Preferred Stock (which they replace), rank junior to all Indebtedness and other obligations of Holdings and its subsidiaries, including Anvil (the issuer of the Senior Notes). The Exchange Debentures, if issued, will be unsecured obligations of Holdings and will be subordinated in right of payment to all existing and future Senior Indebtedness of Holdings and to any Indebtedness of Holdings' subsidiaries. As of May 3, 1997, the aggregate principal amount of outstanding Indebtedness of Anvil and its subsidiaries to which the Senior Notes were effectively junior was approximately $26.5 million, the aggregate principal amount of outstanding Indebtedness of Holdings and its subsidiaries to which the Senior Preferred Stock or the Exchange Debentures, if issued, would have been junior would have been approximately $156.5 million (including the discount on the Senior Notes). In addition, Anvil would have had approximately $28.5 million available, subject to an asset based formula, under the New Credit Agreement and all borrowings under such facility are guaranteed by Holdings and secured by substantially all of Anvil's assets and a pledge by Holdings of all the capital stock of Anvil. Subject to certain restrictions under the New Credit Agreement and the Senior Indenture, Anvil and its subsidiaries may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time. The New Credit Agreement and the Senior Indenture do not contain limitations on the ability of Holdings to incur additional indebtedness and, if the Exchange Debentures are issued, the Exchange Debenture Indenture will permit Holdings and its subsidiaries to incur additional indebtedness, subject to certain restrictions. See "Description of Securities--Senior Notes," "--Senior Preferred Stock," "--Exchange Debentures" and "Description of Certain Indebtedness."

    Upon any dividend, liquidation or any other distribution by Holdings, holders of Class A Common will be entitled to be paid out of the assets of Holdings then available for distribution, a preference equal to $100 per share (the "Class A Preference") before any distribution is paid on any other class of Common Stock, including the Class B Common offered in the Initial Units Offering. The Class A Preference accretes at a rate of 12.5% per annum. Only after satisfaction of all liabilities, the payment of the liquidation preference of any outstanding shares of preferred stock and the payment of the Class A Preference, will the holders of shares of Class B Common be entitled to share ratably with all other classes of Common Stock in the distribution of all of Holdings' assets remaining available for distribution. See "Description of Capital Stock--Common Stock."

RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE

    Holdings is a holding company that conducts substantially all of its business through its direct and indirect subsidiaries, including Anvil. As a holding company, Holdings is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations, including its obligations under the Guarantee, the Senior Preferred Stock and, if issued, the Exchange Debentures. The New Credit Agreement and the Senior Indenture contain certain restrictions on the ability of Anvil and its subsidiaries to make dividends and other distributions to Holdings. In addition, under the terms of the Senior Indenture and the Exchange Debenture Indenture (collectively, the "Indentures"), Anvil and its subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability to make such dividends or other intercompany transfers necessary to service Holdings' debt and/or dividend obligations. Any failure by Holdings to satisfy its obligations with respect to the Exchange Debentures, if issued, at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Exchange Debenture Indenture and the New Credit Agreement and could cause a default under agreements governing other indebtedness of Holdings and its subsidiaries, including the Senior Indenture. Any failure by Holdings to satisfy its obligations under the Senior Preferred Stock would permit the holders thereof only to elect certain Directors to Holdings' Board of Directors. The Exchange Debentures, if issued, will be obligations exclusively of Holdings and will not be guaranteed by any of Holdings' subsidiaries. In addition, because Holdings conducts its business through its subsidiaries, all existing and future indebtedness and other obligations of Holdings and its subsidiaries (including the Senior Notes and borrowings under the New Credit Agreement) will be effectively senior to the Senior Preferred Stock and, if issued, the Exchange Debentures. Consequently, Holdings' cash flow and ability to service its debt, including the Exchange Debentures and the Guarantee, and to pay cash dividends on the Senior Preferred Stock are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans, advances or other payments made by its subsidiaries to Holdings. See "Description of Securities-- Senior Notes," "--Senior Preferred Stock" and "--Exchange Debentures."

RESTRICTIONS IMPOSED BY CERTAIN COVENANTS

    The Senior Indenture restricts, among other things, Anvil's and its Restricted Subsidiaries' (as defined in the Senior Indenture) ability to pay dividends or make certain other restricted payments, including the payment of cash dividends on or the redemption of its capital stock, to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make restricted investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. The Exchange Debenture Indenture contains similar restrictions applicable to Holdings and its Restricted Subsidiaries (as defined in the Exchange Debenture Indenture) and the Certificate of Designation contains certain restrictions on Holdings' ability, directly or indirectly, to make certain junior payments and Restricted Investments (as defined in the Certificate of Designation), to enter into transactions with affiliates or to merge or consolidate with any other entity or to transfer or lease all or substantially all of its assets. In addition, the New Credit Agreement contains certain other and more restrictive covenants and prohibits Anvil and its subsidiaries from prepaying other indebtedness, including the Senior Notes and the Exchange Debentures, and from redeeming the Senior Preferred Stock. The New Credit Agreement also requires Anvil to maintain specified financial ratios and satisfy certain financial condition tests, including (i) an average funded debt to consolidated EBITDA ratio test, (ii) a consolidated fixed charge coverage ratio test and (iii) a consolidated interest coverage ratio test. Anvil's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that Anvil will meet those tests. See "Description of Securities--Senior Notes," "--Senior Preferred Stock," "--Exchange Debentures" and "Description of Certain Indebtedness--New Credit Agreement."

    The ability of Anvil and Holdings to comply with the covenants contained in the New Credit Agreement, the Indentures and the Certificate of Designation (as the case may be) may be affected by events beyond their control, including prevailing economic, financial and industry conditions. The breach of any covenant or restriction could result in a default which would permit the secured lenders or the holders of the Senior Notes (as the case may be) to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the secured lenders to make further extensions of credit under the New Credit Agreement could be terminated. If Anvil or Holdings was unable to repay their indebtedness to their secured lenders, the secured lenders could proceed against any or all of the collateral securing such indebtedness, which collateral consists of the capital stock and substantially all of the assets of Anvil. The inability of Anvil and Holdings (as the case may be) to pay principal and interest on the Senior Notes, and if issued, the Exchange Debentures, to satisfy their other debt obligations, or to pay cash dividends on the Senior Preferred Stock could have a material adverse effect on the Company's financial condition and results of operations.

CHANGE OF CONTROL PROVISIONS; LIMITATIONS ON RIGHTS OF REPAYMENT

    Upon the occurrence of a Change of Control, each holder of Senior Notes, Senior Preferred Stock and, if issued, Exchange Debentures, will have the right to require Anvil or Holdings (as the case may be) to repurchase all or part of such holder's Senior Notes, Senior Preferred Stock or Exchange Debentures (as the case may be) at a repurchase price equal to 101% of the aggregate principal amount or the liquidation preference (as the case may be) plus accrued and unpaid interest or dividends (as the case may be). The repurchase of the Senior Notes, Senior Preferred Stock or, if issued, the Exchange Debentures, in relation to a Change of Control constitute a default under the New Credit Agreement. In addition, the Change of Control purchase feature of the Senior Notes, the Senior Preferred Stock and, if issued, the Exchange Debentures may in certain circumstances discourage or make more difficult a sale or takeover of Anvil or Holdings and, thus, the removal of incumbent management. See "Description of Securities-- Senior Notes," "--Senior Preferred Stock," "--Exchange Debentures" and "Description of Certain Indebtedness."

    The holders of the Senior Notes, the Senior Preferred Stock and, if issued, the Exchange Debentures have limited rights to require the repurchase or redemption of the Senior Notes, the Senior Preferred Stock and the Exchange Debentures in the event of a takeover, recapitalization or similar restructuring, including a recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by Anvil or Holdings, management of Anvil or Holdings or an affiliate of Anvil or Holdings, if such transaction does not result in a Change of Control. In addition, the New Credit Agreement provides that certain change of control events with respect to Holdings and/or Anvil constitutes a default thereunder permitting the lending parties thereto to accelerate the Indebtedness thereunder. In addition, certain events that may obligate Anvil or Holdings to offer to repay all outstanding obligations under the New Credit Agreement may not constitute a Change of Control under the Senior Indenture, the Certificate of Designation or the Exchange Debenture Indenture. Furthermore, neither Anvil nor Holdings may have sufficient resources to repay Indebtedness under the New Credit Agreement and may have insufficient resources to repurchase tendered Securities. Furthermore, any future credit agreements or other agreements relating to senior Indebtedness to which Anvil or Holdings become a party may contain similar restrictions and provisions.

    In the event a Change of Control occurs at a time when Anvil and/or Holdings is directly or indirectly prohibited from repurchasing Securities, Anvil and/or Holdings could seek the consent of its creditors to the purchase of Securities or could attempt to refinance the indebtedness that contains such prohibition. If Anvil and/or Holdings do not obtain such a consent or refinance such indebtedness, the repurchase of Securities would remain prohibited. The failure by Anvil or Holdings (as the case may be) to purchase tendered Securities would constitute a breach of the Senior Indenture, the Certificate of Designation and/ or the Exchange Debenture Indenture which would, in turn, constitute a default under the New Credit Agreement and could lead to the acceleration of the indebtedness thereunder. In any such event, the security granted in respect of the New Credit Agreement, the legal and structural subordination of the Senior Preferred Stock and the structural and contractual subordination of the Exchange Debentures would likely result in the holders of the Securities receiving less ratably than other creditors.

    In addition, the terms of the Senior Notes include provisions similar to those contained in the Exchange Debentures enabling holders thereof to require Anvil to repurchase all or any part of such securities under circumstances constituting a Change of Control. However, Anvil and Holdings may not have sufficient resources to repurchase tendered Exchange Debentures and/or Senior Notes and any such failure may constitute a default under the terms of the New Credit Agreement, the Senior Notes, the Senior Indenture, the Exchange Debentures and the Exchange Debenture Indenture. Again, in any such event, the structural and contractual subordination of the Exchange Debentures and the security granted in respect of the New Credit Agreement would likely result in the holders of the Exchange Debentures receiving less ratably than other creditors of Holdings. See "Description of Securities--Senior Notes-- Mandatory Offers to Purchase Senior Notes--Change of Control," and "--Exchange Debentures-- Mandatory Offers to Purchase Exchange Debentures--Change of Control."

SUBSTANTIAL BENEFITS OF RECAPITALIZATION TO EXECUTIVE OFFICERS, DIRECTORS AND
  EXISTING STOCKHOLDERS

    In connection with the Recapitalization, Holdings redeemed and repurchased substantially all of its outstanding shares of capital stock. Vestar, Culligan International Company ("Culligan") and 399 Venture, the principal stockholders of Holdings immediately prior to the Recapitalization, received proceeds in aggregate amounts of approximately $47.9 million, $41.1 million and $7.2 million, respectively, in connection with such repurchases. Members of management (including certain then-existing Directors) who held shares of capital stock of Holdings received proceeds in an aggregate amount of approximately $17.7 million in connection with such repurchases. Furthermore, the Company's four senior executives received an aggregate of approximately $5.3 million pursuant to the terms of the Company's Phantom Equity Plan, an aggregate of approximately $470,000 representing transaction fees in connection with the Recapitalization and an aggregate of $500,000 representing a transaction bonus awarded in connection with the Recapitalization (the "Management Bonus"). See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

DOMESTIC AND INTERNATIONAL COMPETITION

    The domestic activewear industry is highly competitive. The Company faces competition principally from large vertically integrated U.S.-based manufacturers of activewear, which are generally larger than the Company and have greater financial and other resources. There can be no assurances that the Company can continue to compete successfully with such competitors. In addition, certain competitors have greater vertical integration than the Company insofar as certain of such competitors spin their own yarn, which under certain market conditions may give them a competitive advantage. Prices for the Company's products are typically determined by market conditions. To remain competitive, the Company reviews and adjusts its pricing structure from time to time in response to industry-wide price changes. To the extent that the Company may be obligated to adjust its pricing policies to meet competition, the Company's financial performance may be adversely affected by price reductions implemented by significant competitors or by the failure of such competitors to increase prices in line with increases in the Company's costs and expenses.

    The Company also faces competition from foreign manufacturers of activewear who generally have substantially lower labor costs than domestic manufacturers. Historically, the Company has benefited from quotas and tariffs imposed by the United States on the importation of apparel. The General Agreement on Tariffs and Trade ("GATT"), which became effective on January 1, 1995, requires a complete phase-out of all existing quotas over a ten-year period. The phase-out of such quotas is scheduled to take place in four stages as follows (expressed in a percentage of total imports): 16% in 1995; 17% in 1999; 18% in 2003; and 49% in 2005. To date, no products manufactured by the Company have been subject to quota reductions under GATT. The products that will be subject to quota eliminations in 1999 and 2003 have not yet been selected. In addition to the phasing-out of the use of quotas, GATT also requires that the United States reduce tariffs on textile and apparel imports over the same ten-year period. To date, the United States has not lowered such tariffs. Although the Company believes that it is less susceptible to import competition than many other textile and apparel manufacturers due to the capital intensive nature of its vertically integrated business, its focus on high-quality, relatively low labor content of its products and its rapid delivery capabilities, no assurance can be given that the elimination or substantial reduction of quotas and tariffs as contemplated by GATT will not have a material adverse effect on the Company's results of operations or that the Company can continue to compete successfully with such competitors. See "Business--Competition."

SUPPLY AND PRICE OF YARN

    The principal raw material used by the Company in the production of its products is cotton yarn. Unlike certain of its competitors, the Company does not spin its own yarn. Instead, the Company obtains substantially all of its yarn from five domestic yarn suppliers pursuant to purchase orders for quantities ranging from 30 days' to one year's supply, based upon the Company's expectations as to yarn prices and levels of supply. The Company does not have and does not typically enter into long-term supply contracts (more than one year) relating to cotton yarn. In fiscal 1996, one yarn supplier accounted for approximately 35% of the Company's total yarn purchases. Although to date the Company has always been able to obtain sufficient quantities of yarn for its manufacturing processes, a significant disruption in the ability or willingness of the Company's yarn suppliers to deliver a sufficient quantity of quality yarn or any other interruption in the Company's ability to obtain yarn could have a material adverse effect on the Company's results of operations. See "Business--Raw Materials."

    The price of cotton yarn used by the Company in its manufacturing operations is subject to volatility. The Company is sensitive to fluctuations in cotton yarn prices as cotton yarn is the largest component of the manufacturing cost of its products. Although the Company generally attempts to pass on any increase in raw materials prices to its customers, no assurance can be given that the Company will be successful in passing on such price increases in the future.

DEPENDENCE UPON SENIOR MANAGEMENT

    The Company is dependent on the personal efforts, relationships and abilities of its senior management team, who on average have more than 20 years of experience in the apparel industry. At the time of the Acquisition, the Company entered into four-year employment agreements with Bernard Geller, its Chief Executive Officer and Jacob Hollander, Anthony Corsano and William H. Turner, each an executive officer. The loss of services of any of the members of the Company's senior management team could have a material adverse effect on the future performance of the Company. The Company does not maintain "key man" insurance on any of the members of its senior management team. In addition, the Company believes that its success is dependent on its ability to attract and retain additional qualified employees, and the failure to recruit such other skilled personnel could have a material adverse effect on the Company's financial condition and results of operations. See "Management--Employment Agreements."

ENVIRONMENTAL CONSIDERATIONS

    Apparel manufacturers such as the Company have become subject to increasingly stringent environmental standards imposed by federal, state and local environmental laws and regulations. The Company has made, and will continue to make, expenditures to comply with such environmental standards. The Company regularly reviews its procedures and policies for compliance with environmental laws. Based upon the Company's experience to date, the cost of compliance with environmental laws has not had, and is not expected to have a material adverse effect on the Company's financial condition, liquidity or results of operations. However, future events, such as changes in existing laws and regulations, may give rise to additional compliance costs that could have a material adverse effect on the Company's financial condition or results of operations. See "Business--Environmental Matters."

CONTROL BY PRINCIPAL STOCKHOLDERS

    399 Venture and BRS together own shares of Common Stock that represent approximately 76% of voting power of the outstanding Common Stock. In addition, pursuant to the Stockholders Agreement (as defined), 399 Venture, BRS and the Management Investors have agreed to vote all of their shares of Common Stock for the election of directors designated by certain stockholders, including 399 Venture and BRS. As a result, 399 Venture and BRS together have the effective voting power to elect a majority of the Directors of the Company and generally exercise control over the business, policies and affairs of the Company. Furthermore, the Stockholders Agreement contains certain restrictions on the transfer by the holders of Common Stock (other than holders of Class B Common issued in the Initial Units Offering), including certain participation rights and rights of first refusal for the Company and certain holders to purchase the shares of Common Stock prior to transfer by any other current holder, which could prevent or cause a change of control of the Company. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement."

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF THE SENIOR
  PREFERRED STOCK

    The Old Senior Preferred Stock were issued to, and Holdings believes are currently owned by, a relatively small number of beneficial owners. Prior to the Preferred Exchange Offer, there has not been any public market for the Old Senior Preferred Stock. The Old Senior Preferred Stock have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Senior Preferred Stock by holders who are entitled to participate in this Preferred Exchange offer. The holders of Old Senior Preferred Stock (other than any such holder that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Preferred Exchange Offer are entitled to certain registration rights, and Holdings is required to file a Shelf Registration Statement with respect to such Old Senior Preferred Stock. The New Senior Preferred Stock will constitute a new issue of securities with no established trading market. Holdings does not intend to list the New Senior Preferred Stock on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised Holdings that it currently intends to make a market in the New Senior Preferred Stock, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Preferred Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Senior Preferred Stock or as to the liquidity of the trading makret for the New Senior Preferred Stock. If a trading market does not develop or is not maintained, holders of the New Senior Preferred Stock may experience difficulty in reselling the New Senior Preferred Stock or may be unable to sell them at all. If a market for the New Senior Preferred Stock develops, any such market may be discontinued at any time.

    If a public trading market develops for the New Senior Preferred Stock, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the market for similar securities and other factors, including the financial condition of Holdings, the New Senior Preferred Stock may trade at a discount from their principal amount. If the Senior Preferred Stock trades at a discount, Holdings might experience difficulty in arranging additional financings of this type in the future. The Company's inability to arrange necessary future financings could have a material adverse effect on the Company's financial condition and results of operation.

FAILURE TO FOLLOW PREFERRED EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT
  HOLDERS

    Issuance of the New Senior Preferred Stock in exchange for the Old Senior Preferred Stock pursuant to the Preferred Exchange Offer will be made only after a timely receipt by Holdings of such Old Senior Preferred Stock, a properly completed and duly executed Letter of Transmittal or Agent's Message (as defined) and all other required documents. Therefore, holders of the Old Senior Preferred Stock desiring to tender such Old Senior Preferred Stock in exchange for New Senior Preferred Stock should allow sufficient time to ensure timely delivery. Holdings is under no duty to give notification of defects or irregularities with respect to the tenders of Old Senior Preferred Stock for exchange. Old Senior Preferred Stock that are not tendered or are tendered but not accepted will, following the consummation of the Preferred Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and upon consummation of the Preferred Exchange Offer, certain registration rights under the Preferred Stock Registration Rights Agreement will terminate. In addition, any holder of Old Senior Preferred Stock who tenders in the Preferred Exchange Offer for the purpose of participating in a distribution of the New Senior Preferred Stock may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Preferred Stock for its own account in exchange for Old Senior Preferred Stock, where such Old Senior Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Preferred Stock. See "Plan of Distribution." To the extent that Old Senior Preferred Stock are tendered and accepted in the Preferred Exchange Offer, the trading market for untendered and tendered but unaccepted Old Senior Preferred Stock could be adversely affected. See "The Preferred Exchange Offer."

FRAUDULENT TRANSFER CONSIDERATIONS

    Under fraudulent transfer law, if a court were to find in a lawsuit by an unpaid creditor or representative of creditors of Anvil or Holdings, that Anvil or Holdings received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Senior Notes or the Guarantees and, if issued, the Exchange Debentures, and, at the time of such incurrence, Anvil or Holdings (as the case may be) (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (iii) intended to incur, or believed it would incur, debts beyond it ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of Anvil's obligations to the holders of Senior Notes and the Guarantees and, if issued, Holdings' obligations to the holders of the Exchange Debentures and/or (b) subordinate Anvil's obligations to the holders of the Senior Notes or Holdings' obligations under the Guarantees and, if issued, Holdings' obligations to the holders of the Exchange Debentures to other existing and future indebtedness of Anvil or Holdings (as the case may be) the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes or the Guarantees and, if issued, the Exchange Debentures. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency.

    Management believes the Senior Notes and the Guarantees were issued without the intent to hinder, defraud or delay creditors, for proper purposes and in good faith. Management believes that Anvil and Holdings received equivalent value at the time the indebtedness under the Senior Notes and the Guarantee was incurred. As of May 3, 1997, the Company had a stockholders' deficiency of approximately $64.6 million. See "Capitalization," "Pro Forma Financial Data" and "Management's Discussion and

Analysis of Financial Condition and Results of Operations." Management believes that, for purposes of the Federal Bankruptcy Code and state fraudulent transfer or conveyance laws, Anvil and Holdings are and will be solvent, will have sufficient capital for carrying on their business and will be able to pay their debts as they mature. These beliefs are based upon the Company's operating history, management's analysis of cash flows, the estimated fair value of the Company's assets and the Company's estimated liabilities. In determining the estimated fair value of the Company's assets, the Board of Directors utilized a written report of an expert in appraisals as to the equity value of Holdings and as to certain other valuation and solvency matters. The various factors considered by the Board as enumerated above, supported the Board's conclusions regarding the sufficiency of the Company's capital and no one factor was given more significance than others by the Board in reaching its conclusions. As a result of the uncertainty of the application of fraudulent transfer or conveyance law in transactions similar to the Recapitalization, including the distribution to stockholders, there can be no assurance that a court passing on any of the foregoing issues would agree with management's views.

TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE SENIOR PREFERRED STOCK AND
  EXCHANGE DEBENTURES; POTENTIAL FOR UNPLANNED DEEMED DIVIDEND INCOME

    Holdings believes, based on advice from its tax counsel, that if the redemption price of the Senior Preferred Stock exceeds its issue price by more than a DE MINIMIS amount, such excess may be treated as a constructive distribution with respect to the Senior Preferred Stock of additional stock over the term of the Senior Preferred Stock using a constant interest rate method similar to that used for accruing original issue discount. As a result of the allocation of a portion of the purchase price of the Units to the Class B Common, the Senior Preferred Stock initially purchased by holders may have a redemption price that exceeds its issue price by more than a DE MINIMIS amount, resulting in such constructive distributions. In addition, because the issue price of the Senior Preferred Stock distributed in lieu of payments of cash dividends will be equal to the fair market value of the Senior Preferred Stock at the time of distribution, it is possible, depending on its fair market value at that time, that such Senior Preferred Stock will be issued with a redemption premium large enough to be considered a dividend as described above. In such event holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such Senior Preferred Stock might trade separately, which might adversely affect the liquidity of the Senior Preferred Stock.

    Holdings may, at its option and under certain circumstances, issue Exchange Debentures in exchange for the Senior Preferred Stock. Any such exchange will be a taxable event to holders of the Senior Preferred Stock. Furthermore, the Exchange Debentures may in certain circumstances be treated as having been issued with original issue discount ("OID") for federal income tax purposes. In such event, holders of Exchange Debentures will be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income.

                              THE RECAPITALIZATION

    On February 12, 1997, Holdings, Anvil VT, Inc., Vestar, 399 Venture, the Management Investors, the other Existing Stockholders and BRS entered into the Recapitalization Agreement. Pursuant to the Recapitalization Agreement: (i) Holdings redeemed a substantial portion (i.e., 83.3%) of its outstanding preferred stock (the "Old Preferred Stock") and repurchased a substantial portion (i.e., 82.8%) of its old common stock (the "Old Common Stock"); (ii) 399 Venture and the Management Investors reinvested 1,770,672 shares of Old Common Stock, which converted into 167,516 shares of Class A Common and, 1,848,446 shares of Class B Common; (iii) 399 Venture exchanged 33,330 shares of its Old Preferred Stock for 3,333 Units; and (iv) BRS purchased 117,645 shares of Class A Common and 1,298,152 shares of Class B Common at a price equal to approximately $10.50 per share (with no discounts). As part of the Recapitalization, the Company also: (i) repaid all of Anvil's outstanding borrowings under its existing credit agreement (the "Old Credit Agreement");
(ii) repaid a subordinated promissory note issued to Culligan in connection with Acquisition (the "Subordinated Note"); (iii) made payments to the Management Investors pursuant to the Phantom Equity Plan; (iv) paid the Management Bonus; and (v) paid fees and expenses related to the Recapitalization. The foregoing transactions together with the related financing transactions discussed below are collectively referred to herein as the "Recapitalization." See "Use of Proceeds."

    The Company used approximately $225.5 million to complete the Recapitalization, including the payment of related fees and expenses. In order to finance the Recapitalization: (i) Anvil issued $130.0 million in aggregate principal amount of Old Senior Notes in the Offering; (ii) Holdings issued 30,000 Units, consisting of an aggregate of 1,200,000 shares of Old Senior Preferred Stock and 390,000 shares of Class B Common, in the Initial Units Offering for gross proceeds of $26.7 million; (iii) Anvil borrowed approximately $33.3 million under the New Credit Agreement; and (iv) 399 Venture, BRS and the Management Investors made the Equity Contribution of $35.5 million to Holdings. The Equity Contribution was comprised of: (i) a cash investment of $13.1 million and reinvestment of $0.5 million of equity securities by BRS; (ii) the reinvestment of $16.9 million of equity securities by 399 Venture; and (iii) the reinvestment of $5.0 million of equity securities by the Management Investors. See "Description of Securities--Senior Notes," "--Senior Preferred Stock" and "Description of Certain Indebtedness."

    The capital structure of Holdings as reflected in its historical consolidated financial statements consists of three classes of Old Common Stock (Classes A, B and C) and three classes of Old Preferred Stock (Classes A, B and
C). The various classes of Old Common Stock and Old Preferred Stock were substantially identical except with respect to voting and conversion rights. In connection with the Recapitalization, Holdings filed with the Secretary of State of Delaware a Restated Certificate of Incorporation, which, among other things, sets forth the terms of the Common Stock and the Senior Preferred Stock. Holdings has outstanding 290,000 shares of Class A Common and 3,590,000 shares of Class B Common. The Class A Common is nonvoting and is entitled to the Class A Preference upon any distribution by Holdings to holders of its capital stock (whether by dividend, liquidation distribution or otherwise). The Class B Common entitles the holder thereof to one vote per share. See "Security Ownership of Certain Beneficial Owners and Management," "Description of Securities--Senior Preferred Stock" and "Description of Capital Stock."

    399 Venture, BRS and the Management Investors own (and owned, prior to the completion of the Recapitalization) the following shares of capital stock of
Holdings:

                                                       SHARES BENEFICIALLY OWNED
                          SHARES BENEFICIALLY OWNED     (POST-RECAPITALIZATION)
                           (PRE-RECAPITALIZATION)     ---------------------------            PERCENTAGE OF VOTING POWER
                         ---------------------------     CLASS A       CLASS B     ----------------------------------------------
NAME                      OLD COMMON   OLD PREFERRED     COMMON         COMMON     PRE-RECAPITALIZATION    POST-RECAPITALIZATION
-----------------------  ------------  -------------  -------------  ------------  ---------------------  -----------------------
399 Venture............    1,792,511        41,249         122,484     1,351,553              17.0%                   38.0%
BRS....................       77,489         1,783         122,484     1,351,553               0.7                    38.0
Management Investors...    2,100,000         4,400          45,032       496,894              19.5                    14.0
                         ------------       ------    -------------  ------------              ---                     ---
      Total............     3,970,00        47,432         290,000     3,200,000              37.2%                   90.0%

                                USE OF PROCEEDS
                        (IN MILLIONS, EXCEPT SHARE DATA)

    The Preferred Exchange Offer is intended to satisfy certain of Holdings's obligations under the Preferred Stock Registration Rights Agreement. Holdings will not receive any cash proceeds from the issuance of the New Senior Preferred Stock offered hereby. In consideration for issuing the New Senior Preferred Stock contemplated in this Prospectus, Holdings will receive Old Senior Preferred Stock in like liquidation preference, the form and terms of which are the same as the form and terms of the New Senior Preferred Stock (which replace the Old Senior Preferred Stock), except as described herein.

    The proceeds from the Initial Offerings were approximately $156.7 million before deducting commissions and estimated expenses thereof. The proceeds from the Initial Offerings, together with borrowings of approximately $33.3 million under the New Credit Agreement and proceeds from the Equity Contribution of $35.5 million, were used to: (i) repay all outstanding borrowings under the Old Credit Agreement; (ii) repay the Subordinated Note; (iii) redeem or exchange all of the outstanding shares of the Old Preferred Stock (including all accrued dividends thereon); (iv) repurchase all of Holdings' Old Common Stock (other than the Retained Shares); (v) make payments to the Company's senior management team pursuant to the Company's Phantom Equity Plan; (vi) pay the Management Bonus; and (vii) pay the fees and expenses of the Recapitalization. The New Credit Agreement permits borrowings of up to $55.0 million for working capital and for general corporate purposes, including future acquisitions. Certain former stockholders of Holdings received a significant portion of the net proceeds of the Initial Offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Certain Relationships and Related Transactions."

    The following table sets forth the sources and uses of funds relating to the Recapitalization:

SOURCES OF FUNDS:
  Borrowings under the New Credit Agreement.........................      $33.3
  Old Senior Notes due 2007 (including the original issue
    discount).......................................................      130.0
  Units (1).........................................................       26.7
  Equity Contribution...............................................       35.5
                                                                      ---------
      Total sources.................................................  $   225.5
                                                                      ---------
                                                                      ---------

USES OF FUNDS:
  Repay borrowings under the Old Credit Agreement (2)...............  $    61.3
  Repay the Subordinated Note (3)...................................        9.6
  Redeem or exchange the Old Preferred Stock (4)....................       26.1
  Repurchase shares of Old Common Stock (5).........................       91.6
  Payment under the Phantom Equity Plan (6).........................        5.3
  Payment of Management Bonus (7)...................................        0.5
  Retained Shares (8)...............................................       19.1
  Fees and expenses (9).............................................       12.0
                                                                      ---------
      Total uses....................................................  $   225.5
                                                                      ---------
                                                                      ---------

--------------------------

(1) In connection with the Initial Units Offering, Holdings offered 30,000 Units, each consisting of 40 shares of Old Senior Preferred Stock with a liquidation preference of $25.00 per share and 13 shares of Class B Common. Accordingly, an aggregate of 1,200,000 shares of Old Senior Preferred Stock and 390,000 shares of Class B Common were issued in the Initial Units Offering.

(2) Borrowings under the Old Credit Agreement as of March 14, 1997 consisted of:
    (i) $30.5 million principal amount of a tranche A term loan that matures quarterly in varying amounts from April 29, 1995 through February 3, 2001

    (the "Tranche A Term Loan"), and $15.8 million principal amount of a tranche B term loan that matures quarterly in varying amounts from April 29, 1995 through February 2, 2002 (the "Tranche B Term Loan," together with the Tranche A Term Loan, the "Term Loans"), and (ii) $14.4 million principal amount of revolving credit loans that mature on January 30, 2001, subject to certain required temporary interim reductions and $0.2 million of accrued interest. As of February 1, 1997, the weighted average interest rate with respect to all borrowings under the Old Credit Agreement was approximately 8%.

(3) The Subordinated Note was issued by Holdings to Culligan in the principal amount of $7.5 million in connection with the Acquisition. The Subordinated Note would have matured on January 30, 2005 or earlier upon a change in ownership of Holdings (as defined therein) and bore interest, payable semiannually, at 10% per annum if paid in cash, or at 12% per annum if such interest payments are deferred by Holdings. See "Certain Relationships and Related Transactions."

(4) The Old Preferred Stock was issued by Holdings to finance a portion of the Acquisition. Dividends on the Old Preferred Stock accrued at a rate of 12.5% per annum on the sum of the liquidation value of the Old Preferred Stock ($100 per share) plus all accumulated and unpaid dividends thereon, compounded quarterly. Pursuant to the Recapitalization Agreement, 399 Venture exchanged 33,330 shares of its Old Preferred Stock for 3,333 Units included in the Initial Units Offering.

(5) Pursuant to the Recapitalization Agreement, Holdings agreed to repurchase Old Common Stock at a purchase price equal to approximately $10.50 per share. All Old Common Stock held by the Existing Stockholders was redeemed, except for the Retained Shares. The aggregate repurchase amount for the Old Common Stock was net of the payment of: (i) the price to be paid by the Management Investors in connection with the exercise of the currently outstanding options and (ii) the repayment of certain loans made to certain Management Investors in connection with their original purchase of the Old Common Stock.

(6) In connection with the Acquisition, the Company and the Management Investors entered into a Phantom Equity Plan. The Phantom Equity Plan provided that the Management Investors were entitled to a cash payment upon certain events, including the Recapitalization. See "Management--Phantom Equity Plan."

(7) As part of the Recapitalization, the Company agreed to pay the Company's senior management team a transaction bonus of $500,000 in the aggregate.

(8) Pursuant to the Recapitalization Agreement, 399 Venture, BRS and the Management Investors reinvested a portion of their shares of Old Common Stock, having a value of $13.6 million, $0.5 million and $5.0 million, respectively, which converted into shares of Class A Common, Class B Common and Old Senior Preferred Stock.

(9) Includes discounts, commissions and fees and expenses incurred in connection with the Recapitalization and the New Credit Agreement. A portion of such fees was paid in the form of dividends to holders of Class C Common.

                                 CAPITALIZATION
                                 (IN THOUSANDS)

    The following table sets forth the unaudited consolidated capitalization of the Company as of May 3, 1997 which reflects the Recapitalization which was completed on March 14, 1997. The Old Senior Notes surrendered in exchange for the New Senior Notes will be retired and canceled and cannot be reissued. Likewise, the Old Senior Preferred Stock surrendered in exchange for the New Senior Preferred Stock will be retired and canceled and cannot be reissued. Accordingly, neither the issuance of the New Senior Notes nor the New Senior Preferred Stock will result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offers in this capitalization table. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data" and "Unaudited Pro Forma Financial Statements" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                      AS OF
                                                                                   MAY 3, 1997
                                                                                   -----------
                                                                                     ACTUAL
                                                                                   -----------
Cash and cash equivalents........................................................  $     1,405
                                                                                   -----------
                                                                                   -----------
Total debt:
  Revolving credit facility borrowings under the New Credit Agreement............  $    26,500
  10 7/8% Senior Notes due 2007 (including the original issue discount)..........      130,000
                                                                                   -----------
      Total debt.................................................................      156,500

13% Senior Exchangeable Preferred Stock due 2009 (at liquidation value)..........       30,488

Total stockholders' deficiency...................................................      (64,613)
                                                                                   -----------
      Total capitalization.......................................................  $   122,375
                                                                                   -----------
                                                                                   -----------

                                DIVIDEND POLICY

    Holdings is not required to pay cash dividends on the Senior Preferred Stock until after March 15, 2002. Holdings intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends on the Senior Preferred Stock for any period ending on or prior to March 15, 2002 or on the Common Stock. In addition, the terms of the Senior Indenture and the New Credit Agreement limit the amount of cash dividends Anvil may distribute to Holdings to pay dividends with respect to the Senior Preferred Stock, the Common Stock and other equity securities both before and after that date. Further, holders of Class A Common are entitled to the Class A Preference upon a distribution by Holdings to holders of its capital stock (whether by dividend, liquidation or other distribution). See "Description of Securities--Senior Notes--Certain Covenants," "--Senior Preferred Stock--Dividends" and "Description of Certain Indebtedness."

                       SELECTED HISTORICAL FINANCIAL DATA
                        (DOLLARS AND UNITS IN THOUSANDS)

    Set forth below are the selected historical financial data of the Predecessor and the Company as of the dates and for the periods shown. The selected historical financial data of the Predecessor for fiscal years 1992 and 1994 and the five and seven month periods ended June 30, 1993 and January 29, 1994, respectively, were derived from the combined financial statements of the Predecessor for such periods, which were audited by KPMG Peat Marwick LLP. The selected historical financial data of the Company for fiscal years 1995 and 1996 were derived from the consolidated financial statements for such periods, which were audited by Deloitte & Touche LLP. The financial data as of May 3, 1997 and for the three months ended May 3, 1997 and April 27, 1996 have been derived from the Company's unaudited consolidated financial statements which, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial condition and results of operations for such period. The results of operations for the three months ended May 3, 1997 are not necessarily indicative of the operating results that may be expected for the full year. The financial statements presented herein reflect the consolidated financial statements of the Company or the combined financial statements of the Predecessor. Holdings has no independent operations apart from its wholly owned subsidiary, Anvil, and its sole asset is the capital stock of Anvil. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined and consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                   PREDECESSOR (1)                                   THE COMPANY (1)
                                  --------------------------------------------------  ----------------------------------------------
                                                               SEVEN
                                  FISCAL YEAR  FIVE MONTHS    MONTHS             FISCAL YEAR ENDED
                                     ENDED        ENDED        ENDED     ---------------------------------
                                   JAN. 31,     JUNE 30,     JAN. 29,     JAN. 28,    JAN. 27,    FEB. 1,
                                     1993         1993       1994 (2)     1995 (2)      1996       1997
                                  -----------  -----------  -----------  -----------  ---------  ---------
                                                                                                               THREE MONTHS ENDED
                                                                                                            ------------------------
                                                                                                             APRIL 27,     MAY 3,
                                                                                                               1996         1997
                                                                                                            -----------  -----------
                                                                                                            (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................   $ 140,839    $  75,743    $  74,691    $ 169,923   $ 193,389  $ 204,154   $  58,552    $  60,288
  Cost of goods sold............     116,727       61,197       62,408      131,906     149,723    156,813      46,836       45,859
                                  -----------  -----------  -----------  -----------  ---------  ---------  -----------  -----------
  Gross profit..................      24,112       14,546       12,283       38,017      43,666     47,341      11,716       14,429
  Selling, general and
    administrative expenses.....      11,103        5,788        6,632       14,704      17,778     21,678       5,276        6,128
  Special compensation (3)......      --           --           --           --          --         --          --           10,915
  Amortization of intangible
    assets......................      --               55        6,717       13,435         736        958         203          250
                                  -----------  -----------  -----------  -----------  ---------  ---------  -----------  -----------
  Operating income (loss).......      13,009        8,703       (1,066)       9,878      25,152     24,705       6,237       (2,864)
  Other income (expense):
    Interest income and other--
      net.......................         244            6           88        2,451         616        415        (447)        (178)
    Interest expense............        (188)         (74)        (107)        (227)     (8,844)    (7,912)     (1,710)      (3,142)
                                  -----------  -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Income (loss) before
      provision for income
      taxes, extraordinary item
      and cumulative effect of
      change in accounting
      principle.................      13,065        8,635       (1,085)      12,102      16,924     17,208       4,080       (6,184)
    Provision (benefit) for
      income taxes..............       5,845        3,663        2,253       11,045       6,770      6,883       1,632       (2,474)
                                  -----------  -----------  -----------  -----------  ---------  ---------  -----------  -----------
  Income (loss) before
    extraordinary item and
    cumulative effect of change
    in accounting principle.....       7,220        4,972       (3,338)       1,057      10,154     10,325       2,448       (3,710)
  Extraordinary item--loss on
    extinguishment of debt, net
    of $1,838 tax benefit (4)...      --           --           --           --          --         --          --           (2,757)
  Cumulative effect of change in
    accounting principle (5)....        (853)      --           --           --          --         --          --           --
                                  -----------  -----------  -----------  -----------  ---------  ---------  -----------  -----------
  Net income (loss).............   $   8,073    $   4,972    $  (3,338)   $   1,057   $  10,154  $  10,325   $   2,448    $  (6,467)
                                  -----------  -----------  -----------  -----------  ---------  ---------  -----------  -----------
                                  -----------  -----------  -----------  -----------  ---------  ---------  -----------  -----------

                                                   PREDECESSOR (1)                              THE COMPANY (1)
                                  --------------------------------------------------  -----------------------------------
                                                               SEVEN
                                  FISCAL YEAR  FIVE MONTHS    MONTHS             FISCAL YEAR ENDED
                                     ENDED        ENDED        ENDED     ---------------------------------
                                   JAN. 31,     JUNE 30,     JAN. 29,     JAN. 28,    JAN. 27,    FEB. 1,
                                     1993         1993       1994 (2)     1995 (2)      1996       1997
                                  -----------  -----------  -----------  -----------  ---------  ---------  THREE MONTHS
                                                                                                                ENDED
                                                                                                            -------------
                                                                                                              APRIL 27,
                                                                                                                1996
                                                                                                            -------------
                                                                                                             (UNAUDITED)
OTHER DATA:
  EBITDA (6)....................   $  16,329    $  10,617    $   7,830    $  28,639   $  31,615  $  33,550    $   8,017
  Cash provided by (used in)....
    Operating activities........      (4,186)      21,919         (996)      13,654       7,163     23,811        1,967
    Investing activities........      (9,242)      (3,003)      (4,764)      (7,888)     (7,703)    (6,519)        (564)
    Financing activities........      13,376      (18,813)       4,125       (5,313)        775    (16,997)        (959)
  Depreciation and
    amortization................       3,320        1,914        8,896       18,761       6,463      7,287        1,962
  Capital expenditures..........       9,372        3,003        4,764        7,888       7,703      4,815
  Ratio of earnings to fixed
    charges (7).................      --           --           --           --             2.9x       3.1x         3.3x
  Ratio of earnings to fixed
    charges and preferred stock
    dividends (7)...............      --           --           --           --             2.4x       2.6x         2.6x

SELECTED OPERATING DATA:
  Dozens of units sold..........       4,187        2,198        2,224        4,711       4,973      5,319
  Unit growth...................       11.1%        *            *             6.5%        5.6%       7.0%
  Net sales growth..............       13.0%        *            *            13.0%       13.8%       5.6%
  PRO FORMA INCOME (LOSS) PER COMMON SHARE (9):
  Class A Common Stock:
    Income before extraordinary item...........................................................  $   13.72
    Extraordinary item.........................................................................     --
                                                                                                 ---------
    Net income.................................................................................  $   13.72
                                                                                                 ---------
                                                                                                 ---------
  Class B Common Stock:
    Income (loss) before extraordinary item....................................................  $     .63
    Extraordinary loss.........................................................................     --
                                                                                                 ---------
    Net loss...................................................................................  $     .63
                                                                                                 ---------
                                                                                                 ---------
  Weighted average shares used in computation of pro forma income (loss) per share:
    Class A Common.............................................................................        290
    Class B Common.............................................................................      3,590
                                                                                                 ---------
                                                                                                 ---------


                                     MAY 3,
                                      1997
                                  -------------

                                   (UNAUDITED)

OTHER DATA:
  EBITDA (6)....................    $   9,979
  Cash provided by (used in)....
    Operating activities........        1,732
    Investing activities........       (1,231)
    Financing activities........         (227)
  Depreciation and
    amortization................        2,139
  Capital expenditures..........
  Ratio of earnings to fixed
    charges (7).................
  Ratio of earnings to fixed
    charges and preferred stock
    dividends (7)...............
SELECTED OPERATING DATA:
  Dozens of units sold..........
  Unit growth...................
  Net sales growth..............
  PRO FORMA INCOME (LOSS) PER CO
  Class A Common Stock:
    Income before extraordinary     $    2.03
    Extraordinary item..........         (.71)
                                  -------------
    Net income..................    $    1.32
                                  -------------
                                  -------------
  Class B Common Stock:
    Income (loss) before extraor    $   (1.51)
    Extraordinary loss..........         (.71)
                                  -------------
    Net loss....................        (2.22)
                                  -------------
                                  -------------
  Weighted average shares used i
    Class A Common..............          290
    Class B Common..............        3,590
                                  -------------
                                  -------------

*SEE FOOTNOTE 2.

                                                                     PREDECESSOR (1)                    THE COMPANY (1)
                                                            ---------------------------------  ---------------------------------
                                                             JAN. 31,    JAN. 29,   JAN. 28,    JAN. 27    FEB. 1,
                                                               1993       1994(2)    1995(2)     1996       1997
                                                            -----------  ---------  ---------  ---------  ---------    MAY 3,
                                                                                                                        1997
                                                                                                                     -----------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents...............................   $   2,078   $     546  $     999  $   1,568  $   1,863   $   1,405
  Total assets............................................      82,315     110,956    109,141    136,527    136,832     142,588
  Total debt..............................................      --          --         --         84,457     68,594     156,500
  Preferred stock (liquidation value).....................      --          --         --         22,620     25,582      30,488
  Total stockholders' equity (deficiency) (8).............      67,230      91,759     87,503     33,008     43,386     (64,613)

------------------------------

(1) The periods prior to and including January 28, 1995 reflect the combined financial data of the Predecessor, which was acquired by the Company as of January 28, 1995 from McGregor. The periods beginning January 29, 1995 reflect the consolidated financial data of the Company after the Acquisition. Because of the revaluation of the assets and liabilities acquired and the related impact to the consolidated statements of operations, the financial statements of the Predecessor (other than net sales) for the periods prior to January 29, 1995 are not comparable to those of the Company subsequent to that date.

(2) In connection with Astrum's emergence from Chapter 11 bankruptcy proceedings, the Predecessor adopted "fresh-start" accounting (the Predecessor was not a party to Astrum's Chapter 11 bankruptcy proceeding). Accordingly, effective June 30, 1993, the assets by the Predecessor were recorded at their fair market values with the excess of the reorganization value over the fair value of the assets recorded as an intangible asset. As a result of the adjustments, the financial statements as of and for the year ended January 28, 1995 and the seven months ended January 29, 1994 are not comparable to prior periods. The Company has omitted unit growth and net sales growth for the five and seven month periods ended June 30, 1993 and January 29, 1994, respectively, because such periods may not be comparable to the other periods presented.

(3) In connection with the Recapitalization, the Company recorded a special charge in the three months ended May 3, 1997 for compensation related to the exercise of options by members of management, payment of a special transaction bonus to members of management and payments under a then existing equity buy-out plan to members of management. These charges aggregated $10,915, and are considered by management to be nonrecurring in nature.

(4) In connection with the Recapitalization and refinancing, the Company recorded an extraordinary charge of $2,757, net of an income tax benefit, in the three months ended May 3, 1997, as a result of losses incurred in connection with the early extinguishment of debt.

(5) Cumulative effect of change in accounting principle relates to the Predecessor's adoption of Statement of Financial Accounting Standards No. 109, effective February 2, 1992.

(6) EBITDA is defined as operating income plus depreciation and amortization. The fiscal 1996 EBITDA excludes a non-cash charge of $0.6 million for the estimated loss on disposal of certain fixed assets and in the three month period ended May 3, 1997 excludes non-recurring items of $10.9 million for charges to special compensation. EBITDA is not a measure of performance under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Management believes, however, that EBITDA represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects earnings trends of the Company without the impact of purchase accounting applied in connection with the Acquisition. In addition, management believes EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness and is used by the Company's creditors in assessing debt covenant compliance. EBITDA should not construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. The EBITDA measure presented in this Prospectus may not be comparable to other similarly titled measures of other companies.

(7) Earnings used in computing the historical and pro forma ratio of earnings to fixed charges consist of income before provision for income taxes, net of an income tax benefit, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of operating lease rental expense that is representative of the interest factor (approximately 1/3). The calculation of these ratios is not meaningful for the Predecessor as its interest expense and rental expense were DE MINIMUS. Preferred stock dividends consist of dividends paid and dividends accumulated in arrears on preferred Stock and Class A Common. Earnings were insufficient to cover fixed charges and fixed charges and preferred stock dividends by $2,938 and $4,298, respectively, for the three months ended May 3, 1997.

(8) Stockholder's equity for the Predecessor represents McGregor's investment in the Predecessor.

(9) Pro forma net income (loss) per share is computed by dividing net income
    (loss) applicable to each class of Common Stock by the average number of shares of such stock outstanding, as follows (in thousands):

                                                                                        THREE MONTHS
                                                                        YEAR ENDED          ENDED
                                                                     FEBRUARY 1, 1997    MAY 3, 1997
                                                                     -----------------  -------------
Net income (loss)..................................................      $  10,325        $  (6,467)
Less: preferred dividends..........................................         (4,094)          (1,108)
  Class A common preference........................................         (3,798)          (1,025)
                                                                           -------      -------------
Net income (loss) income applicable to common stockholders.........      $   2,433        $  (8,600)
                                                                           -------      -------------
                                                                           -------      -------------
Preference per Class A common share................................      $   13.10        $    3.53
Net income (loss) per common share.................................            .63            (2.22)
                                                                           -------      -------------
Net income per Class A common share................................      $   13.72        $    1.32
                                                                           -------      -------------
                                                                           -------      -------------
Net income (loss) per Class B common share.........................      $     .63        $   (2.22)
                                                                           -------      -------------
                                                                           -------      -------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The following discussion provides information with respect to the results of operations of the Company for the three months ended May 3, 1997 and April 27, 1996, the fiscal years ended February 1, 1997 and January 27, 1996 and of the Predecessor for the year ended January 28, 1995. As of January 28, 1995, the Company acquired the assets and assumed certain liabilities of the Anvil Knitwear division of McGregor in the Acquisition. Because of the revaluation of the assets and liabilities of the Predecessor and the related impact on cost of sales and expenses, the financial statements of the Predecessor for the periods prior to January 29, 1995 are not comparable to those of the Company for subsequent periods. In addition, as a result of adjustments made when the Predecessor adopted "fresh-start" accounting in connection with Astrum's emergence from its Chapter 11 bankruptcy proceeding, the financial statements of the Predecessor for the years ended January 28, 1995 and January 29, 1994 are not comparable to the Predecessor's financial statements for other years. The following information should be read in conjunction with "Selected Historical Financial Data" and the combined and consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

    The aggregate purchase price of the Acquisition of $105.0 million (plus fees and expenses of $6.9 million) was funded with $6.4 million of common equity, $20.0 million of preferred equity, $52.5 million of long-term bank debt, $7.5 million of a subordinated note and $25.5 million of revolving credit facility borrowings. The Acquisition was led by: (i) Vestar; (ii) an affiliate of 399 Venture; and (iii) the Management Investors. In addition, Culligan retained a 30.6% ownership interest in Holdings. As a result, in allocating the purchase price of the net assets acquired in the Acquisition, the net assets were valued at the sum of (i) their carryover cost basis to the extent of 30.6% plus (ii) their estimated fair market value to the extent of the new ownership interest of 69.4%.

RESULTS OF OPERATIONS

    The Company's results of operations are affected by numerous factors, including competition, general economic conditions, raw material costs, mix of products sold and plant utilization. Certain activewear products of the type manufactured by the Company are generally available from multiple sources and the Company's customers often purchase products from more than one source. To remain competitive, the Company reviews and adjusts its pricing structure from time to time in response to industry-wide price changes. In the basic T-shirt market, for example, the Company does not lead its competitors in setting the current pricing structure and modifies its prices to the extent necessary to remain competitive with prices set by its larger competitors in this segment.

    The Company has been able to mitigate pricing pressures by: (i) increasing its average product margin by continuing to introduce new higher priced products; (ii) continuing to improve and modernize its manufacturing processes in order to reduce production costs; and (iii) moving a portion of its sewing operations offshore in January 1996 to Honduras to take advantage of lower wage rates. The gross profit margins of the Company's products vary significantly. Accordingly, the Company's overall gross profit margin is affected by its product mix. In addition, plant utilization levels are important to profitability due to the capital intensive nature of the Company's textile operations.

    The largest component of the Company's cost of goods sold is the cost of cotton yarn. Unlike certain of its competitors, the Company does not spin its own yarn. Instead, the Company obtains substantially all of its yarn from five yarn suppliers, generally placing orders for quantities ranging from 30 days' to one year's supply depending upon management's expectations regarding future yarn prices and levels of supply. Yarn prices fluctuate from time to time principally as a result of competitive conditions in the yarn market and supply and demand for raw cotton. The Company adjusts the timing and size of its purchase orders for cotton yarn in an effort to minimize fluctuations in its raw material costs resulting from changes in yarn prices. Historically, the Company has been successful in mitigating the impact of fluctuating yarn prices. See "Risk Factors--Supply and Price of Yarn" and "Business--Raw Materials."

    The Company seeks to minimize inventory risk by maintaining a supply of goods in a "greige" (undyed and unbleached) state until relatively late in the production process and by turning its finished goods inventory frequently (for example, approximately 7.8 times in fiscal 1996). The Company believes these efforts have been a major contributing factor to Anvil's ability to compete successfully in the imprinted activewear market.

    The following table sets forth, for each of the periods indicated, certain statement of operations data, expressed as a percentage of net sales, for the Predecessor for the year ended January 28, 1995 and the Company for the years ended January 27, 1996 and February 1, 1997 and for the three months ended April 27, 1996 and May 3, 1997:

                                                          PREDECESSOR                       THE COMPANY
                                                         -------------  ----------------------------------------------------
                                                                    FISCAL YEAR ENDED
                                                         ---------------------------------------
                                                           JAN. 28,      JAN. 27,      FEB. 1,
                                                             1995          1996         1997
                                                         -------------  -----------  -----------      THREE MONTHS ENDED
                                                                                                  --------------------------
                                                                                                    APRIL 27,    MAY 3, 1997
                                                                                                      1996       -----------
                                                                                                  -------------  (UNAUDITED)
                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales............................................        100.0%        100.0%       100.0%        100.0%        100.0%
  Cost of goods sold...................................         77.6          77.4         76.8          80.0          76.1
                                                               -----         -----        -----         -----    -----------
  Gross profit.........................................         22.4          22.6         23.2          20.0          23.9
  Selling, general and administrative expenses.........          8.7           9.2         10.6           9.0          10.2
  Special compensation.................................       --            --           --            --              18.1
  Amortization of intangible assets....................          7.9           0.4          0.5           0.3           0.4
                                                               -----         -----        -----         -----    -----------
  Operating income (loss)..............................          5.8          13.0         12.1          10.7          (4.8)
  Interest and other income (expense), net.............          1.4           0.3          0.2          (0.8)         (0.3)
  Interest expense.....................................         (0.1)         (4.6)        (3.9)         (2.9)         (5.2)
                                                               -----         -----        -----         -----    -----------
  Income (loss) before provision for income taxes and
    extraordinary item.................................          7.1           8.8          8.4           7.0         (10.3)
  Provision (benefit) for income taxes.................          6.5           3.5          3.4           2.8          (4.1)
                                                               -----         -----        -----         -----    -----------
  Income (loss) before extraordinary item..............          0.6           5.3          5.0           4.2          (6.2
  Extraordinary item--loss on extinguishment of debt,
    net of $1,838 tax benefit..........................       --            --           --            --              (4.6)
                                                               -----         -----        -----         -----    -----------
  Net income (loss)....................................          0.6%          5.3%         5.0%          4.2%        (10.8)%
                                                               -----         -----        -----         -----    -----------
                                                               -----         -----        -----         -----    -----------
OTHER DATA:
  EBITDA (1)...........................................         16.9%         16.3%        16.4%         13.7%         16.6%

------------------------

(1) EBITDA is defined as operating income plus depreciation and amortization. The fiscal 1996 EBITDA excludes a non-cash charge of $0.6 million for the disposal of certain fixed assets and in the three month period ended May 3, 1997 excludes non-recurring items of $10.9 million of charges for special compensation. EBITDA is not a measure of performance under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Management believes, however, that EBITDA represents a useful measure of assessing the perfomance of the Company's ongoing operating activities as it reflects earnings trends of the Company without the impact of purchase accounting applied in connection with the Acquisition. In addition, management believes EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness and is used by the Company's creditors in assessing debt covenant compliance. EBITDA should not be construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. The EBITDA measure presented in this Prospectus may not be comparable to other similarly titled measures of other companies.

COMPANY THREE MONTHS ENDED MAY 3, 1997 COMPARED TO COMPANY THREE MONTHS ENDED
  APRIL 27, 1996

    NET SALES for the three months ended May 3, 1997 increased $1.7 million, or 3.0%, to $60.3 million from $58.6 million for the three months ended April 27, 1996. This increase in net sales was primarily the result of a 5.2% increase in sales volume (including $.6 million for a recently acquired subsidiary), partially offset by a 2.3% decline in average selling price. The decline in average selling price was primarily the result of lower T-shirt prices due to competitive market conditions partially offset by a favorable change in product mix to higher priced products such as plackets and henleys.

    GROSS PROFIT for the three months ended May 3, 1997 increased by $2.7 million, or 23.2%, to $14.4 million from $11.7 million for the three months ended April 27, 1996. Gross profit margin increased to 23.9% for the three months ended May 3, 1997 from 20.0% in the comparable period of the prior year. The improvement in gross profit margin was primarily the result of lower yarn costs, manufacturing cost reductions, a favorable shift in product mix, and volume improvements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for the three months ended May 3, 1997 increased by $.9 million, or 16.2% to $6.1 million from $5.3 million for the three months ended April 27, 1996. As a percentage of net sales, selling, general and administrative expenses increased to 10.2% from 9.0% in the three months ended May 3, 1997 compared to the three months ended April 27, 1996. This increase was primarily the result of higher selling expenses such as advertising, travel, samples and selling materials, and higher general and administrative expenses such as salaries and wages and legal and professional fees. These increases were primarily the result of $.2 million for co-op advertising to meet competition and promote sales of new products, $.3 million caused by selling, general and administrative wage increases, $.1 million in legal and professional expenses, and $.3 million for the inclusion of the operating expenses of the recently acquired subsidiary.

    INTEREST EXPENSE for the three months ended May 3, 1997 increased by $1.4 million, or 83.7%, to $3.1 million from $1.7 million for the three months ended April 27, 1996. This increase in interest expense was the result of higher borrowings in connection with the Recapitalization. Interest rates were also higher during the current period compared to the same period in the prior year.

    NET LOSS for the three months ended May 3, 1997 was $6.5 million compared to net income of $2.4 million for the three months ended April 27, 1996. The net effect of the factors discussed above were a small positive increase. However, offsetting these factors in the current quarter were a charge of $10,915 for "special compensation" (see Note 2 to the consolidated financial statements) and an extraordinary loss of $2,757 (net of taxes) on extinguishment of debt (see
Note 2 to the consolidated financial statements).

COMPANY YEAR ENDED FEBRUARY 1, 1997 COMPARED TO COMPANY YEAR ENDED JANUARY 27,
  1996

    NET SALES for the year ended February 1, 1997 increased $10.8 million, or 5.6%, to $204.2 million from $193.4 million for the year ended January 27, 1996. This increase in net sales was primarily the result of a 7.0% increase in sales volume, partially offset by a 1.3% decline in average selling price. The decline in average selling price was primarily the result of lower T-shirt prices due to competitive market conditions partially offset by a favorable change in product mix to higher priced products such as plackets and henleys.

    GROSS PROFIT for the year ended February 1, 1997 increased by $3.7 million, or 8.4%, to $47.3 million from $43.7 million for the year ended January 27, 1996. Gross profit margin increased to 23.2% for the year ended February 1, 1997 from 22.6% in the comparable period of the prior year. Gross profit for the year ended January 27, 1996 was reduced by approximately $1.7 million (or 0.9% of net sales) as a result of the increase in cost of goods sold due to the inventory revaluation in connection with the Acquisition. The change in gross profit margin (0.3% decrease after considering the inventory revaluation in fiscal
1995) was primarily the result of increased markdowns, increased sales promotion expenses, and selling price reductions (principally on white T-shirts) offset by the result of a favorable shift in product mix, lower yarn costs, manufacturing costs reductions and volume improvements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for the year ended February 1, 1997 increased by $3.9 million, or 21.9%, to $21.7 million from $17.8 million for the year ended January 27, 1996. As a percentage of net sales, selling, general and administrative expenses increased to 10.6% in fiscal 1996 from 9.2% in fiscal 1995. This 1.4% increase, as a percentage of net sales, in selling, general and administrative expenses was primarily the result of start-up costs relating to the opening of the Company's 660,000 square foot distribution facility in Dillon, South Carolina. This facility was acquired in November 1995 and became fully operational by the end of the first quarter of 1996. The remainder of the increase was principally attributable to increases in advertising and selling expenses related to increased efforts in the retail and export markets, salaries related to administrative personnel and a charge for the estimated loss on the disposal of certain fixed assets.

    AMORTIZATION OF INTANGIBLE ASSETS for the year ended February 1, 1997 increased by $0.2 million to $1.0 million from $0.7 million for the year ended January 27, 1996.

    OPERATING INCOME for the year ended February 1, 1997 decreased by $0.5 million, or 1.8% to $24.7 million from $25.2 million for the year ended January 27, 1996 as a result of the factors described above.

    INTEREST AND OTHER INCOME for the year ended February 1, 1997 decreased by $0.2 million to $0.4 million from $0.6 million for the year ended January 27, 1996.

    INTEREST EXPENSE for the year ended February 1, 1997 decreased by $0.9 million, or 10.5%, to $7.9 million from $8.8 million for the year ended January 27, 1996. This decrease in interest expense was the result of reduced borrowings under the Old Credit Agreement and lower average interest rates.

    PROVISION FOR INCOME TAXES for the year ended February 1, 1997 increased by $0.1 million to $6.9 million from $6.8 million for the year ended January 27, 1996 due to an increase in pre-tax earnings. As a percentage of income before provision for income taxes, income tax expense was approximately 40.0% in each period.

    NET INCOME for the year ended February 1, 1997 increased by $0.2 million, or 1.7%, to $10.3 million from $10.2 million for the year ended January 27, 1996, as a result of the factors described above.

COMPANY YEAR ENDED JANUARY 27, 1996 COMPARED TO PREDECESSOR YEAR ENDED JANUARY
  28, 1995

    NET SALES for the year ended January 27, 1996 increased by $23.5 million, or 13.8%, to $193.4 million from $169.9 million in the year ended January 28, 1995. This increase in net sales was the result of a 5.6% increase in sales volume, principally due to increased sales of plackets, and an 8.0% increase in average selling price, principally due to a favorable change in product mix (including the introduction of a higher priced placket style) and higher selling prices for plackets and henleys.

    GROSS PROFIT for the year ended January 27, 1996 increased by $5.6 million, or 14.9%, to $43.7 million from $38.0 million in the year ended January 28, 1995. Gross profit margin increased to 22.6% in fiscal 1995 from 22.4% in the prior year. This increase in gross profit margin was primarily the result of a higher utilization of plant capacity due to the Company's increased sales volume and an increase in average selling price, the combination of which more than offset the $1.7 million (or 0.9% of net sales) increase in cost of goods sold as a result of the inventory revaluation in connection with the Acquisition.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES in fiscal 1995 increased by $3.1 million, or 20.9%, to $17.8 million from $14.7 million in fiscal 1994. As a percentage of net sales, selling, general and administrative expenses increased to 9.2% in fiscal 1995 from 8.7% in fiscal 1994. Approximately one-half of this increase was the result of an increase in compensation expense primarily due to the Company's increased sales efforts. The remainder of this increase is attributable to a combination of advertising expenses, start-up costs associated with the Company's new distribution facility and management fees.

    AMORTIZATION OF INTANGIBLE ASSETS for the year ended January 27, 1996 decreased $12.7 million to $0.7 million from $13.4 million in the year ended January 28, 1995. Fiscal 1995 amortization of intangible assets for the Company is not comparable to the Predecessor due to the revaluation of assets in connection with the Acquisition of the Predecessor in January 1995. Fiscal 1994 amortization expense resulted from the reorganization value in excess of fair value of assets related to the adoption of "fresh-start" accounting in connection with Astrum's emergence from its Chapter 11 bankruptcy proceeding.

    OPERATING INCOME for the year ended January 27, 1996 increased by $15.3 million to $25.2 million from $9.9 million for the year ended January 28, 1995 as a result of the factors described above.

    INTEREST AND OTHER INCOME for the year ended January 27, 1996 decreased by $1.8 million to $0.6 million from $2.5 million for the year ended January 28, 1995. This decrease is attributable to the reversal into income in fiscal 1994 of approximately $2.5 million of expenses accrued in prior years that were no longer required.

    INTEREST EXPENSE for the year ended January 27, 1996 increased by $8.6 million to $8.8 million from $0.2 million for the year ended January 28, 1995. The increase was the result of increased borrowings at the beginning of fiscal 1995 to finance the Acquisition in January 1995.

    PROVISION FOR INCOME TAXES for the year ended January 27, 1996 decreased by $4.3 million to $6.8 million from $11.0 million for the year ended January 28, 1995. As a percentage of income before provision for income taxes, income tax expense was 40.0% and 91.3%, respectively. The percentage for the year ended January 28, 1995 reflects non-deductible amortization of the reorganization value described above.

    NET INCOME for the year ended January 27, 1996 increased by $9.1 million to $10.2 million from $1.1 million for the year ended January 28, 1995, as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically utilized funds generated from operations and borrowings under the Old Credit Agreement to meet working capital and capital expenditure requirements. Net cash generated by operating activities for its previous two fiscal years totaled approximately $7.2 million and $23.8 million, respectively.

    During its preceding two fiscal years, the Company made capital expenditures of approximately $7.7 million and $4.8 million, respectively. The Company's major capital expenditures related to: (i) the acquisition of the 660,000 square foot distribution center in Dillon, South Carolina; (ii) the acquisition and maintenance of machinery and equipment; and (iii) the acquisition of management information systems hardware and software. Through May 3, 1997, the Company has made $1.2 million in capital expenditures. The Company currently has no material capital commitments for the next twelve months outside the ordinary course of business.

    The Company's principal working capital requirements are financing accounts receivable and inventories. As of May 3, 1997, the Company had working capital of approximately $24.0 million, including approximately $32.9 million of accounts receivable, approximately $30.3 million of inventories and approximately $49.3 million in accounts payable, accrued expenses and revolving credit loans.

    The Company's Old Credit Agreement provided for term loans of $52.5 million, of which approximately $46.3 million was outstanding as of February 1, 1997, and a revolving credit facility, which, as amended, permitted borrowings of up to $47.5 million (subject to borrowing base eligibility) to finance working capital, letters of credit and other general corporate needs.

    On March 14, 1997, the Company completed the Recapitalization. Pursuant to the Recapitalization: (i) Holdings redeemed and repurchased a substantial portion (i.e., 82.8%) of its outstanding shares of capital stock; (ii) 399 Venture and the Management Investors reinvested the Retained Shares, which converted into shares of Class A Common and Class B Common; (iii) 399 Venture exchanged a portion of its old preferred stock for 3,333 Units; and (iv) BRS purchased shares of Class A Common and Class B Common. See "The Recapitalization."

    The Company used approximately $225.5 million to complete the Recapitalization, including payment of related fees and expenses. In order to finance the Recapitalization: (i) Anvil issued $130.0 million in aggregate principal amount of Old Senior Notes in the Initial Offering; (ii) Holdings issued 30,000 Units, consisting of an aggregate of 1.2 million shares of Old Senior Preferred Stock and 390,000 shares of Class B Common, in the Initial Units Offering for gross proceeds of $26.7 million; (iii) Anvil borrowed approximately $33.3 million under the New Credit Agreement; and (iv) 399 Venture, the Management Investors and BRS, collectively, contributed the Equity Contribution in an aggregate amount of approximately $35.5 million. The Recapitalization was undertaken in order to permit for certain of the Company's existing stockholders to eliminate their equity ownership in the Company and to permit 399 Venture and BRS & Co. to acquire control of the Company. See "Use of Proceeds."

    Anvil and Holdings incurred substantial indebtedness and debt service obligations in connection with the Recapitalization. As of May 3, 1997, Holdings had total consolidated indebtedness of approximately $156.5 million (including the discount on the Senior Notes), Senior Preferred Stock with an aggregate liquidation preference of approximately $30.5 million and a stockholders' deficiency of approximately $64.6 million. As of May 3, 1997, Anvil had total consolidated indebtedness of approximately $156.5 million (including the discount on the Senior Notes) and a stockholder's deficiency of approximately $64.6 million. The Company's earnings were insufficient to cover fixed charges by $2.9 million for the quarter ended May 3, 1997 and its earnings were insufficient to cover fixed charges and preferred stock dividends by $4.3 million for the same period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The ability of Anvil and Holdings (as the case may be) to pay principal and interest on the Senior Notes and, if issued, the Exchange Debentures, to satisfy their other debt obligations, and to pay cash dividends on the Senior Preferred Stock will depend upon future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond their control, as well as the availability of revolving credit borrowings under the New Credit Agreement. If operating cash flow of Anvil and Holdings is insufficient to meet their operating expenses, to service their debt requirements as they become due and to pay cash dividends on, and the mandatory redemption price for, the Senior Preferred Stock to the extent required by the Certificate of Designation related thereto, Anvil and Holdings may be required to refinance a portion of the principal of the Senior Notes and, if issued, the Exchange Debentures prior to their maturity. If Anvil and Holdings are unable to service their indebtedness, and, in the case of Holdings, to pay dividends on the Senior Preferred Stock or the mandatory redemption price therefor, they will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing their indebtedness or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Description of Securities--Senior Notes," "--Senior Preferred Stock" and "--Exchange Debentures."

    In connection with the Recapitalization, the Company refinanced its existing indebtedness under the Old Credit Agreement. The New Credit Agreement provides for borrowings of up to $55.0 million for working capital and other general corporate purposes, and bears interest, at the Company's option, at LIBOR or prime rate plus a margin. The indebtedness under the New Credit Agreement is guaranteed by Holdings and certain subsidiaries and is secured by substantially all of Anvil's assets and a pledge by Holdings of all of the capital stock of Anvil. As of May 3, 1997, Anvil had borrowings of $26.5 million under the New Credit Agreement and had $28.5 million of additional borrowing availability.

    The New Credit Agreement requires the Company to meet certain financial tests, including minimum levels of consolidated net worth, minimum levels of consolidated EBITDA (as defined therein), minimum interest coverage and maximum leverage ratio. The New Credit Agreement also contains covenants which, among other things, limit: (i) the incurrence of additional indebtedness; (ii) the payment of dividends; (iii) transactions with affiliates; (iv) asset sales, acquisitions and mergers; (v) prepayments of other indebtedness; (vi) creation of liens and encumbrances; and (vii) other matters customarily restricted in such agreements. See "Description of Indebtedness--New Credit Agreement."

    The Company's ability to satisfy its debt obligations, including, in the case of Anvil, to pay principal and interest on the Senior Notes and, in the case of Holdings, to pay principal and interest on the Exchange Debentures, if issued, to perform its obligations under its guarantees and to pay cash dividends on the Senior Preferred Stock, will depend upon the Company's future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the New Credit Agreement. However, the Company may be required to refinance a portion of the principal of the Senior Notes and, if issued, the Exchange Debentures prior to their maturity and, if the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Risk Factors."

    Holdings has no independent operations with its sole asset being the capital stock of Anvil, which stock is pledged to secure the obligations under the New Credit Agreement. As a holding company, Holdings' ability to pay cash dividends on the Senior Preferred Stock or, if issued, principal and interest on the Exchange Debentures is dependent upon the earnings of Anvil and its subsidiaries and their ability to declare dividends or make other intercompany transfers to Holdings. Under the terms of the Senior Indenture, Anvil may incur certain indebtedness pursuant to agreements that may restrict its ability to pay such dividends or other intercompany transfers necessary to service Holdings' obligations, including its obligations under the terms of the Senior Preferred Stock and, if issued, the Exchange Debentures. The Senior Note Indenture restricts, among other things, Anvil's and certain of its subsidiaries' ability to pay dividends or make certain other "restricted" payments, to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make certain investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, the New Credit Agreement contains other and more restrictive covenants and prohibits Anvil's subsidiaries from declaring dividends or making other intercompany transfers to Anvil in certain circumstances.

    The Company believes that based upon current levels of operations and anticipated growth, funds generated from operations, together with other available sources of liquidity, including borrowings under the New Credit Agreement, will be sufficient over the next twelve months for the Company to make anticipated capital expenditures, fund working capital requirements and satisfy its debt service requirements.

SEASONALITY

    The Company's business is not significantly seasonal as it manufactures and sells a wide variety of activewear products that may be worn throughout the year.

EFFECT OF INFLATION

    Inflation generally affects the Company by increasing the interest expense of floating rate indebtedness and by increasing the cost of labor, equipment and raw materials. The Company does not believe that inflation has had any material effect on the Company's business during the periods discussed herein.

NEW ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, effective for interim and annual periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing EPS currently found in Accounting Principles Board Opinion No. 15, EARNINGS PER SHARE. Common stock equivalents under APB

No. 15, with the exception of contingently issuable shares (shares issuable for little or no cash consideration), are no longer included in the calculation of primary, or basic EPS. Under SFAS No. 128, contingently issuable shares are included in the calculation of basic EPS. The Company will report EPS calculated in accordance with SFAS No. 128 commencing with the fourth quarter of fiscal year ending January 31, 1998. This change in reporting EPS is not expected to have a material effect on reported EPS.

    SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, effective for periods ending after December 15, 1997, establishes standards for disclosing information about an entity's capital structure. This statement requires disclosure of the pertinent rights and privileges of various securities outstanding (stock, options, warrants, preferred stock, debt and participation rights) including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. Adoption of this statement will have no effect on the Company as it currently discloses the information required.

                                    BUSINESS

GENERAL

    Anvil Knitwear, Inc. is a leading designer, manufacturer and marketer of high quality activewear for sale principally into the "imprinted" or "decorated" segment of the U.S. apparel industry. The Company offers an extensive line of activewear products designed for men, women and children, including short and long sleeve T-shirts, classic button and collar knit sport shirts (known as "plackets"), collarless short and long sleeve knit shirts (known as "henleys"), fleeced sweatshirts, athletic shorts and caps. The Company markets and sells its products primarily to distributors and screen printers under the ANVIL and COTTON DELUXE brand names as well as under private labels. Prior to their ultimate resale to the consumer, the Company's products typically are printed or embroidered with logos, designs or characters. The Company believes that its strong operating performance is due to: (i) its broad range of high quality products; (ii) its strong relationships with customers and suppliers; (iii) its flexible, vertically integrated manufacturing operations; (iv) its commitment to controlling costs and improving manufacturing processes; and (v) the strong growth of the activewear market. For the fiscal year ended February 1, 1997, the Company generated net sales and EBITDA of $204.2 million and $32.6 million, respectively.

    The Company has achieved significant increases in net sales and EBITDA in recent years. From fiscal 1991 through fiscal 1996, the Company's net sales grew from $124.6 million to $204.2 million, representing a CAGR of 10.4%, The yearly growth rates for the Company's net sales during this period were as follows: fiscal 1992--13.1%; fiscal 1993--6.8%; fiscal 1994--13.0%; fiscal 1995--13.8%;
and fiscal 1996--5.6% EBITDA grew from $15.5 million to $32.6 million, representing a CAGR of 16.0%. This improvement resulted primarily from the Company's operating leverage, management's initiatives to reduce costs and improve productivity and the Company's successful introduction of higher priced products. In addition, net income grew during this period from $6.3 million to $10.3 million, representing a CAGR of 10.3%.

    The Company offers high quality activewear in a variety of styles, colors, fabric weights and blends, enabling it to serve a number of market niches effectively as well as to serve the traditional T-shirt market segment. The Company works closely with its distributor and screen printer customers to meet their needs for style and color innovation. The Company continues to compete successfully by: (i) targeting niche products on which larger competitors have not traditionally focused; (ii) responding quickly to market developments; and
(iii) regularly introducing new products. In addition, the Company has made significant investments to modernize and expand its domestic manufacturing and distribution facilities in order to improve quality, reduce costs, manage inventories and shorten production cycles.

BUSINESS STRATEGY

    The Company's objective is to continue to increase net sales and EBITDA by implementing the following key elements of its business strategy:

    / / OFFER A BROAD RANGE OF HIGH QUALITY PRODUCTS. The Company offers high quality activewear in a wide variety of styles, colors, fabric weights and blends, enabling it to serve a number of market niches effectively. During the past five years, the Company has strengthened its position in the activewear market by successfully introducing higher priced products to supplement its traditional T-shirt segment. From fiscal 1991 through fiscal 1996, the Company's gross sales of henleys and plackets, both higher priced products, increased at a CAGR of 51.8%. The yearly growth rates for henleys and plackets during this period were as follows: fiscal 1992--91.3%; fiscal 1993--59.1%; fiscal 1994--58.9%; fiscal
        1995--30.1%; and fiscal 1996--23.8%. In addition, the Company expects to continue to expand its product offerings under its ANVIL and COTTON DELUXE brands, capitalizing on the growth in the higher priced branded products segment of the activewear market. Furthermore, the Company is working closely with third parties to market complementary imprintable products, such as caps, bags, carryalls and jackets, through the Company's established distribution channels.

    / / ENHANCE AND EXPAND CUSTOMER RELATIONSHIPS. The Company continually seeks to strengthen and expand its customer relationships by promoting the
        Company's: (i) broad product offerings; (ii) ability to design customized products; (iii) quick, reliable delivery; and (iv) ability to accommodate modifications to customer orders. The Company's direct salesforce focuses on developing strong relationships with distributors, who have accounted for an increasing percentage of activewear sales in recent years. In fiscal 1996, sales to distributors accounted for approximately 64% of the Company's net sales and from fiscal 1994 through fiscal 1996 sales to distributors accounted for, on average, approximately 56% of the Company's net sales. In the Company's experience, distributors typically place larger purchase orders, purchase a broader product mix, maintain higher inventory levels and develop more predictable order and re-order patterns than certain of its other customers. The Company estimates that distributors resell products to approximately 20,000 smaller screen printers and embroiderers. The Company's expanded product offerings have enabled it to more effectively service distributors and satisfy the disparate preferences of consumers.

    / / FLEXIBLE, VERTICALLY INTEGRATED MANUFACTURING OPERATIONS. The Company is a vertically integrated manufacturer (i.e., performing substantially all of the manufacturing processes required to produce its products) which knits (exclusively from purchased yarn), bleaches, dyes, finishes, cuts and sews its activewear products at its efficient manufacturing facilities. The Company believes that being vertically integrated allows it to maintain a competitive cost structure, minimize delivery time and provide consistent, high quality products. The Company's manufacturing flexibility enables it to efficiently complete smaller volume production runs, respond quickly to customer needs and accommodate last minute modifications to customer orders. The Company reduces inventory risk by maintaining a supply of goods in a "greige" (undyed and unbleached) state until relatively late in the production process and by turning its finished goods inventory (costs of sales divided by ending finished goods inventory) frequently (for example, approximately 7.6 times in fiscal 1996). In addition, the Company typically is able to deliver specialized products to its customers within four to five weeks of receiving an order.

    / / CONTINUE TO CONTROL COSTS AND IMPROVE MANUFACTURING. From fiscal 1991 through fiscal 1996, the Company invested approximately $42 million to modernize and expand its domestic manufacturing and distribution facilities in order to improve quality, reduce costs, manage inventories and shorten production cycles. The Company believes it can continue to improve its operating efficiency by: (i) increasing the use of offshore sewing operations; (ii) utilizing its 660,000 square foot centralized distribution facility to deliver its products in a more cost efficient manner; and (iii) opportunistically redesigning manufacturing processes to shorten production cycles and improve inventory management. The Company believes that it manages its working capital and inventory better than any of its primary publicly-traded competitors.

    / / CAPITALIZE ON THE GROWTH OF THE ACTIVEWEAR MARKET. From 1990 through
        1995, industry retail dollar sales and unit sales of imprinted activewear (T-shirts, knit shirts, fleecewear and athletic shorts) in the U.S. market grew at CAGRs of 8.0% and 5.7%, respectively. The yearly growth rates for industry retail dollar sales during this period were as follows: 1991--8.9%; 1992--11.6%; 1993--9.2%; 1994--5.2%; and
        1995--5.2%. The yearly growth rates for industry unit sales during this period were as follows: 1991--6.9%; 1992--7.5%; 1993--7.0%; 1994--5.5%;
        and 1995--1.8%. From fiscal 1990 through fiscal 1995, the Company's net sales and unit sales increased at CAGRs of 12.7% and 9.3%, respectively. The yearly growth rates for the Company's net sales during this period were as follows: fiscal 1991--16.8%; fiscal 1992--13.1%; fiscal 1993--6.8%; fiscal 1994--13.0%; and fiscal 1995--13.8%; The yearly growth rates for the Company's unit sales during this period were as follows: fiscal 1991--17.3%; fiscal 1992--11.1%; fiscal 1993--5.6%;
        fiscal 1994--6.5%; and fiscal 1995--5.6%.The Company believes sales of activewear products has been driven primarily by: (i) the increased consumer preference for comfortable apparel selections; (ii) more flexible dress codes, including the greater acceptance of casual wear in the workplace; and

        (iii) the heightened emphasis on physical fitness. In addition, the Company believes that it has identified significant growth opportunities in several international markets, including certain markets in Europe, South America and Japan.

INDUSTRY

    The Company is a participant in the domestic activewear market. In 1995 (the latest period for which data is available), this market accounted for approximately $16.5 billion in factory level sales. The Company focuses primarily on the imprinted activewear segment of the activewear market, which accounted for approximately $13.8 billion of retail sales and $6.7 billion of activewear factory level sales in 1995. Imprinted activewear, which is either branded or private label, typically is imprinted or embroidered with a logo, design or character before it reaches the end-user. Branded products reach end-users carrying the manufacturer's label, whereas products sold under a private label reach the end-user carrying a customer's label. From 1990 through 1995, retail dollar sales and unit sales of imprinted activewear (T-shirts, knit shirts, fleecewear and athletic shorts) grew at CAGRs of 8.0% and 5.7%, respectively. The yearly growth rates for industry retail dollar sales during this period were as follows: 1991--8.9%; 1992-- 11.6%; 1993--9.2%; 1994--5.2%;
and 1995--5.2%; The yearly growth rates for industry unit sales during this period were as follows: 1991--6.9%; 1992--7.5%; 1993--7.0%; 1994--5.5%; and
1995--1.8%.From fiscal 1990 through fiscal 1995, the Company's net sales and unit sales increased at CAGRs of 12.7% and 9.3%, respectively. The yearly growth rates for the Company's net sales during this period were as follows: fiscal 1991--16.8%; fiscal 1992--13.1%; fiscal 1993--6.8%; fiscal 1994--13.0%; and
fiscal 1995--13.8%. The yearly growth rates for the Company's unit sales during this period were as follows: fiscal 1991-- 17.3%; fiscal 1992--11.1%; fiscal 1993--5.6%; fiscal 1994--6.5%; and fiscal 1995--5.6%.

    The following tables set forth retail level dollar sales and industry unit sales, respectively, for each of the Company's major product categories:

               DOMESTIC IMPRINTED ACTIVEWEAR MARKET RETAIL SALES
                            (IN BILLIONS OF DOLLARS)

                                                                                                                 1990-1995
                                              1990       1991       1992       1993       1994       1995         $ CAGR
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------------
T-shirts..................................  $     5.0  $     5.4  $     5.8  $     6.3  $     6.9  $     7.3           7.9%
Knit shirts...............................        1.5        1.6        1.8        1.9        2.1        2.4          10.3
Fleecewear................................        2.2        2.4        2.7        3.0        2.9        3.1           7.2
Athletic shorts...........................        0.7        0.9        1.1        1.1        1.1        1.0           6.4
                                            ---------  ---------  ---------  ---------  ---------  ---------           ---
    Total.................................  $     9.4  $    10.2  $    11.4  $    12.4  $    13.1  $    13.8           8.0%
                                            ---------  ---------  ---------  ---------  ---------  ---------           ---
                                            ---------  ---------  ---------  ---------  ---------  ---------           ---

                        (IN MILLIONS OF DOZENS OF UNITS)

                                                                                                                   1990-1995
                                                1990       1991       1992       1993       1994       1995       UNITS CAGR
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------------
T-shirts....................................       58.8       62.6       65.7       70.3       76.1       77.1           5.6%
Knit shirts.................................        8.2        9.1        9.6       10.2       10.4       12.4           8.6
Fleecewear..................................       13.7       14.4       15.8       16.9       16.7       16.5           3.8
Athletic shorts.............................        6.8        7.5        9.4       10.1       10.2        9.4           6.7
                                              ---------  ---------  ---------  ---------  ---------  ---------           ---
    Total...................................       87.5       93.5      100.5      107.5      113.4      115.4           5.7%
                                              ---------  ---------  ---------  ---------  ---------  ---------           ---
                                              ---------  ---------  ---------  ---------  ---------  ---------           ---

------------------------

SOURCE: THE CONTEXT GROUP

    The Company believes that the long-term growth of the domestic activewear market has been driven by: (i) the increased consumer preference for comfortable apparel selections; (ii) more flexible dress codes, including the greater acceptance of casual wear in the workplace; and (iii) the heightened emphasis on physical fitness. Casual wear has become acceptable in a wider array of settings. For example, many employers have adopted more flexible dress codes, resulting in greater acceptance of knit shirts, sweatshirts and T-shirts. Concurrent with this shift in consumer preferences, consumers' increased participation in sports and their heightened focus on regular physical activity have contributed to growth in the activewear market. For example, a study of sports participation conducted by the National Sporting Goods Association suggests that from 1987 to 1995 the number of people in the United States participating in the 10 most popular sports increased by approximately 31 million people. In addition, activewear products have registered a number of significant improvements in product characteristics that have contributed to enhanced consumer appeal, including improvements in fabric weight, blends and construction as well as increased offerings of size, color and style. The Company believes that these trends should continue to generate demand for activewear products for the foreseeable future.

    The activewear market is characterized by low fashion risk compared to many other apparel markets. While substantial opportunity exists for product innovation and differentiation, basic garment styles are not generally driven by trends or fads. The activewear industry is also characterized by certain barriers to entry, including: (i) significant capital expenditures required for vertically integrated production; (ii) strong supplier relationships; and (iii) established customer relationships.

    The primary distribution channel for activewear sales to the imprinted segment of the activewear market is through distributors who, in turn, sell their products primarily to, in the Company's estimation, approximately 20,000 smaller screen printers and embroiderers. Manufacturers of activewear for the imprinted market, such as the Company, also sell directly to the major screen printers and to retailers. In recent years, the Company has sold products primarily through distributors and major screen printers, which represent approximately 80% of total industry imprinted activewear sales.

    The Company's net sales and profitability depend primarily on sales of T-shirts and knit shirts (which includes plackets and henleys). Industry data for 1995 suggest that the five largest domestic manufacturers of T-shirts for sale into the imprinted activewear market through distributors and screen printers (i.e., Fruit of the Loom, Inc.; Hanes Corporation, a division of Sara Lee Corporation; Jerzees, a division of Russell Corporation; Oneita Industries, Inc.; and Anvil) accounted for approximately 68% of 1995 T-shirt sales through these distribution channels. In addition, in 1995, the five largest domestic manufacturers of knit shirts for sale into the imprinted market through distributors and screen printers (i.e., Jasper/Outer Banks; Crystal Springs; Anvil; Stedman Corporation; and J. Corey Corporation) accounted for approximately 61% of 1995 knit shirt sales through these distribution channels. Competition among these manufacturers and smaller industry participants is intense and is primarily based on price, quality, service and breadth of product offerings. The Company's management believes that the Company competes favorably in these and its other imprinted activewear product offerings.

    Each of the Company's major categories of activewear products experiences import competition. Industry data for 1995 suggest that imports accounted for approximately 31% of all imprinted activewear unit sales. The Company believes the threat of significant import competition in the domestic activewear market segment to be lower than certain other market segments in the apparel industry due in part to the relatively low labor content in activewear products. In addition, domestic manufacturers serving the imprinted activewear market have been able to differentiate themselves from foreign competitors by their ability to meet the short delivery time requirements of distributors and screen printers, especially with respect to niche products which have more styling elements than basic black and white T-shirts. Furthermore, in an effort to reduce the labor costs associated with the production of activewear items and to compete more effectively with import competition, domestic manufacturers, including the Company, have begun to move sewing operations offshore primarily to countries located in Central and South America. See "Competition."

PRODUCTS

    The Company's activewear products, which are designed for men, women and children, include short and long sleeve T-shirts, tank tops, classic button and collar knit sport shirts (known as "plackets") and collarless short and long sleeve knit shirts (known as "henleys") as well as a variety of other niche activewear products, such as fleeced sweatshirts, athletic shorts and caps. This broad array of casual knitwear and athletic wear is marketed and sold by the Company under its ANVIL and COTTON DELUXE brand names as well as under private labels. The Company manufactures its products in a variety of fabrics and fabric blends, principally in 100% pre-shrunk heavyweight and mediumweight jerseys and also in combed cotton and polyester blend jerseys. The Company also offers its activewear products in a broad array of colors ranging from black and white to a variety of alternative shades such as bark, sand, slate blue, ivy and maroon. Prior to their ultimate resale to the consumer, the Company's products typically are printed or embroidered with logos, designs or characters.

    The following table sets forth certain information regarding sales of the Company's activewear products:

                             SALES BY PRODUCT LINE
                             (DOLLARS IN MILLIONS)

                                                                     PREDECESSOR                      THE COMPANY
                                                                 --------------------  ------------------------------------------
                                                                                        FISCAL YEAR ENDED
                                                                 ----------------------------------------------------------------
                                                                    JAN. 28, 1995         JAN. 27, 1996          FEB. 1, 1997
                                                                 --------------------  --------------------  --------------------
CATEGORY                                                          AMOUNT        %       AMOUNT        %       AMOUNT        %
---------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and Specialty T-shirts...................................  $   111.0       63.9% $   116.8       58.0% $   115.3       54.6%
Tank Tops, Plackets and Henleys................................       53.8       31.0       67.1       33.3       80.0       37.9
Other Products.................................................        9.0        5.1       17.5        8.7       16.0        7.5
                                                                 ---------        ---  ---------        ---  ---------        ---
    Gross sales................................................  $   173.8        100% $   201.4        100%     211.3        100%
                                                                                  ---                   ---                   ---
                                                                                  ---                   ---                   ---
Returns, discounts and allowances..............................       (3.9)                 (8.0)                 (7.1)
                                                                 ---------             ---------             ---------
    Net sales..................................................  $   169.9             $   193.4             $   204.2
                                                                 ---------             ---------             ---------
                                                                 ---------             ---------             ---------

    BASIC AND SPECIALTY T-SHIRTS. Basic and speciality T-shirts are the Company's principal products. The basic T-shirt was the first product introduced by the Company in the early 1970s. In addition to basic T-shirts, the Company also manufactures a variety of specialty T-shirts, which have additional features such as double needle stitching and color blocking. From fiscal 1991 through fiscal 1996, the Company's gross sales of basic and specialty T-shirts increased at a CAGR of approximately 3%.

    TANK TOPS, PLACKETS AND HENLEYS. The Company began manufacturing and selling tank tops in the late 1970s. The Company introduced its first line of plackets in the early 1980s and its first line of henleys in the early 1990s. Plackets include classic button and collar knit sport shirts which are produced in both short and long sleeve versions. The Company's newest item in its placket line is its pique knit golf shirt, which it introduced in the first quarter of fiscal 1996. Henleys are three button collarless knit shirts, which are produced in both short and long sleeve versions. The Company produces tank tops, plackets and henleys in a broad range of colors, fabrics and weights. From fiscal 1991 through fiscal 1996, the Company's gross sales of tank tops, plackets and henleys increased at a CAGR of approximately 38%.

    OTHER PRODUCTS. The Company's other products include fleeced sweatshirts, knit shorts and caps, most of which are produced in a variety of colors and designs. In addition to products which it manufactures in-house, this category includes those products which the Company purchases from other activewear manufacturers to complement its activewear product line. From fiscal 1991 through fiscal 1996, the Company's gross sales of other products increased at a CAGR of approximately 8%.

SALES AND MARKETING

    The Company markets its activewear products primarily to a wide range of distributors, screen printers and private label customers through a direct salesforce comprised of approximately 16 salespersons, two regional sales managers and a director of sales. The Company has one sales representative in Europe. Each member of the salesforce receives a base salary and is eligible to receive an incentive bonus payment.

    The Company seeks to differentiate itself from other larger activewear manufacturers by marketing niche products to its customers and encouraging its customers to purchase a broader product mix. The Company believes that by encouraging its customers to expand their product mix towards higher priced products with more style elements, it has been able to compete effectively against other companies that concentrate primarily on basic, lower priced T-shirts. The Company believes that this strategy has enabled it to penetrate the large and middle-tier wholesale imprinted T-shirt distributor market.

    Although the Company's sales and marketing efforts historically have focused on the domestic activewear market, the Company anticipates expanding its sales efforts in international markets. In fiscal 1996, the Company's net sales directly into international markets were a relatively insignificant portion of the Company's aggregate net sales. The Company believes that it has identified several international markets, including certain markets in Europe, South America and Japan, which offer significant opportunities for increased sales.

CUSTOMERS

    The Company sells its products primarily to distributors and screen printers. The Company also sells a small percentage of its products to retail buyers. The Company currently services over 500 customers, of which the top twenty account for approximately 60% of the Company's net sales. No individual customer accounts for more than 10% of the Company's net sales.

    The Company has significantly increased its sales to distributors in recent years. In fiscal 1996, sales to distributors accounted for approximately 64% of the Company's net sales and from fiscal 1994 through fiscal 1996, sales to distributors accounted for, on average, 56% of the Company's net sales. The Company targets distributors in its sales efforts because distributors typically place larger orders, purchase a broader product mix, maintain higher inventory levels and establish more predictable order and re-order patterns than the Company's other customers. The Company estimates that distributors resell products to approximately 20,000 smaller screen printers and embroiderers throughout the United States. Screen printers and private label customers accounted for the remaining 36% of the Company's net sales in fiscal 1996.

RAW MATERIALS

    The Company's primary raw material is cotton yarn. Unlike certain of its competitors, the Company does not spin its own yarn. Instead, the Company purchases substantially all of its yarn pursuant to purchase orders from five domestic spinners. These five domestic spinners, along with the percentage of yarn purchased by the Company in fiscal 1996 from such spinners, are as follows:
(i) Parkdale Mills, Inc.-- 35%; (ii) Unifi Spun Yarns--29%; (iii) Harriet & Henderson Yarns, Inc.--15%; (iv) TNS Mills, Inc.-- 10%; and (v) Ameritex Yarn Corporation--3%. No individual spinner accounted for more than 35% of the Company's purchased yarn in fiscal 1996. The vast majority of the yarn used by the Company is readily available and could be and is purchased from a number of sources. Accordingly, the Company does not have to rely on its orders with or delivery from any single supplier. With the ability to substitute its supply of yarn, the Company believes that the failure to deliver by any one supplier would not have a long term material adverse effect on the Company's ability to manufacture. Other raw materials purchased by the Company include dyes and other chemicals used in the dyeing and bleaching of fabrics.

    The Company believes that it is one of the largest purchasers of yarn in its industry segment and has a sound relationship with each of its suppliers. The Company believes these relationships allow the Company to order precise quantities of yarn at highly competitive prices, thereby permitting the Company to minimize working capital requirements. The Company's relationships with its suppliers help the Company's continued access to supplies of raw materials during periods when yarn is in peak demand. As a result, the Company has never experienced any significant shortages of raw materials.

    The Company determines the size of its purchase orders for yarn based on its estimate of future yarn prices and levels of supply and periodically places large purchase orders as a means of fixing its raw materials costs. This practice helps to insulate the Company from fluctuations in yarn prices. The Company's purchase orders typically are for quantities of yarn ranging from 30 days' to one-year's supply.

    Certain of the Company's primary competitors spin their own yarn. The Company estimates that in-house yarn production could reduce overall yarn costs, but believes that such reductions would not be realized consistently. Furthermore, the Company has concluded that the benefits achieved by acquiring in-house spinning capacity would not justify the investment required to achieve that capacity. In addition, the Company believes that the quality of its purchased yarn is at least equal to the quality of yarn produced by fully integrated manufacturers in its industry market segment.

MANUFACTURING OPERATIONS AND FACILITIES

    The Company conducts its operations principally through seven manufacturing facilities and a centralized distribution center. The Company utilizes a vertically integrated manufacturing process, with fabric being knit, bleached and dyed from purchased yarn at its two textile facilities and the cutting and sewing of such fabric occurring at its five sewing facilities. The Company utilizes offshore and domestic contractors as it deems necessary.

    TEXTILE FACILITY OPERATIONS. The Company conducts textile operations at two facilities owned by the Company located in Kings Mountain and Asheville, North Carolina. The Company operates over 150 knitting machines at its textile facilities where cotton yarn is knitted into tubes of basic fabric constructions such as jersey and fleece. These tubes of fabric correspond in weight and diameter to the various styles and sizes required to make the Company's activewear products. The knitted fabric is then batched for bleaching and dyeing. Substantially all of the Company's products are either bleached to remove the ecru color of natural cotton or dyed for colored products. Each of the Company's textile facilities contains computerized controls, dye simulators and spectrometers and modern jet vessels to assist the Company in maintaining an efficient and quality controlled environment for the dyeing and bleaching process. The Company's in-house dyeing capabilities allow the Company to control the stage in the production process at which the fabric will be dyed thereby allowing it to maintain excess unfinished inventory available to respond quickly to customized orders. The Company's textile facilities each operated at approximately 80% of capacity for the quarter ending May 3, 1997. The Company believes it has the capability to increase the operating capacity of its textile facilities with only relatively modest capital expenditures.

    SEWING FACILITY OPERATIONS. The Company conducts its sewing operations at three facilities owned by the Company located in Whiteville, Red Springs, and Gibson, North Carolina and in two leased facilities located in Mullins, South Carolina and in Honduras. Fabric produced at the Company's textile operations is shipped to the Company's sewing facilities where it is marked by hand from design patterns, cut and then sewn. Sewn garments are first sorted by style, color and size and then packaged. The Company's quality control personnel check the sewn garments at varying stages of the manufacturing process and immediately prior to such garments being placed into cartons.

    During the quarter ending May 3, 1997, the Company's sewing facilities on average operated at 85% capacity. The Company began its offshore sewing operations in January 1996 at its leased facility in Honduras in order to take advantage of lower wage rates. During the year ended February 1, 1997, 21% of the Company's production (sewing hours) was sewn offshore (including in-house production and outside sources), and the Company expects its percentage of offshore sewing labor hours to continue to increase. As of May 3, 1997, outside sources accounted for approximately 60% of the Company's offshore sewing hours. With the increasing shift to offshore production, it is expected that one of the Company's domestic sewing facilities will be closed in the third quarter of fiscal 1997.

    DISTRIBUTION OPERATIONS. The Company performs all of its distribution functions at its centralized distribution facility located in Dillon, South Carolina. The Company acquired this 660,000 square foot facility in fiscal 1995 for an aggregate purchase price of $4.0 million and thereafter spent approximately $2.0 million on subsequent improvements through February 1, 1997. In the first quarter of fiscal 1996, the Company's centralized distribution facility became fully operational, enabling the Company to consolidate its formerly fragmented distribution operations and minimize distribution inefficiencies. The Company's centralized distribution system also has enhanced the Company's ability to provide efficient and responsive customer service and to more efficiently manage inventory.

    The following table sets forth certain information regarding the Company's facilities:

                                                                           APPROX. SQ.
LOCATION                             PRINCIPAL USE                             FT.        OWNED/LEASED
-----------------------------------  -----------------------------------  --------------  -------------
New York, NY.......................  Executive Offices                          22,100         Leased(1)
Kings Mountain, NC.................  Textile Facility                          225,000          Owned
Asheville, NC......................  Textile Facility                          175,000          Owned
Mullins, SC........................  Cut and Sew                               149,000         Leased(2)
Whiteville, NC.....................  Cut and Sew                               104,000          Owned
Red Springs, NC....................  Sew                                        54,000          Owned
Gibson, NC.........................  Sew                                        21,000          Owned
Dillon, SC.........................  Distribution                              660,000          Owned
Honduras...........................  Sew                                        33,000         Leased(3)

------------------------

(1) The lease for the Company's executive office space expires in 2002.

(2) The lease for this facility (including option periods) can be extended to 2012.

(3) The lease for this facility (including option periods) can be extended to 2003.

    The Company also owns a 142,000 square foot manufacturing facility located in Aynor, South Carolina, that is currently being held for sale. This facility became excess space after the consolidation of certain operations in connection with the Company's acquisition of its centralized distribution center.

    From fiscal 1991 through fiscal 1996, the Company made aggregate capital expenditures of approximately $42 million to maintain, modernize and update its manufacturing facilities. The Company anticipates the level of capital expenditures to continue at an annual rate of approximately $5.0 million. Recent capital expenditures have improved the Company's ability to match colors, reduce energy costs and control product shrinkage at its textile facilities. They also have enabled the Company to improve its productivity and ability to develop new products and styles through increased automation at its manufacturing facilities. The Company currently has no material capital commitments for the next twelve months outside of the ordinary course of business.

    The Company considers its owned and leased facilities and equipment to be in good condition and suitable and adequate for the Company's current operations. The Company's ongoing maintenance and improvement of its manufacturing facilities enable it to accommodate anticipated sales growth.

    MANAGEMENT INFORMATION SYSTEMS. The Company has a sophisticated, computer based data collection and information processing system at each of its domestic manufacturing facilities. This system is designed to improve piece-work productivity, automate payroll, control work-in-process and improve supervisor and management effectiveness by providing immediately accessible feedback concerning sewing machine operator performance, current production and inventory information and the location of lagging inventory bundles. In addition, among other improvements made in connection with its new centralized distribution facility, the Company installed an in-house radio frequency warehousing system.

    The Company currently has plans to implement an advanced order processing, allocation and customer service system which will provide the Company with extensive inquiry and reporting capabilities for customer service personnel and management and user defined allocation and shipping rules and immediate updates concerning the status of customer orders. The Company believes that the proposed system will allow it to service its customers more efficiently.

RECENT ACQUISITION

    On January 31, 1997, the Company completed the acquisition of Cottontops (a subsidiary of Anvil), a small marketer and distributor of activewear products which, prior to the acquisition, supplied finished activewear products to the Company for redistribution by the Company as well as directly into the retail market. The aggregate amount of consideration payable in connection with this acquisition (including the Company's assumption of certain liabilities) totaled $3.5 million, subject to a purchase price reduction for unsaleable inventory. At the time of the acquisition, the Company entered into a four-year employment agreement with Tom Glennon. The employment agreement between Cottontops and Mr. Glennon provides for an initial base salary of $60,000 per annum plus an annual bonus based upon operating performance targets of Cottontops. Mr. Glennon's employment may be terminated: (i) by Cottontops at any time for Cause (as defined therein) or (ii) upon Mr. Glennon's resignation, death, or permanent disability or incapacity (as determined by the Board of Directors of Cottontops). If Mr. Glennon is terminated for Substandard Performance (as defined therein) or pursuant to clause (ii), he is entitled to receive his base salary and a pro rata share of his bonus through the date of termination, otherwise Mr. Glennon is only entitled to receive his base salary through the date of termination. Mr. Glennon is subject to confidentiality, non-competition and non-solicitation provisions. Mr. Glennon currently serves as President of Cottontops and was a principal owner of the predecessor before the asset acquisition by the Company.

COMPETITION

    The imprinted activewear segment of the apparel market includes a number of significant competitors and the activewear segment of the industry overall is extremely competitive. Competition in this activewear segment of the apparel industry is generally based upon price, quality, service and breadth of product offerings. In response to market conditions and industry-wide adjustments in price, the Company reviews and adjusts its product offerings and pricing structure from time to time. The Company believes that its overall turnaround time provides a competitive advantage and enables it to seek to continue to capitalize on its timely responsiveness to its customers' requests. In addition, the Company focuses on providing its customers with a broad array of branded and private label niche products at competitive prices on a timely basis. By seeking to promote and encourage a broader, higher priced product mix to its customers, the Company believes it can continue to compete effectively in its market segments.

    The Company's principal domestic competitors include three large domestic manufacturers of activewear (i.e., Fruit of the Loom, Inc.; Hanes Corporation, a division of Sara Lee Corporation; and Jerzees, a division of Russell Corporation), all of which are larger and have greater financial and other resources than the Company. The Company also faces competition from foreign manufacturers of activewear who generally have substantially lower labor costs than domestic manufacturers. Historically, the Company has benefited from quotas and tariffs imposed by the United States on the importation of apparel. The Uruguay Round of GATT, which became effective on January 1, 1995, requires a complete phase-out of all existing quotas over a ten-year period. The phase-out of such quotas is scheduled to take place in four stages as follows (expressed in a percentage of total imports): 16% in 1995; 17% in 1999; 18% in 2003; and 49% in 2005. To date, no products manufactured by the Company have been subject to quota reductions under GATT. The products that will be subject to quota eliminations in 1999 and 2003 have not yet been selected. In addition to the phasing-out of the use of quotas, GATT also requires that the United States reduce tariffs on textile/apparel imports over the same ten-year period. To date, the United States has not lowered such tariffs.

    Increased foreign competition has caused many domestic apparel manufacturers to move a portion of their sewing operations offshore to lower costs. The Company performs a portion of its sewing activities offshore, principally for basic products which are less time sensitive to take advantage of lower offshore wage rates. The Company's activewear products do not require a significant amount of manual labor as compared with certain other items in the apparel industry. For example, the Company estimates the sewing time required to produce a dozen T-shirts is approximately 30 minutes, accounting for no more than one-quarter of such product's overall production costs. For this reason, the Company believes that its segment is less vulnerable to foreign competition than other segments of the apparel industry, which tend to be more labor intensive. In addition, the Company believes that its domestic knitting, bleaching and dyeing operations will continue to provide it with a competitive advantage which should help protect the Company from the negative effects of GATT. The Company believes that imports pose a larger threat to the operations of manufacturers of lower priced, lower quality, high volume products. The Company believes that its current strategy of emphasizing higher quality, niche products and promoting a broader product mix should enable it to compete with imported activewear products.

EMPLOYEES

    As of May 3, 1997, the Company employed a total of 231 full-time salaried employees and 2,717 full-time and part-time hourly employees. Of the Company's employees, 2,838 are involved in manufacturing, 54 in marketing and sales and 56 in finance and administration. Of the Company's 2,838 employees involved in manufacturing, approximately 656 of such employees are employed at the Company's textile facilities and 2,129 are employed at the Company's sewing facilities.

    None of the Company's employees are covered by a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

INTELLECTUAL PROPERTY

    The Company attempts to register its material trademarks and trade names. The Company believes that it has developed strong brand awareness among its targeted customer base and as a result regards its brand names as valuable assets. The Company has registered or applied for trademark registrations for ANVIL and COTTON DELUXE (and the COTTON DELUXE design) in the United States and certain foreign countries.

ENVIRONMENTAL MATTERS

    The Company, like other apparel manufacturers, is subject to federal, state and local environmental and occupational health and safety laws and regulations. While there can be no assurance that the Company is at all times in complete compliance with all such requirements, the Company believes that any noncompliance is unlikely to have a material adverse effect on the Company. The Company has made, and will continue to make, expenditures to comply with environmental and occupational health and safety requirements. The Company currently does not anticipate material capital expenditures for environmental control equipment in fiscal 1997 or fiscal 1998. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable. While the amount of such liability could be material, the Company endeavors to conduct its operations in a manner that reduces such risks.

    Prior to the Acquisition, groundwater contamination was discovered at the Asheville, North Carolina facility. In 1990, Winston Mills, Inc., a subsidiary of McGregor, entered into an Administrative Order on Consent ("AOC") with the North Carolina Department of Environment, Health and Natural Resources ("DEHNR") concerning such contamination. Since that time, McGregor has been conducting investigation and corrective action under DEHNR oversight and has remained responsible to the DEHNR with respect to the contamination that is subject to the AOC. While the total cost of the cleanup at the facility will depend upon the extent of contamination and the corrective action approved by the DEHNR, preliminary cleanup cost estimates range from $1.0 to $4.0 million. McGregor continues to be a party to the Asheville, North Carolina facility's hazardous waste permit and Culligan, an affiliate of McGregor, has guaranteed McGregor's obligations under the AOC. McGregor also contractually agreed to fully indemnify the Company with respect to the contamination as part of the terms of the Acquisition. This indemnity is guaranteed by Culligan and by Astrum (now known as Samsonite Corporation) in the event Culligan is unable to perform its guarantor obligations. The Company could be held responsible for the cleanup of this contamination if McGregor and Culligan were to become unable to fulfill their obligations to DEHNR and the Company was not successful in obtaining indemnification for the clean-up from either McGregor, Culligan or Astrum.

    McGregor also agreed to fully indemnify the Company for any costs associated with certain other environmental matters identified at the time of the Acquisition. The Company believes that, even if McGregor were unable to fulfill its indemnification obligations, these other matters would not have a material adverse effect on the Company. McGregor also agreed to indemnify the Company, subject to certain limitations, with respect to environmental liabilities that arise from events that occurred or conditions in existence prior to the Acquisition. Culligan and Astrum have also guaranteed McGregor's obligations under these indemnities.

LEGAL PROCEEDINGS

    The Company is a party to various litigation matters incidental to the conduct of it business. The Company does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the financial condition or results of operations of the Company. See "Environmental Matters."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES OF ANVIL

    The following sets forth certain information with respect to the Directors, executive officers and certain key employees of Anvil. The Board of Directors of Holdings is identical to that of Anvil.

NAME                                          AGE (1)                              POSITION
------------------------------------------  -----------  ------------------------------------------------------------
Bernard Geller............................          63   Chief Executive Officer, Chairman of the Board and Director
Jacob Hollander...........................          55   Executive Vice President, Chief Administrative Officer,
                                                           Secretary, General Counsel and Director
Anthony Corsano...........................          37   Executive Vice President of Sales and Marketing
William H. Turner.........................          49   Executive Vice President of Manufacturing
Pasquale Branchizio.......................          58   Vice President of Finance
Bruce C. Bruckmann........................          43   Director
Stephen F. Edwards........................          33   Director
David F. Thomas...........................          47   Director
John D. Weber.............................          33   Director

------------------------

(1) All ages are as of December 31, 1996.

    BERNARD GELLER has served as the Chief Executive Officer of Anvil, President of Holdings and has been a Director of Anvil and Holdings since the Acquisition. Since the Recapitalization, Mr. Geller has served as Chairman of the Board of Anvil and Holdings. From 1989 to 1995, Mr. Geller served as Chairman of the Predecessor. From 1986 to 1989, Mr. Geller served as President of McGregor's Anvil division, and from 1975 to 1986, as Controller and then President of the Predecessor. Before joining the Predecessor, Mr. Geller was with Union Underwear Co., Inc., a subsidiary of Fruit of the Loom, Inc., where he worked for 14 years, principally as the company's controller.

    JACOB HOLLANDER has served as Executive Vice President, Chief Administrative Officer, Secretary and General Counsel of Anvil and Vice President, Secretary and General Counsel of Holdings since the Acquisition. Since the Recapitilization, Mr. Hollander has served as a Director of Anvil and Holdings. From 1991 to 1995, Mr. Hollander served as Vice President and General Counsel of Astrum. From 1985 to 1990, Mr. Hollander served as Vice President and General Counsel of McGregor and Faberge, Incorporated, and from 1987 to 1989, Mr. Hollander also served as Vice President and General Counsel of Elizabeth Arden, Inc. During 1990, Mr. Hollander provided legal consulting services to the Unilever group of companies and to McGregor. Prior to its acquisition by McGregor, Mr. Hollander was Vice President of Faberge, Incorporated.

    ANTHONY CORSANO has served as Executive Vice President of Sales and Marketing of Anvil since the Acquisition. From 1993 to 1995, Mr. Corsano served as Vice President of Sales and Marketing of the Predecessor. From 1988 to 1993, Mr. Corsano served as Vice President--Sales of the Predecessor and from 1985 to 1988 Mr. Corsano served as National Sales Manager of the Predecessor.

    WILLIAM H. TURNER has served as Executive Vice President of Manufacturing of Anvil since the Acquisition. From 1992 to 1995, Mr. Turner served as Executive Vice President of Manufacturing of the Predecessor. From 1985 to 1992, Mr. Turner held the position of Vice President of Manufacturing (Cut and Sew) of the Predecessor and from 1982 to 1985 he was the Predecessor's Plant Manager.

    PASQUALE BRANCHIZIO has served as Vice President of Finance of Anvil and Holdings since the Acquisition. From 1986 until 1995, Mr. Branchizio served as Vice President of Finance of the Predecessor.

From 1981 to 1986, Mr. Branchizio served as the Controller of the Predecessor. Prior to that, Mr. Branchizio served as the Predecessor's Senior Accountant.

    BRUCE C. BRUCKMANN has served as a Director of Anvil and Holdings since the Recapitalization. Since 1994, Mr. Bruckmann has served as a principal of BRS. From 1983 until 1994, Mr. Bruckmann served as an officer and subsequently a Managing Director of Citicorp Venture Capital, Ltd. ("CVC"). CVC is an affiliate of 399 Venture. Prior to joining CVC, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is currently a director of Jitney Jungles Stores of America, Inc., Mohawk Industries, Inc., AmeriSource Distribution Corporation, Chromcraft Revington Corporation and CORT Business Services Corporation and a director of several private companies.

    STEPHEN F. EDWARDS has served as a Director of Anvil and Holdings since the Recapitalization. Since 1994, Mr. Edwards has served as a principal of BRS. From 1993 until 1994, Mr. Edwards served as an officer of CVC. From 1988 through 1991, he was an associate of CVC. Prior to joining CVC, Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. Mr. Edwards is currently a director of several private companies.

    DAVID F. THOMAS has served as a Director of Anvil and Holdings since the Recapitalization. Mr. Thomas has been President of 399 Venture since December 1994. In addition, Mr. Thomas has been a Managing Director of CVC for over five years. Mr. Thomas is currently a director of Furnishings International, Inc., Galey & Lord, Inc. and a number of private companies.

    JOHN D. WEBER has served as a Director of Anvil and Holdings since the Recapitalization. Since 1994, Mr. Weber has been a Vice President at CVC and a Vice President at 399 Venture. From 1992 until 1994, Mr. Weber worked at Putnam Investments. Mr. Weber is currently a director of a number of private companies.

    Directors are elected at the annual meeting of stockholders and each director so elected holds office until the next annual meeting of stockholders and until a successor is duly elected and qualified. There are no family relations between any of the Directors or executive officers of Anvil and Holdings.

    Prior to the Recapitalization, the Boards of Holdings and Anvil were controlled by Vestar. Following the Recapitalization, pursuant to the Stockholders Agreement (as defined), 399 Venture, BRS and the Management Investors agreed to vote their shares of Common Stock so that each of the Boards of Holdings and Anvil have up to eight members, comprised of up to three members of each Board designated by 399 Venture, three members of each Board designated by BRS and two members of each Board designated by the Management Investors. The Directors are designated by BRS are Messrs. Bruckmann and Edwards, the Directors that are designated by 399 Venture are Messrs. Thomas and Weber, and the Directors that are designated by the Management Investors are Messrs. Geller and Hollander. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement."

COMPENSATION OF DIRECTORS

    Directors of Anvil and Holdings will not receive compensation for services rendered in that capacity, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with their travel to and attendance of board meetings and committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

    Compensation of all executive officers of the Company is fixed by the Board and no executive officer is prevented from receiving compensation by virtue of the fact that he is also a Director. The following table sets forth information for the periods presented concerning the compensation for the Company's

Chief Executive Officer and each of the three other most highly compensated executive officers of the Company who were serving as executive officers of the Company at the end of fiscal 1996 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during such period. The Company has no other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                              -----------------------------------------------------
NAME AND                                        FISCAL                               OTHER ANNUAL       ALL OTHER
  PRINCIPAL POSITION                             YEAR        SALARY    BONUS (1)   COMPENSATION (2)  COMPENSATION (3)
--------------------------------------------  -----------  ----------  ----------  ----------------  ----------------
Bernard Geller..............................        1996   $  396,000  $  373,535(4)    $   15,924      $   14,004
  Chief Executive Officer
Jacob Hollander.............................        1996      275,000     135,000          9,651             7,897
  Executive Vice President, Chief
  Administrative Officer, Secretary and
  General Counsel
Anthony Corsano.............................        1996      270,096     115,000         12,301             7,868
  Executive Vice President of Sales and
  Marketing
William H. Turner...........................        1996      179,519     170,000          4,353             7,491
  Executive Vice President of Manufacturing

------------------------

(1) The Company provides bonus compensation based on the Company's operating performance. See "--Bonus Plan."

(2) None of the Named Executive Officers received any Other Annual Compensation in an amount in excess of either $50,000 or 10% of such Named Executive Officer's salary and bonus.

(3) All Other Compensation includes: (i) matching contributions under the Company's Savings Plan relating to before-tax contributions made by each of the Named Executive Officers in the following amounts: Mr. Geller--$6,750, Mr. Hollander--$6,750, Mr. Corsano--$6,750; (ii) insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers in the following amounts: Mr. Geller--$1,651, Mr. Hollander--$1,147, Mr. Corsano--$1,118, and Mr. Turner--$741; and (iii) the amount of premiums paid by the Company under a life insurance policy designed to fund certain retirement benefits for Mr. Geller--$5,603.

(4) Includes a bonus payment of $100,535 received by Mr. Geller pursuant to an agreement entered into at the time of the Acquisition.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board has created two standing committees: (i) an Audit Committee and
(ii) a Compensation Committee. The Board may also establish other committees to assist in the discharge of its responsibilities.

    The Audit Committee reviews and, as it shall deem appropriate, recommends to the Board internal accounting and financial controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of financial statements of the Company. The Audit Committee makes recommendations to the board concerning the engagement of independent public accountants to audit the annual financial statements of the Company and the scope of the audit to be undertaken by such accountants. Deloitte & Touche LLP presently serves as the independent auditors of the Company. Messrs. Weber, Edwards and Hollander have been appointed to the Audit Committee.

    The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of employee benefit plans. The Compensation Committee has and exercises all authority under any employee stock option plans of the Company as the committee therein specified (unless the Board resolution appoints any other committee to exercise such authority), and otherwise advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. Messrs. Thomas, Bruckmann and Geller have been appointed to the Compensation Committee.

OPTIONS EXERCISED IN LAST FISCAL YEAR/FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning options exercised during the Company's last fiscal year and outstanding options for the Old Common Stock as of the end of fiscal 1996 held by the Named Executive Officers. There were no stock options granted by Holdings in fiscal 1996. All of the options outstanding became fully vested pursuant to the Recapitalization Agreement. (See "Old Stock Option Plan").

                                                                     NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED    IN-THE- MONEY OPTIONS AT
                                                                       OPTIONS AT FISCAL          FISCAL YEAR-END
                                                                           YEAR-END          --------------------------
                          SHARES ACQUIRED                           -----------------------  UNEXERCISABLE/EXERCISABLE
NAME                        ON EXERCISE      VALUE REALIZED (1)     UNEXERCISABLE/EXERCISABLE            (2)
------------------------  ---------------  -----------------------  -----------------------  --------------------------
Bernard Geller..........        37,500                    0                225,000/37,500      $    2,218,500/369,750
Jacob Hollander.........        12,500                    0                 75,000/12,500             739,500/123,250
Anthony Corsano.........        12,500                    0                 75,000/12,500             739,500/123,250
William H. Turner.......        12,500                    0                 75,000/12,500             739,500/123,250

------------------------

(1) Share of Old Common Stock acquired upon the exercise of such options were not disposed of by such Named Executive Officers.

(2) Assumes a fair market value of the Old Common Stock at February 1, 1997 equal to $10.50 per share.

EMPLOYMENT AGREEMENTS

    As of January 31, 1995, the Company entered into employment agreements with Messrs. Geller, Hollander, Corsano and Turner (collectively, the "Employment Agreements"). The Employment Agreements are for an initial term of four years with automatic one year extensions unless terminated as set forth in the Employment Agreements. The Employment Agreements provide for Messrs. Geller, Hollander, Corsano and Turner (collectively, the "Executives") to serve in the same or similar capacity with the Company as they did with the Predecessor. The Employment Agreements provide for an initial annual base salary of $330,000, $250,000, $235,000 and $150,000 for Messrs. Geller, Hollander, Corsano and Turner, respectively. The Employment Agreements also provide each Executive with customary fringe benefits and vacation periods as well as entitle the Executive to participate in all of the Company's employee pension plans, welfare benefit plans, tax deferred savings plans, or other welfare or retirement benefits, the Bonus Plan and the Stock Option Plan. Each Executive's employment may be terminated by the Company at any time with or without Cause (as defined below). If such Executive is terminated by the Company without Cause or such Executive resigns for Good Reason (as defined below), other than in connection with a Strategic Sale (as defined below), the Executive will be entitled to receive his base salary through the end of the term then in effect (the "Severance Period"), plus any bonus that would have been payable to the Executive for the bonus year in which the termination takes place. In addition, the Executive is entitled to continue to participate in the Company's benefit plans through the end of the fiscal year in which such termination occurs. Moreover, subject to certain restrictions and at the discretion of the Company's Chief Executive Officer, if the Executive is not engaged in regular employment at the end of the Severance Period, the Company may make additional monthly payments to the Executive for up to two years. If the Executive's employment terminates for any other reason, such Executive will be entitled to only his base salary and benefits through the end of the calendar month in which termination occurs, excluding bonuses.

    Each of the Executives is subject to confidentiality, non-competition and non-solicitation provisions. The non-competition provision provides that the Executive is not to own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business that competes anywhere in the world with the businesses of the Company and is enforceable for the term of the Employment Agreement or during any period of time the Executive is receiving payments thereunder unless the Company terminates the Executive without Cause or the Executive resigns for Good Reason, in which case the provision expires upon such termination.

    "Cause" is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement by the Executive which is not cured within thirty days of receipt of written notice from the Board; (ii) the Executive's willful and repeated failure to comply with the lawful directives of the Board or his superior officers(s) consistent with the terms of the Employment Agreement; (iii) gross negligence or willful misconduct in the performance of the Executive's duties under the Employment Agreement which results in material injury to Holdings, Anvil or their subsidiaries; (iv) fraud committed by the Executive with respect to Holdings, Anvil or their subsidiaries or (v) indictment for a felony or a crime involving moral turpitude conviction of which would materially injure relationships with customers, suppliers or employees or otherwise cause material injury to the Company or its subsidiaries. "Good Reason" is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement which is not cured within thirty days after the Board's receipt of written notice from the Executive of non-compliance; (ii) the assignment to the Executive of duties inconsistent with the Executive's position, duties or responsibilities as in effect after the date of execution of the Employment Agreements; (iii) the relocation by the Company of its executive officers to a location outside a thirty mile radius around its current location or (iv) upon a sale of the Company to a corporation or other legal entity that is, or is part of a group of such entities, engaged in operating a material business in competition with, or similar or related to the business of the Company at the time of such a sale (a "Strategic Sale"). The Executive must give a written notice of termination of his election to terminate employment for Good Reason.

BONUS PLAN

    The Company maintains an Executive Bonus Plan (the "Bonus Plan") which provides annual incentive bonuses to certain management employees of the Company. The Bonus Plan provides for an aggregate annual bonus pool equal to 4.0% of the Company's income before provision for income taxes (subject to adjustment by the Board to exclude certain non-recurring items). The Chief Executive Officer of the Company determines the allocation of the bonus pool among the participants of the Bonus Plan.

    In addition, the Management Investors received the Management Bonus aggregating $500,000 pursuant to the Recapitalization Agreement.

OLD STOCK OPTION PLAN

    At the time of the Acquisition, the Company adopted its 1995 Stock Option Plan (the "Old Stock Option Plan"), which authorized the granting of options relating to up to 600,000 shares of Old Common Stock. Pursuant to the Old Stock Option Plan, the Management Investors were granted options in the following aggregate amounts: Mr. Geller - 300,000; and Messrs. Hollander, Corsano and Turner - 100,000 each. The exercise price of the options granted under the Old Stock Option Plan was $0.64 per share. The Old Stock Option Plan provided that, so long as a Management Investor is an employee of the Company, certain of such options shall be subject to time and performance vesting. In general, the options granted under the Old Stock Option Plan would vest and become exercisable upon the sale of the Company or other event where Vestar received a 35% internal rate of return on its investment in Holdings. All of the outstanding options became fully vested pursuant to the Recapitalization Agreement.

NEW STOCK OPTION PLAN

    Holdings has a stock option plan which authorizes the granting of options for approximately 5.0% of the Common Stock on a fully diluted basis (the "New Stock Option Plan"). The options under the New Stock Option Plan are granted to certain members of management, which include the Named Executive Officers, and are subject to time and performance vesting provisions. The exercise price of such options is the fair market price for the Common Stock as of the date of March 14, 1997.

PHANTOM EQUITY PLAN

    At the time of the Acquisition, Holdings and certain members of the Company's management entered into the Phantom Equity Plan (the "Phantom Equity Plan"). Pursuant to the Phantom Equity Plan, such management members were entitled to receive a cash payment equal to 5.0% of any excess of the aggregate sale price over $100.0 million in the event of a sale of the Company. Pursuant to the Recapitalization Agreement such management members received $5.3 million as final payment under the Phantom Equity Plan and, upon the consummation of the Recapitalization, the Phantom Equity Plan was terminated.

SAVINGS PLAN

    At the time of the Acquisition, the Company adopted its Predecessor's savings plan (the "Savings Plan"), which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the Savings Plan, eligible employees may contribute up to 16% of their annual compensation, subject to certain limitations. The Company matches 100% of the first 3.0% contributed by an eligible employee and 50% of the next 3.0% contributed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    All of Anvil's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 15, 1997 (i) any person or group who beneficially owns more than five percent of any class of Holdings' voting securities, (ii) each Named Executive Officer and Director and (iii) all Directors and executive officers of Holdings as a group.

                                                              SHARES BENEFICIALLY OWNED (1)
                                                            ----------------------------------       PERCENTAGE
                                                             CLASS A COMMON    CLASS B COMMON    OF VOTING POWER (1)
                                                            ----------------  ----------------  ---------------------
Bruckmann, Rosser, Sherrill & Co., L.P. (2)...............                                                     %
  126 East 56th Street                                             117,645         1,298,152               32.2
  New York, New York 10022

399 Venture Partners, Inc. (3)............................          97,751         1,078,634               30.0
  399 Park Avenue, 14th Floor
  New York, New York 10043

CCT Partners II, L.P. (4).................................          17,250           190,347                5.3
  399 Park Avenue, 14th Floor
  New York, New York 10043
EXECUTIVE OFFICERS AND DIRECTORS:
Bernard Geller............................................          22,516           248,447                6.9
Jacob Hollander...........................................           7,505            82,816                2.3
Anthony Corsano...........................................           7,505            82,816                2.3
William H. Turner.........................................           7,505            82,816                2.3
Bruce C. Bruckmann (5)....................................         120,065         1,324,852               36.9
Stephen F. Edwards (5)....................................         117,645         1,298,152               36.2
David F. Thomas (6).......................................         100,946         1,113,884               31.0
John D. Weber (6).........................................          98,171         1,083,271               30.2
Directors and executive officers
  as a group (8 persons) (7)..............................         266,462         2,940,267               81.9

------------------------

(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. The Class B Common is the only voting security of Holdings and entitles the holder thereof to one vote per share. The Class A Common is nonvoting and is entitled to the Class A Preference upon any distribution by Holdings.

(2) Excludes shares held individually by Mr. Bruckmann and another individual, each of whom are principals of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS & Co.").

(3) Excludes shares held individually by Messrs. Thomas and Weber and by certain individuals (and affiliates thereof), each of whom are employed by 399 Venture Partners, Inc. ("399 Venture Partners").

(4) CCT Partners II, L.P. is a Delaware limited partnership, the limited partners of which are certain employees of 399 Venture Partners.

(5) Includes shares held by BRS & Co. Messrs. Bruckmann and Edwards each disclaim beneficial ownership of such shares. The address for such persons is c/o BRS & Co., 126 East 56th Street, New York, New York 10022.

(6) Includes shares held by 399 Venture Partners. Messrs. Thomas and Weber each disclaim beneficial ownership of such shares. The address for such persons is c/o 399 Venture Partners, 399 Park Avenue, 14th floor, New York, New York 10043.

(7) Includes: (i) shares held by BRS & Co., which may be deemed to be owned beneficially by Messrs. Bruckmann and Edwards, and (ii) shares held by 399 Venture Partners, which may be deemed to be owned beneficially by Messrs. Thomas and Weber. Excluding the shares beneficially owned by

    BRS & Co. and 399 Venture Partners, the Directors and executive officers as a group beneficially own 51,065 shares of Class A Common and 563,481 shares of Class B Common, which represents approximately 15.7% of the voting power of the Common Stock.

STOCKHOLDERS AGREEMENT

    Pursuant to the Recapitalization, Holdings, 399 Venture, BRS and the Management Investors entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement provides: (i) that all parties thereto will vote their shares of Common Stock so as to cause the Boards of Directors of Anvil and Holdings each to consist of eight members, three of whom shall be selected by 399 Venture, three of whom shall be selected by BRS and two of whom shall be selected by the Management Investors; (ii) for certain restrictions on transfer of the Common Stock including, but not limited to, provisions providing that Holdings and certain holders of Common Stock will have limited rights of first offer and certain limited participation rights in any proposed third party sale of Common Stock by 399 Venture or BRS; (iii) that if Holdings authorizes the issuance or sale of any Common Stock (other than as a dividend on the outstanding Common Stock) to 399 Venture or BRS, Holdings will first offer to sell to each of the other parties thereto a percentage of the shares of such issuance, equal to the percentage of Common Stock held, respectively, by each of them at the time of such issuance and (iv) that upon approval by the Board of Directors of Holdings (or, under certain circumstances, 399 Venture or BRS) of a sale of all or substantially all of the consolidated assets of Holdings or substantially all the outstanding capital stock of Holdings (whether by merger, consolidation or otherwise), each party thereto will consent to and raise no objections against such sale and sell its Common Stock in such sale. In reference to paragraph (iv) above, (A) at any time, both the holders of a majority of 399 Venture Stockholder Shares (as defined) and the holders of BRS Stockholder Shares (as defined), acting together as group may, and (B) after March 14, 2001, either a majority of 399 Venture Stockholder Shares or the holders of a majority of BRS Stockholder Shares may, require that Holdings enter into, and the Board of Directors approve, such a sale. None of parties received compensation for entering into the Stockholders Agreement. Deleware law (by which the Stockholders Agreement is governed) explicitly allows transfer limitations and voting arrangements of the nature contemplated by the Stockholders Agreement. In reference to paragraph (iv) above, (A) at any time, both the holders of a majority of 399 Venture Stockholder Shares (as defined) and the holders of a majority of BRS Stockholder Shares (as defined), acting together as group may, and (B) after March 14, 2001, either a majority of 399 Venture Stockholder Shares or the holders of a majority of BRS Stockholder Shares may, require that Holdings enter into, and the Board of Directors approve, such a sale. None of the parties received compensation for entering into the Stockholders Agreement. The Stockholders Agreement is governed by Delaware law which explicitly authorizes transfer limitations and voting arrangements of the type and nature contemplated by the Stockholders Agreement.

REGISTRATION RIGHTS AGREEMENT

    Pursuant to the Recapitalization, 399 Venture, BRS, the Management Investors and the Initial Purchaser entered into a Registration Rights Agreement (the "Equity Registration Rights Agreement") which inures to the benefit of the transferees of the Class B Common initially issued in connection with the Initial Units Offering, subject to the limitations set forth therein. The Equity Registration Rights Agreement provides that, subject to certain conditions, 399 Venture and BRS each have the right to exercise a limited number of long-form and shelf demand registrations, and an unlimited number of short-form demand registrations under the Securities Act of their respective shares of Common Stock. The Equity Registration Rights Agreement also provides for piggyback registration rights, allowing the parties thereto to include their Common Stock in any registration filed by Holdings other than pursuant to a registration statement on Form S-8 or S-4 or any similar form or in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called "equity kicker"). However, if the piggyback registration is an underwritten primary registration on behalf of Holdings, and the managing underwriters advise Holdings that in their opinion the aggregate number of shares of

Common Stock which the participants elect to include in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the number of such shares sold in such offering shall be allocated according to the following priority: (i) first, the securities Holdings proposes to sell; (ii) second, the Common Stock requested to be included in such registration, pro rata among the holders of such Common Stock on the basis of the number of shares of Common Stock owned by each such holder; and (iii) third, other securities requested to be included in such registration.

    In addition, the parties thereto (other than certain individual investors and the Unit holders and successors) are, subject to certain conditions, prohibited from selling their shares of Common Stock within 180 days after the effectiveness of any demand registration or piggyback registration (except as part of such underwritten registration) unless the underwriters managing the registered offering otherwise agree.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OLD MANAGEMENT AGREEMENT

    In connection with the Acquisition, Anvil, Holdings, Anvil (Czech), Inc., a wholly owned subsidiary of Anvil ("ACI"), affiliates of Vestar and 399 Venture and Culligan entered into a Management Agreement (the "Old Management Agreement"), whereby the affiliates of Vestar and 399 Venture and Culligan agreed to provide certain advisory and consulting services in relation to the affairs of Holdings, Anvil and ACI in connection with strategic financial planning, the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. In exchange for these services, affiliates of Vestar and 399 Venture and Culligan were to receive an annual fee of $200,000, $120,000 and $180,000, respectively. In fiscal 1996, the Company made payments in the aggregate amount of $292,000, and $180,000 under the Old Management Agreement to the affiliate of Vestar and Culligan, respectively. The Old Management Agreement was terminated pursuant to the Recapitalization Agreement.

MANAGEMENT AGREEMENT

    Anvil, Holdings and BRS & Co. anticipate entering into a Management Agreement (the "Management Agreement"), whereby BRS & Co. will agree to provide certain advisory and consulting services in relation to the affairs of Anvil and Holdings in connection with strategic financial planning, selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. In exchange for these services BRS & Co. will receive, in addition to reasonable "out-of-pocket expenses" (as defined in the Management Agreement), an annual fee of $250,000. The Management Agreement is expected to be executed during the second half of Fiscal 1997. BRS & Co. is a significant stockholder of the Company who has two representatives on the Company's Board of Directors. It is anticipated that the terms of the Management Agreement will be no less favorable as those that could be obtained from an independent third party.

PROMISSORY NOTES

    In connection with their purchase of Holdings' securities under the Stock Purchase Agreement, Messrs. Geller and Corsano each borrowed $125,000 from Holdings under promissory notes, each dated as of January 30, 1995 (the "Promissory Notes"). The Promissory Notes accrued interest at a rate of 7.19% per annum and would have matured on January 30, 2002. The largest aggregate amount of indebtedness outstanding to any individual during the last fiscal year was $133,988. The Promissory Notes were repaid pursuant to the Recapitalization Agreement.

SUBORDINATED PROMISSORY NOTE

    In connection with the Acquisition, Holdings issued the Subordinated Note in the principal amount of $7.5 million to Culligan. Interest on the Subordinated Note was paid by Holdings semi-annually at a rate of 10% per year if paid in cash, or 12% if deferred by Holdings. Holdings has deferred the payment of interest on the Subordinated Note since the date of its issuance. The principal amount would have been due January 30, 2005 unless, (i) Holdings or any holders of Common Stock sells or issues the Common Stock and such sale or issuance results in (x) a person owning more than 50% of Holdings' Common Stock outstanding or (y) a person possessing the power to elect a majority of the board of directors of Holdings or (ii) there is sale of at least substantially all of Holdings' or its subsidiaries' assets. The Subordinated Note and all unaccrued and unpaid interest thereon was repaid by Holdings using a portion of the net proceeds from the Initial Offerings.

TRANSACTION FEES

    In connection with the Acquisition, affiliates of Vestar and 399 Venture received transaction fees of $1.6 million and $.9 million, respectively, for investment banking services rendered to the Company. In connection with the Recapitalization, affiliates of BRS, 399 Venture and the Management Investors received transaction fees of approximately $1.27 million, $1.27 million and $0.47 million, respectively, in the form of cash and dividends.

BENEFITS OF RECAPITALIZATION TO CERTAIN EXISTING STOCKHOLDERS AND NAMED
  EXECUTIVE OFFICERS

    In connection with the Recapitalization, Holdings redeemed all of its Old Preferred Stock and repurchased all of its Old Common Stock (other than the Retained Shares). Set forth below for those stockholders who, immediately prior to the Recapitalization, owned more than five percent of Holdings' capital stock and the Named Executive Officers of the Company is the aggregate amount paid to such stockholder or Named Executive Officer in connection with such redemption and repurchase:

NAME
-----------------------------------------------------------------   AGGREGATE AMOUNT
                                                                        RECEIVED
                                                                   -------------------
                                                                      (IN MILLIONS)
Vestar...........................................................       $    47.9
Culligan.........................................................            41.1
399 Venture......................................................             7.2
Bernard Geller...................................................             8.8
Jacob Hollander..................................................             2.9
Anthony Corsano..................................................             2.9
William H. Turner................................................             2.9

    The Named Executive Officers received an aggregate of approximately $5.8 million pursuant to the Phantom Equity Plan and the Management Bonus. In addition, Mr. Geller's options to purchase 262,500 shares of Old Common Stock and each of Messrs. Hollander's, Corsano's and Turner's options to purchase 87,500 shares of Old Common Stock issued pursuant to the Old Stock Option Plan vested and became exercisable at $0.64 per share pursuant to the terms of the Recapitalization Agreement.

                          THE PREFERRED EXCHANGE OFFER

PURPOSE AND EFFECT OF THE PREFERRED EXCHANGE OFFER

    The Old Senior Preferred Stock were originally sold by Holdings on March 14, 1997 to the Initial Purchaser and certain accredited investors with the Initial Purchaser acting as agent, pursuant to the Units Purchase Agreement and in a private placement pursuant to the exemption from registration contained in
Section 4(2) of the Securities Act. The Initial Purchaser subsequently resold its portion of the Old Senior Preferred Stock to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors in reliance on Rule 501(a) under the Securities Act. As a condition to the Units Purchase Agreement, Holdings entered into the Preferred Stock Registration Rights Agreement with the Initial Purchaser pursuant to which Holdings has agreed, for the benefit of the holders of the Old Senior Preferred Stock, at Holdings' cost, to use its best efforts to
(i) file the Preferred Exchange Offer Registration Statement within 60 days after the date of the original issue of the Old Senior Preferred Stock with the Commission with respect to the Preferred Exchange Offer for the New Senior Preferred Stock; (ii) use its best efforts to cause the Preferred Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the date of the original issuance of the Old Senior Preferred Stock and (iii) unless the Preferred Exchange Offer would not be permitted by applicable law or Commission policy, commence the Preferred Exchange Offer and use its best efforts to issue the New Senior Preferred Stock in exchange for the Old Senior Preferred Stock on or prior to 150 days after the date of the original issuance of the Old Senior Preferred Stock. Upon the Preferred Exchange Offer Registration Statement being declared effective, Holdings will offer the New Senior Preferred Stock in exchange for surrender of the Old Senior Preferred Stock. Holdings will keep the Preferred Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Preferred Exchange Offer is mailed to the holders of the Old Senior Preferred Stock. For each Old Senior Preferred Stock surrendered to Holdings pursuant to the Preferred Exchange Offer, the holder of such Old Senior Preferred Stock will receive a New Senior Preferred Stock having a liquidation preference equal to that of the surrendered Old Senior Preferred Stock. Dividends on each Old Senior Preferred Stock will accrue from the date of its original issue. Dividends on each New Senior Preferred Stock will accrue from the date of its original issue.

    Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Senior Preferred Stock will, in general, be freely tradeable after the Preferred Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Senior Preferred Stock who is an "affiliate" of Holdings or who intends to participate in the Preferred Exchange Offer for the purpose of distributing the New Senior Preferred Stock (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Senior Preferred Stock in the Preferred Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Senior Preferred Stock, unless such sale or transfer is made pursuant to an exemption from such requirements.

    As contemplated by these no-action letters and the Preferred Stock Registration Rights Agreement, each holder accepting the Preferred Exchange Offer is required to represent to Holdings in the Letter of Transmittal that (i) the New Senior Preferred Stock are to be acquired by the holder or the person receiving such New Senior Preferred Stock, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in distribution of the New Senior Preferred Stock, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Senior Preferred Stock, (iv) neither the holder nor any such other person is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Preferred Exchange Offer for the purpose of distributing the New Senior Preferred Stock it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Senior Preferred Stock and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives New Senior Preferred Stock for its own account in exchange for Old Senior Preferred Stock must acknowledge that it (i) acquired the Old Senior Preferred Stock for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with Holdings or any "affiliate" of Holdings (within the meaning of Rule 405 under the Securities Act) to distribute the New Senior Preferred Stock to be received in the Preferred Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Senior Preferred Stock. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

    In the event that (i) changes in the law or the applicable interpretations of the staff of the Commission do not permit or require Holdings to effect such a Preferred Exchange Offer, or (ii) if any holder of Transfer Restricted Securities (as defined therein) notifies Holdings within 10 business days following the consummation of the Preferred Exchange Offer that such holder (a) is prohibit from law or Commission policy from participating in the Exchange Offer, (b) may not resell the New Senior Preferred Stock to the public without delivering a prospectus and the Prospectus contained in the Preferred Exchange Offer Registration Statement is not appropriate or available for such resales or
(c) is a broker-dealer and holds Old Senior Preferred Stock acquired directly from Holdings or one of its affiliates, then Holdings will (x) file the Shelf Registration Statement covering resales of the Old Senior Preferred Stock, (1) if pursuant to clause (i) above, within the earlier of 45 days after Holdings determines it is not required to file the Preferred Exchange Offer Registration Statement or 75 days after the original issue of the Old Senior Preferred Stock or, (2) if pursuant to clause (ii) above, within 45 days after Holdings receives notice, (y) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act, (1) if pursuant to clause (i) above, within 120 days after Holdings becomes obligated to file the Shelf Registration Statement or, (2) if pursuant to clause (ii) above, within 120 days after Holdings receives notice and (z) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of three years after its effective date. Holdings will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Senior Preferred Stock copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resale of the Old Senior Preferred Stock. A holder of the Old Senior Preferred Stock that sells such Old Senior Preferred Stock pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Preferred Stock Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Senior Preferred Stock will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Preferred Stock Registration Rights Agreement in order to have their Old Senior Preferred Stock included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

    If (a) Holdings fails to file any of the Registration Statements required by the Preferred Stock
Registration Rights Agreement on or before the date specified for such filing,
(b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, or (c) Holdings fails to consummate the Preferred Exchange Offer within 30 days of the date specified for such effectiveness with respect to the Preferred Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Preferred Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the Preferred Stock Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), the sole remedy available to holders of the Old Senior Preferred Stock will be the immediate assessment of liquidated damages as follows: during the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 liquidation preference of the Transfer Restricted Securities (as defined therein) held by any holder of Transfer Restricted Securities (a "Holder") for so long as the Registration Default continues. The amount of liquidated damages payable to each Holder shall increase by an additional $.05 per week per $1,000 liquidation preference of Transfer Restricted Securities held by such Holder for each subsequent 90-day period, up to a maximum amount of liquidated damages of $.30 per week per $1,000 liquidation preference of Transfer Restricted Securities held by such Holder. All accrued liquidated damages shall be paid by Holdings as provided for in the Certificate of Designation (i) to the Global Senior Preferred Stock Holder by wire transfer of immediately available funds and (ii) to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified, as provided in the Certificate of Designation. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of liquidated damages with respect to such Transfer Restricted Securities will cease.

    Holders of Old Senior Preferred Stock will be required to make certain representations to Holdings (as described in the Preferred Stock Registration Rights Agreement) in order to participate in the Preferred Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Preferred Stock Registration Rights Agreement in order to have their Old Senior Preferred Stock included in the Shelf Registration Statement and benefit from the provisions regarding Additional Investors set forth above.

    The summary herein of certain provisions of the Preferred Stock Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Preferred Stock Registration Rights Agreement, a copy of which is filed as an exhibit to the Preferred Exchange Offer Registration Statement of which this Prospectus is a part.

    Following the consummation of the Preferred Exchange Offer, holders of the Old Senior Preferred Stock who were eligible to participate in the Preferred Exchange Offer but who did not tender their Old Senior Preferred Stock will not have any further registration rights and such Old Senior Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Senior Preferred Stock could be adversely affected.

TERMS OF THE PREFERRED EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Holdings will accept any and all Old Senior Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Holdings will issue $1,000 liquidation preference of New Senior Preferred Stock in exchange for each $1,000 liquidation preference of outstanding Old Senior Preferred Stock accepted in the Preferred Exchange Offer. Holders may tender some or all of their Old Senior Preferred Stock pursuant to the Preferred Exchange Offer. However, Old Senior Preferred Stock may be tendered only in integral multiples of $1,000.

    The form and terms of the New Senior Preferred Stock are the same as the form and terms of the Old Senior Preferred Stock except that (i) the New Senior Preferred Stock bear a Series B designation and a different CUSIP Number from the Old Senior Preferred Stock, (ii) the New Senior Preferred Stock have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Senior Preferred Stock will not be entitled to certain rights under the Preferred Stock Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Preferred Exchange Offer, all of which rights will terminate when the Preferred Exchange Offer is terminated. The New Senior Preferred Stock will evidence the same equity as the Old Senior Preferred Stock and will be entitled to the benefits of the Certificate of Designation.

    As of the date of this Prospectus, $30,985,833.34 aggregate liquidation preference of Old Senior Preferred Stock were outstanding. Holdings has fixed the close of business on July 24, 1997 as the record date for the Preferred Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.


    Holders of Old Senior Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Certificate of Designation in connection with the Preferred Exchange Offer. Holdings intends to conduct the Preferred Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    Holdings shall be deemed to have accepted validly tendered Old Senior Preferred Stock when, as and if Holdings has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Senior Preferred Stock from Holdings.

    If any tendered Old Senior Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Senior Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Senior Preferred Stock in the Preferred Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Senior Preferred Stock pursuant to the Preferred Exchange Offer. Holdings will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange fees and expenses.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on August 22, 1997, unless Holdings, in its sole discretion, extends the Preferred Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Preferred Exchange Offer is extended.


    In order to extend the Preferred Exchange Offer, Holdings will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    Holdings reserves the right, in its reasonable discretion, (i) to delay accepting any Old Senior Preferred Stock, to extend the Preferred Exchange Offer or to terminate the Preferred Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or
(ii) to amend the terms of the Preferred Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

DIVIDENDS ON THE NEW SENIOR PREFERRED STOCK

    The New Senior Preferred Stock will accrue dividends from their date of issuance. Holders of Old Senior Preferred Stock that are accepted for exchange will accrue dividends thereon to, but not including, the date of issuance of the New Senior Preferred Stock. Accrual of dividends on the Old Senior Preferred Stock accepted for exchange will cease to accrue upon issuance of the New Senior Preferred Stock.

    Dividends accrue in each period ending on March 15, June 15, September 15 and December 15 of each year.

PROCEDURES FOR TENDERING

    Only a holder of Old Senior Preferred Stock may tender such Old Senior Preferred Stock in the Preferred Exchange Offer. To tender in the Preferred Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or Agent's Message, together with the Old Senior Preferred Stock and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Senior Preferred Stock, Letter of Transmittal or an Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Senior Preferred Stock may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

    The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Senior Preferred Stock that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that Holdings may enforce such agreement against such participant.

    By executing the Letter of Transmittal or Agent's Message, each holder will make to Holdings the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Preferred Exchange Offer."

    The tender by a holder and the acceptance thereof by Holdings will constitute agreement between such holder and Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

    THE METHOD OF DELIVERY OF OLD SENIOR PREFERRED STOCK AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD SENIOR PREFERRED STOCK SHOULD BE SENT TO HOLDINGS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Senior Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Senior Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Senior Preferred Stock listed therein, such Old Senior Preferred Stock must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Senior Preferred Stock with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Senior Preferred Stock or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to Holdings of their authority to so act must be submitted with the Letter of Transmittal.

    Holdings understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Senior Preferred Stock at the Book-Entry Transfer Facility (as defined in the Letter of Transmittal) for the purpose of facilitating the Preferred Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Senior Preferred Stock by causing such Book-Entry Transfer Facility to transfer such Old Senior Preferred Stock into the Exchange Agent's account with respect to the Old Senior Preferred Stock in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Senior Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, unless an Agent's Message is received by the Exchange Agent, in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Senior Preferred Stock and withdrawal of tendered Old Senior Preferred Stock will be determined by Holdings in its sole discretion, which determination will be final and binding. Holdings reserves the absolute right to reject any and all Old Senior Preferred Stock not properly tendered or any Old Senior Preferred Stock Holdings' acceptance of which would, in the opinion of counsel for Holdings, be unlawful. Holdings also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Senior Preferred Stock. Holdings' interpretation of the terms and conditions of the Preferred Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Senior Preferred Stock must be cured within such time as Holdings shall determine. Although Holdings intends to notify holders of defects or irregularities with respect to tenders of Old Senior Preferred Stock, neither Holdings, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Senior Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Senior Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Senior Preferred Stock and (i) whose Old Senior Preferred Stock are not immediately available, (ii) who cannot deliver their Old Senior Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

        (a) the tender is made through an Eligible Institution,

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Senior Preferred Stock and the liquidation preference of Old Senior Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Senior Preferred Stock (or a confirmation of book-entry transfer of such Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Senior Preferred Stock in proper form for transfer (or a confirmation of book-entry transfer of such Old Senior Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Senior Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Senior Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Senior Preferred Stock in the Preferred Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Senior Preferred Stock to be withdrawn (the "Depositor"); (ii) identify the Old Senior Preferred Stock to be withdrawn (including the certificate number(s) and liquidation preference of such Old Senior Preferred Stock, or, in the case of Old Senior Preferred Stock transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Senior Preferred Stock were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Senior Preferred Stock register the transfer of such Old Senior Preferred Stock into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Senior Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings, whose determination shall be final and binding on all parties. Any Old Senior Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Preferred Exchange Offer and no New Senior Preferred Stock will be issued with respect thereto unless the Old Senior Preferred Stock so withdrawn are validly retendered. Any Old Senior Preferred Stock which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Preferred Exchange Offer. Properly withdrawn Old Senior Preferred Stock may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Preferred Exchange Offer, Holdings shall not be required to accept for exchange, or exchange New Senior Preferred Stock for, any Old Senior Preferred Stock, and may terminate or amend the Preferred Exchange Offer as provided herein before the acceptance of such Old Senior Preferred Stock, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Preferred Exchange Offer which, in the reasonable judgment of Holdings, might materially impair the ability of Holdings to proceed with the Preferred Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to Holdings or any of its subsidiaries; or

        (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of Holdings, might materially impair the ability of Holdings to proceed with the Preferred Exchange Offer or materially impair the contemplated benefits of the Preferred Exchange Offer to Holdings; or

        (c) any governmental approval has not been obtained, which approval Holdings shall, in its reasonable discretion, deem necessary for the consummation of the Preferred Exchange Offer as contemplated hereby.

    If Holdings determines in its reasonable discretion that any of the conditions are not satisfied, Holdings may (i) refuse to accept any Old Senior Preferred Stock and return all tendered Old Senior Preferred Stock to the tendering holders, (ii) extend the Preferred Exchange Offer and retain all Old Senior Preferred Stock tendered prior to the expiration of the Preferred Exchange Offer, subject, however, to the rights of holders to withdraw such Old Senior Preferred Stock (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Preferred Exchange Offer and accept all properly tendered Old Senior Preferred Stock which have not been withdrawn to the extent that such conditions are legally waivable by Holdings.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Preferred Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                                BY OVERNIGHT COURIER AND BY HAND AFTER 4:30
                  BY MAIL:                                         P.M.:

   United States Trust Company of New York        United States Trust Company of New York
         P.O. Box 843 Cooper Station                      770 Broadway-13th Floor
          New York, New York 10276                       New York, New York 10003

    Attention: Corporate Trust Operations          Attention: Corporate Trust Operations
 (registered or certified mail recommended)

          BY HAND BEFORE 4:30 P.M.:

   United States Trust Company of New York        FACSIMILE TRANSMISSION: (212) 420-6152
                111 Broadway
          New York, New York 10006

ATTENTION: Lower Level Corporate Trust Window      CONFIRM BY TELEPHONE: (800) 548-6565

    DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by Holdings. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of Holdings and its affiliates.

    Holdings has not retained any dealer-manager in connection with the Preferred Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Preferred Exchange Offer. Holdings, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Preferred Exchange Offer will be paid by Holdings. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    The New Senior Preferred Stock will be recorded at the same carrying value as the Old Senior Preferred Stock, which is face value, as reflected in Holdings' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Holdings. The expenses of the Preferred Exchange Offer will be expensed over the term of the New Senior Preferred Stock.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Senior Preferred Stock that are not exchanged for New Senior Preferred Stock pursuant to the Preferred Exchange Offer will remain restricted securities. Accordingly, such Old Senior Preferred Stock may be resold only (i) to Holdings (upon redemption thereof or otherwise), (ii) so long as the Old Senior Preferred Stock are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to Holdings), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW SENIOR PREFERRED STOCK

    With respect to resales of New Senior Preferred Stock, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, Holdings believes that a holder or other person who receives New Senior Preferred Stock, whether or not such person is the holder (other than a person that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) who receives New Senior Preferred Stock in exchange for Old Senior Preferred Stock in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Senior Preferred Stock, will be allowed to resell the New Senior Preferred Stock to the public without further registration under the Securities Act and without delivering to the purchasers of the New Senior Preferred Stock a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Senior Preferred Stock in the Preferred Exchange Offer for the purpose of distributing or participating in a distribution of the New Senior Preferred Stock, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Senior Preferred Stock for its own account in exchange for Old Senior Preferred Stock, where such Old Senior Preferred Stock were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Preferred Stock.

    As contemplated by these no-action letters and the Preferred Stock Registration Rights Agreement, each holder accepting the Preferred Exchange Offer is required to represent to Holdings in the Letter of Transmittal that (i) the New Senior Preferred Stock are to be acquired by the holder or the person receiving such New Senior Preferred Stock, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Senior Preferred Stock, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Senior Preferred Stock, (iv) neither the holder nor any such other person is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Preferred Exchange Offer for the purpose of distributing the New Senior Preferred Stock it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Senior Preferred Stock and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Senior Preferred Stock for its own account in exchange for Old Senior Preferred Stock must acknowledge that it will deliver a Prospectus in connection with any resale of such New Senior Preferred Stock. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                           DESCRIPTION OF SECURITIES
                                  SENIOR NOTES

GENERAL

    The New Senior Notes will be issued under the Senior Indenture. The terms of the New Senior Notes include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Senior Indenture. The form and terms of the New Senior Notes are the same as the form and terms of the Old Senior Notes (which they replace) except that (i) the New Senior Notes bear a Series B designation, (ii) the New Senior Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Senior Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The New Senior Notes are subject to all such terms, and holders of the New Senior Notes are referred to the Senior Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the New Senior Notes. This summary does not purport to be a complete description of the New Senior Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the New Senior Notes and the Senior Indenture (including the definitions contained therein). A copy of the form of Senior Indenture may be obtained from Anvil by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Senior Indenture and such definitions are incorporated herein by reference. The Old Senior Notes and the New Senior Notes are sometimes referred to herein collectively as the "Senior Notes." Any descriptions of the Senior Notes presented in the future tense shall refer to the New Senior Notes, where appropriate.

    The Senior Notes will be senior unsecured obligations of Anvil and will rank senior in right of payment to all subordinated Indebtedness of Anvil and PARI PASSU in right of payment with all existing and future senior Indebtedness (including borrowings under the New Credit Agreement). The Senior Notes will be effectively subordinated to all existing and future secured Indebtedness of Anvil, including Indebtedness pursuant to the New Credit Agreement, to the extent of the value of the assets securing such Indebtedness and the Senior Notes will be structurally subordinated to Indebtedness of Anvil's Subsidiaries. As of May 3, 1997, Anvil had approximately $156.5 million (including the discount on the Senior Notes) of senior Indebtedness (including the Senior Notes), approximately $26.5 million of which was secured indebtedness. In addition, as of May 3, 1997, Anvil had approximately $28.5 million of availability, subject to an asset based formula, under the New Credit Agreement and all borrowings thereunder are secured. The Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Senior Notes would be senior. The Company's borrowings under the New Credit Agreement are secured by a first priority perfected security interest in all assets and properties of Anvil and its domestic subsidiaries. As a result, any amounts borrowed under the New Credit Agreement are senior in right of payment to the Senior Notes. As of July 14, 1997, the Company had borrowings under the New Credit Agreement of approximately $24.5 million.

    Restrictions in the Senior Indenture on the ability of Anvil and its Restricted Subsidiaries to incur additional Indebtedness, to make Asset Sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of its assets, may make more difficult or discourage a takeover of Anvil or Holdings, whether favored or opposed by the management of Anvil and Holdings. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Senior Indenture may not afford holders of Senior Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    As of the date hereof, Anvil has four Subsidiaries, all of which constitute Restricted Subsidiaries for the purposes of the Senior Indenture. Under certain circumstances, Anvil will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Senior Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Senior Notes will be limited in aggregate principal amount to $130.0 million and will mature on March 15, 2007. Interest on the Senior Notes will accrue at the rate of 10 7/8% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 1997, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages on the Senior Notes will be payable at the office or agency of Anvil maintained for such purpose within the City and State of New York or, at the option of Anvil, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; PROVIDED that all payments with respect to Global Senior Notes and Certificated Securities the Holders of whom have given wire transfer instructions to Anvil will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by Anvil, Anvil's office or agency will be the office of the Trustee maintained for such purpose. Anvil may change such office or agency without prior notice to Holders of the Senior Notes, and Holdings or any of its Subsidiaries may act as Paying Agent or Registrar. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

HOLDINGS' GUARANTEE

    Holdings has irrevocably and unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Anvil under the Senior Indenture and the Senior Notes, whether for principal of or interest on or Liquidated Damages, if any, on the Senior Notes, expenses, indemnification or otherwise (all such obligations guaranteed by Holdings being herein called the "Guaranteed Obligations") with respect to Holdings. Holdings has no material assets other than the common stock of Anvil, and, accordingly, its ability to perform under its Guarantee will be dependent on the financial condition and net worth of Anvil. Holdings covenants in the Senior Indenture to engage in no businesses other than holding the capital stock of Anvil and other Persons engaged in the same, similar, ancillary, complementary or related business to the business in which Anvil is engaged and other activities incidental thereto, including financing activities for the benefit of Anvil and such Persons.

    The Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon Holdings and its successors, transferees and assigns and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

SUBSIDIARY GUARANTEES

    Anvil's payment obligations under the Senior Notes will be guaranteed pursuant to future guarantees (collectively, the "Subsidiary Guarantees") on a senior basis by any Subsidiaries that become guarantors (collectively, the "Subsidiary Guarantors") under the covenant entitled "--Additional Subsidiary Guarantees." The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. Cottontops is the sole Subsidiary Guarantor.

    The Senior Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Senior Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction and (B) would be permitted by virtue of Anvil's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described in "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (iv) such Subsidiary Guarantor delivers to the Trustee an Officers' Certificate and an Opinion of Counsel addressed to the Trustee with respect to the foregoing matters; PROVIDED, HOWEVER, that the foregoing will not apply to the merger of two or more Subsidiary Guarantors with and into each other or the merger of any Subsidiary Guarantor into Anvil.

    The Senior Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Senior Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

    Except as set forth below, the Senior Notes will not be redeemable at Anvil's option prior to March 15, 2002. Thereafter, the Senior Notes will be subject to redemption for cash at the option of Anvil, in whole or in part, upon not less than 30 nor more than 60 days' notice to each holder of Senior Notes to be redeemed, at the following redemption prices (expressed as percentages of principal amount thereof) if redeemed during the 12-month period beginning on March 15 of each of the years indicated below, in each case together with any accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     105.438%
2003..............................................................................     103.625%
2004..............................................................................     101.813%
2005 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, at any time on or before March 15, 2000, Anvil may (but will not have the obligation to) redeem for cash up to 40% of the original aggregate principal amount of the Senior Notes at a redemption price of 110% of the principal amount thereof, in each case plus any accrued and unpaid interest and Liquidated Damages thereon to the redemption date, with the net proceeds of a Public Equity Offering; PROVIDED that at least 60% of the original aggregate principal amount of the Senior Notes remains outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that such redemption will occur within 60 days of the date of the closing of such Public Equity Offering.

    If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; PROVIDED that no Senior Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note will state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions of them called for redemption unless Anvil defaults in the payment thereof.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders," Anvil is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Senior Notes prior to the maturity date.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    The Senior Indenture provides that upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require Anvil to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Anvil will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes pursuant to the procedures required by the Senior Indenture and described in such notice. Anvil will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

    The Change of Control Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Change of Control Purchase Date"), Anvil will repurchase all Senior Notes validly tendered and not properly withdrawn pursuant to the Change of Control Offer. Payment for any Senior Notes so purchased will be made in the same manner as interest payments are made on the Senior Notes.

    If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Liquidated Damages will be paid to the Person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Senior Notes pursuant to the Change of Control Offer.

    On the Change of Control Purchase Date, Anvil will, to the extent lawful,
(1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by Anvil. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. Anvil will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date.

    Except as described above, the Senior Indenture does not contain provisions that permit the Holders of Senior Notes to require Anvil to redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by Anvil, management of Anvil or an Affiliate of Anvil, if such transaction does not result in a Change of Control. In addition, the existence of the Holder's right to require Anvil to repurchase such Holder's Senior Notes upon the occurrence of a Change of Control may or may not deter a third party from seeking to acquire Anvil or Holdings in a transaction that would constitute a Change of Control.

    Anvil's ability to repurchase Senior Notes pursuant to a Change of Control Offer may be limited by a number of factors. The New Credit Agreement provides that certain change of control events with respect to Holdings and/or Anvil would constitute a default thereunder permitting the lending parties thereto to accelerate the Indebtedness thereunder. In addition, certain events that may obligate Anvil to offer to repay all outstanding obligations under the New Credit Agreement may not constitute a Change of Control under the Senior Indenture. However, Anvil may not have sufficient resources to repay Indebtedness under the New Credit Agreement and Anvil may not have sufficient resources to repurchase tendered Senior Notes. Furthermore, any future credit agreements or other agreements relating to senior Indebtedness to which Anvil becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Anvil is directly or indirectly prohibited from repurchasing Senior Notes, Anvil could seek the consent of its lenders to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such prohibition. If Anvil does not obtain such a consent or repay such borrowings, the repurchase of Senior Notes will remain prohibited. The failure by Anvil to purchase tendered Senior Notes would constitute a breach of the Senior Indenture which would, in turn, constitute a default under the New Credit Agreement and could lead to the acceleration of the indebtedness thereunder. In any such event, the security granted in respect of the New Credit Agreement could result in the Holders of the Senior Notes receiving less ratably than other creditors of Anvil.

    In addition, the terms of the Senior Preferred Stock and Exchange Debentures of Holdings include provisions similar to those contained in the Senior Notes enabling holders thereof to require Holdings to repurchase all or any part of such securities under circumstances constituting a Change of Control. However, Holdings and Anvil may not have sufficient resources to repurchase tendered shares of Senior Preferred Stock and/or Exchange Debentures and any such failure may constitute a default under the terms of the New Credit Agreement, the Senior Notes, the Senior Indenture and the Certificate of Designation or the Exchange Debenture Indenture. Again, in any such event, the security granted in respect of the New Credit Agreement could result in the Holders of the Senior Notes receiving less ratably than other creditors of Anvil.

    The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of the assets of Anvil and its Restricted Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require Anvil to repurchase such Senior Notes as a result of a sale, lease or transfer of less than all of the assets of Anvil and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    The Senior Indenture provides that Anvil will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale in excess of $1.0 million unless (i) Anvil (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to Anvil (or the Restricted Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of, and
(ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by Anvil or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on Anvil's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables), of Anvil or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes, or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by Anvil or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by Anvil or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Anvil may apply such Net Proceeds (a) to reduce permanently long-term Indebtedness of a Restricted Subsidiary, (b) to reduce permanently Indebtedness (and, in the case of revolving Indebtedness, to reduce permanently the commitments) under the New Credit Agreement, or (c) to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in the same or a similar line of business as Anvil was engaged in on the date of the Senior Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." On the earlier of (i) the 366th day after an Asset Sale or (ii) such date as the Board of Anvil or the Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale in the manner set forth in (a), (b) or (c), if the aggregate amount of Excess Proceeds exceeds $5.0 million, Anvil will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase, in accordance with the procedures set forth in the Senior Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Anvil may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), Anvil will purchase the principal amount of Senior Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Senior Notes tendered in response to the Asset Sale Offer. Payment for any Senior Notes so purchased will be made in the same manner as interest payments are made on the Senior Notes.

    If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Liquidated Damages will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Senior Notes pursuant to the Asset Sale Offer.

    On or before the Asset Sale Purchase Date, Anvil will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Senior Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Senior Notes tendered, and will deliver to the Trustee an Officers' Certificate stating that such Senior Notes or portions thereof were accepted for payment by Anvil in accordance with the terms of this covenant. Anvil, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Senior Notes tendered by such Holder and accepted by Anvil for purchase, and Anvil will promptly issue a new Senior Note, and the Trustee, upon delivery of an Officers' Certificate from Anvil will authenticate and mail or deliver such new Senior Note to such Holder, in a principal amount equal to any unpurchased portion of the Senior Note surrendered. Any Senior Note not so accepted will be promptly mailed or delivered by Anvil to the Holder thereof. Anvil will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

    Anvil will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes pursuant to any Asset Sale Offer.

    If Anvil is required to make an Asset Sale Offer and Holdings has exchanged its Senior Preferred Stock for Exchange Debentures, the Exchange Debenture Indenture under which the Exchange Debentures are issued may require Holdings to make a similar offer to purchase Exchange Debentures. If either Anvil or Holdings was unable to purchase all of the Senior Notes or Exchange Debentures it would then be required to repurchase, an Event of Default may result under the Senior Indenture and/or the Exchange Debenture Indenture and any such Event of Default may also constitute an event of default under the New Credit Agreement. In any such event, the security granted in respect of the New Credit Agreement could result in the Holders of the Senior Notes receiving less ratably than other creditors of Anvil.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Senior Indenture provides that Anvil will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of Anvil's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Anvil) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Anvil or dividends or distributions payable to Anvil or any Wholly Owned Subsidiary of Anvil); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Anvil or any direct or indirect parent of Anvil or other Affiliate or Restricted Subsidiary of Anvil;
(iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes, except in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

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
        (b) Anvil would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Anvil and its Restricted Subsidiaries after the date of the Senior Indenture, is less than the sum of, without duplication,
    (i) 50% of the Consolidated Net Income of Anvil for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Indenture to the end of Anvil's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) to the extent not included in the amount described in clause (i) above, 100% of the aggregate net cash proceeds received after the date of the Senior Indenture by Anvil from the issue or sale of, or from additional capital contributions in respect of, Equity Interests of Anvil or of debt securities of Anvil or any Subsidiary Guarantor that have been converted into, or cancelled in exchange for, Equity Interests of Anvil (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary or an Unrestricted Subsidiary of Anvil and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock and less the amount of any loans made pursuant to clause (vi) of the next succeeding paragraph), plus (iii) 100% of any cash dividends received by Anvil or a Wholly Owned Subsidiary that is a Subsidiary Guarantor after the date of the Senior Indenture from an Unrestricted Subsidiary of Anvil, plus (iv) 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) following the date of the Senior Indenture, plus (v) to the extent that any Restricted Investment that was made after the date of the Senior Indenture is sold to an unaffiliated purchaser for cash or otherwise liquidated or repaid for cash, the cash proceeds realized with respect to such Restricted Investment (less the cost of disposition, if any).

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Indenture; (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Anvil) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of Anvil (other than Disqualified Stock); (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Anvil or any direct or indirect parent of Anvil in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Anvil) of, or from substantially concurrent additional capital contributions in respect of, other Equity Interests of Anvil (other than any Disqualified Stock); (iv) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from (X) an incurrence of Permitted Refinancing Indebtedness or (Y) the substantially concurrent sale (other than to a Subsidiary of Anvil) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of Anvil (other than Disqualified Stock); (v) the declaration or payment of any dividend to Holdings for, or the direct repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Anvil or any Restricted Subsidiary of Anvil or Holdings held by any member of Anvil's (or any of its Restricted Subsidiaries' or Holdings') management pursuant to any management agreement, stock option agreement or plan or stockholders agreement; PROVIDED that (X) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $1.0 million in any fiscal year (plus any amount available for such payments hereunder since the date of the Senior Indenture which have not been used for such purpose) or (Y) $5.0 million in the aggregate (in each case, net of the cash proceeds received by Anvil from subsequent reissuances of such Equity Interests to new members of management);
(vi) loans to members of management of Anvil or any Restricted Subsidiary the proceeds of which are used for a concurrent purchase of Equity Interests of Holdings and a capital contribution in an amount equal to such proceeds to Anvil; (vii) payments in connection with the application of the net proceeds of the Recapitalization as set forth under "Use of Proceeds"; (viii) payments to Holdings in respect of accounting, legal or other administrative expenses incurred by Holdings relating to the operations of Anvil in the ordinary course of business and in respect of fees and related expenses associated with registration statements filed with the Commission and subsequent ongoing public reporting requirements arising from the issuance of the Guarantee, the Senior Preferred Stock and the Exchange Debentures; PROVIDED that the aggregate amount of such payments does not exceed $500,000 in any fiscal year; (ix) so long as Holdings files consolidated income tax returns which include Anvil, payments to Holdings in an amount equal to the amount of income tax that Anvil would have paid if it had filed consolidated tax returns on a separate-company basis; (x) payments to Holdings in an amount sufficient to pay director's fees and the reasonable expenses of its directors in an aggregate amount not to exceed $125,000 per year (including indemnification obligations and professional fees and expenses) and to pay salaries and other compensation of employees who perform services for both Anvil and Holdings; (xi) payments to Holdings in an amount not to exceed $200,000 in aggregate to enable Holdings to make payments to holders of its Capital Stock in lieu of issuing fractional shares thereof;
(xii) in the event Holdings elects to issue the Exchange Debentures in exchange for the Senior Preferred Stock, cash payments to Holdings in an amount necessary to enable Holdings to make payments to the holders of the Senior Preferred Stock
(A) in lieu of issuing an Exchange Debenture in a principal amount less than $1,000 and (B) any accrued and unpaid dividends in respect of the period from the dividend payment date immediately preceding the exchange date to the exchange date; (xiii) the making of any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes out of Excess Proceeds available for general corporate purposes after consummation of purchases of Senior Notes pursuant to an Asset Sale Offer; and (xiv) the repurchase of the Senior Preferred Stock or the Exchange Debentures in connection with an offer required to be made therefor in connection with a Change of Control provided that Anvil has previously paid all amounts required to be paid in connection with any Change of Control Offer for the Senior Notes; PROVIDED HOWEVER that in the case of any transaction described in clauses (i), (ii), (iii), (iv) and (v) no Default or Event of Default will have occurred and be continuing immediately after such transaction. In determining the aggregate amount of Restricted Payments made after the date of the Senior Indenture, 100% of the amounts expended pursuant to the foregoing clauses (ii), (iii), (iv)(Y), (v) and (vi) shall be included in such calculation and none of the amounts expended pursuant to the foregoing clauses (i), (iv)(X),
(vii), (viii), (ix), (x), (xi), (xii), (xiii) and (xiv) shall be included in such calculation.

    As of the date hereof and as of the issue date of the Senior Notes, all of Anvil's Subsidiaries were Restricted Subsidiaries. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Anvil and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) will be the greater of (i) book value or (ii) fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by Anvil or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, Anvil will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the

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
calculation required by this covenant were computed, which calculations may be based upon Anvil's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Senior Indenture provides that Anvil will not, and will not permit any of its Restricted Subsidiaries and Unrestricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that Anvil will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Anvil and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if: (i) the Fixed Charge Coverage Ratio for Anvil's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been (A) any time prior to March 15, 1999, at least 2.00 to 1 and (B) thereafter, at least 2.25 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; PROVIDED, that no guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by Anvil or a Restricted Subsidiary pursuant to this paragraph.

    The foregoing provisions will not apply to:

        (i) the incurrence by Anvil and its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the New Credit Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Anvil or the relevant Restricted Subsidiary thereunder) in a maximum principal amount outstanding at any one time not to exceed $55.0 million (or in the event of any refinancing of the Indebtedness under the New Credit Agreement, the greater of $55.0 million or the Borrowing Base) (1) less the amount of all mandatory principal payments actually made by Anvil in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced credit agreement) and (2) in the case of the revolving credit facility, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

        (ii) the incurrence by Anvil and its Restricted Subsidiaries of the Existing Indebtedness;

       (iii) the incurrence by Anvil of Indebtedness represented by the Senior Notes and by the Restricted Subsidiaries of Indebtedness represented by the Subsidiary Guarantees;

        (iv) the incurrence by Anvil or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of Anvil or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

        (v) the incurrence by Anvil or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Senior Indenture to be incurred;

        (vi) the incurrence by Anvil or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Anvil and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; PROVIDED, HOWEVER, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Anvil or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Anvil or such Subsidiary, as the case may be;

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       (vii) the incurrence by Anvil or any of its Restricted Subsidiaries that are Subsidiary Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Senior Indenture to be incurred;

      (viii) the incurrence by Anvil and its Restricted Subsidiaries that are Subsidiary Guarantors and its foreign subsidiaries that are Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $15.0 million; provided that such Indebtedness incurred by foreign subsidiaries that are Restricted Subsidiaries shall not exceed an aggregate principal amount at any time outstanding of $5.0 million;

        (ix) the incurrence by Anvil's Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Anvil;

        (x) Indebtedness incurred by Anvil or any of its Restricted Subsidiaries that are Subsidiary Guarantors arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of Anvil or any of its Restricted Subsidiaries pursuant to such agreements, in connection with the disposition of any business, assets or Restricted Subsidiary of Anvil (other than guarantees or similar credit support by Anvil or any of its Restricted Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of Anvil in good faith) actually received by Anvil or any of its Restricted Subsidiaries in connection with such disposition; and

        (xi) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Anvil or any Subsidiary of Anvil (except Standard Securitization Undertakings); PROVIDED, HOWEVER, that the amount of Indebtedness outstanding under clause (i) above and this clause (xi) shall not in the aggregate exceed $55.0 million at any time outstanding (or in the event of a refinancing of the Indebtedness under the New Credit Agreement, the greater of $55.0 million or the Borrowing
    Base).

    Notwithstanding any other provision of this covenant, a guarantee of Indebtedness permitted by the terms of the Senior Indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

    SALE AND LEASEBACK TRANSACTIONS

    The Senior Indenture provides that Anvil will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that Anvil or any Subsidiary Guarantor may enter into a sale and leaseback transaction if (i) Anvil or such Subsidiary Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and
(b) incurred a Lien to secure such Indebtedness pursuant to the covenant "Liens," (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant under "Repurchase at the Option of Holders--Asset Sales."

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    LIENS

    The Senior Indenture provides that Anvil will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Senior Indenture provides that Anvil will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to Anvil or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Anvil or any of its Restricted Subsidiaries, (ii) make loans or advances to Anvil or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Anvil or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Senior Indenture, (b) the New Credit Agreement as in effect as of the date of the Senior Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; PROVIDED, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the date of the Senior Indenture, (c) the Senior Indenture and the Senior Notes, (d) the Senior Preferred Stock, the Certificate of Designation, the Exchange Debentures and the Exchange Debenture Indenture,
(e) applicable law, (f) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by Anvil or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Senior Indenture, (g) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (i) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Senior Indenture; PROVIDED, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien, (j) any restriction or encumbrance contained in contracts for sale of assets permitted by the Senior Indenture in respect of the assets being sold pursuant to such contract, or (k) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; PROVIDED that such restrictions apply only to such Securitization Entity.

    TRANSACTIONS WITH AFFILIATES

    The Senior Indenture provides that Anvil will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Anvil or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Anvil or such Restricted Subsidiary with an unrelated Person and (ii) Anvil delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of the Senior Indenture involving aggregate

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consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to Anvil or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; PROVIDED that the following will not be deemed to be Affiliate Transactions: (p) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers and directors of Holdings, Anvil or any Restricted Subsidiary as determined in good faith by the appropriate Board of Directors or senior management; (q) the provision of administrative or management services by Anvil or any of its officers to Holdings or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice; (r) transactions between Anvil or one or more of its Restricted Subsidiaries and the relevant Securitization Entity effected as part of a Qualified Securitization Transaction; (s) any agreement as in effect as of the date of the Senior Indenture (including, without limitation, the New Credit Agreement) or any amendment thereto or any transactions contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of Senior Notes in any material respect than the original agreement as in effect on the date of the Senior Indenture; (t) payments or loans to employees or consultants which are approved by the Board of Directors of Anvil in good faith; (u) the existence of, or the performance by Anvil or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Senior Indenture and any similar agreement which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by Anvil or any of its Restricted Subsidiaries of obligations under any similar agreement entered into after the date of the Senior Indenture shall only be permitted by this clause (u) to the extent that the terms of any such new agreement are not otherwise disadvantageous to the Holders of the Senior Notes in any material respect; (v) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Senior Indenture which are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (w) any employment agreement entered into by Anvil or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Anvil or such Restricted Subsidiary (including, without limitation, any such employment agreements entered into prior to the date of the Senior Indenture), (x) transactions between or among Anvil and/or its Wholly Owned Subsidiaries, (y) (i) the payment of customary management, consulting and advisory fees and related expenses to 399 Venture and BRS and their Affiliates not to exceed an aggregate of $750,000 per year and
(ii) payments by Anvil or any of its Restricted Subsidiaries to 399 Venture and BRS and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Anvil, Holdings or such Restricted Subsidiary in good faith not to exceed an aggregate of $750,000 per year; and (z) transactions permitted by the covenant described in "-- Restricted Payments."

    LINE OF BUSINESS

    Anvil will not, and will not permit any Restricted Subsidiary to, engage in any line of business which is not the same, similar, ancillary, complementary or related to the businesses in which Anvil is engaged on the date of the Senior Indenture.

    ADDITIONAL SUBSIDIARY GUARANTEES

    The Senior Indenture provides that all Restricted Subsidiaries of Anvil substantially all of whose assets are located in the United States or that conduct substantially all of their business in the United

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States will be Subsidiary Guarantors. In addition, the Senior Indenture provides that Anvil will not, and will not permit any of the Subsidiary Guarantors to, make any Investment in any Subsidiary that is not a Subsidiary Guarantor unless either (i) such Investment is permitted by the covenant described under "-- Restricted Payments," or (ii) such Restricted Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provisions of the Senior Indenture.

    REPORTS

    The Senior Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, Holdings will furnish to the Holders of Senior Notes, within 15 days after it is or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, reports thereon by the certified independent accountants of Holdings and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holdings will file copies of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings and Anvil have agreed, and the Subsidiary Guarantors, if any, will agree, that, for so long as any Senior Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Senior Indenture provides that Anvil shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not Anvil is the surviving corporation), or directly and/or indirectly through its Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a consolidated basis for Anvil and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, Person or entity unless (i) Anvil is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Anvil) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Anvil) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of Anvil, under the Senior Notes and the Senior Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) Anvil or the entity or Person formed by or surviving any such consolidation or merger (if other than Anvil), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Anvil immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) Anvil delivers to the Trustee an Officers' Certificate and an Opinion of Counsel addressed to the Trustee with respect to the foregoing matters; PROVIDED, HOWEVER, that the requirement set forth in clause (iv) above shall not apply to a merger between Anvil and any Wholly Owned Subsidiary or to any merger between Wholly Owned Subsidiaries.

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
EVENTS OF DEFAULT AND REMEDIES

    The Senior Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes;
(iii) failure by Anvil to comply with the provisions described under the captions "--Change of Control," "-- Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Sale and Leaseback Transactions" or "--Merger, Consolidation or Sale of Assets"; (iv) failure by Anvil for 60 days after notice to comply with any of its other agreements in the Senior Indenture or the Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Anvil or any of its Restricted Subsidiaries or Holdings (or the payment of which is guaranteed by Anvil or any of its Restricted Subsidiaries or Holdings) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by Anvil or any of its Restricted Subsidiaries or Holdings to pay final judgments aggregating in excess of $3.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Senior Indenture, any Subsidiary Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, will deny or disaffirm its obligations under its Subsidiary Guarantee; (viii) the Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or Holdings, or any Person acting on behalf of Holdings, will deny or disaffirm its obligations under the Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to Holdings, Anvil or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, together, would constitute a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, Anvil, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Senior Indenture or the Senior Notes except as provided in the Senior Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Senior Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium and Liquidated Damages, if any, on the Senior Notes.

    Anvil is required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture, and Anvil is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Anvil, as such, will have any liability for any obligations of Anvil under the Senior Notes, the Senior Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Anvil may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Senior Notes when such payments are due from the trust referred to below, (ii) Anvil's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and Anvil's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior Indenture. In addition, Anvil may, at its option and at any time, elect to have the obligations of Anvil released with respect to certain covenants that are described in the Senior Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Anvil must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and Anvil must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Anvil will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Anvil has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Anvil will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Indenture) to which Anvil or any of its Subsidiaries is a party or by which Anvil or any of its Subsidiaries is bound (including, without

                                       88
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limitation, the New Credit Agreement); (vi) Anvil must have delivered to the
Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Anvil must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Anvil with the intent of preferring the Holders of Senior Notes over the other creditors of Anvil with the intent of defeating, hindering, delaying or defrauding creditors of Anvil or others; and (viii) Anvil must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Senior Notes in accordance with the Senior Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Anvil may require a Holder to pay any taxes and fees required by law or permitted by the Senior Indenture. Anvil is not required to transfer or exchange any Note selected for redemption. Also, Anvil is not required to transfer or exchange any Note for a period of 15 days before a selection of Senior Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Senior Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), and any existing default or compliance with any provision of the Senior Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration),
(v) make any Note payable in money other than that stated in the Senior Notes,
(vi) make any change in the provisions of the Senior Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes,
(vii) waive a redemption payment with respect to any Note or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, Anvil and the Trustee may amend or supplement the Senior Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of Anvil's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Senior Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Indenture under the Trust Indenture Act.

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CONCERNING THE TRUSTEE

    The Senior Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Anvil, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Indenture provides that in case an Event of Default will occur (which will not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any Holder of Senior Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

    GLOBAL NOTES

    Except as set forth in the next paragraph, the New Senior Notes will initially be issued in the form of one or more Global Notes (collectively, the "Global Note"). The Global Note will be deposited upon issuance (the "Closing Date") with, or on behalf of, Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Senior Notes that were issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged by a QIB for an interest in the Global Note representing the principal amount of Senior Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    Anvil expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Note and (ii) ownership of the Senior Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective investors are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Senior Notes, the Global Note Holder will be considered the sole Holder under the Senior Indenture of any Senior Notes evidenced by

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the Global Note. Beneficial owners of Senior Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Senior Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither Anvil nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

    Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Senior Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Senior Indenture. Under the terms of the Senior Indenture, Anvil and the Trustee may treat the persons in whose names Senior Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Anvil nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. Anvil believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    CERTIFICATED SECURITIES

    Subject to certain conditions, investors may receive Certificated Securities. In addition, if (i) Anvil notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and Anvil is unable to locate a qualified successor within 90 days or (ii) Anvil, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Securities, then, upon surrender by the Global Note Holder of its Global Note, Certificated Securities will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

    Neither Anvil nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes and Anvil and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Senior Indenture requires that payments in respect of the Senior Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, Anvil will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Senior Notes represented by the Global Note are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by the Depositary to be settled in immediately available funds. Anvil expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

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    Holders of Senior Notes will be required to make certain representations to
Anvil (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Senior Indenture and the foregoing summary of the terms of the Senior Notes. Reference is made to the Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary or is designated a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary or Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, which correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback, including any disposition by means of a merger, consolidation or similar transaction and including the issuance, sale or other transfer of any of the capital stock of any Restricted Subsidiary of such person) other than to Anvil or to any of its Wholly Owned Subsidiaries (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Restricted Subsidiaries or the sale of any Equity Interests in any Restricted Subsidiaries, in each case, in one or a series of related transactions, PROVIDED, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Anvil, as permitted pursuant to the covenant described under "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) a transfer of assets by Anvil to a Wholly Owned Subsidiary that is a Subsidiary Guarantor or by a Wholly Owned Subsidiary that is a Subsidiary Guarantor to Anvil or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor, or by a Wholly Owned Subsidiary that is not a Subsidiary Guarantor to another Wholly Owned Subsidiary that is not a Subsidiary Guarantor, (d) an issuance of Equity Interests by a Wholly Owned Subsidiary to Anvil or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor, or by a Wholly Owned Subsidiary that is not a Subsidiary Guarantor to another Wholly Owned Subsidiary that is not a Subsidiary Guarantor, (e) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (f) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (g) Permitted Investments or (h) any cash dividend, distribution, Investment or payment made pursuant to the first or second paragraph of the "Restricted Payments" covenant.

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    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BOARD OF DIRECTORS" means the Board of Directors of Anvil, or any authorized committee of the Board of Directors.

    "BORROWING BASE" means, as of any date, an amount equal to the sum of (i) 85% of all Eligible Receivables, (ii) 60% of all Eligible Raw Materials Inventory, (iii) 50% of Eligible Finished Goods Inventory and (iv) 50% of the fair market value or, if acquired after the date of the Senior Indenture, the acquisition cost, of appraised equipment and real property owned by Anvil and its Restricted Subsidiaries, or such lesser amount as may then constitute the "Borrowing Base" under the New Credit Agreement.

    "BRS" means Bruckmann, Rosser, Sherrill & Co., L.P.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities no more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which Anvil shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof.

    "CHANGE OF CONTROL" means such time as (i) prior to the initial public offering by Anvil or any direct or indirect parent of Anvil of its common stock (other than a public offering pursuant to a registration statement on Form S-8), Permitted Holders cease to have, directly or indirectly, in the aggregate at least 51% of the voting power of the voting stock of Anvil or Holdings or any other direct or indirect parent of Holdings ceases to own, directly or indirectly, 100% of the voting power of the voting stock of Anvil (other

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than by reason of a merger of Holdings and Anvil) or (ii) after the initial public offering by Anvil or any direct or indirect parent of Anvil of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by Anvil or Holdings which indicates that, or Anvil or Holdings otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 40% or more of the voting power of the voting stock of Anvil or Holdings on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Anvil or Holdings, as the case may be (whether or not such securities are then currently convertible or exercisable) and (B) such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of Anvil, calculated on such fully-diluted basis, than beneficially owned by the Permitted Holders, or (iii) the sale, lease or transfer of all or substantially all of the assets of Anvil to any person or group (other than the Permitted Holders or a Subsidiary Guarantor), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of Anvil or Holdings (together with any new directors whose election by the Board of Directors of Anvil or Holdings or whose nomination for election by the shareholders of Anvil or Holdings, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or was approved by the Permitted Holders) cease for any reason to constitute a majority of the directors of Anvil or Holdings, as the case may be, then in office.

    "COMMISSION" means the Securities and Exchange Commission.

    "CONSOLIDATED EBITDA" means, with respect to Anvil and its Restricted Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) to the extent deducted from Consolidated Net Income for such period, (x) the Fixed Charges for such period, plus (y) non-cash dividends on Anvil's preferred stock, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of Anvil and its Restricted Subsidiaries required to be reflected as expenses on the books and records of Anvil, minus (v) cash payments with respect to any nonrecurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Anvil by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Subsidiary Guarantor, (ii) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to Anvil or one of its Restricted Subsidiaries, (iii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination

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permitted without any prior governmental approval (which has not been obtained)
or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iv) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (v) the cumulative effect of a change in accounting principles shall be excluded, (vi) income or loss attributable to discontinued operations shall be excluded; (vii) any increase in cost of sales or other write-offs resulting from the purchase accounting treatment of any acquisitions shall be excluded; and (viii) all other extraordinary, unusual or nonrecurring gains or losses shall be excluded.

    "CONSOLIDATED NET WORTH" of a Person at any date means the amount by which the assets of such Person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of the Senior Indenture in any such assets (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of
(a) the total liabilities of such Person and its consolidated Restricted Subsidiaries, plus (b) any Disqualified Stock of such Person or any consolidated Restricted Subsidiaries of such Person issued to any Person other than such Person or a Wholly Owned Subsidiary of such Person, in each case determined in accordance with GAAP.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DEPOSITARY" means, with respect to the Senior Notes issuable or issued in whole or in part in global form, the Person specified in the Senior Indenture as the Depositary with respect to the Senior Notes, until a successor shall have been appointed and become such Depositary pursuant to the applicable provision of the Senior Indenture, and, thereafter, "Depositary" shall mean or include such successor.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which is 91 days after the date that the Senior Notes mature.

    "ELIGIBLE FINISHED GOODS INVENTORY" means, as of any date of determination, the gross dollar value (valued at the lower of cost or fair market value (on a first-in, first-out basis)) of all finished goods inventory (including for purposes hereof, finished goods inventory which is in transit back to Anvil or any Subsidiary Guarantor) of Anvil or any Subsidiary Guarantor less appropriate reserves determined in accordance with GAAP applied on a consistent basis but excluding in any event and without duplication, to the extent not treated accordingly by GAAP, (i) inventory subject to any Lien (other than a Permitted
Lien), (ii) inventory which fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (iii) inventory which is not useable or saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value),
(iv) inventory located outside of the United States (unless in transit back to Anvil or any Subsidiary Guarantor), (v) inventory in the possession of domestic contractors (other than Anvil or any Subsidiary Guarantor) or other third parties, and (vi) all work in process.

    "ELIGIBLE RAW MATERIALS INVENTORY" means, as of any date of determination, the gross dollar value (valued at the lower of cost or fair market value (on a first-in, first-out basis)) of all raw materials (including for purposes hereof, uncut dyed or greige cloth) of Anvil or any Subsidiary Guarantor less appropriate reserves determined in accordance with GAAP applied on a consistent basis but excluding in any event, to the extent not treated accordingly by GAAP and without duplication, (i) inventory subject to any Lien (other than a Permitted Lien), (ii) inventory which fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (iii) inventory which is not useable or saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value),
(iv) inventory located outside of the United States (unless in transit back to Anvil or any Subsidiary Guarantor), (v) inventory in the possession of domestic contractors (other than Anvil or any Subsidiary Guarantor) or other third parties, and (vi) all work in process (except uncut dyed or greige cloth).

    "ELIGIBLE RECEIVABLES" means, as of any date of determination, the aggregate gross amount of all accounts receivable, receivables and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business, owned by or owing to Anvil or any Subsidiary Guarantor, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with Anvil's internal policies and in any event in accordance with GAAP applied on a consistent basis, (hereinafter sometimes referred to collectively as "Receivables"), but excluding, without duplications in any event (i) Receivables subject to a Lien (other than a Permitted Lien),
(ii) Receivables which are outstanding more than 90 days from the due date of the original invoice or more than 180 days from the date of shipment, (iii) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of such parties as may be specified in the New Credit Agreement, (iv) Receivables with respect to which the account debtor is not solvent or is the subject of a bankruptcy or insolvency proceedings of any kind, (v) Receivables owing by an account debtor located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to such parties as may be specified in the New Credit Agreement), (vi) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim dispute or other defense, and (vii) Receivables arising out of transactions with Subsidiaries or Affiliates of Anvil.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE OFFER" means the offer that may be made by Anvil pursuant to the Registration Rights Agreement to exchange New Senior Notes for Senior Notes.

    "EXISTING INDEBTEDNESS" means the Indebtedness of Anvil and its Restricted Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the Senior Indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person payable to a party other than Anvil or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with

                                       96
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GAAP, but excluding from the calculation of fixed charges amortization of financing costs (except to the extent referred to in the parenthetical in clause
(i) of this definition).

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that Anvil or any of its Restricted Subsidiaries incurs, assumes, guarantees or repays any Indebtedness (other than the incurrence or repayment of revolving credit borrowings used for working capital, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by Anvil or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Consolidated EBITDA and Indebtedness of the Person which is the subject of any such acquisition, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Senior Indenture.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "HOLDER" means a Person in whose name a Senior Note is registered on the Registrar's books.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in

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accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person in each case, if held by any Person other than Anvil or a Wholly Owned Subsidiary of Anvil, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the books of such Person) or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by Anvil for consideration consisting of common equity securities of Anvil or of any direct or indirect parent of Anvil shall not be deemed to be an Investment.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which federal offices or banking institutions in the City of New York, in the city of the Corporate Trust Office of the Trustee, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LIQUIDATED DAMAGES" means all liquidated damages owing pursuant to the Registration Rights Agreement.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, and before reduction for non-cash preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by Anvil or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and net of any Purchase Money Obligations relating to the assets comprising such Asset Sale.

    "NEW CREDIT AGREEMENT" means, collectively, (i) that certain Amended and Restated Credit Agreement, as in effect on the date of the Senior Indenture, by and among Anvil, Holdings, the lenders that may

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be from time to time parties thereto and NationsBank, N.A., as administrative agent, as the foregoing may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including increases in the principal amount thereof (subject to such increases otherwise being in conformity with the terms of the Senior Indenture) and (ii) after NationsBank, N.A., as administrative agent, has acknowledged in writing that the Credit Agreement described in clause (i) above has been terminated and all then outstanding Indebtedness thereunder or with respect thereto have been repaid in full in cash and discharged, any successors to or replacements of (as designated by the Board of Directors of Anvil in its sole judgment, and evidenced by a resolution) such Credit Agreement, as such successors or replacements may from time to time be amended, renewed, supplemented, modified or replaced, including increases in the principal amount thereof (subject to such increases otherwise being in conformity with the terms of the Senior Indenture).

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither Anvil nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Anvil or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Anvil or any of its Restricted Subsidiaries.

    "NOTE CUSTODIAN" means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

    "PERMITTED HOLDERS" means, collectively, (i) BRS and its Affiliates, and their respective employees and directors, (ii) 399 Venture and its Affiliates, and their respective employees and directors, (iii) all full-time executive officers of Holdings and its Subsidiaries who acquire Capital Stock of Holdings, and (iv) with respect to any natural persons described in the foregoing clauses
(i) through (iii), (A) any spouse, lineal descendant (including by adoption and stepchildren), or sibling of such natural persons and (B) any trust, corporation, limited liability company or partnership, the beneficiaries, members, stockholders or partners of which consist entirely of such natural persons or the individuals described in clause (A) above.

    "PERMITTED INVESTMENTS" means (a) any Investments in Anvil or in a Wholly Owned Subsidiary of Anvil that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as Anvil and its Restricted Subsidiaries were engaged in on the date of the Senior Indenture and reasonable extensions or expansions thereof; (b) any Investments in Cash Equivalents; (c) Investments by Anvil or any Restricted Subsidiary of Anvil in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of Anvil that is a Subsidiary Guarantor that is engaged in the same or a similar line of business as Anvil and its Restricted Subsidiaries were engaged in on the date of the Senior Indenture and reasonable extensions or expansions thereof or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Anvil or a Wholly Owned Subsidiary of Anvil that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as Anvil and its Restricted Subsidiaries were engaged in on the date of the Senior Indenture and reasonable extensions or expansions thereof; (d) Investments made as a result of the receipt of non-

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cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "--Asset Sales"; (e) Investments by Anvil or any Restricted Subsidiary in cash in an aggregate amount not to exceed $5.0 million outstanding at any one time; (f) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Anvil or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of Anvil's trade creditors or customers; (g) the contribution of shares of stock or other equity securities of an Unrestricted Subsidiary to another Subsidiary; (h) loans and advances to employees and officers of Anvil and its Restricted Subsidiaries in the ordinary course of business not to exceed an aggregate of $1.0 million at any one time outstanding; (i) accounts receivable created or acquired in the ordinary course of business; (j) currency agreements and interest swap obligations entered into in the ordinary course of Anvil's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Senior Indenture; and (k) any Investment by Anvil or a Wholly Owned Subsidiary of Anvil in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an Equity Interest.

    "PERMITTED LIENS" means (i) Liens securing (a) Indebtedness permitted by clauses (i), (ii), (iv) or (viii) under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) related Hedging Obligations; (ii) Liens in favor of Anvil or any Wholly Owned Subsidiary that is a Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Anvil or any Restricted Subsidiary of Anvil; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Anvil; (iv) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Anvil; (v) Liens on property existing at the time of acquisition thereof by Anvil or any Restricted Subsidiary of Anvil, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens existing on the date of the Senior Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted; (x) statutory Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred in the ordinary course of business of Anvil or any Restricted Subsidiary of Anvil with respect to obligations that do not exceed $1.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Anvil or such Restricted Subsidiary; (xii) nonconsensual Liens incurred in the ordinary course of business of any foreign subsidiary that is a Restricted Subsidiary that (a) are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by such Restricted Subsidiary; (xiii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xiv) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Anvil or any of its Restricted Subsidiaries; (xv) Purchase Money Liens (including extensions and renewals thereof); (xvi) judgment and attachment Liens not giving rise to an Event of Default; (xvii) Liens arising out of consignment or similar

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arrangements for the sale of goods; (xviii) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; (xix) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xx) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of Anvil or any of its Restricted Subsidiaries, including rights of offset and set-off, arising in the ordinary course of business; (xxi) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction; and (xxii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Anvil or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Anvil or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by Anvil or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "PUBLIC EQUITY OFFERING" means an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of (i) Equity Interests other than Disqualified Stock of Anvil or any successor by merger to Anvil or (ii) of Equity Interests other than Disqualified Stock of Anvil's parent or indirect parent corporation to the extent that the cash proceeds therefrom are contributed to the equity capital of Anvil or are used to purchase Equity Interests (other than Disqualified Stock) of Anvil.

    "PURCHASE MONEY LIEN" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Senior Indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

    "PURCHASE MONEY NOTE" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Anvil or any Subsidiary of Anvil in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

    "PURCHASE MONEY OBLIGATIONS" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of

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real or personal property to be used in the business of such person or any of its Restricted Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

    "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions that may be entered into by Anvil or any of its Subsidiaries pursuant to which Anvil or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by Anvil or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Anvil or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment; PROVIDED that such transaction or transactions are otherwise permitted by the terms of the Senior Indenture including the provisions set forth under "Repurchase at the Option of Holders--Asset Sales".

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date of the Senior Indenture, by and among Anvil and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

    "REPRESENTATIVE" means the indenture trustee or other trustee, client or representative for any senior Indebtedness.

    "RESPONSIBLE OFFICER," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIZATION ENTITY" means a Wholly Owned Subsidiary of Anvil (or another Person in which Anvil or any Subsidiary of Anvil makes an Investment and to which Anvil or any Subsidiary of Anvil transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of Anvil (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Anvil or any Subsidiary of Anvil (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Anvil or any Subsidiary of Anvil in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Anvil or any Subsidiary of Anvil, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings, (b) with which neither Anvil nor any Subsidiary of Anvil has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Anvil or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Anvil, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither Anvil nor any Subsidiary of Anvil has any obligation to maintain or preserve such entity's financial condition or cause such entity to

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achieve certain levels of operating results. Any such designation by the Board of Directors of Anvil shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Anvil giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

    "SENIOR NOTE OFFERING" means the offering of the Senior Notes by Anvil.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

    "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by Anvil or any Subsidiary of Anvil which are reasonably customary in an accounts receivable or equipment transaction.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "SUBSIDIARY GUARANTORS" means any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Senior Indenture, and their respective successors and assigns.

    "399 VENTURE" means 399 Venture Partners, Inc.

    "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb) as in effect on the date on which the Senior Indenture is qualified under the Trust Indenture Act.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Anvil or any Restricted Subsidiary of Anvil unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Anvil or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Anvil; (c) is a Person with respect to which neither Anvil nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Anvil or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption "--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Anvil as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," Anvil shall be in default of such covenant). The Board of Directors of Anvil may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Anvil of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Senior Indenture.

                                     UNITS

    Concurrent with the Initial Offering, Holdings offered Units in the Initial Units Offering. Each Unit consisted of $1,000 aggregate liquidation preference of Old Senior Preferred Stock and 13 shares of Class B Common. The Old Senior Preferred Stock and the Class B Common comprising each Unit were not separately tradable until the earliest to occur of (i) such date which was 90 days from the date of issuance of the Old Senior Preferred Stock, (ii) such earlier date as may be determined by the Initial Purchaser, (iii) in the event of a Change of Control (as defined in the Certificate of Designation), the date on which Holdings mails notice thereof to holders of the Senior Preferred Stock, (iv) in the event that Holdings elects to exchange the Senior Preferred Stock for the Exchange Debentures, the date on which Holdings mails notice thereof to holders of the Senior Preferred Stock, (v) in the event that Holdings elects to redeem the Senior Preferred Stock with the proceeds of a public equity offering of Holdings' capital stock, the date on which Holdings mails notice thereof to holders of the Senior Preferred Stock, and (vi) the date upon which a registration statement under the Securities Act, with respect to a registered exchange offer for the Senior Preferred Stock is declared effective under the Securities Act (such earliest date being the "Separation Date"). The Separation Date occurred on June 12, 1997 (i.e., 90 days from the date of issuance of Senior Preferred Stock). Prior to such time, the certificates for the shares of Old Senior Preferred Stock and Class B Common comprising the Units bore legends restricting the separate transfer thereof. After such time, the shares of Old Senior Preferred Stock and Class B Common comprising the Units were transferable separately, subject to such restrictions on transfer as apply. See "--Senior Preferred Stock," and "--Description of Capital Stock--Common Stock" for further information regarding the Senior Preferred Stock and the Class B Common.

                             SENIOR PREFERRED STOCK

    The Senior Preferred Stock were issued by Holdings pursuant to a Certificate of Designation. The terms of the New Senior Preferred Stock include those stated in the Certificate of Designation. The form and terms of the New Senior Preferred Stock are the same as the form and terms of the Old Senior Preferred Stock (which they replace) except that (i) the New Senior Preferred Stock bear a Series B designation, (ii) the New Senior Preferred Stock have been registered under the Securities Act and, and therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Senior Preferred Stock will not be entitled to certain rights under the Preferred Stock Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Preferred Exchange Offer, which rights will terminate when the Preferred Exchange Offer is consumated. The New Senior Preferred Stock are subject to all such terms, and holders of the New Senior Preferred Stock are referred to the Certificate of Designation for statement of them. The following is a summary of the material termas and provisions of the New Senior Preferred Stock. This summary does not purpose to be a complete description of the New Senior Preferred Stock and is subject to the detailed provisions of, and qualified in its entirely by reference to, the New Senior Preferred Stock and the

Certificate of Designation (including the definitions contained therein). A copy of the Certificate of Designation may be obtained from Holdings by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "--Exchange Debentures--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Certificate of Designation adn such definitions are incorporated herein by reference. The Old Senior Preferred Stock and the New Senior Preferred Stock are sometimes referred to herein collectively as the "Senior Preferred Stock." Any descriptions of the Senior Preferred Stock presented in the future tense shall refer to the New Senior Preferred Stock, where appropriate.

GENERAL

    The Board of Directors of Holdings adopted resolutions creating a maximum of 2,300,000 shares of Senior Preferred Stock outstanding at any one time, which consist of the 1,200,000 shares of Old Senior Preferred Stock issued in the Initial Units Offering plus 1,100,000 additional shares of Senior Preferred Stock which, among other things, may be used to pay certain dividends on the Old Senior Preferred Stock issued in the Initial Units Offering at the election of Holdings, and filed a Certificate of Designation with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. Subject to certain conditions, the Senior Preferred Stock will be exchangeable for Exchange Debentures at the option of Holdings on any dividend payment date. The New Senior Preferred Stock will be fully paid and non-assessable, and the holders thereof will not have any subscription or preemptive rights related thereto. United States Trust Company of New York will be the transfer agent and registrar for the Senior Preferred Stock.

RANK

    The Senior Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Holdings, rank
(i) senior to all classes of Common Stock of Holdings and each other class of capital stock or series of Preferred Stock established after the date of the Prospectus by the Board of Directors of Holdings the terms of which do not expressly provide that it ranks on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Holdings (collectively referred to with the Common Stock of Holdings as "Junior Securities"); and (ii) subject to certain conditions, on a parity with each series of Preferred Stock existing on the date of the Prospectus the terms of which do not expressly provide that it ranks junior to any Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Holdings and any class of capital stock or series of Preferred Stock established after the date of this Prospectus by the Board of Directors of Holdings, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Holdings (collectively referred to as "Parity Securities"). Creditors of Holdings will have priority over the Senior Preferred Stock with respect to claims on the assets of Holdings. In addition, creditors and stockholders of Holdings' Subsidiaries will have priority over the Senior Preferred Stock with respect to claims on the assets of such Subsidiaries. The Senior Preferred Stock will be subject to the issuance of series of Junior Securities and Parity Securities, PROVIDED that Holdings may not issue any new class of Parity Securities without the approval of the holders of at least 50% of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class, except that without the approval of the holders of Senior Preferred Stock, Holdings may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Senior Preferred Stock or other Parity Securities.

DIVIDENDS

    Holders of Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Holdings, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum equal to 13% of the liquidation preference per share of Senior Preferred Stock. All dividends will be cumulative whether or not earned or declared on a daily basis from the date of issuance of the Senior Preferred Stock and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 1997. On or before March 15, 2002 Holdings may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. After March 15, 2002, dividends may be paid only in cash. It is not expected that Holdings will pay any dividends in cash for any period ending on or prior to March 15, 2002. The terms of certain debt instruments of Holdings and Anvil, including the Senior Indenture and the New Credit Agreement, will restrict the payment of cash dividends by Holdings and the payment to Holdings of cash dividends by Anvil, and future agreements may provide the same. See "Risk Factors--Restrictions Imposed by Certain Covenants," "Risk Factors--Risks Associated with Holding Company Structure," "Description of Securities--Senior Notes--Certain Covenants" and "Description of Certain Indebtedness." If any dividend (or portion thereof) payable on any dividend payment date after March 15, 2002 is not declared or paid in full in cash on such dividend payment date, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 13% per annum from such dividend payment date until declared and paid in full.

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash set apart for such payment on the Senior Preferred Stock. If full dividends are not so paid, the Senior Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Senior Preferred Stock.

OPTIONAL REDEMPTION

    The Senior Preferred Stock may be redeemed for cash (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after March 15, 2002, in whole or in part, at the option of Holdings, at the following redemption prices (expressed as percentages of the liquidation preference thereof) if redeemed during the 12-month period beginning March 15, of each of the years set forth below, in each case together with an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date):

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     106.500%
2003..............................................................................     104.333%
2004..............................................................................     102.167%
2005 and thereafter...............................................................     100.000%

    In addition, Holdings may redeem the Senior Preferred Stock, in whole or in part, at the option of Holdings, at a redemption price equal to 113% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), with the proceeds of a Public Equity Offering, PROVIDED that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

    No optional redemption may be authorized or made (i) unless prior thereto full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Senior Preferred Stock or (ii) at less than 101% of the liquidation preference of the Senior Preferred Stock at any time when Holdings is making or purchasing shares of Senior Preferred Stock under a Change of Control Offer (as defined) in accordance with the provisions of "--Repurchase at the Option of Holders--Change of Control."

    In the event of partial redemptions of Senior Preferred Stock, the shares to be redeemed will be determined PRO RATA or by lot, as determined by Holdings, except that Holdings may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), without regard to any PRO RATA redemption requirement. The terms of certain debt instruments of Holdings, including the Senior Indenture and the New Credit Agreement, will restrict, directly or indirectly, the ability of Holdings to redeem the Senior Preferred Stock, and future agreements to which Holdings or its subsidiaries are parties may contain similar restrictions. See "Description of Securities-Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

MANDATORY REDEMPTION

    On March 15, 2009, Holdings will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Senior Preferred Stock at a price equal to the then effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date).

PROCEDURES FOR REDEMPTIONS

    On and after a redemption date, unless Holdings defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Senior Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. Holdings will send a written notice of redemption by first class mail to each holder of record of shares of Senior Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Senior Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of Holdings undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of Holdings be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of Holdings, except that any issuance or reissuance of shares of Senior Preferred Stock must be in compliance with the Certificate of Designation.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    The Certificate of Designation provides that upon the occurrence of a Change of Control, each Holder of Senior Preferred Stock will have the right to require Holdings to repurchase all or any part of such Holder's Senior Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date to the repurchase date) to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Holdings will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Preferred Stock pursuant to the procedures required by the Certificate of Designation and described in such notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Preferred Stock as a result of a Change of Control.

    The Change of Control Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Change of Control Purchase Date"), Holdings will purchase all shares of Senior Preferred Stock validly tendered and not properly withdrawn pursuant to the Change of Control Offer. Payment for any shares of Senior Preferred Stock so purchased will be made in the same manner as dividend payments on the Senior Preferred Stock.

    If the Change of Control Purchase Date is on or after a dividend record date and on or before the related dividend payment date, any accumulated and unpaid dividends will be paid to the Person in whose name a share of Senior Preferred Stock is registered at the close of business on such record date, and no additional dividend will be payable to Holders who tender shares of Senior Preferred Stock pursuant to the Change of Control Offer.

    On the Change of Control Purchase Date, Holdings will, to the extent lawful,
(1) accept for payment all shares of Senior Preferred Stock properly tendered pursuant to the Change of Control Offer, (2) deposit with the Transfer Agent an amount equal to the Change of Control Payment in respect of all shares of Senior Preferred Stock so tendered and (3) deliver or cause to be delivered to the Transfer Agent the Senior Preferred Stock so accepted together with an Officers' Certificate stating the total number of shares of Senior Preferred Stock being purchased by Holdings. The Transfer Agent will promptly mail to each Holder of shares of Senior Preferred Stock so tendered the Change of Control Payment for such shares, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new share certificate representing any unpurchased shares of the Senior Preferred Stock represented by the certificate tendered pursuant to the Change of Control Offer, if any. Holdings will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date.

    Except as described above, the Certificate of Designation does not contain provisions that permit the Holders of Senior Preferred Stock to require Holdings to redeem the Senior Preferred Stock in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by Holdings, management of Holdings or an Affiliate of Holdings, if such transaction does not result in a Change of Control. In addition, the existence of the Holder's right to require Holdings to repurchase such Holder's Senior Preferred Stock upon the occurrence of a Change of Control may or may not deter a third party from seeking to acquire Holdings in a transaction that would constitute a Change of Control.

    Holdings' ability to repurchase shares of Senior Preferred Stock pursuant to a Change of Control Offer may be limited by a number of factors. The New Credit Agreement will provide that certain change of control events with respect to Holdings and/or Anvil would constitute a default thereunder permitting the lending parties thereto to accelerate the Indebtedness thereunder. In addition, certain events that may obligate Holdings or Anvil to offer to repay all outstanding obligations under the New Credit Agreement may not constitute a Change of Control under the Certificate of Designation. However, neither Holdings nor Anvil may have sufficient resources to repay Indebtedness under the New Credit Agreement and Holdings may not have sufficient resources to repurchase tendered shares of Senior Preferred Stock. Furthermore, any future credit agreements or other agreements relating to senior Indebtedness to which Holdings or Anvil become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Holdings and/or Anvil is directly or indirectly prohibited from purchasing Senior Preferred Stock, Holdings and/or Anvil could seek the consent of its lenders to the purchase of

Senior Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If Holdings and/or Anvil do not obtain such a consent or repay such borrowings, the purchase of Senior Preferred Stock will remain prohibited. Holdings' failure to purchase tendered Senior Preferred Stock would constitute a breach of the Certificate of Designation which would, in turn, constitute a default under the New Credit Agreement and could lead to the acceleration of the indebtedness thereunder. In any such event, the structural and legal subordination of the Senior Preferred Stock and the security granted in respect of the New Credit Agreement would likely result in the Holders of the Senior Preferred Stock receiving less ratably than creditors of Holdings.

    In addition, the terms of the Senior Notes of Anvil include provisions similar to those contained in the Senior Preferred Stock enabling holders thereof to require Anvil to repurchase all or any part of such securities under circumstances constituting a Change of Control. However, Holdings and Anvil may not have sufficient resources to repurchase tendered shares of Senior Preferred Stock and/or Senior Notes and any such failure may constitute a default under the terms of the New Credit Agreement, the Senior Notes, the Senior Indenture and the Certificate of Designation. Again, in any such event, the structural and legal subordination of the Senior Preferred Stock and the security granted in respect of the New Credit Agreement would likely result in the Holders of the Senior Preferred Stock receiving less ratably than creditors of Holdings.

    The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of the assets of Holdings and its Restricted Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Preferred Stock to require Holdings to repurchase such shares as a result of a sale, lease or transfer of less than all of the assets of Holdings and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of Holdings, holders of Senior Preferred Stock will be entitled to be paid, out of the assets of Holdings available for distribution, the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, Common Stock of Holdings. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of Holdings, the amounts payable with respect to the Senior Preferred Stock and all other Parity Securities are not paid in full, the holders of the Senior Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of Holdings in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets of Holdings. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Holdings nor the consolidation or merger of Holdings with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of Holdings.

    The Certificate of Designation for the Senior Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Senior Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Senior Preferred Stock. In addition, Holdings is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of Holdings) that requires a restriction upon any surplus of Holdings solely because the liquidation preference of the Senior Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of Holdings solely because the liquidation preference of the Senior Preferred Stock will exceed the par value and there will be no remedies available to holders of the Senior Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of Holdings, solely by reason of the fact that such dividend would reduce the surplus of Holdings to an amount less than the difference between the liquidation preference of the Senior Preferred Stock and its par value.

VOTING RIGHTS

    Holders of the Senior Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that (a) if
(i) dividends on the Senior Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after March 15, 2002, are not paid in cash) for four consecutive quarterly periods, (ii) Holdings fails to discharge any redemption obligation with respect to the Senior Preferred Stock (whether or not Holdings is permitted to do so by the terms of the Senior Indenture, the New Credit Agreement or any other obligation of Holdings), (iii) Holdings fails to make an offer to purchase all of the outstanding shares of Senior Preferred Stock following a Change of Control (whether or not Holdings is permitted to do so by the terms of the Senior Indenture, the New Credit Agreement or any other obligation of Holdings) or fails to purchase shares of Senior Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer, (iv) a breach or violation of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more, or (v) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on one or more classes of Indebtedness of Holdings or any Subsidiary of Holdings, whether such Indebtedness exists on the Senior Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate an outstanding principal amount of $25,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then the number of directors constituting the Board of Directors of Holdings will be adjusted to permit the holders of the majority of the then outstanding Senior Preferred Stock, voting separately as a class, to elect two directors, and (b) the approval of holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, will be required for (i) any merger, consolidation or sale of assets of Holdings except as permitted pursuant to the covenant below entitled "Merger or Consolidation" and (ii) for any modification of the Exchange Debenture Indenture. Each such event described in clause (a) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Senior Preferred Stock are paid in full (and after March 15, 2002, paid in cash) and any failure, breach or default referred to in clause (a) is remedied.

    In addition, the Certificate of Designation provides that, except as stated above under "--Ranking," Holdings will not authorize any class of Parity Securities without the affirmative vote or consent of holders of at least 50% of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that Holdings may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Senior Preferred Stock, or authorize the issuance of any additional shares of Senior Preferred Stock, without the affirmative vote or consent of the holders of at least 50% of the then outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities or Parity Securities, (b) the decrease in the amount of authorized capital stock of any class, including any Preferred Stock or (c) the increase in the amount of authorized capital stock of any class of Junior Securities shall not require the consent of the holders of Senior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Senior Preferred Stock.

    Under Delaware law, holders of Senior Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares or such class so as to affect them adversely.

CERTAIN COVENANTS

    MERGER OR CONSOLIDATION. The Certificate of Designation provides that, without the consent of holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, Holdings shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not Holdings is the surviving corporation), or directly and/or indirectly through its Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a consolidated basis for Holdings and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, Person or entity unless (i) Holdings is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition; (iii) immediately after such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; (iv) the entity or Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Holdings immediately preceding the transaction; and (v) prior to the consummation of any such proposed transaction, Holdings shall have delivered to the Transfer Agent an Officers' Certificate and an opinion of counsel to the effect that such transaction complies with the terms of the Certificate of Designation and that all conditions precedent to such transaction have been satisfied.

    JUNIOR PAYMENTS. The Certificate of Designation provides that Holdings will not, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)),
(ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior Payment:

        (i) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; or

        (ii) all dividends on the Senior Preferred Stock payable on dividend payment dates after March 15, 2002, have not been declared and paid in cash.

        Notwithstanding the foregoing, the Certificate of Designation shall not prohibit as Junior Payments:

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        (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all of the provisions of the Certificate of Designation (including, but not limited to, the "Junior Payments" covenant);

        (b) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Holdings) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of Holdings (other than Disqualified Stock);

        (c) (X) the redemption, repurchase, retirement or other acquisition of any Parity Securities of Holdings in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Holdings) of, or from substantially concurrent additional capital contributions in respect of, other Parity or Junior Securities of Holdings (other than any Disqualified Stock) and (Y) the redemption, repurchase, retirement or other acquisition of any Junior Securities of Holdings in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Holdings) of, or from substantially concurrent additional capital contributions in respect of, other Junior Securities of Holdings (other than any Disqualified Stock);

        (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any of its Restricted Subsidiaries held by any member of Holdings' (or any of its Restricted Subsidiaries') management pursuant to any management agreement, stock option agreement or plan or stockholders agreement; PROVIDED that (X) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $2.0 million in any fiscal year (plus any amount available for such payments hereunder since the date of the Certificate of Designation which have not been used for such purpose) or (Y) $8.0 million in the aggregate (in each case, net of the cash proceeds received by Holdings from subsequent reissuances of such Equity Interests to new members of management);

        (e) loans to members of management of Holdings or any Restricted Subsidiary the proceeds of which are used for a concurrent purchase of Equity Interests of Holdings;

        (f) the payment of director's fees and reasonable expenses of its directors in an aggregate amount not to exceed $125,000 per year (including indemnification obligations and professional fees and expenses) and to pay salaries and other compensation of employees who perform services for both Anvil and Holdings;

        (g) an amount not to exceed $200,000 in aggregate to enable Holdings to make payments to holders of Capital Stock in lieu of issuing fractional shares thereof;

        (h) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof; and

        (i) payments in connection with the application of the net proceeds of the Recapitalization as set forth under "Use of Proceeds".

    TRANSACTIONS WITH AFFILIATES. The Certificate of Designation provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person and (ii) Holdings delivers to the Transfer Agent (a) with respect to any Affiliate Transaction entered into after the

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
date of the Certificate of Designation involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; PROVIDED that the following will not be deemed to be Affiliate Transactions: (o) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers and directors of Holdings, Anvil or any Restricted Subsidiary as determined in good faith by the appropriate Board of Directors or senior management; (p) the provision of administrative or management services by Holdings or any of its officers to Holdings or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice, (q) transactions between Holdings or one or more of its Restricted Subsidiaries and the relevant Securitization Entity effected as part of a Qualified Securitization Transaction; (r) any agreement as in effect as of the Senior Preferred Stock Issue Date (including, without limitation, the New Credit Agreement) or any amendment thereto or any transactions contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of Senior Preferred Stock or Exchange Debentures in any material respect than the original agreement as in effect on the Senior Preferred Stock Issue Date; (s) payments or loans to employees or consultants which are approved by the Board of Directors of Holdings in good faith; (t) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Senior Preferred Stock Issue Date and any similar agreement which it may enter into thereafter; provided however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any similar agreement entered into after the Senior Preferred Stock Issue Date shall only be permitted by this clause (t) to the extent that the terms of any such new agreement are not otherwise disadvantageous to the Holders of the Senior Preferred Stock or Exchange Debentures in any material respect; (u) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Exchange Debenture Indenture which are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (v) any employment agreement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Holdings or such Restricted Subsidiary (including, without limitation, any such employment agreements existing prior to the Senior Preferred Issue Date); (w) the granting of stock options to employees and directors of Holdings and its Restricted Subsidiaries in accordance with the New Stock Option Plan at exercise prices equal to the fair market value of the Common Stock and the issuance of Common Stock upon the exercise of such options; (x) transactions between or among Holdings and/or its Wholly Owned Subsidiaries, (y) (i) the payment of customary management, consulting and advisory fees and related expenses to BRS and 399 Venture and their Affiliates not to exceed $750,000 per year in aggregate and (ii) payments by Anvil or any of its Restricted Subsidiaries to BRS and 399 Venture and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Anvil, Holdings or such Restricted Subsidiary in good faith not to exceed $750,000 per year in aggregate; and (z) transactions permitted by the covenant described in "--Junior Payments."

    REPORTS. The Certificate of Designation provides that, whether or not required by the rules and regulations of the Commission, so long as any shares of Senior Preferred Stock are outstanding, Holdings will furnish to the Holders of Senior Preferred Stock, within 15 days after it is or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required

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to be contained in a filing with the Commission on Forms 10-Q and 10-K if
Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holdings' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any shares of Senior Preferred Stock remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EXCHANGE

    Holdings may at its option exchange all, but not less than all, of the then outstanding shares of Senior Preferred Stock into Exchange Debentures on any dividend payment date, PROVIDED that on the date of such exchange: (a) there are no contractual impediments to such exchange; (b) there are legally available funds sufficient therefor; (c) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the date of such exchange or Holdings shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange, and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of Holdings) thereof will not be subject to any restrictions imposed by the Securities Act upon the resale thereof and such exemption is relied upon by Holdings for such exchange; (d) the Exchange Debenture Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act; (e) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (f) Holdings shall have delivered a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a), (b), (c),
(d) and (e) and certain other matters. Holdings shall send a written notice of exchange by mail to each holder of record of shares of Senior Preferred Stock, which notice shall state, among other things, (i) that Holdings is exercising its option to exchange the Senior Preferred Stock for Exchange Debentures pursuant to the Certificate of Designation and (ii) the date of exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which such notice is mailed. On the Exchange Date, holders of outstanding shares of Senior Preferred Stock will be entitled to receive a principal amount of Exchange Debentures equal to the liquidation preference per share, plus an amount in cash equal to all accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the Exchange Date to the Exchange Date), as provided below.

    The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Senior Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Senior Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Senior Preferred Stock entitle him, PROVIDED that Holdings may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Senior Preferred Stock, and all rights of the holders of Senior Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends to the Exchange Date and if Holdings so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for an purposes as the registered holder of such Exchange Debentures.

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
    The New Credit Agreement contains limitations with respect to Holdings' ability to issue the Exchange Debentures, and any future credit agreements or other agreements relating to indebtedness to which Holdings or any of its Subsidiaries become a party may contain similar limitations. See "Description of Securities-Senior Notes--Certain Covenants" and "Description of Certain Indebtedness."

    Holdings intends to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

    TRANSFER AGENT AND REGISTRAR. United States Trust Company of New York is the transfer agent and registrar for the Senior Preferred Stock.

BOOK-ENTRY, DELIVERY AND FORM

    GLOBAL SENIOR PREFERRED STOCK CERTIFICATE

    Except as set forth in the next paragraph, the New Senior Preferred Stock will initially be issued in the form of one global certificate (the "Global Certificate"). The Global Certificate will be deposited upon issuance of the New Senior Preferred Stock offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Certificate Holder").

    Senior Preferred Stock that were issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Certificate has previously been exchanged for Certificated Securities, be exchanged by a QIB for an interest in the Global Certificate.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    Holdings expects that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Certificate, the Depositary will credit the accounts of Participants designated by the Exchange Agent with the respective liquidation preference of the individual beneficial interests represented by such Global Certificate and (ii) ownership of the Senior Preferred Stock evidenced by the Global Certificate will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective investors are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Preferred Stock evidenced by the Global Certificate will be limited to such extent.

    So long as the Global Certificate Holder is the registered owner of any Senior Preferred Stock, the Global Certificate Holder will be considered the sole Holder under the Certificate of Designation of any Senior Preferred Stock evidenced by the Global Certificate. Beneficial owners of Senior Preferred Stock evidenced by the Global Certificate will not be considered the owners or Holders thereof under the Certificate of Designation for any purpose. Neither Holdings nor the transfer agent and registrar will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Preferred Stock.

    Payments in respect of the liquidation preference, redemption price, dividends and Liquidated Damages, if any, on any Senior Preferred Stock registered in the name of the Global Certificate Holder on

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
the applicable record date will be payable to or at the direction of the Global Certificate Holder in its capacity as the registered Holder under the Certificate of Designation. Under the terms of the Certificate of Designation, Holdings and the transfer agent and registrar may treat the persons in whose names Senior Preferred Stock, including the Global Certificate, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Holdings nor the transfer agent and registrar has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Preferred Stock. Holdings believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Preferred Stock will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    CERTIFICATED SECURITIES

    Subject to certain conditions, investors may receive Certificated Securities. In addition, if (i) Holdings notifies the transfer agent and registrar in writing that the Depositary is no longer willing or able to act as a depositary and Holdings is unable to locate a qualified successor within 90 days or (ii) Holdings, at its option, notifies the transfer agent and registrar in writing that it elects to cause the issuance of Certificated Securities, then, upon surrender by the Global Certificate Holder of its Global Certificate, Certificated Securities will be issued to each person that the Global Certificate Holder and the Depositary identify as being the beneficial owner of the related Senior Preferred Stock.

    Neither Holdings nor the transfer agent and registrar will be liable for any delay by the Global Certificate Holder or the Depositary in identifying the beneficial owners of Senior Preferred Stock and Holdings and the transfer agent and registrar may conclusively rely on, and will be protected in relying on, instructions from the Global Certificate Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Certificate of Designation requires that payments in respect of the Senior Preferred Stock represented by the Global Certificate (including liquidation preference, redemption price, dividends and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Certificate Holder. With respect to Certificated Securities, Holdings will make all payments of liquidation preference, redemption price, dividends and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in preferred stock of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Senior Preferred Stock represented by the Global Certificate are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Preferred Stock will, therefore, be required by the Depositary to be settled in immediately available funds. Holdings expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                              EXCHANGE DEBENTURES

GENERAL

    The Exchange Debentures, if issued, will be issued under an Indenture (the "Exchange Debenture Indenture") between Holdings and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act of 1939. The Exchange Debentures will be subject to all such terms, and prospective holders of the Exchange Debentures are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Exchange Debenture

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Indenture does not purport to be complete and is qualified in its entirety by reference to the Exchange Debenture Indenture, including the definitions therein of certain terms. Definitions of certain capitalized terms used in the Exchange Debenture Indenture and in the following summary are set forth below under "--Certain Definitions."

    The Exchange Debentures, if issued, will be general unsecured obligations of Holdings, subordinated to all existing and future Senior Indebtedness, including Holdings' Guarantee of the Senior Notes and the guarantee by Holdings of borrowings under the New Credit Agreement. The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "--Senior Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein).

    Restrictions in the Exchange Debenture Indenture on the ability of Holdings and its Restricted Subsidiaries to incur additional Indebtedness, to make Asset Sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of its assets, may make more difficult or discourage a takeover of Anvil or Holdings, whether favored or opposed by the management of Anvil and Holdings. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Exchange Debenture Indenture may not afford holders of Exchange Debentures protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    As of the date hereof, Holdings has five Subsidiaries, all of which constitute Restricted Subsidiaries for the purposes of the Exchange Debenture Indenture. Under certain circumstances, Holdings will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Exchange Debenture Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Exchange Debentures will be limited in aggregate principal amount to $57,500,000 and will mature on March 15, 2009. Interest on the Exchange Debentures will accrue at a rate of 13% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually in cash (or, on or prior to March 15, 2002, in additional Exchange Debentures, at the option of Holdings) in arrears on March 15 and September 15 of each year, commencing with the first such date after the Exchange Date, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed. Principal, premium, if any, and interest on the Exchange Debentures will be payable at the office or agency of Holdings maintained for such purpose within the City and State of New York or, at the option of Holdings, payment of interest may be made by check mailed to the Holders of the Exchange Debentures at their respective addresses set forth in the register of Holders of Exchange Debentures; PROVIDED that all payments with respect to Global Exchange Debentures and Certificated Securities the Holders of whom have given wire transfer instructions to Holdings will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by Holdings, Holdings' office or agency will be the office of the Trustee maintained for such purpose. Holdings may change such office without prior notice to holders of the Exchange Debentures, and Holdings or any of its Subsidiaries may act as Paying Agent or Registrar.

SUBORDINATION AND RANKING

    All obligations in respect of the Exchange Debentures will be subordinated to the prior payment of all existing and future Senior Indebtedness of Holdings (including Holdings' Guarantee of the Senior Notes), and will rank PARI PASSU or senior in right of payment to all other Subordinated Indebtedness of Holdings. The Exchange Debentures will also effectively rank junior to all indebtedness of Holdings' Subsidiaries, including the indebtedness evidenced by the Senior Notes. As of February 1, 1997, on a pro forma basis after giving effect to the Recapitalization, the aggregate principal amount of Senior Indebtedness of

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Holdings (including indebtedness of Holdings' Subsidiaries) would have been approximately $162.0 million. The Exchange Debenture Indenture permits Holdings and its Subsidiaries to incur additional Indebtedness, including additional Senior Indebtedness, subject to certain limitations. In addition, under the terms of the Exchange Debenture Indenture, Holdings' Subsidiaries may incur certain Indebtedness pursuant to agreements that may restrict the ability of such Subsidiaries to make dividends or other intercompany transfers to Holdings necessary to service Holdings' obligations, including its obligations under the Exchange Debentures. Any failure by Holdings to satisfy its obligations with respect to the Exchange Debentures at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Exchange Debenture Indenture and the New Credit Agreement and could cause a default under agreements governing other indebtedness of Holdings and its Subsidiaries. See "Risk Factors--Risks Associated with Holding Company Structure," "--Restrictions Imposed by Certain Covenants" and "Description of Certain Indebtedness."

    Upon (a) any distribution to creditors of Holdings in a liquidation or dissolution of Holdings or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Holdings or its property or (b) an assignment for the benefit of creditors or any marshalling of Holdings' assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before holders of the Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures. Until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which holders of the Exchange Debentures would be entitled shall be made to holders of Senior Indebtedness. However, holders of the Exchange Debentures may receive securities that are subordinated at least to the same extent as the Exchange Debentures to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness.

    In addition, Holdings may not make any payment upon or in respect of the Exchange Debentures (except in such subordinated securities) if (a) a default in the payment of any principal, premium, if any, interest or other Obligations with respect to any Designated Senior Debt occurs and is continuing beyond any applicable grace period (whether upon maturity, as a result of acceleration or otherwise) or (b) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity, and Holdings and the Trustee receive a notice of such default (a "Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Debt. Payments on the Exchange Debentures may and shall be resumed upon the earlier of (i) the date upon which the default is cured or waived (or the date on which the Designated Senior Debt as to which the default relates shall have ceased to exist by having been discharged or paid in full in cash) or (ii) in the case of a default referred to in clause (b) above, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

    If Holdings fails to make any payment on the Exchange Debentures when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Exchange Debenture Indenture and would enable the holders of the Exchange Debentures to accelerate the maturity thereof.

    The Exchange Debenture Indenture further requires that Holdings promptly notify holders of Senior Indebtedness if payment on the Exchange Debentures is accelerated because of an Event of Default. In addition, the subordination provisions of the Exchange Debenture Indenture may not be amended without the consent of all holders of Designated Senior Debt.

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    As a result of the subordination provisions described above, the structural subordination of the Exchange Debentures and the security pledged to the creditors under the New Credit Agreement, in the event of a liquidation or insolvency, holders of the Exchange Debentures may recover less ratably that other creditors of Holdings.

    "DESIGNATED SENIOR DEBT" means (a) Holdings' Guarantee of the Senior Notes and the Senior Indenture, (b) Holdings' guarantee of Indebtedness under the New Credit Agreement and (c) any other Senior Indebtedness permitted to be incurred pursuant to the Exchange Debenture Indenture in a principal amount of not less than $20.0 million designated by Holdings as Designated Senior Debt.

OPTIONAL REDEMPTION

    Except as set forth below, the Exchange Debentures may not be redeemed at the option of Holdings prior to March 15, 2002. Thereafter, the Exchange Debentures will be subject to redemption for cash at the option of Holdings, in whole or in part, upon not less than 30 nor more than 60 days' notice to each holder of Exchange Debentures to be redeemed, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below, in each case together with any accrued and unpaid interest thereon to the applicable redemption date:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     106.500%
2003..............................................................................     104.333%
2004..............................................................................     102.167%
2005 and thereafter...............................................................     100.000%

    In addition, Holdings may redeem the Exchange Debentures in whole or in part, at a redemption price equal to 113% of the principal amount thereof, plus an amount in cash equal to all accrued and unpaid interest thereon to the redemption date, with the proceeds of a Public Equity Offering, PROVIDED that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

    No optional redemption of Exchange Debentures may be authorized or made at less than 101% of the principal amount thereof at any time when Holdings is making or purchasing Exchange Debentures under a Change of Control Offer in accordance with the provisions of "--Repurchase at the Option of Holders-- Change of Control."

    If less than all of the Exchange Debentures are to be redeemed at any time, selection of Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or, if the Exchange Debentures are not so listed, on a PRO RATA basis, by lot or by such method as the Trustee will deem fair and appropriate; provided that no Exchange Debentures of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Debentures to be redeemed at its registered address. If any Exchange Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture will state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture. On and after the redemption date, interest will cease to accrue on Exchange Debentures or portions of them called for redemption unless Holdings defaults in the payment thereof.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders", Holdings is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Exchange Debentures prior to the maturity date.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    The Exchange Debenture Indenture provides that upon the occurrence of a Change of Control, each Holder of Exchange Debentures will have the right to require Holdings to repurchase all or any part of such Holder's Exchange Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus an amount in cash equal to all accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Holdings will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Debentures pursuant to the procedures required by the Exchange Debenture Indenture and described in such notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of a Change of Control.

    The Change of Control Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Change of Control Purchase Date"), Holdings will purchase all Exchange Debentures validly tendered and not properly withdrawn pursuant to the Change of Control Offer. Payment for any Exchange Debentures so purchased will be made in the same manner as interest payments are made on the Exchange Debentures.

    If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name an Exchange Debenture is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Exchange Debentures pursuant to the Change of Control Offer.

    On the Change of Control Purchase Date, Holdings will, to the extent lawful,
(1) accept for payment all Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Debentures or portions thereof being purchased by Holdings. The Paying Agent will promptly mail to each Holder of Exchange Debentures so tendered the Change of Control Payment for such Exchange Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered, if any; provided that each such new Exchange Debenture will be in a principal amount of $1,000 or an integral multiple thereof. Holdings will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date.

    Except as described above, the Exchange Debenture Indenture does not contain provisions that permit the Holders of Exchange Debentures to require Holdings to redeem the Exchange Debentures in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by Holdings, management of Holdings or an Affiliate of Holdings, if such transaction does not result in a Change of Control. In addition, the existence of the Holder's right to require Holdings to repurchase such Holder's Exchange Debentures upon the occurrence of a Change of Control may or may not deter a third party from seeking to acquire Holdings in a transaction that would constitute a Change of Control.

    Holdings' ability to repurchase Exchange Debentures pursuant to a Change of Control Offer may be limited by a number of factors. The New Credit Agreement provides that certain change of control events with respect to Holdings and/or Anvil would constitute a default thereunder permitting the lending parties thereto to accelerate the Indebtedness thereunder. In addition, certain events that may obligate Holdings or Anvil to offer to repay all outstanding obligations under the New Credit Agreement may not constitute a Change of Control under the Exchange Debenture Indenture. However, neither Holdings nor Anvil may have sufficient resources to repay Indebtedness under the New Credit Agreement and Holdings may not have sufficient resources to repurchase tendered Exchange Debentures. Furthermore, any future credit agreements or other agreements relating to senior Indebtedness to which Holdings or Anvil become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Holdings and/or Anvil is directly or indirectly prohibited from purchasing Exchange Debentures, Holdings and/or Anvil could seek the consent of its lenders to the purchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If Holdings and/or Anvil do not obtain such a consent or repay such borrowings, the purchase of Exchange Debentures will remain prohibited. Holdings' failure to purchase tendered Exchange Debentures would constitute a breach of the Exchange Debenture Indenture which would, in turn, constitute a default under the New Credit Agreement and could lead to the acceleration of the indebtedness thereunder. In any such event, the structural and contractual subordination of the Exchange Debentures and the security granted in respect of the New Credit Agreement would likely result in the Holders of the Exchange Debentures receiving less ratably than other creditors of Holdings.

    In addition, the terms of the Senior Notes of Anvil include provisions similar to those contained in the Exchange Debentures enabling holders thereof to require Anvil to repurchase all or any part of such securities under circumstances constituting a Change of Control. However, Holdings and Anvil may not have sufficient resources to repurchase tendered Exchange Debentures and/or Senior Notes and any such failure may constitute a default under the terms of the New Credit Agreement, the Senior Notes, the Senior Indenture, the Exchange Debentures and the Exchange Debenture Indenture. Again, in any such event, the structural and contractual subordination of the Exchange Debentures and the security granted in respect of the New Credit Agreement would likely result in the Holders of the Exchange Debentures receiving less ratably than other creditors of Holdings.

    The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of the assets of Holdings and its Restricted Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Debentures to require Holdings to repurchase such shares as a result of a sale, lease or transfer of less than all of the assets of Holdings and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    The Exchange Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale in excess of $2.0 million unless (i) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to Holdings (or the Restricted Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of, and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables), of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Debentures, or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by Holdings or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings may apply such Net Proceeds (a) to reduce permanently long-term Indebtedness of a Restricted Subsidiary, (b) to reduce permanently Indebtedness (and, in the case of revolving Indebtedness, to reduce permanently the commitments) under the New Credit Agreement, or (c) to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in the same or a similar line of business as Holdings was engaged in on the date of the Exchange Debenture Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." On the earlier of (i) the 366th day after an Asset Sale or (ii) such date as the Board of Anvil or the Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale in the manner set forth in (a), (b) or (c), if the aggregate amount of Excess Proceeds exceeds $7.5 million, Holdings will be required to make an offer to all Holders of Exchange Debentures (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Debentures that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Exchange Debenture Indenture. To the extent that the aggregate amount of Exchange Debentures tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Debentures surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Debentures to be purchased on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), Holdings will purchase the principal amount of Exchange Debentures required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Exchange Debentures tendered in response to the Asset Sale Offer. Payment for any Exchange Debentures so purchased will be made in the same manner as interest payments are made on the Exchange Debentures.

    If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name an Exchange Debenture is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Exchange Debentures pursuant to the Asset Sale Offer.

    On or before the Asset Sale Purchase Date, Holdings will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Exchange Debentures or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Exchange Debentures tendered, and will deliver to the Trustee an Officers' Certificate stating that such Exchange Debentures or portions thereof were accepted for payment by Holdings in accordance with the terms of this covenant. Holdings, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Exchange Debentures tendered by such Holder and accepted by Holdings for purchase, and Holdings will promptly issue a new Exchange Debenture, and the Trustee, upon delivery of an Officers' Certificate from Holdings will authenticate and mail or deliver such new Exchange Debenture to such Holder, in a principal amount equal to any unpurchased portion of the Exchange Debenture surrendered. Any Exchange Debenture not so accepted will be promptly mailed or delivered by Holdings to the Holder thereof. Holdings will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

    Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures pursuant to any Asset Sale Offer.

    If Holdings is required to make an Asset Sale Offer, the Senior Indenture under which the Senior Notes will be issued may require Anvil to make a similar offer to purchase Senior Notes. If either Anvil or Holdings was unable to purchase all of the Senior Notes or Exchange Debentures it would then be required to repurchase, an Event of Default may result under the Senior Indenture and/or the Exchange Debenture Indenture and any such Event of Default may also constitute an Event of Default under the New Credit Agreement. In any such event, the subordination provisions of the Exchange Debenture Indenture would likely result in the Holders of the Exchange Debentures receiving less ratably than other creditors of Holdings.

    The New Credit Agreement permits certain dividends from Holdings' Subsidiaries to Holdings which may be used to pay interest on the Exchange Debentures, dividends for purposes such as repurchases of Exchange Debentures by Holdings upon an Asset Sale may be restricted under the terms of the New Credit Agreement. In such event, Holdings would need to seek the consent of its lenders under the New Credit Agreement in order to repurchase Exchange Debentures with the Net Proceeds of an Asset Sale. See "Risk Factors--Risks Associated with Holding Company Structure."

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Exchange Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or dividends or distributions payable to Holdings or any Wholly Owned Subsidiary of Holdings); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings or other Affiliate or Restricted Subsidiary of Holdings; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holdings that is subordinated to the Exchange Debentures, except in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

        (a) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

        (b) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under
    "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the Exchange Debenture Indenture, is less than the sum of, without duplication, (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Exchange Debenture Indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) to the extent not included in the amount described in clause (i) above, 100% of the aggregate net cash proceeds received after the date of the Exchange Debenture Indenture by Holdings from the issue or sale of, or from additional capital contributions in respect of, Equity Interests of Holdings or of debt securities of Holdings that have been converted into, or cancelled in exchange for, Equity Interests of Holdings (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary or an Unrestricted Subsidiary of Holdings and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock and less the amount of any loans made pursuant to clause (vi) of the next succeeding paragraph), plus (iii) 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) following the date of the Exchange Debenture Indenture, plus (iv) to the extent that any Restricted Investment that was made after the date of the Exchange Debenture Indenture is sold to an unaffiliated purchaser for cash or otherwise liquidated or repaid for cash, the cash proceeds realized with respect to such Restricted Investment (less the cost of disposition, if any).

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Exchange Debenture Indenture; (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Holdings) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of Holdings (other than Disqualified Stock); (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holdings in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Holdings) of, or from substantially concurrent additional capital contributions in respect of, other Equity Interests of Holdings (other than any Disqualified Stock); (iv) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from (X) an incurrence of Permitted Refinancing Indebtedness or (Y) the substantially concurrent sale (other than to a Subsidiary of Holdings) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of Holdings (other than Disqualified Stock); (v) the declaration or payment of any dividend to Holdings for, or the direct repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings or Holdings held by any member of Holdings' (or any of its Restricted Subsidiaries') management pursuant to any management agreement, stock option agreement or plan or stockholders agreement; PROVIDED that (X) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $2.0 million in any fiscal year (plus any amount available for such payments hereunder since the date of the Exchange Debenture Indenture which have not been used for such purpose) or (Y) $8.0 million in the aggregate (in each case, net of the cash proceeds received by Holdings from subsequent reissuances of such Equity Interests to new members of management);
(vi) loans to members of management of Holdings or any Restricted Subsidiary the proceeds of which are used for a concurrent purchase of Equity Interests of Holdings and a capital contribution in an amount equal to such proceeds to Holdings; (vii) payments in connection with the application of the net proceeds of the Recapitalization as set forth under "Use of Proceeds"; (viii) payments to Holdings in respect of accounting, legal or other administrative expenses incurred by Holdings relating to the operations of Holdings in the ordinary course of business and in respect of fees and related expenses associated with registration statements filed with the Commission and subsequent ongoing public reporting requirements arising from the issuance of Holdings' Guarantee, the Senior Preferred Stock and the Exchange Debentures; PROVIDED that the aggregate amount of such payments does not exceed $500,000 in any fiscal year; (ix) so long as Holdings files consolidated income tax returns which include Anvil, payments to Holdings in an amount equal to the amount of income tax that Anvil would have paid if it had filed consolidated tax returns on a separate-company basis; (x) payments of director's fees and the reasonable expenses of its directors in an aggregate amount not to exceed $125,000 per year in aggregate (including indemnification obligations and professional fees and expenses) by Holdings and payments to Holdings in respect thereof; (xi) payments to holders of its Capital Stock in lieu of issuing fractional shares thereof in an amount not to exceed $200,000; (xii) any payments on the Senior Preferred Stock in connection with the exchange thereof into Exchange Debentures; (xiii) the acquisition and issuance of Senior Preferred Stock by Holdings in connection with the exchange offer contemplated by the Preferred Stock Registration Rights Agreement; (xiv) the making of any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Debentures out of Excess Proceeds available for general corporate purposes after consummation of purchases of Exchange Debentures pursuant to an Asset Sale Offer; (xv) the declaration and payment of any dividend or the making of any other distribution for the purpose of funding any payment in respect of or repurchase or redemption of Senior Preferred Stock or Exchange Debentures; and (xvi) the repurchase of the Senior Preferred Stock or the Exchange Debentures in connection with an offer required to be made therefor in connection with a Change of Control provided that Anvil has previously paid all amounts required to be paid in connection with any Change of Control Offer for the Senior Notes; PROVIDED, HOWEVER, that in the case of any transaction described in clauses (i), (ii), (iii), (iv) and (v) no Default or Event of Default will have occurred and be continuing immediately after such transaction. In determining the aggregate amount of Restricted Payments made after the date of the Exchange Debenture Indenture, 100% of the amounts expended pursuant to the foregoing clauses (ii), (iii), (iv)(Y), (v) and (vi) shall be included in such calculation and none of the amounts expended pursuant to the foregoing clauses (i), (iv)(X), (vii), (viii), (ix), (x), (xi), (xii), (xiii),
(xiv), (xv) and (xvi) shall be included in such calculation.

    As of the date hereof and as of the issue date of the Exchange Debentures, all of Holdings' Subsidiaries were Restricted Subsidiaries. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) will be the greater of (i) book value or (ii) fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, Holdings will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculation required by this covenant were computed, which calculations may be based upon Holdings's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Exchange Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries and Unrestricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Holdings and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if: (i) the Fixed Charge Coverage Ratio for Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (A) at any time prior to March 15, 1999, 2.00 to 1, and (B) thereafter at least 2.25 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and
(ii) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; PROVIDED, that no Guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by Holdings or a Restricted Subsidiary pursuant to this paragraph.

    The foregoing provisions will not apply to:

        (i) the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the New Credit Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings or the relevant Restricted Subsidiary thereunder) in a maximum principal amount outstanding at any one time not to exceed $55.0 million (or in the event of a refinancing of the Indebtedness under the New Credit Agreement, the greater of $55.0 million or the Borrowing Base) (1) less the amount of all mandatory principal payments actually made by Anvil in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced credit agreement) and (2) in the case of the revolving credit facility, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

        (ii) the incurrence by Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

       (iii) the incurrence by Anvil and Holdings of Indebtedness represented by the Senior Notes and Holdings' Guarantee thereof and the incurrence by Holdings of the Indebtedness represented by the Exchange Debentures;

        (iv) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of Holdings or such Restricted Subsidiary, in an aggregate principal amount not to exceed $7.5 million at any time outstanding;

        (v) the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Exchange Debenture Indenture to be incurred;

        (vi) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; PROVIDED, HOWEVER, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Subsidiary, as the case may be;

       (vii) the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Exchange Debenture Indenture to be incurred;

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      (viii) the incurrence by Holdings and its Restricted Subsidiaries of
    Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $20.0 million; PROVIDED that such Indebtedness incurred by foreign subsidiaries that are Restricted Subsidiaries shall not exceed an aggregate principal amount at any time outstanding of $7.5 million;

        (ix) the incurrence by Holdings' Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holdings;

        (x) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any of its Restricted Subsidiaries pursuant to such agreements, in connection with the disposition of any business, assets or Restricted Subsidiary of Holdings (other than guarantees or similar credit support by Holdings or any of its Restricted Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed 25.0% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of Holdings in good faith) actually received by Holdings or any of its Restricted Subsidiaries in connection with such disposition; and

        (xi) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Holdings or any Subsidiary of Holdings (except Standard Securitization Undertakings); PROVIDED, HOWEVER, that the amount of Indebtedness outstanding under clause
    (i) above and this clause (xi) shall not in the aggregate exceed $55.0 million at any time outstanding (or in the event of a refinancing of the Indebtedness under the New Credit Agreement, the greater of $55.0 million or the Borrowing Base).

    Notwithstanding any other provision of this covenant, a guarantee of Indebtedness permitted by the terms of the Exchange Debenture Indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

    SALE AND LEASEBACK TRANSACTIONS

    The Exchange Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that Holdings or any Restricted Subsidiary may enter into a sale and leaseback transaction if (i) Holdings or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant "Liens," (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant "--Repurchase at Option of Holders--Asset Sales."

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    LIENS

    The Exchange Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens. The Exchange Debenture Indenture further provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Subordinated Indebtedness, unless the Exchange Debentures are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Exchange Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries, (ii) make loans or advances to Holdings or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Exchange Debenture Indenture, (b) the New Credit Agreement as in effect as of the date of the Exchange Debenture Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED THAT such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the date of the Exchange Debenture Indenture, (c) the Senior Indenture, the Senior Notes, the Certificate of Designation, the Senior Preferred Stock, the Exchange Debenture Indenture and the Exchange Debentures, (d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Exchange Debenture Indenture, (f) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Exchange Debenture Indenture, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien, (i) any restriction or encumbrance contained in contracts for sale of assets permitted by the Exchange Debenture Indenture in respect of the assets being sold pursuant to such contractor or (j) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; PROVIDED that such restrictions apply only to such Securitization Entity.

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    TRANSACTIONS WITH AFFILIATES

    The Exchange Debenture Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person and (ii) Holdings delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of the Exchange Debenture Indenture involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; PROVIDED that the following will not be deemed to be Affiliate Transactions: (o) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers and directors of Holdings, Anvil or any Restricted Subsidiary as determined in good faith by the appropriate Board of Directors or senior management; (p) the provision of administrative or management services by Holdings or any of its officers to Holdings or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice, (q) transactions between Holdings or one or more of its Restricted Subsidiaries and the relevant Securitization Entity effected as part of a Qualified Securitization Transaction; (r) any agreement as in effect as of the date of the Exchange Debenture Indenture (including, without limitation, the New Credit Agreement) or any amendment thereto or any transactions contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of Exchange Debentures in any material respect than the original agreement as in effect on the date of the Exchange Debenture Indenture; (s) payments or loans to employees or consultants which are approved by the Board of Directors of Holdings in good faith; (t) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Exchange Debenture Indenture and any similar agreement which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any similar agreement entered into after the date of the Exchange Debenture Indenture shall only be permitted by this clause (t) to the extent that the terms of any such new agreement are not otherwise disadvantageous to the Holders of the Exchange Debentures in any material respect; (u) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Exchange Debenture Indenture which are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (v) any employment agreement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Holdings or such Restricted Subsidiary (including, without limitation, any such employment agreements existing prior to the date of the Exchange Debenture Indenture); (w) the granting of stock options to employees and directors of Holdings and its Restricted Subsidiaries in accordance with the New Stock Option Plan at exercise prices equal to the fair market value of the Common Stock and the issuance of Common Stock upon the exercise of such options;
(x) transactions between or among Holdings and/or its Wholly Owned Subsidiaries,
(y) (i) the payment of customary management, consulting and advisory fees and related expenses to BRS and 399 Venture and their Affiliates not to exceed $750,000 per year in aggregate and (ii) payments by Anvil or any of its Restricted Subsidiaries to BRS and 399 Venture and their Affiliates made pursuant to any financial

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advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Anvil, Holdings or such Restricted Subsidiary in good faith not to exceed $750,000 per year in aggregate; and (z) transactions permitted by the covenant described in "-- Restricted Payments."

    LINE OF BUSINESS

    Holdings will not, and will not permit any Restricted Subsidiary to, engage in any line of business which is not the same, similar, ancillary, complementary or related to the businesses in which Holdings is engaged on the date of the Exchange Debenture Indenture.

    REPORTS

    The Exchange Debenture Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, Holdings will furnish to the Holders of Exchange Debentures, within 15 days after it is or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, reports thereon by the certified independent accountants of Holdings and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holdings will file copies of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any Exchange Debentures remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Exchange Debenture Indenture will provide that Holdings shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not Holdings is the surviving corporation), or directly and/or indirectly through its Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a consolidated basis for Holdings and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, Person or entity unless (i) Holdings is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of Holdings, under the Exchange Debentures and the Exchange Debenture Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) Holdings or the entity or Person formed by or surviving any such consolidation or merger (if other than Holdings), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Holdings immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the

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beginning of the applicable four-quarter period, be permitted to incur at least
$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) Holdings delivers to the Trustee an Officers' Certificate and an Opinion of Counsel addressed to the Trustee with respect to the foregoing matters; PROVIDED, HOWEVER, that the requirement set forth in clause (iv) above shall not apply to a merger between Holdings and any Wholly Owned Subsidiary or to any merger between Wholly Owned Subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

    The Exchange Debenture Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Exchange Debentures; (ii) default in payment when due of the principal of or premium, if any, on the Exchange Debentures; (iii) failure by Holdings to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Sale and Leaseback Transactions" or "--Merger, Consolidation or Sale of Assets"; (iv) failure by Holdings for 60 days after notice to comply with any of its other agreements in the Exchange Debenture Indenture or the Exchange Debentures; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries or Holdings (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries or Holdings) whether such Indebtedness or Guarantee now exists, or is created after the date of the Exchange Debenture Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vi) failure by Holdings or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $4.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to Holdings, Anvil or any of Holdings' other Significant Subsidiaries or group of Restricted Subsidiaries that, together, would constitute a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare all the Exchange Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, Anvil, any other Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Debentures will become due and payable without further action or notice. Holders of Exchange Debentures may not enforce the Exchange Debenture Indenture or the Exchange Debentures except as provided in the Exchange Debenture Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Debentures waive any existing Default or Event of Default and its consequences under the Exchange Debenture Indenture

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except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium, if any, on the Exchange Debentures.

    Holdings is required to deliver to the Trustee annually a statement regarding compliance with the Exchange Debenture Indenture, and Holdings is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Holdings, as such, will have any liability for any obligations of Holdings under the Exchange Debentures, the Exchange Debenture Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Debentures by accepting an Exchange Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Debentures when such payments are due from the trust referred to below, (ii) Holdings' obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Holdings' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Exchange Debenture Indenture. In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the Exchange Debenture Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Debentures.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Exchange Debentures on the stated maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Holdings will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Exchange Debenture Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner

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and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Holdings will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Exchange Debenture Indenture) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound (including, without limitation, the New Credit Agreement); (vi) Holdings must have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Holdings must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Holdings with the intent of preferring the Holders of Exchange Debentures over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others; and (viii) Holdings must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Exchange Debentures in accordance with the Exchange Debenture Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Holdings may require a Holder to pay any taxes and fees required by law or permitted by the Exchange Debenture Indenture. Holdings is not required to transfer or exchange any Exchange Debenture selected for redemption. Also, Holdings is not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

    The registered Holder of an Exchange Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Exchange Debenture Indenture or the Exchange Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures), and any existing default or compliance with any provision of the Exchange Debenture Indenture or the Exchange Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting Holder): (i) reduce the principal amount of Exchange Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the Holders of at least a majority in aggregate principal

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amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures, (vi) make any change in the provisions of the Exchange Debenture Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Debentures to receive payments of principal of or premium, if any, or interest on the Exchange Debentures, (vii) waive a redemption payment with respect to any Exchange Debenture or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Exchange Debentures, Holdings and the Trustee may amend or supplement the Exchange Debenture Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of Holdings' obligations to Holders of Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Debentures or that does not adversely affect the legal rights under the Exchange Debenture Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Exchange Debenture Indenture under the Trust Indenture Act.

    Notwithstanding anything to the contrary, the subordination provisions of the Exchange Debentures may not be amended or modified without the prior consent, authorization or approval by all holders of Designated Senior Debt.

CONCERNING THE TRUSTEE

    The Exchange Debenture Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Debenture Indenture provides that in case an Event of Default will occur (which will not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Debenture Indenture at the request of any Holder of Exchange Debentures, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

    The Exchange Debentures will initially be issued in global form except that institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) will receive securities in the form of registered definitive certificates. It is expected that the Exchange Debentures will be subject to arrangements regarding book-entry, delivery and form which are substantially the same as those with respect to the Senior Preferred Stock set forth under "--Senior Preferred Stock--Book-Entry, Delivery and Form".

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Exchange Debenture Indenture and the foregoing summary of the terms of the Exchange Debentures. Reference is made to the Exchange Debenture Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary or is

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designated a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary or Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, which correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback, including any disposition by means of a merger, consolidation or similar transaction and including the issuance, sale or other transfer of any of the capital stock of any Restricted Subsidiary of such person) other than to Holdings or to any of its Wholly Owned Subsidiaries (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Restricted Subsidiaries or the sale of any Equity Interests in any Restricted Subsidiaries, in each case, in one or a series of related transactions, PROVIDED, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Holdings, as permitted pursuant to the covenant described under "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) a transfer of assets by Holdings to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to Holdings or to another Wholly Owned Subsidiary, (d) an issuance of Equity Interests by a Wholly Owned Subsidiary to Holdings or to another Wholly Owned Subsidiary, (e) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (f) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (g) Permitted Investments or (h) any cash dividend, distribution, Investment or payment made pursuant to the first or second paragraph of the "Restricted Payments" covenant.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BOARD OF DIRECTORS" means the Board of Directors of Holdings, or any authorized committee of the Board of Directors.

    "BORROWING BASE" means, as of any date, an amount equal to the sum of (i) 85% of all Eligible Receivables, (ii) 60% of all Eligible Raw Materials Inventory, (iii) 50% of Eligible Finished Goods Inventory and (iv) 50% of the fair market value or, if acquired after the date of the Senior Indenture, the acquisition cost, of appraised equipment and real property owned by Holdings and its Restricted Subsidiaries, or such lesser amount as may then constitute the "Borrowing Base" under the New Credit Agreement.

    "BRS" means Bruckmann, Rosser, Sherrill & Co., L.P.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

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    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities no more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which Holdings shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof.

    "CHANGE OF CONTROL" means such time as (i) prior to the initial public offering by Holdings or any direct or indirect parent of Holdings of its common stock (other than a public offering pursuant to a registration statement on Form S-8), Permitted Holders cease to have, directly or indirectly, in the aggregate at least 51% of the voting power of the voting stock of Anvil or Holdings or any other direct or indirect parent of Holdings ceases to own, directly or indirectly, 100% of the voting power of the voting stock of Anvil (other than by reason of a merger of Holdings and Anvil) or (ii) after the initial public offering by Holdings or any direct or indirect parent of Anvil of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by Anvil or Holdings which indicates that, or Anvil or Holdings otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 40% or more of the voting power of the voting stock of Anvil or Holdings on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Anvil or Holdings, as the case may be (whether or not such securities are then currently convertible or exercisable) and (B) such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of Anvil, calculated on such fully-diluted basis, than beneficially owned by the Permitted Holders, or (iii) the sale, lease or transfer of all or substantially all of the assets of Holdings to any person or group (other than the Permitted Holders), or (iv) during any period of two consecutive calendar years individuals who at the beginning of such period constituted the Board of Directors of Anvil or Holdings (together with any new directors whose election by the Board of Directors of Anvil or Holdings or whose nomination for election by the shareholders of Anvil or Holdings, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or was approved by the Permitted Holders) cease for any reason to constitute a majority of the directors of Anvil or Holdings, as the case may be, then in office.

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
    "COMMISSION" means the Securities and Exchange Commission.

    "CONSOLIDATED EBITDA" means, with respect to Holdings and its Restricted Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) to the extent deducted from Consolidated Net Income for such period, (x) the Fixed Charges for such period, plus (y) non-cash dividends on Holdings' preferred stock, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of Holdings and its Restricted Subsidiaries required to be reflected as expenses on the books and records of Holdings, minus (v) cash payments with respect to any nonrecurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to Holdings or one of its Restricted Subsidiaries, (iii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iv) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (v) the cumulative effect of a change in accounting principles shall be excluded, (vi) income or loss attributable to discontinued operations shall be excluded; (vii) any increase in cost of sales or other write-offs resulting from the purchase accounting treatment of any acquisitions shall be excluded; and (viii) all other extraordinary, unusual or nonrecurring gains or losses shall be excluded.

    "CONSOLIDATED NET WORTH" of a Person at any date means the amount by which the assets of such Person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of the Exchange Debenture Indenture in any such assets (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of (a) the total liabilities of such Person and its consolidated Restricted Subsidiaries, plus (b) any Disqualified Stock of such Person or any consolidated Restricted Subsidiaries of such Person issued to any Person other than such Person or a Wholly Owned Subsidiary of such Person, in each case determined in accordance with GAAP.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DEPOSITARY" means, with respect to the Exchange Debentures issuable or issued in whole or in part in global form, the Person specified in the Exchange Debenture Indenture as the Depositary with respect to the Exchange Debentures, until a successor shall have been appointed and become such Depositary

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
pursuant to the applicable provision of the Exchange Debenture Indenture, and, thereafter, "Depositary" shall mean or include such successor.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which is 91 days after the date that the Exchange Debentures mature.

    "ELIGIBLE FINISHED GOODS INVENTORY" means, as of any date of determination, the gross dollar value (valued at the lower of cost or fair market value (on a first-in, first-out basis)) of all finished goods inventory (including for purposes hereof, finished goods inventory which is in transit back to Holdings or any Restricted Subsidiary) of Holdings or any Restricted Subsidiary less appropriate reserves determined in accordance with GAAP applied on a consistent basis but excluding in any event and without duplication, to the extent not treated accordingly by GAAP, (i) inventory subject to any Lien (other than a Permitted Lien), (ii) inventory which fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (iii) inventory which is not useable or saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value),
(iv) inventory located outside of the United States (unless in transit back to Holdings or any Restricted Subsidiary), (v) inventory in the possession of domestic contractors (other than Holdings or any Restricted Subsidiary) or other third parties, and (vi) all work in process.

    "ELIGIBLE RAW MATERIALS INVENTORY" means, as of any date of determination, the gross dollar value (valued at the lower of cost or fair market value (on a first-in, first-out basis)) of all raw materials (including for purposes hereof, uncut dyed or greige cloth) of Holdings or any Restricted Subsidiary less appropriate reserves determined in accordance with GAAP applied on a consistent basis but excluding in any event, to the extent not treated accordingly by GAAP and without duplication, (i) inventory subject to any Lien (other than a Permitted Lien), (ii) inventory which fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (iii) inventory which is not useable or saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value),
(iv) inventory located outside of the United States (unless in transit back to Holdings or any Restricted Subsidiary), (v) inventory in the possession of domestic contractors (other than Holdings or any Restricted Subsidiary) or other third parties, and (vi) all work in process (except uncut dyed or greige cloth).

    "ELIGIBLE RECEIVABLES" means, as of any date of determination, the aggregate gross amount of all accounts receivable, receivables and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business, owned by or owing to Holdings or any Restricted Subsidiary, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with Holdings' internal policies and in any event in accordance with GAAP applied on a consistent basis, (hereinafter sometimes referred to collectively as "Receivables"), but excluding, without duplications in any event (i) Receivables subject to a Lien (other than a Permitted Lien), (ii) Receivables which are outstanding more than 90 days from the due date of the original invoice or more than 180 days from the date of shipment, (iii) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of such parties as may be specified in the New Credit Agreement, (iv) Receivables with respect to which the account debtor is not solvent or is the subject of any bankruptcy or insolvency proceedings of any kind, (v) Receivables owing by an account debtor located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to such parties as may be specified in the New Credit Agreement), (vi) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim dispute or other defense, and (vii) Receivables arising out of transactions with Subsidiaries or Affiliates of Holdings.

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    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXISTING INDEBTEDNESS" means the Indebtedness of Holdings and its Restricted Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the Exchange Debenture Indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person payable to a party other than Holdings or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP, but excluding from the calculation of fixed charges amortization of financing costs (except to the extent referred to in the parenthetical in clause
(i) of this definition).

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that Holdings or any of its Restricted Subsidiaries incurs, assumes, guarantees or repays any Indebtedness (other than the incurrence or repayment of revolving credit borrowings used for working capital, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four quarter reference period and shall give pro forma effect to the Consolidated EBITDA and Indebtedness of the Person which is the subject of any such acquisition, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Exchange Debenture Indenture.

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    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "HOLDER" means a Person in whose name a share of Senior Preferred Stock or Exchange Debenture is registered on the Registrar's books.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person in each case, if held by any Person other than Holdings or a Wholly Owned Subsidiary of Holdings, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the books of such Person) or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by Holdings for consideration consisting of common equity securities of Holdings or of any direct or indirect parent of Holdings shall not be deemed to be an Investment.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which federal offices or banking institutions in the City of New York, in the city of the Corporate Trust Office of the Trustee, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LIQUIDATED DAMAGES" means all liquidated damages owing pursuant to the Registration Rights Agreement.

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    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, and before reduction for non-cash preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and net of any Purchase Money Obligations relating to the assets comprising such Asset Sale.

    "NEW CREDIT AGREEMENT" means, collectively, (i) that certain Amended and Restated Credit Agreement, as in effect on the date of the Exchange Debenture Indenture, by and among Anvil, Holdings, the lenders that may be from time to time parties thereto and NationsBank, N.A., as administrative agent, as the foregoing may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including increases in the principal amount thereof (subject to such increases otherwise being in conformity with the terms of the Exchange Debenture Indenture); and (ii) after NationsBank, N.A., as administrative agent, has acknowledged in writing that the Credit Agreement described in clause (i) above has been terminated and all then outstanding Indebtedness thereunder or with respect thereto have been repaid in full in cash and discharged, any successors to or replacements of (as designated by the Board of Directors of Holdings in its sole judgment, and evidenced by a resolution) such Credit Agreement, as such successors or replacements may from time to time be amended, renewed, supplemented, modified or replaced, including increases in the principal amount thereof (subject to such increases otherwise being in conformity with the terms of the Exchange Debenture Indenture).

    "NEW STOCK OPTION PLAN" means Holdings' 1997 Stock Option Plan to be approved by the Board of Directors of Holdings providing for the issuance of options to purchase Common Stock to directors and employees of Holdings, Anvil or its Restricted Subsidiaries or any successor plan thereto.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFERINGS" means the Unit Offering and the Senior Note Offering.

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    "OFFICER" means, with respect to any Person, the Chairman of the Board, the
Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

    "PERMITTED HOLDERS" means, collectively, (i) BRS and its Affiliates, and their respective employees and directors, (ii) 399 Venture and its Affiliates, and their respective employees and directors, (iii) all full-time executive officers of Holdings and its Subsidiaries who acquire Capital Stock of Holdings and (iv) (A) any spouse, lineal descendant (including by adoption and stepchildren), or sibling of such natural persons and (B) any trust, corporation, limited liability company or partnership, the beneficiaries, members, stockholders or partners of which consist entirely of such natural persons or the individuals described in clause (A) above.

    "PERMITTED INVESTMENTS" means (a) any Investments in Holdings or in a Wholly Owned Subsidiary of Holdings that is engaged in the same or a similar line of business as Holdings and its Restricted Subsidiaries were engaged in on the date of the Exchange Debenture Indenture and reasonable extensions or expansions thereof; (b) any Investments in Cash Equivalents; (c) Investments by Holdings or any Restricted Subsidiary of Holdings in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of Holdings that is engaged in the same or a similar line of business as Holdings and its Restricted Subsidiaries were engaged in on the date of the Exchange Debenture Indenture and reasonable extensions or expansions thereof or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Wholly Owned Subsidiary of Holdings that is engaged in the same or a similar line of business as Holdings and its Restricted Subsidiaries were engaged in on the date of the Exchange Debenture Indenture and reasonable extensions or expansions thereof;
(d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "--Asset Sales"; (e) Investments by Holdings or any Restricted Subsidiary in cash in an amount not to exceed $10.0 million in the aggregate at any one time; (f) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Anvil or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of Anvil's trade creditors or customers; (g) the contribution of shares of stock or other equity securities of an Unrestricted Subsidiary to another Subsidiary; (h) loans and advances to employees and officers of Anvil and its Restricted Subsidiaries in the ordinary course of business not to exceed an aggregate of $750,000; (i) accounts receivable created or acquired in the ordinary course of business; (j) currency agreements and interest swap obligations entered into in the ordinary course of Anvil's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Exchange Debenture Indenture; and (k) any Investment by Anvil or a Wholly Owned Subsidiary of Anvil in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; PROVIDED that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an Equity Interest.

    "PERMITTED LIENS" means (i) Liens securing (a) Indebtedness permitted by the first paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock," and Indebtedness permitted by clauses (i) , (ii),
(iv) or (viii) under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) related Hedging Obligations; (ii) Liens in favor of Holdings or any Wholly Owned Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or any Restricted Subsidiary of Holdings; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings; (iv) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Holdings; (v) Liens on property existing at the time of acquisition thereof by Holdings or any Restricted Subsidiary of Holdings, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a

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like nature incurred in the ordinary course of business; (vii) Liens existing on the date of the Exchange Debenture Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted; (x) statutory Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Holdings or such Restricted Subsidiary; (xii) nonconsensual Liens incurred in the ordinary course of business of any foreign subsidiary that is a Restricted Subsidiary that (a) are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by such Restricted Subsidiary; (xiii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xiv) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings or any of its Restricted Subsidiaries; (xv) Purchase Money Liens (including extensions and renewals thereof); (xvi) judgment and attachment Liens not giving rise to an Event of Default; (xvii) Liens arising out of consignment or similar arrangements for the sale of goods; (xviii) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; (xix) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xx) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of Anvil or any of its Restricted Subsidiaries, including rights of offset and set-off, arising in the ordinary course of business; (xxi) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction; and (xxii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Restricted Subsidiaries; PROVIDED that:
(i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Debentures, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Debentures on terms at least as favorable to the Holders of Exchange Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

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    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "PUBLIC EQUITY OFFERING" means an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of (i) Equity Interests other than Disqualified Stock of Holdings or (ii) of Equity Interests other than Disqualified Stock of Holdings' parent or indirect parent corporation to the extent that the cash proceeds therefrom are contributed to the equity capital of Holdings or are used to purchase Equity Interests (other than Disqualified Stock) of Holdings.

    "PURCHASE MONEY LIEN" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Exchange Debenture Indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; PROVIDED HOWEVER, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

    "PURCHASE MONEY NOTE" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

    "PURCHASE MONEY OBLIGATIONS" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such person or any of its Restricted Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

    "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by Holdings or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment; PROVIDED that such transaction or transactions are otherwise permitted by the terms of the Exchange Debenture Indenture including the provisions set forth under "Repurchase at the Option of Holders--Asset Sales".

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date of the Exchange Debenture Indenture, by and among Holdings and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

    "REPRESENTATIVE" means the indenture trustee or other trustee, client or representative for any senior Indebtedness.

    "RESPONSIBLE OFFICER," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the

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Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIZATION ENTITY" means a Wholly Owned Subsidiary of Holdings (or another Person in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of Holdings (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings or any Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of or any Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings nor any Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither Holdings nor any Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

    "SENIOR INDEBTEDNESS" means: (i) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Holdings, whether outstanding on the date of issuance of the Exchange Debentures or thereafter created, incurred or assumed, of the following types: (A) all Indebtedness of Holdings (including without limitation the Senior Notes and borrowings under the New Credit Agreement) for money borrowed, and (B) all Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which Holdings is responsible or liable; (ii) all capitalized lease obligations of Holdings; (iii) all Obligations of Holdings: (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, including, without limitation, any such transaction made pursuant to the New Credit Agreement, (B) constituting Hedging Obligations, or (C) issued as the deferred purchase price of property and all conditional sale Obligations of Holdings and all Obligations of Holdings under any title retention agreement; (iv) all guarantees of Holdings with respect to Obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other persons; and (v) all Obligations of Holdings consisting of modifications, renewals, extensions, replacements and refundings of any Obligations described in clauses (i), (ii), (iii) or (iv) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Obligations are subordinated or junior in right of payment to the Exchange Debentures; PROVIDED, HOWEVER, that Senior Indebtedness shall not be deemed to include: (1) any Obligation of Holdings to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by Holdings, (3) any accounts payable or

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other liability to trade creditors arising in the ordinary course of business
(including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, guarantee or Obligation of Holdings that is contractually subordinated or junior in any respect to any other Indebtedness, guarantee or Obligation of Holdings, or (5) any Indebtedness to the extent the same is incurred in violation of the Indenture. Senior Indebtedness shall include all Obligations in respect of Holdings Guarantee of the Senior Notes and the Senior Indenture of Anvil.

    "SENIOR NOTE OFFERING" means the offering by Anvil of the Senior Notes of Anvil.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

    "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by Anvil or any Subsidiary of Anvil which are reasonably customary in an accounts receivable or equipment transaction.

    "SUBORDINATED INDEBTEDNESS" means all Obligations of the type referred to in clauses (i) through (v) of the definition of Senior Indebtedness, if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "399 VENTURE" means 399 Venture Partners, Inc.

    "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb) as in effect on the date on which the Exchange Debenture Indenture is qualified under the Trust Indenture Act.

    "UNITS OFFERING" means the offering by Holdings of units consisting of $30.0 million aggregate liquidation preference of Senior Preferred Stock and 390,000 shares of Class B Common.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings; (c) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption "-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for

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purposes of the Exchange Debenture Indenture and any Indebtedness of such
Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," Holdings shall be in default of such covenant). The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Exchange Debenture Indenture.

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                          DESCRIPTION OF CAPITAL STOCK

    The following summarizes certain provisions of Holdings' Second Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws, which became effective pursuant to the Recapitalization. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Restated Certificate and the Bylaws, including the definitions therein of certain terms, copies of which may be obtained from Holdings upon request.

GENERAL

    The Restated Certificate provides for, among other things, the authorization of 500,000 shares of Class A Common, 7,500,000 shares of Class B Common, 1,300,000 shares of Class C Common Stock, $.01 per share par value (the "Class C Common"), 5,100,000 shares of Senior Preferred Stock and 500,000 shares of undesignated, serial preferred stock (the "Serial Preferred Stock"). Class A Common, Class B Common and Class C Common sometimes are referred to in this section collectively as the "Common Stock."

    Holdings has outstanding 290,000 shares of Class A Common, 3,590,000 shares of Class B Common, no shares of Class C Common, 1,200,000 shares of Senior Preferred Stock and no shares of Serial Preferred Stock.

COMMON STOCK

    All of the issued and outstanding shares of Common Stock are fully paid and non-assessable. The Class B Common and Class C Common are substantially identical except with respect to voting and conversion rights. Holders of Class B Common are entitled to one vote per share on all matters to be voted on by stockholders while holders of Class A Common and Class C Common have no right to vote on any matters except in special circumstances including a merger or consolidation of Holdings or a recapitalization or reorganization as specified in the Restated Certificate. Subject to the rights of the holders of preferred stock and the restrictions, if any, imposed by indebtedness outstanding from time to time, the holders of Common Stock are entitled to dividends and other distributions, as and when declared or paid, whether in cash, property or securities of Holdings by the Board of Directors of Holdings out of assets legally available therefore. Holders of Common Stock are entitled to share in such dividends or distributions on a pro rata basis, except that the holders of Class A Common are entitled to a priority on all such dividends in an amount equal to the then outstanding Class A Preference. The holders of Common Stock have no preemptive, subscription, redemption or sinking fund rights under the terms of the Restated Certificate.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of Class A Common are entitled to be paid out of the assets of Holdings then available for distribution, the Class A Preference of $100 per share before any distribution is paid on any other shares of Common Stock. The Class A Preference accretes at a rate of 12.5% per annum. After satisfaction of all its liabilities, the payment of the liquidation preference of any outstanding shares of preferred stock and the payment of the Class A Preference, the holders of shares of Common Stock are entitled to share ratably in the distribution of all of Holdings' assets remaining available for distribution. If Holdings in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of all other classes of Common Stock will be proportionately subdivided.

    Shares of Class A Common and Class B Common are not convertible. Shares of Class C Common are convertible at the option of the holders representing a majority of the outstanding Class C Common, into an equal number of shares of Class B Common.

PREFERRED STOCK

    For a description of the Senior Preferred Stock, see "Description of Securities--Senior Preferred Stock."

    The Restated Certificate authorizes the Board of Directors to create and issue one or more series of Serial Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Restated Certificate and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, subject to certain limitations set forth in the Certificate of Designation: (i) the number of shares constituting the series and the distinctive designation of the series;
(ii) the dividend rate on the shares of the series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights; (iv) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable or exchangeable and, if so, the terms and conditions of such redemption or exchange, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and (vii) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of Holdings and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the Board of Directors, the shares of all series of Serial Preferred Stock rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation.

ANTI-TAKEOVER PROVISIONS OF RESTATED CERTIFICATE AND BYLAWS

    The rights of Holdings' stockholders are governed by the Delaware General Corporation Law, the Restated Certificate and the Bylaws. Certain provisions of the Restated Certificate and Bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect the prevailing market price for the Common Stock.

    SERIAL PREFERRED STOCK. Subject to certain limitations set forth in the Certificate of Designation, the Board of Directors has the authority, without action by Holdings' stockholders, to fix the rights, privileges and preferences of, and to issue up to 500,000 shares of Serial Preferred Stock. The issuance of such Serial Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Holdings without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. Holdings currently has no plans to issue any additional shares of Serial Preferred Stock.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS. The Bylaws establish advance notice procedures with regard to stockholder proposals. These procedures provide that the notice of stockholder proposals must be received by Holdings no later than (i) with respect to an annual meeting of stockholders, 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and (ii) with respect to a special meeting of stockholders, no later than the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders. Each stockholder proposal must set forth certain information as specified in the Bylaws.

SECURITYHOLDERS AGREEMENT

    In connection with the Initial Units Offering, Holdings, 399 Venture, BRS and the Initial Purchaser entered into a Registration Rights and Securityholders Agreement (the "Securityholders Agreement") relating to the Class B Common. Each holder of shares of Holdings' Class B Common included in the Initial Units Offering (including all transferees of such holders) (collectively, the "Class B Holders") are entitled to the benefits and subject to the obligations arising under such Securityholders Agreement.

    Pursuant to the Securityholders Agreement, each Class B Holder has certain piggyback registration rights, as well as certain participation rights with respect to certain third-party sales of Class B Common by 399 Venture or BRS. With respect to the piggyback registration rights, each Class B Holder has the right to include its Class B Common in any registration of Class B Common (other than pursuant to a registration statement on Form S-8 or S-4 or any similar form or in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called "equity kicker")); PROVIDED, HOWEVER, that the amount of shares of Class B Common which may be registered pursuant to an exercise of piggyback rights may be reduced (including a reduction to zero) if the managing underwriters advise Holdings that in their opinion the aggregate number of shares of Class B Common which may be included in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering. See "Security Ownership of Certain Beneficial Owner and Management-- Registration Rights Agreement."

    The Securityholders Agreement grants each Class B Holder participation rights, which provide that prior to any sale, transfer, assignment, pledge or other disposal (a "Transfer") by Bruckmann, Rosser, Sherrill & Co., L.P., 399 Venture Partners, Inc. or CCT II Partners, L.P. (collectively, the "Fund Investors") of Class B Common by a Fund Investor, the Fund Investor making such a Transfer shall deliver a written notice to Holdings and registered Class B Holders specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. Each Class B Holder may elect to participate in the contemplated Transfer by delivering written notice to the transferring securityholder within 10 days after delivery of the sale notice. If any Class B Holder has elected to participate in such Transfer, each such Class B Holder shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of shares equal to the product of (i) the quotient determined by dividing the number of shares owned by such Class B Holder by the aggregate number of shares of Common Stock (other than Class A Common) outstanding on a fully diluted basis prior to giving effect to such Transfer and (ii) the aggregate number of shares to be sold in the contemplated Transfer. Each Class B Holder transferring shares in a Transfer shall pay its pro rata share (based on the number of shares to be sold) of the expenses incurred by the securityholders in connection with such transfer.

    Notwithstanding the foregoing, the following Transfers shall not be subject to participation rights: any Transfer of shares by any Fund Investor (i) among its Affiliates, employees and consultants, (ii) to any employee, prospective employee, director or prospective director of Holdings or any Affiliate of Holdings, (iii) to any former or prospective employee, director or prospective director of an Investor or any Affiliate of such Affiliate or (iv) to any person in order to resolve a certain regulatory issues. In addition, these restrictions and obligations shall not apply to a Transfer or Transfers by Fund Investors of shares representing an aggregate of up to 5% of Holdings' outstanding shares of Common Stock (other than Class A Common) or in connection with registered public sales or Rule 144 sales by the Fund Investors.

    In addition, the Securityholders Agreement confers upon each Class B Holder drag-along rights, which provide that in the event of a sale of Holdings to an Independent Third Party or group of Independent Third Parties (as defined in the Securityholders Agreement) pursuant to which such party or parties acquire (i) capital stock of Holdings possessing the voting power under normal circumstances to elect a majority of Holdings' Board of Directors (whether by merger, consolidation, sale, transfer or exchange of Holdings' capital stock) or (ii) all or substantially all of Holdings' assets determined on a consolidated basis approved by the Board of Directors of Holdings and with respect to which all holders of Common Stock (other than the Class A Common) receive or are generally offered the same form and amount of per share consideration each Class B Holder shall sell all of the shares of Class B Common held by it. In the event of a sale subject to these drag-along rights, each Class B Holder will be obligated to (i) consent to and raise no objections against the sale and (ii) waive any dissenter's rights and other similar rights, and (iii) take all reasonably necessary and desirable actions as directed by the Board in connection with the consummation of such sale, provided, that each Class B Holder shall only be required to make customary and reasonable representations, warranties and indemnities regarding its title to and ownership of its shares. The obligations of the Class B Holders with respect to sale are subject to the receipt by Holdings from a nationally recognized investment bank of a written fairness opinion that the consideration received by the securityholders is fair and adequate. Class B Holders are liable for their pro rata share of expenses incurred in connection with a drag-along sale.

    The drag-along and participation rights set forth in the Securityholders Agreement terminate upon the completion of (i) a sale subject to the drag-along rights or (ii) an underwritten registered public offering of shares of Common Stock resulting in gross proceeds of at least $30.0 million.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

OLD CREDIT AGREEMENT

    On January 30, 1995, Anvil, Holdings and their subsidiaries, as guarantors, entered into the Old Credit Agreement with NationsBank, N.A. (Carolinas), as Agent, and The Chase Manhattan Bank, N.A., as Documentation Agent, for various lending institutions thereto. The Old Credit Agreement provided for Term Loans of $52.5 million in the form of a dual-tranche facility and a revolving credit facility, as amended, of up to $47.5 million, which included a $5.0 million sublimit for issuance of letters of credit. The Company used the proceeds of the Old Credit Agreement to finance a portion of the Acquisition, to pay fees incurred in connection with the Acquisition and to provide for working capital and general corporate purposes.

    The maturity and interest rates of the Term Loans varied by tranche. The Tranche A Term Loan was a six-year term loan in the principal amount of $37.5 million due quarterly in variable amounts from April 29, 1995 through February 3, 2001. The Tranche B Term Loan was a seven-year term loan in the principal amount of $15.0 million due quarterly in variable amounts from April 29, 1995 through February 2, 2002. The Company's borrowing availability under the revolving credit facility was based on a formula incorporating 85% of eligible receivables, 60% of eligible raw materials inventory and 50% of eligible finished goods inventory (each as defined in the Old Credit Agreement).

NEW CREDIT AGREEMENT

    Anvil, along with Holdings and its subsidiaries (excluding Anvil), as guarantors, entered into the New Credit Agreement with NationsBank, N.A., as Agent for various lending institutions thereto (the "Agent") and Bank of America Illinois, Banque Nationale de Paris and Heller Financial Inc., as co-agents. The New Credit Agreement provides for a revolving credit facility of up to $55.0 million, which includes a $5.0 million sublimit for issuance of standby and commercial letters of credit. The Company used $33.3 million of the borrowings under the New Credit Agreement to finance a portion of the Recapitalization. The New Credit Agreement is available for working capital and general corporate purposes, including acquisitions in an aggregate amount not to exceed $20.0 million. Indebtedness under the New Credit Agreement is guaranteed by Holdings and all existing and after-acquired domestic subsidiaries of the Company. The Agent has a first priority perfected security interest in all assets and properties of Anvil and its domestic subsidiaries. In addition, the Agent received a pledge of all of the capital stock of Anvil and its domestic subsidiaries. The revolving credit facility terminates and all amounts outstanding will be due and payable in five years from the closing.

    As of May 3, 1997, Anvil had borrowings of $26.5 million under the New Credit Agreement and had $28.5 million of additional borrowing availability. Anvil's borrowing availability under the revolving credit facility is based on a formula incorporating: (i) 85% of eligible receivables; (ii) 60% of eligible raw materials inventory; (iii) 50% of eligible finished goods inventory; and (iv) 50% of appraised equipment and real property (each as defined in the New Credit Agreement). Interest on borrowings under the revolving credit facility is payable at a rate equal to LIBOR or the Alternate Base Rate (defined as the higher of (i) the lender's prime rate and (ii) the Federal Funds rate plus 0.50%), each plus an applicable margin. Anvil may select various interest periods for LIBOR loans, subject to availability. The applicable margins for borrowing under the revolving credit facility range from 1.25% to 2.50% for LIBOR loans, range from 0.25% to 1.50% for Alternate Base Rate loans and is determined based upon the results of a financial ratio calculation. There is a per annum commitment fee calculated on the unused portion of the revolving credit facility and payable quarterly. The commitment fee varies based upon the results of a financial ratio calculation and ranges from 0.31% to 0.50%. Letter of credit fees are due quarterly and are equal to the interest rate spread on LIBOR loans on a per annum basis plus a fronting fee of 0.25% per annum.

    The New Credit Agreement requires prepayment of the revolving credit facility by an amount equal to 100% of the cash proceeds from all assets sales by Holdings or any subsidiary, subject to certain exceptions.

    The New Credit Agreement requires the Company to meet certain financial tests (as defined therein), including minimum net worth, minimum fixed charge coverage ratio, interest coverage and maximum leverage ratio. The New Credit Agreement also contains covenants which, among other things, limit: (i) the incurrence of additional indebtedness; (ii) payment of dividends; (iii) transactions with affiliates; (iv) asset sales, acquisitions and mergers; (v) prepayments of other indebtedness; (vi) creation of liens and encumbrances; and
(vii) other matters customarily restricted in such agreements. The New Credit Agreement will contain customary events of default, including: (i) payment defaults; (ii) breach of representations and warranties; (iii) covenant defaults; (iv) cross-defaults to certain other indebtedness; (v) certain events of bankruptcy and insolvency; (vi) ERISA; (vii) judgment defaults; (viii) failure of any guaranty or security agreement supporting the New Credit Agreement to be in full force; and (ix) Change in Control (as defined therein).

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Holdings recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Senior Preferred Stock for New Senior Preferred Stock, including the applicability and effect of any state, local or foreign tax laws.

    In the opinion of Kirkland and Ellis, counsel to Holdings, the exchange of Old Senior Preferred Stock for New Senior Preferred Stock pursuant to the Preferred Exchange Offer will not be treated as an "exchange" for federal income tax purposes because of the New Senior Preferred Stock will not be considered to differ materially in kind or extent from the Old Senior Preferred Stock. Rather, the New Senior Preferred Stock received by a holder will be treated as a continuation of the Old Senior Preferred Stock in the hands of such holder. As a result, there will be no federal income tax consequences to the holder exchanging Old Senior Preferred Stock for New Senior Preferred Stock pursuant to the Preferred Exchange Offer.

                              PLAN OF DISTRIBUTION


    Each Participating Broker-Dealer that receives New Senior Preferred Stock for its own account pursuant to the Preferred Exchange Offer must aknowledge taht it will deliver a prospectus in connection with any resale of such New Senior Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Senior Preferred Stock received in exchange for Old Senior Preferred Stock where such Old Senior Preferred Stock were acquired as a result of market-making activities or other trading activities. Holdings has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or suplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until October 22, 1997 (90 days after the commencement of the Preferred Exchange Offer), all dealers effecting transactions in the New Senior Preferred Stock, whether or not participating in this distribution, may be required to deliver a Prospectus.


    Holdings will not receive any proceeds from any sales of the New Senior Preferred Stock by Participating Broker-Dealers. New Senior Preferred Stock received by Participating Broker-Dealers for their own accounts pursuant ot the Preferred Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions form any such Participating Broker-Dealer and/ or the purchasers of any such New Senior Preferred Stock. Any Participating Broker-Dealer that resells the New Senior Preferred Stock that were received by it for its own account pursuant to the Preferred Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Senior Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating

Broker-Dealer will not be deemeed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, Holdings will promptly, upon request and in no event more than five business days after such request, send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

    The validity of the issuance of the New Senior Preferred Stock will be passed upon for Holdings by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations).

                                    EXPERTS

    The combined statements of operations and cash flows of the Predecessor, for the year ended January 28, 1995, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of the Company as of January 27, 1996 and February 1, 1997 and for the years then ended, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The financial statements presented herein reflect the consolidated financial statements of the Company. Holdings has no independent operations apart from its wholly owned subsidiary, Anvil, and its sole asset is the capital stock of Anvil. The following unaudited pro forma statements of operations (the "Pro Forma Financial Statements") have been derived by the application of pro forma adjustments to the Company's historical consolidated statements of operations included elsewhere in this Prospectus. The unaudited pro forma statements of operations for the year ended February 1, 1997 and the three months ended May 3, 1997 give effect to the Recapitalization, including the Initial Offerings and the application of the net proceeds therefrom as described in Note a. of the Notes to the Unaudited Pro Forma Financial Statements as if such transactions had been consummated on January 28, 1996. The Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Recapitalization been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The Pro Forma Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto included elsewhere in the Prospectus.

    The Old Senior Notes surrendered in exchange for the New Senior Notes will be retired and canceled and cannot be reissued. Likewise, the Old Senior Preferred Stock surrendered in exchange for the New Senior Preferred Stock will be retired and canceled and cannot be reissued. Accordingly, neither the issuance of the New Senior Notes nor the New Senior Preferred Stock will result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offers in the Unaudited Pro Forma Financial Data.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                          ----------  ---------------   --------------
Net sales...............................................  $  204,154  $    --           $   204,154
Cost of good sold.......................................     156,813       --               156,813
                                                          ----------       -------      --------------
Gross profit............................................      47,341       --                47,341
Selling, general and administrative expenses............      21,678       --                21,678
Amortization of intangible assets.......................         958       --                   958
                                                          ----------       -------      --------------
Operating income........................................      24,705       --                24,705
Other income (expense):
  Interest expense......................................      (7,912)       (9,847)(b)      (17,759)
  Interest income and other--net........................         415       --                   415
                                                          ----------       -------      --------------
Income before provision for income taxes................      17,208         9,847            7,361
Provision for income taxes..............................       6,883        (3,938)(c)        2,945
                                                          ----------       -------      --------------
Net income..............................................  $   10,325  $     (5,909)     $     4,416(d)
                                                          ----------       -------      --------------
                                                          ----------       -------      --------------
Pro forma net income (loss) per share (f):
  Class A Common Stock..................................                                $     12.20
                                                                                        --------------
                                                                                        --------------
  Class B Common Stock..................................                                $      (.90)
                                                                                        --------------
                                                                                        --------------
Weighted average shares outstanding:
  Class A Common Stock..................................                                        290
                                                                                        --------------
                                                                                        --------------
  Class B Common Stock..................................                                      3,590
                                                                                        --------------
                                                                                        --------------
OTHER DATA:
  Cash interest expense.................................  $    6,036                    $    16,752(g)
  EBITDA (h)............................................  $   33,550                    $    33,550
  Capital expenditures..................................  $    4,815                    $     4,815
  Depreciation and amortization.........................  $    8,245                    $     8,245

             See notes to unaudited pro forma financial statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE THREE MONTH PERIOD ENDED MAY 3, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA
                                                              HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                              ----------  ---------------   ------------
Net sales...................................................  $  60,288   $    --           $    60,288
Cost of good sold...........................................     45,859        --                45,859
                                                              ----------  ---------------   ------------
Gross profit................................................     14,429        --                14,429
Selling, general and administrative expenses................      6,128        --                 6,128
Special compensation........................................     10,915        (10,915)(e)      --
Amortization of intangible assets...........................        250        --                   250
                                                              ----------  ---------------   ------------
Operating (loss) income.....................................     (2,864 )      (10,915)           8,051
Other income (expense):
  Interest expense..........................................     (3,142 )       (1,171)(b)       (4,313)
  Interest income and other--net............................       (178 )      --                   178
                                                              ----------  ---------------   ------------
Income before provision for income taxes and extraordinary
  item......................................................     (6,184 )       (9,744)           3,560
(Benefit) provision for income taxes........................     (2,474 )        3,898(c)         1,424
                                                              ----------  ---------------   ------------
(Loss) income before extraordinary item.....................     (3,710 )                         2,136(e)
                                                              ----------                    ------------
                                                              ----------                    ------------
Pro forma income (loss) per share before extraordinary item
  (f):
  Class A Common Stock......................................                                $      3.53
                                                                                            ------------
                                                                                            ------------
  Class B Common Stock......................................                                $       .00
                                                                                            ------------
                                                                                            ------------
Weighted average shares outstanding:
  Class A Common Stock......................................                                        290
                                                                                            ------------
                                                                                            ------------
  Class B Common Stock......................................                                      3,590
                                                                                            ------------
                                                                                            ------------
OTHER DATA:
  Cash interest expense.....................................  $   2,996                     $     4,071(g)
  EBITDA (h)................................................  $   9,979                     $     9,979
  Capital expenditures......................................  $   1,231                     $     1,231
  Depreciation and amortization.............................  $   1,928                     $     1,928

             See notes to unaudited pro forma financial statements.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

a.  Presentation and Transactions:

    The unaudited pro forma statements of operations assume the following transactions occurred on January 28, 1996.

    The Company used approximately $203.7 million to complete the Recapitalization, including the payment of related fees and expenses. In order to finance the Recapitalization: (i) Anvil issued $130.0 million in aggregate principal amount of Senior Notes in the Offering; (ii) Holdings issued 30,000 Units, consisting of an aggregate of 1,200,000 shares of Senior Preferred Stock and 390,000 shares of Class B Common, in the Units Offering for gross proceeds of $26.7 million; (iii) Anvil borrowed approximately $32.0 million under the New Credit Agreement; and (iv) BRS, 399 Venture and the Management Investors made a cash Equity Contribution of $13.1 million to Holdings.

    The following summarizes the sources and uses of funds relating to the Recapitalization (in millions):

SOURCES:
  Borrowings under the New Credit Agreement.................................  $    33.3
  Senior Notes due 2007.....................................................      130.0
  Units.....................................................................       26.7
  Equity Contribution.......................................................       13.1
  Other.....................................................................         .6
                                                                              ---------
        Total sources.......................................................  $   203.7
                                                                              ---------
                                                                              ---------
USES:
  Repay borrowings under the Old Credit Agreement...........................  $    61.1
  Repay the Subordinated Note...............................................        9.5
  Redeem or exchange the Old Preferred Stock................................       22.7
  Repurchase shares of Old Common Stock.....................................       92.3
  Payment under the Phantom Equity Plan.....................................        5.3
  Payment of Management Bonus...............................................        0.5
  Fees and expenses.........................................................       12.3
                                                                              ---------
        Total uses..........................................................  $   203.7
                                                                              ---------
                                                                              ---------

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (CONTINUED)

b.  The pro forma adjustments to interest expense (in thousands):

                                                                                     THREE
                                                                   YEAR ENDED       MONTHS
                                                                   FEBRUARY 1,       ENDED
                                                                      1997        MAY 3, 1997
                                                                 ---------------  -----------
Elimination of interest expense relating to Holdings' existing debt agreements:
  Old Credit Agreement.........................................    $    (5,693)    $  (1,224)
  Subordinated Note............................................         (1,187)         (121)
  Amortization of deferred financing costs.....................           (728)          (91)
  Accretion of discount on Subordinated Note...................           (200)          (25)

Additional interest expense related to:
  Senior Notes (assuming 10.875% interest rate)................         14,138         1,767
  Amortization of deferred issuance costs related to the Senior
    Notes......................................................            678            98
  Borrowings under New Credit Agreement (assuming 8.0% interest
    rate)......................................................          2,614           598
  Amortization of deferred issuance cost related to New Credit
    Agreement..................................................            225           169
                                                                 ---------------  -----------
  Pro forma adjustment.........................................    $     9,847     $   1,171
                                                                 ---------------  -----------
                                                                 ---------------  -----------

c. The pro forma adjustment to provide income taxes at an effective rate of approximately 40%.

d. Pro forma net income for the year ended February 1, 1997 does not include total charges of $10.0 million, net of a tax benefit of $6.6 million consisting of the following items: (i) $1.1 million, net of a tax benefit of $0.7 million of a loss on extinguishment of the Subordinated Note; (ii) $2.3 million, net of a tax benefit of $1.5 million for the write-off of deferred financing costs; (iii) $3.5 million, net of a tax benefit of $2.3 million of compensation to management (of the $5.8 million pretax amount, $5.3 million is payable pursuant to the Phantom Equity Plan and the balance of $0.5 million represents transaction bonuses); and (iv) $3.1 million, net of a tax benefit of $2.1 million for compensation expense recorded in connection with the exercise of stock options by management. If the above charges were included in net income, the net loss on a pro forma basis would be $5.6 million.

e. Pro forma income before extraordinary item for the three months ended May 3, 1997 does not include total charges of $9.3 million, net of a tax benefit of $6.3 million consisting of the following items: (i) $0.9 million, net of a tax benefit of $0.7 million of a loss on extinguishment of the Subordinated Note; (ii) $1.8 million, net of a tax benefit of $1.2 million for the write-off of deferred financing costs; (iii) $3.5 million, net of a tax benefit of $2.3 million of compensation to management (of the $5.8 million pretax amount, $5.3 million is payable pursuant to the Phantom Equity Plan and the balance of $0.5 million represents transaction bonuses); and (iv) $3.1 million, net of a tax benefit of $2.1 million for compensation expense recorded in connection with the exercise of stock options by management.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (CONTINUED)

f.  Pro forma net income (loss) per share is computed by dividing net income
    (loss) applicable to each class of Common Stock by the average number of shares of such stock outstanding, as follows (in thousands):

                                                                                     THREE
                                                                   YEAR ENDED       MONTHS
                                                                   FEBRUARY 1,       ENDED
                                                                      1997        MAY 3, 1997
                                                                 ---------------  -----------
Pro forma net income...........................................     $   4,416      $   2,136
Less: Preferred dividends......................................        (4,094)        (1,108)
     Class A common preference.................................        (3,798)        (1,025)
                                                                      -------     -----------
Net (loss) income applicable to common stockholders............     $  (3,476)     $       3
                                                                      -------     -----------
                                                                      -------     -----------
Preference per Class A common share............................     $   13.10      $    3.53
Net loss per common share......................................          (.90)           .00
                                                                      -------     -----------
Net income per Class A common share............................     $   12.20      $    3.53
                                                                      -------     -----------
                                                                      -------     -----------
Net loss per Class B common share..............................     $   (0.90)     $     .00
                                                                      -------     -----------
                                                                      -------     -----------

g.  Pro forma cash interest expense calculated as follows (in thousands)

                                                                                     THREE
                                                                   YEAR ENDED       MONTHS
                                                                   FEBRUARY 1,       ENDED
                                                                      1997        MAY 3, 1997
                                                                 ---------------  -----------
Senior Notes (assuming 10.875% interest rate)..................     $  14,138      $   3,473
New Credit Agreement (assuming 8% interest rate)...............         2,614            598
                                                                      -------     -----------
Pro forma adjustments..........................................     $  16,752      $   4,071
                                                                      -------     -----------
                                                                      -------     -----------

h. EBITDA is defined as operating income plus depreciation and amortization. For the year ended February 1, 1997 EBITDA excludes a non-cash charge of $0.6 million for the disposal of certain fixed assets and in the three month period ended May 3, 1997 excludes non-recurring items of $10.9 million of charges for special compensation. EBITDA is not a measure of performance under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Management believes, however, that EBITDA represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects earnings trends of the Company without the impact of purchase accounting applied in connection with the Acquisition. In addition, management believes EBITDA is a widely accepted financial indicator of company's ability to service and/or incur indebtedness. EBITDA should not be construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. The EBITDA measure presented in this Prospectus may not be comparable to other similarly titled measures of other companies.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----
ANVIL HOLDINGS, INC. AND SUBSIDIARIES
    Report of Independent Accountants--Holdings............................................................  F-2
    Report of Independent Accountants--Predecessor.........................................................  F-3
    Consolidated Balance Sheets of the Company at January 27, 1996, February 1, 1997 and May 3, 1997
     (unaudited)...........................................................................................  F-4
    Combined Statements of Operations of the Predecessor for the year ended January 28, 1995 and
     Consolidated Statements of Operations of the Company for the years ended January 27, 1996 and February
     1, 1997 and the quarters ended April 27, 1996 (unaudited) and May 3, 1997 (unaudited).................  F-5
    Consolidated Statements of Changes in Stockholders' Equity of the Company for the years ended January
     27, 1996, February 1, 1997 and the quarter ended May 3, 1997 (unaudited)..............................  F-6
    Combined Statements of Cash Flows of the Predecessor for the year ended January 28, 1995 and
     Consolidated Statements of Cash Flows of the Company for the years ended January 27, 1996 and February
     1, 1997 and the quarters ended April 27, 1996 (unaudited) and May 3, 1997 (unaudited).................  F-7
    Notes to Combined and Consolidated Financial Statements................................................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Anvil Holdings, Inc.

    We have audited the accompanying consolidated balance sheet of Anvil Holdings, Inc. and subsidiaries as of January 27, 1996 and February 1, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Anvil Holdings, Inc. and subsidiaries as of January 27, 1996 and February 1, 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
March 28, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Anvil Knitwear

    We have audited the accompanying combined statement of operations and cash flows of Anvil Knitwear (a division of McGregor Corporation, which is a subsidiary of Astrum International Corp.) for the year ended January 28, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Anvil Knitwear for the year ended January 28, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the financial statements, Anvil Knitwear was sold by McGregor Corporation upon the close of business on January 28, 1995.

                                          KPMG PEAT MARWICK LLP

New York, New York
March 24, 1995

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          JANUARY 27,  FEBRUARY 1,
                                                                             1996         1997      MAY 3, 1997
                                                                          -----------  -----------  -----------
                                                                                                    (UNAUDITED)
  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................   $   1,568    $   1,863    $   1,405
  Accounts receivable, less allowances for doubtful accounts of $451,
    $874 and $616.......................................................      21,920       28,517       32,862
  Inventories...........................................................      33,927       32,471       30,325
  Prepaid and refundable income taxes...................................       4,782        3,305        5,792
  Deferred income taxes.................................................       1,062        1,629        1,629
  Prepaid expenses and other current assets.............................         644          423        1,262
                                                                          -----------  -----------  -----------
      Total current assets..............................................      63,903       68,208       73,275

PROPERTY, PLANT AND EQUIPMENT--Net......................................      40,539       38,830       38,370

INTANGIBLE ASSETS--Net..................................................      27,403       26,568       26,195

OTHER ASSETS............................................................       4,682        3,226        4,748
                                                                          -----------  -----------  -----------
                                                                           $ 136,527    $ 136,832    $ 142,588
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Revolving credit facility borrowings..................................   $  27,600    $  14,400    $  26,500
  Accounts payable......................................................       7,522        9,360       10,097
  Accrued expenses and other current liabilities........................       8,771       10,130       12,656
  Current portion of long-term bank borrowings..........................       3,850        4,850       --
                                                                          -----------  -----------  -----------
      Total current liabilities.........................................      47,743       38,740       49,253

LONG-TERM BANK BORROWINGS...............................................      46,325       41,475       --

SUBORDINATED PROMISSORY NOTE............................................       6,682        7,869       --

10 7/8% SENIOR NOTES....................................................      --           --          126,153

DEFERRED INCOME TAXES...................................................       1,046        3,535        1,697

OTHER LONG-TERM OBLIGATIONS.............................................       1,723        1,827        1,934

REDEEMABLE PREFERRED STOCK (Liquidation value $30,488)..................          --           --       28,164

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY):
    Preferred stock - old...............................................           2            2       --
    Common stock - old..................................................         101          101       --
    Common stock - new:.................................................
      Class A, $.01 par value, 12.5% cumulative; authorized 500,000 shares, issued and outstanding at May 3, 1997: 290,000
        (aggregate liquidation value, $29,450)..........................                                     3
      Class B, $.01 par value, authorized 7,500,000 shares; issued and
        outstanding at May 3, 1997: 3,590,000 shares....................                                    36
      Class C, $.01 par value; authorized 1,400,000 shares; none
        issued..........................................................                                --
    Additional paid-in capital..........................................      23,001       23,054       12,801
    Retained earnings (deficit).........................................      10,154       20,479      (77,453)
    Loans receivable-stockholders.......................................        (250)        (250)      --
                                                                          -----------  -----------  -----------
      Total stockholders' equity (deficiency)...........................      33,008       43,386      (64,613)
                                                                          -----------  -----------  -----------
                                                                           $ 136,527    $ 136,832    $ 142,588
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------

          See notes to combined and consolidated financial statements.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 PREDECESSOR
                                                 (COMBINED)               THE COMPANY (CONSOLIDATED)
                                                 -----------  --------------------------------------------------
                                                    YEAR         YEAR         YEAR
                                                    ENDED        ENDED        ENDED
                                                 JANUARY 28,  JANUARY 27,  FEBRUARY 1,     THREE        THREE
                                                    1995         1996         1997        MONTHS       MONTHS
                                                 -----------  -----------  -----------  ENDED APRIL   ENDED MAY
                                                                                         27, 1996      3, 1997
                                                                                        -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
NET SALES......................................   $ 169,923    $ 193,389    $ 204,154    $  58,552    $  60,288
COST OF GOODS SOLD.............................     131,906      149,723      156,813       46,836       45,859
                                                 -----------  -----------  -----------  -----------  -----------
      Gross profit.............................      38,017       43,666       47,341       11,716       14,429
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...      14,704       17,778       21,678        5,276        6,128
SPECIAL COMPENSATION...........................      --           --           --           --           10,915
AMORTIZATION OF INTANGIBLE ASSETS..............      13,435          736          958          203          250
                                                 -----------  -----------  -----------  -----------  -----------
      Operating income.........................       9,878       25,152       24,705        6,237       (2,864)
OTHER INCOME (EXPENSE):
  Interest expense.............................        (227)      (8,844)      (7,912)      (1,710)      (3,142)
  Interest income and other expense--net.......       2,451          616          415         (447)        (178)
                                                 -----------  -----------  -----------  -----------  -----------
      Income (loss) before provision (benefit)
        for income taxes.......................      12,102       16,924       17,208        4,080       (6,184)
PROVISION (BENEFIT) FOR INCOME TAXES...........      11,045        6,770        6,883        1,632       (2,474)
                                                 -----------  -----------  -----------  -----------  -----------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM....   $   1,057    $  10,154    $  10,325    $   2,448    $  (3,710)
EXTRAORDINARY ITEM - Loss on extinguishment of
 debt (net of tax benefit of $1,888)...........      --           --           --           --           (2,757)
                                                 -----------  -----------  -----------  -----------  -----------
NET INCOME (LOSS)..............................   $   1,057    $  10,154    $  10,325    $   2,448    $  (6,467)
                                                 -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------
  Less Preferred Stock dividends...............                                (4,094)                   (1,108)
  Less Common A Preference.....................                                (3,798)                   (1,025)
                                                                           -----------               -----------
  Net income (loss) attributable to common
    shareholders...............................                             $   2,433                 $  (8,600)
                                                                           -----------               -----------
                                                                           -----------               -----------
PRO FORMA INCOME (LOSS) PER COMMON SHARE:
Class A Common Stock:
  Income before extraordinary item.............                             $   13.72                 $    2.03
  Extraordinary item...........................                                --                          (.71)
                                                                           -----------               -----------
  Net income...................................                             $   13.72                 $    1.32
                                                                           -----------               -----------
                                                                           -----------               -----------
Class B Common Stock:
  Income (loss) before extraordinary item......                             $     .63                 $   (1.51)
  Extraordinary loss...........................                                --                          (.71)
                                                                           -----------               -----------
  Net loss.....................................                             $     .63                     (2.22)
                                                                           -----------               -----------
                                                                           -----------               -----------
Weighted average shares used in computation of
 pro forma income (loss) per share:
  Class A Common...............................                                   290                       290
  Class B Common...............................                                 3,590                     3,590
                                                                           -----------               -----------
                                                                           -----------               -----------

          See notes to combined and consolidated financial statements.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                               THE COMPANY
                                                                             (CONSOLIDATED)
                                        -----------------------------------------------------------------------------------------
                                                                                        COMMON STOCK (OLD)              COMMON
                                                   PREFERRED STOCK                                                    STOCK (NEW)
                                                 ------------------                     ------------------            -----------
                                           CLASS        CLASS        CLASS        CLASS        CLASS        CLASS        CLASS
                                             A            B            C            A            B            C            A
                                           -----        -----        -----        -----        -----        -----        -----

Balance at January 29, 1995...........   $       1    $       1    $  --        $      58    $      26    $      17    $  --
Net income............................
                                             -----        -----        -----          ---          ---          ---        -----
Balance at January 27, 1996...........           1            1       --               58           26           17       --

Exercise of stock options.............                                                          --
Net income............................
                                             -----        -----        -----          ---          ---          ---        -----
Balance at February 1, 1997...........           1            1       --               58           26           17       --
Exercise of stock options
  (unaudited).........................                                                               5
Repurchase and exchange of Old Common
  Stock (unaudited)...................                                                (58)         (31)         (17)           2
Redemption and exchange of Old
  Preferred Stock (unaudited).........          (1)          (1)
Common shares issued in Units Offering
  (unaudited).........................
Repayment of stockholder loans
  (unaudited).........................
Issuance of new common stock
  (unaudited).........................                                                                                         1
Offering expenses attributable to the
  sale of common stock (unaudited)....
Net loss (unaudited)..................
                                             -----        -----        -----          ---          ---          ---        -----
Balance at May 3, 1997 (unaudited)....   $  --        $  --        $  --        $  --        $  --        $  --        $       3
                                             -----        -----        -----          ---          ---          ---        -----
                                             -----        -----        -----          ---          ---          ---        -----


                                                                  ADDITIONAL                    LOANS
                                           CLASS        CLASS       PAID-IN     RETAINED    RECEIVABLE--
                                             B            C         CAPITAL     EARNINGS    STOCKHOLDERS     TOTAL
                                           -----        -----     -----------  -----------  -------------  ---------
Balance at January 29, 1995...........   $  --        $  --        $  23,001    $  --         $    (250)   $  22,854
Net income............................                                             10,154                     10,154
                                             -----        -----   -----------  -----------  -------------  ---------
Balance at January 27, 1996...........      --           --           23,001       10,154          (250)      33,008
Exercise of stock options.............                                    53                                      53
Net income............................                                             10,325                     10,325
                                             -----        -----   -----------  -----------  -------------  ---------
Balance at February 1, 1997...........      --           --           23,054       20,479          (250)      43,386
Exercise of stock options
  (unaudited).........................                                 5,507                                   5,512
Repurchase and exchange of Old Common
  Stock (unaudited)...................          19                    (8,563)     (85,440)                   (94,088)
Redemption and exchange of Old
  Preferred Stock (unaudited).........                               (19,998)      (6,025)                   (26,025)
Common shares issued in Units Offering
  (unaudited).........................           4                       386                                     390
Repayment of stockholder loans
  (unaudited).........................                                                              250          250
Issuance of new common stock
  (unaudited).........................          13                    13,049                                  13,063
Offering expenses attributable to the
  sale of common stock (unaudited)....                                  (634)                                   (634)
Net loss (unaudited)..................                                             (6,467)                    (6,467)
                                             -----        -----   -----------  -----------  -------------  ---------
Balance at May 3, 1997 (unaudited)....   $      36    $  --        $  12,801    $ (77,453)    $  --        $ (64,613)
                                             -----        -----   -----------  -----------  -------------  ---------
                                             -----        -----   -----------  -----------  -------------  ---------

          See notes to combined and consolidated financial statements.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    PREDECESSOR                     THE COMPANY
                                                                    (COMBINED)                     (CONSOLIDATED)
                                                                    -----------  --------------------------------------------------
                                                                       YEAR         YEAR         YEAR         THREE        THREE
                                                                       ENDED        ENDED        ENDED       MONTHS       MONTHS
                                                                    JANUARY 28,  JANUARY 27,  FEBRUARY 1,  ENDED APRIL   ENDED MAY
                                                                       1995         1996         1997       27, 1996      3, 1997
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................   $   1,057    $  10,154    $  10,325    $   2,448    $  (6,467)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.................................      18,761        6,463        7,287        1,577        1,678
    Amortization of other assets..................................      --              728          728          385          461
    Write-off of inventory step-up................................      --            1,746       --           --           --
    Provision for accounts receivable allowances..................         993          451          440       --           --
    Write down of property and equipment..........................      --           --              600       --           --
    Noncash interest expense......................................      --            1,182        1,187          310        1,827
    Write-off of deferred financing fees..........................      --           --           --           --            3,010
    Noncash compensation..........................................      --           --           --           --            5,176
    Deferred income taxes.........................................         831        1,656        1,922       --           --
  Changes in operating assets and liabilities, net of acquisition:
    Accounts receivable...........................................      (3,181)         683       (5,878)     (14,866)      (4,411)
    Inventories...................................................      (6,589)      (8,267)       2,917        6,480        2,146
    Prepaid and refundable income taxes...........................      --           (4,782)       1,477        3,062       (2,487)
    Accounts payable..............................................       3,208          913          707          664          737
    Accrued expenses..............................................         (54)        (893)       1,169        2,116        2,526
    Other--net....................................................      (1,372)      (2,871)         930         (209)      (2,464)
                                                                    -----------  -----------  -----------  -----------  -----------
      Net cash provided by operating activities...................      13,654        7,163       23,811        1,967        1,732
                                                                    -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition, net of cash acquired...............................      --           --           (1,728)      --           --
  Purchases of property and equipment, net........................      (7,888)      (7,703)      (4,791)        (564)      (1,231)
                                                                    -----------  -----------  -----------  -----------  -----------
      Net cash used in investing activities.......................      (7,888)      (7,703)      (6,519)        (564)      (1,231)
                                                                    -----------  -----------  -----------  -----------  -----------

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                       YEAR         YEAR         YEAR         THREE        THREE
                                                                       ENDED        ENDED        ENDED       MONTHS       MONTHS
                                                                    JANUARY 28,  JANUARY 27,  FEBRUARY 1,  ENDED APRIL   ENDED MAY
                                                                       1995         1996         1997       27, 1996      3, 1997
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                                                                 (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under new credit agreement...........................      --           --           --           --           33,250
  Repayments to new credit agreement..............................      --           --           --           --           (6,750)
  Borrowings under old revolving credit facility..................      --            9,400       15,100        4,200        3,200
  Repayments to old revolving credit facility.....................      --           (6,300)     (28,300)      (3,700)     (17,600)
  Repayments of long-term debt....................................      --           (2,325)      (3,850)        (775)     (46,325)
  Proceeds from exercise of stock options.........................      --           --               53           48          336
  Repayment of Subordinated Promissory Note.......................      --           --           --           --           (9,575)
  Proceeds of Senior Notes........................................      --           --           --           --          130,000
  Redemption of Old Preferred Stock...............................      --           --           --           --          (22,736)
  Repurchase of Old Common Stock..................................      --           --           --           --          (94,088)
  Proceeds from sale of Units.....................................      --           --           --           --           26,667
  Issuance of New Common Stock....................................      --           --           --           --           13,063
  Repayment of stockholder loans..................................      --           --           --           --              250
  Expenses related to the Recapitalization........................      --           --           --           --          (10,651)
  Advances to McGregor Corporation................................      (5,313)      --           --           --           --
                                                                    -----------  -----------  -----------  -----------  -----------
      Net cash (used in) provided by financing activities.........      (5,313)         775      (16,997)        (227)        (959)
                                                                    -----------  -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................         453          235          295        1,176         (458)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......................         546        1,333        1,568        1,568        1,863
                                                                    -----------  -----------  -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR............................   $     999    $   1,568    $   1,863    $   2,744    $   1,405
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                    -----------  -----------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest..........................................   $     227    $   5,946    $   6,036    $   1,610    $   1,776
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                    -----------  -----------  -----------  -----------  -----------
  Cash paid for income taxes......................................      --        $   9,834    $   3,484    $  (1,430)   $      13
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                    -----------  -----------  -----------  -----------  -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Fair value of assets acquired, excluding cash...................                             $   3,049
  Liabilities assumed.............................................                                (1,194)
  Expenses incurred...............................................                                  (127)
                                                                                              -----------
  Cash paid.......................................................                             $   1,728
                                                                                              -----------
                                                                                              -----------
  Promissory note issued                                                                       $     250
                                                                                              -----------
                                                                                              -----------
  Exchange of Old Preferred Stock into Units......................                                                       $   3,333
                                                                                                                        -----------
                                                                                                                        -----------

          See notes to combined and consolidated financial statements.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. ACQUISITIONS

    On January 28, 1995, Anvil Holdings, Inc. (the "Company") and its wholly-owned subsidiary, Anvil Knitwear, Inc. ("Anvil"), acquired the assets and assumed certain liabilities of the Anvil Knitwear division from McGregor Corporation ("McGregor") (the "Acquisition") for an aggregate purchase price of approximately $105,000, plus acquisition costs. The Acquisition was funded with the proceeds of $20,000 of preferred stock, $6,400 of common stock, $52,500 of long-term bank debt, $7,500 in subordinated notes and the balance with a revolving line of credit.

    The Acquisition was a leveraged buyout transaction in which Culligan International Company ("Culligan"), an affiliate of McGregor, retained an ownership interest of approximately 30.6% in the common stock of the Company. Accordingly, in allocating the purchase price to the net assets acquired, the net assets were valued at the sum of (i) their carryover cost basis to the extent of 30.6% plus (ii) their estimated fair market values, to the extent of the new ownership interest 69.4%. The excess of the purchase price over the estimated fair value of the net assets acquired, related to the new ownership interest, which amounted to approximately $23,000, was recognized as goodwill and is being amortized over a period of 35 years. The fair market value attributable to the interest in the net assets retained by the predecessor owner has been recorded as a reduction to stockholders' equity.

    In connection with the Acquisition, the Company also acquired the entire ownership interest in Anvil s.r.o., an entity located in the Czech Republic. Concurrent with the Acquisition, the Company determined to close down the operations of Anvil s.r.o. and accordingly, provided for the estimated closedown costs in recording the assets acquired and liabilities assumed from the Acquisition.

    On January 31, 1997, Anvil completed the acquisition of certain assets and assumption of certain liabilities of Cottontops, a marketer and distributor of activewear products which, prior to the acquisition, sold finished activewear products to the Company as well as directly into the retail market. The aggregate amount of consideration payable in connection with this acquisition (including the Company's assumption of certain liabilities) totaled $3.5 million, subject to adjustments in certain circumstances. The acquisition has been accounted for using the purchase method of accounting. The Company will consolidate the results of operations of Cottontops commencing February 2, 1997. The fair value of assets acquired and liabilities assumed, as included in the consolidated balance sheet at February 1, 1997, is based upon management's estimates using currently available information. Management's final estimates as to such fair value may differ from these preliminary estimates after completion of asset appraisals and adjustments to the closing balance sheet, if any. Consequently, the allocation of purchase price as reflected in the accompanying balance sheet is preliminary and subject to adjustment based upon a final determination of net assets acquired and liabilities assumed. Adjustments, if any to either the allocation of the purchase price to assets acquired and liabilities assumed, or to the purchase price itself, will be recorded in the consolidated financial statements when finalized.

2. RECAPITALIZATION AND NOTES AND UNITS OFFERINGS (UNAUDITED)

    Effective March 14, 1997, the Company Anvil VT, Inc., Vestar Equity Partners, L.P. ("Vestar"), 399 Venture Partners, Inc. and certain of its employees and affiliates (collectively, "399 Venture"), the Management Investors (as defined) and other existing shareholders of the Company (collectively, the "Existing Shareholders") and Bruckmann, Rosser, Sherill & Co., L.P. and certain of its employees and affiliates (collectively, "BRS") completed a reorganization (the "Reorganization") pursuant to which: (i) the Company redeemed or repurchased all of its outstanding shares of capital stock; (ii) BRS contributed

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. RECAPITALIZATION AND NOTES AND UNITS OFFERINGS (UNAUDITED) (CONTINUED) $13,063 for the purchase of 1,415,797 shares new common stock; (iii) 399 Venture and the Management Investors reinvested 1,770,673 of their existing shares of common stock of the Company, which were converted into 167,515 shares of newly issued common stock; and (iv) 399 Venture exchanged 33,330 shares of its existing preferred stock for 3,333 Units consisting of Senior Exchangeable Preferred Stock and new common stock.

    Concurrently with the Recapitalization, the Company sold 30,000 Units consisting of $30,000, 13% Senior Exchangeable Preferred Stock due 2009, and 390,000 shares of Class B common stock (the "Units Offering"). The Senior Exchangeable Preferred Stock was recorded at $27,656 representing the proceeds of $30,000, less $390 allocated to the Class B common stock and $1,954 of expenses attributable to the Units offering. Additionally, on March 14, 1997, Anvil sold $130,000 of 10 7/8% Senior Notes due 2007 ("Senior Notes") in connection with the Recapitalization.

    The net proceeds from the Units and Notes offerings and borrowings under the New Credit Agreement (see Note 8) were used by the Company to: (i) redeem the outstanding common stock and preferred stock; (ii) repay the balance outstanding under the Credit Agreement; (iii) repay the subordinated debt; (iv) pay fees and expenses; (v) pay a management bonus; and (vi) pay amounts due in accordance with the Phantom Equity Plan (see Note 17). During the three months ended May 3, 1997, the Company recorded a special compensation charge of $10,915, which consists of the compensation recorded upon exercise of options by members of management, payment of a special transaction bonus to management and payments under a then existing equity buy-out plan to members of management.

    The following summarizes the sources and uses of funds relating to the Recapitalization (in millions):

SOURCES:
  Borrowings under the New Credit Agreement.................................  $    33.3
  Senior Notes due 2007.....................................................      130.0
  Units.....................................................................       26.7
  Equity Contribution.......................................................       13.1
  Other.....................................................................         .6
                                                                              ---------
        Total sources.......................................................  $   203.7
                                                                              ---------
                                                                              ---------
USES:
  Repay borrowings under the Old Credit Agreement...........................  $    61.1
  Repay the Subordinated Note...............................................        9.5
  Redeem or exchange the Old Preferred Stock................................       22.7
  Repurchase shares of Old Common Stock.....................................       92.3
  Payment under the Phantom Equity Plan.....................................        5.3
  Payment of Management Bonus...............................................        0.5
  Fees and expenses.........................................................       12.3
                                                                              ---------
        Total uses..........................................................  $   203.7
                                                                              ---------
                                                                              ---------

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS--The Company is engaged in the business of designing, manufacturing and marketing quality casual knitwear and athletic wear for men, women and children. The Company markets and distributes its

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) products, under private label and brand names, primarily to wholesalers and screen printers, principally in the United States. Anvil's operations are on a "52/53-week" fiscal year ending on the Saturday closest to January 31.

    BASIS OF PRESENTATION--THE COMPANY--The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, after elimination of significant intercompany accounts and transactions.

    The accompanying unaudited consolidated financial statements as of May 3, 1997 and for the three months ended May 3, 1997 and April 27, 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended May 3, 1997 are not necessarily indicative of the results that may be expected for the year ending January 31, 1998 or any other period.

    BASIS OF PRESENTATION--PREDECESSOR--The combined statement of operations and cash flows of Anvil Knitwear, a division of McGregor Corporation ("McGregor"), a wholly-owned subsidiary of Astrum International Corp. ("Astrum") include the divisional accounts of McGregor that relate to Anvil Knitwear, the accounts of Winston Mills, Inc., a subsidiary of McGregor ("Winston Mills"), whose operation solely serviced Anvil Knitwear, and the accounts of Anvil Knitwear's wholly-owned foreign subsidiary, Anvil s.r.o. All intercompany accounts and transactions between Anvil Knitwear, Winston Mills and Anvil s.r.o. have been eliminated.

    ASTRUM REORGANIZATION--On May 25, 1993, the United States Bankruptcy Court confirmed Astrum's amended plan of reorganization (the "Plan"). Pursuant to the terms of the Plan, which became effective June 8, 1993, Astrum completed a comprehensive financial reorganization which reduced its debt and interest expense (the "reorganization").

    The reorganization has been accounted for pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, entitled FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE" ("SOP 90-7"). SOP 90-7 requires that Astrum's assets be adjusted to their fair market value ("fresh-start" values), and that a new reporting entity be created. In adopting "fresh-start" reporting, Astrum determined its reorganization value, which approximated the fair value of Astrum before considering liabilities. In allocating the reorganization value, Anvil's assets were recorded at their fair value with the excess value reported as the intangible asset "reorganization value in excess of amounts allocable to identifiable assets." The Plan and SOP 90-7 were adopted for accounting purposes on June 30, 1993.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include all highly liquid investments with an original maturity of 90 days or less.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are depreciated for financial reporting purposes principally using the straight-line method over the estimated useful lives of the assets, ranging from 4 to 25 years. Leasehold improvements are amortized over the lesser of the estimated useful life or the term of the lease.

    INVENTORIES--Inventories, are stated at the lower of cost or market, with cost being determined by the first-in, first-out (FIFO) method. Cost of goods sold for the year ended January 27, 1996 includes approximately $1,746 of charges related to the initial allocation of purchase price to inventory in connection with the Acquisition.

    INTANGIBLE ASSETS--Intangible assets of the Company consist of trademarks and goodwill. Trademarks are being amortized over their estimated useful life of 17 years. Goodwill is being amortized over the period of expected benefit of 35 years. Intangible assets of the Predecessor consisted of the reorganization value of the Predecessor in excess of amounts allocable to identifiable assets and was being amortized on the straight-line method over three years.

    EVALUATION OF LONG-LIVED ASSETS--Long-lived assets are assessed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating an asset for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. There were no adjustments to the carrying amount of long-lived assets for the years ended January 27, 1996 or February 1, 1997 resulting from the Company's evaluation.

    DEFERRED FINANCING FEES--Included in other assets are deferred financing fees (approximately $3,800 and $3,100 at January 27, 1996 and February 1, 1997, respectively), which are being amortized over approximately six years to coincide with the term of the underlying credit agreement.

    INTEREST RATE SWAPS--Gains and losses related to interest rate swaps that qualify as hedges of existing liabilities are included in the carrying amount of those liabilities and are ultimately recognized in income as adjustments to the recorded interest expense. The Company does not hold or issue financial instruments for trading or speculative purposes.

    REVENUE RECOGNITION--Revenue is recognized at the time merchandise is shipped. Allowances for sales returns and discounts are provided when sales are recorded.

    INCOME TAXES--Income taxes have been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES, which requires the use of an asset and liability approach for financial accounting and reporting of income taxes.

    EARNINGS PER SHARE--Proforma income (loss) per share is computed based upon the average outstanding shares attributable to the Class A and Class B Common shares after the Recapitalization, and assuming the Recapitalization took place at the beginning of the earliest period presented.

    RECLASSIFICATIONS--Certain reclassifications have been made to prior years financial statements to conform to current presentation.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING FOR STOCK-BASED COMPENSATION--Effective January 28, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The statement requires expanded disclosures of stock-based compensation arrangements and encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. The Company adopted only the disclosure provision of SFAS No. 123 and continues to account for stock-based compensation under APB No. 25 which recognizes compensation cost based on the intrinsic value of the equity instrument awarded.

    NEW ACCOUNTING STANDARDS--Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, effective for interim and annual periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing EPS currently found in Accounting Principles Board Opinion No. 15, EARNINGS PER SHARE. Common stock equivalents under APB No. 15, with the exception of contingently issuable shares (shares issuable for little or no cash consideration), are no longer included in the calculation of primary, or basic EPS. Under SFAS No. 128, contingently issuable shares are included in the calculation of basic EPS. The Company will report EPS calculated in accordance with SFAS No. 128 commencing with the fourth quarter of fiscal year ending January 31, 1998. This change in reporting EPS is not expected to have a material effect on reported EPS.

    SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, effective for periods ending after December 15, 1997, establishes standards for disclosing information about an entity's capital structure. This statement requires disclosure of the pertinent rights and privileges of various securities outstanding (stock, options, warrants, preferred stock, debt and participation rights) including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. Adoption of this statement will have no effect on the Company as it currently discloses the information required.

4. INVENTORIES

                                                                             JANUARY 27,  FEBRUARY 1,    MAY 3,
                                                                                1996         1997         1997
                                                                             -----------  -----------  -----------
                                                                                                       (UNAUDITED)
        Finished goods.....................................................   $  25,414    $  21,545    $  14,961
        Work-in-process....................................................       2,890        4,326        6,592
        Raw materials and supplies.........................................       5,623        6,600        8,772
                                                                             -----------  -----------  -----------
                                                                              $  33,927    $  32,471    $  30,325
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

5. PROPERTY, PLANT AND EQUIPMENT

                                                                                          JANUARY 27,  FEBRUARY 1,
                                                                                             1996         1997
                                                                                          -----------  -----------
        Land............................................................................   $     882    $     882
        Buildings and improvements......................................................      14,538       15,034
        Machinery, equipment, furniture and fixtures....................................      30,846       34,895
                                                                                          -----------  -----------
                                                                                              46,266       50,811
        Less accumulated depreciation and amortization..................................      (5,727)     (11,981)
                                                                                          -----------  -----------
                                                                                           $  40,539    $  38,830
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The Company recorded a charge of $600 in the year ended February 1, 1997, (equal to the amount by which the carrying value exceeded the fair value) for the disposal of certain fixed assets.

6. INTANGIBLE ASSETS

                                                                                          JANUARY 27,  FEBRUARY 1,
                                                                                             1996         1997
                                                                                          -----------  -----------
        Trademarks--net of accumulated amortization of $286 and $572....................   $   4,572    $   4,286
        Goodwill--net of accumulated amortization of $450 and $1,122....................      22,831       22,282
                                                                                          -----------  -----------
                                                                                           $ $27,403    $  26,568
                                                                                          -----------  -----------
                                                                                          -----------  -----------

7. ACCRUED EXPENSES

                                                                                          JANUARY 27,  FEBRUARY 1,
                                                                                             1996         1997
                                                                                          -----------  -----------
        Accrued wages and bonuses.......................................................   $   2,766    $   3,044
        Other...........................................................................       6,005        7,086
                                                                                          -----------  -----------
                                                                                           $   8,771    $  10,130
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8. CREDIT AGREEMENT

    Long-term debt is comprised of the following:

                                                                      JANUARY 27,  FEBRUARY 1,
                                                                         1996         1997
                                                                      -----------  -----------
Bank Debt:
  Tranche A.........................................................   $  35,250    $  31,500
  Tranche B.........................................................      14,925       14,825
                                                                      -----------  -----------
                                                                          50,175       46,325
Less current portion................................................       3,850        4,850
                                                                      -----------  -----------
                                                                       $  46,325    $  41,475
                                                                      -----------  -----------
                                                                      -----------  -----------

    On January 30, 1995, Anvil entered into a Credit Agreement, amended on various dates through March 30, 1996 (the "Credit Agreement"), providing a $47,500 credit facility for revolving loans (with a sublimit for letters of credit of $5,000) and $52,500 of term loans, expiring January 30, 2001, subject to certain maximum levels of borrowing based upon asset levels. The amount of financing available under the revolving credit facility is based upon a formula incorporating 85% of eligible receivables (80% prior to March 1996), 60% of eligible raw materials inventory and 50% of eligible finished goods inventory, all as defined in the Credit Agreement. As of January 27, 1996 and February 1, 1997 approximately $4,810 and $22,375, respectively, was available for borrowing under the revolving credit facility.

    Interest on direct borrowings is payable, at least quarterly, at either the Base Rate (8.5% and 8.25% at January 27, 1996 and February 1, 1997) or at the Eurodollar Rate (5.5% and 5.6% at January 27, 1996 and February 1, 1997, respectively), each plus an applicable margin, at the election of Anvil. The applicable margins for borrowings under the revolving credit facility range from
 .75% to 1.25% for Base Rate loans and 2% to 2.5% for Eurodollar loans and are determined quarterly based upon the results of a financial ratio calculation. There is a commitment fee of .5% per annum on the unused portion of the revolving credit facility, payable quarterly. Letter of credit fees are equal to
 .5% of the amount drawn under letters of credit and 2.25% to 2.75% per annum, determined quarterly based upon the results of a financial ratio calculation, on the amount available for borrowings. At least once during each calendar year, for a period of 30 consecutive days, the loans under the revolving credit facility must be repaid so that the aggregate outstanding amount does not exceed $25,000 during such 30-day period. Borrowings outstanding at January 27, 1996 and February 1, 1997 amounted to $27,600 and $14,600, respectively, and the weighted average interest rate thereon was 7.73% and 8.0% at January 27, 1996 and February 1, 1997, respectively. The Company manages its exposure to interest rate risk through interest rate swaps (see Note 13).

    The term loans are comprised of two tranches. Tranche A is a six-year term loan in the principal amount of $37,500 due quarterly in varying amounts from April 29, 1995 through February 3, 2001. Amounts outstanding under the Tranche A loan bear interest, payable at least quarterly, at either the Base Rate, plus an applicable margin, or at the Eurodollar Rate, plus an applicable margin, at the election of Anvil. The applicable margins for borrowings outstanding under Tranche A range from 1% to 1.5% for Base Rate loans and 2.25% to 2.75% for Eurodollar loans and are determined quarterly based upon the results of a financial ratio calculation.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8. CREDIT AGREEMENT (CONTINUED)
    Tranche B is a seven-year term loan in the principal amount of $15,000 due quarterly in variable amounts commencing April 29, 1995 through February 2, 2002. Amounts outstanding under the Tranche B loans bear interest, payable at least quarterly, at either the Base Rate, plus 2%, or at the Adjusted Eurodollar Rate, plus 3.25%, at the election of Anvil. Borrowings outstanding at January 27, 1996 and February 1, 1997 under Tranche A and Tranche B were $50,175 and $46,325, respectively and the prevailing interest rate was 8.24% and 8.25% at January 27, 1996 and February 1, 1997, respectively.

    Anvil is required to comply with various covenants, including maintaining certain financial ratios and interest rate protection agreements (see Note 13), restrictions on additional indebtedness, capital expenditures, declaration of dividends, and acquisition of the Company's common stock. Additionally, the net proceeds from certain asset sales must, in certain circumstances, be used to prepay the term loans and Anvil may be obligated to make mandatory prepayments of the term loans in the event of excess cash flow, as defined. All borrowings under the credit facility are secured by substantially all of the assets of Anvil, including accounts receivable, inventory and property and equipment. Further, the Company has guaranteed repayment of these loans. All amounts under the Credit Agreement were repaid on March 14, 1997 in connection with the Recapitalization. In connection with the repayment of the Credit Agreement, the Company will record a charge of $3,010 before a tax benefit of $1,204, to write off the balance of the deferred financing fees.

    NEW CREDIT AGREEMENT--In March 1997, Anvil entered into an Amended and Restated Credit Agreement (the "New Credit Agreement") providing a $55,000 revolving credit facility, with a sublimit of $5,000 for letters of credit expiring March 14, 2002, subject to certain maximum levels of borrowings based upon asset levels. Anvil used $33,250 of the borrowings under the New Credit Agreement to finance a portion of the Recapitalization.

    Anvil's borrowing availability under the revolving credit facility is based on a formula incorporating: (i) 85% of eligible receivables; (ii) 60% of eligible raw materials inventory; (iii) 50% of eligible finished goods inventory; and (iv) 50% of appraised equipment and real property (each as defined in the New Credit Agreement). Interest on borrowings under the revolving credit facility is payable at a rate equal to LIBOR or the Alternate Base Rate (defined as the higher of (i) the lender's prime rate and (ii) the Federal Funds rate plus 0.5%), each plus an applicable margin ranging from 1.25% to 2.50% for LIBOR loans and 0.25% to 1.50% for Alternate Base Rate loans, determined based upon attainment of certain financial ratios. An annual commitment fee ranging from 0.31% to 0.50% is payable on the unused portion of the revolving credit facility.

    The New Credit Agreement requires Anvil to comply with various covenants, including maintaining certain financial ratios, additional indebtedness, the payment of dividends, asset sales, acquisitions and mergers. Additionally, the net proceeds from certain asset sales must, in circumstances, be used to prepay borrowings under the credit facility. All borrowings under the credit facility are secured by substantially all the assets of Anvil including accounts receivable, inventories and property and equipment.

9. SENIOR NOTES

    On March 14, 1997, Anvil issued $130,000 of 10 7/8% Senior Notes (the "Senior Notes") due March 15, 2007, at a discount of $3,900. Interest on the notes is payable semiannually on March 15 and September 15. Prior to March 15, 2000, the Company may redeem up to 40% of the aggregate principal amount of the

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9. SENIOR NOTES (CONTINUED)
Senior Notes outstanding at a redemption price of 110%. The Company may redeem the Senior Notes at a redemption price of 105.438%, 103.625%, and 101.813% at any time during the 12-month period beginning on March 15, 2002, 2003 and 2004, respectively and at 100% thereafter.

    The Senior Notes are senior unsecured obligations of the Company and will rank senior in right of payment to all subordinated indebtedness of the Company and PARI PASSU in right of payment with all existing and future senior indebtedness, including borrowings under the New Credit agreement. The indenture contains certain covenants, including restrictions on additional indebtedness, certain asset sales, and the payment of dividends.

    The Senior Notes are guaranteed by the Company and Cottontops, Inc.

10. SUBORDINATED PROMISSORY NOTE

    In connection with the Acquisition (see Note 1), the Company issued a subordinated promissory note (the "Note") to Culligan in the principal amount of $7,500, due January 30, 2005, or earlier upon a change in ownership, as defined. The Note was recorded at the fair value of the property received and the discount ($1,800 and $1,600 at January 27, 1996 and February 1, 1997, respectively) was being amortized on a straight-line basis over the term of the Note. The recorded balance of the Note includes interest accrued at 12%, compounded semi-annually. The Note was prepaid on March 14, 1997 at an amount equal to the principal value and accrued interest thereon. In connection with such payment, the Company will record a charge of approximately $1,580, before a tax benefit of $630 representing the balance of the unamortized debt discount.

11. RELATED PARTY TRANSACTIONS

    THE COMPANY--The Company entered into a management agreement with Vestar Equity Partners L.P. ("Vestar"), Citicorp Venture Capital, Ltd. ("CVC") and Culligan through January 2005, whereby Vestar provided advisory and consulting services to the Company and its subsidiaries, and CVC and Culligan, in turn, provided consulting services to Vestar, when requested in connection with the fulfillment by Vestar, of Vestar's obligation to the Company. In exchange for these services, the Company paid, semi-annually in advance, a management fee aggregating $200, $120 and $180, per annum to Vestar, CVC and Culligan, respectively. Pursuant to the terms and conditions of the Recapitalization and the Units and Notes Offerings, the management agreement was terminated.

    In connection with the Acquisition, the Company paid transaction costs of approximately $1,563 to Vestar and $938 to CVC.

    PREDECESSOR--Prior to the acquisition, McGregor and certain affiliates provided various administrative services to the Predecessor, including purchasing and administration related to taxes, insurance, employee benefit plans, management and other matters. The Predecessor was charged for these costs. There were no such charges for administrative services provided by McGregor for the year ended January 28, 1995, the value of which were not material.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

12. INCOME TAXES

    The provision for income taxes consists of the following:

                                                   PREDECESSOR            THE COMPANY
                                                   (COMBINED)            (CONSOLIDATED)
                                                   -----------  --------------------------------
                                                      YEAR           YEAR             YEAR
                                                      ENDED          ENDED            ENDED
                                                   JANUARY 28,    JANUARY 27,      FEBRUARY 1,
                                                      1995           1996             1997
                                                   -----------  ---------------  ---------------
Current:
  Federal........................................   $   8,445      $   4,475        $   4,337
  State and local................................       1,769            639              624
Deferred.........................................         831          1,656            1,922
                                                   -----------        ------           ------
                                                    $  11,045      $   6,770        $   6,883
                                                   -----------        ------           ------
                                                   -----------        ------           ------

    Prior to the Acquisition, the operations of the Predecessor were included in the consolidated U.S. Federal and certain unitary state and local income tax returns of Astrum and McGregor. The provisions shown in the accompanying combined statements of earnings represent an amount equivalent to income taxes which would have been payable if the Predecessor was filing its own returns.

    Deferred income taxes (benefit), resulting from differences between accounting for financial statement purposes and accounting for tax purposes were as follows:

                                                                                             YEAR         YEAR
                                                                                             ENDED        ENDED
                                                                                          JANUARY 27,  FEBRUARY 1,
                                                                                             1996         1997
                                                                                          -----------  -----------
        Depreciation....................................................................   $     331    $   2,268
        Expenses capitalized to inventory...............................................        (326)          57
        Amortization of goodwill........................................................       2,087          300
        Accretion of Subordinated Promissory Note.......................................         (80)         (80)
        Insurance reserves..............................................................      --             (240)
        Accrued expenses not deductible until paid......................................        (356)        (383)
                                                                                          -----------  -----------
                                                                                           $   1,656    $   1,922
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

12. INCOME TAXES (CONTINUED)

    A reconciliation of the statutory Federal tax rate and the effective rate follows:

                                                               PREDECESSOR           THE COMPANY
                                                               (COMBINED)           (CONSOLIDATED)
                                                              -------------  ----------------------------
                                                                  YEAR           YEAR           YEAR
                                                                  ENDED          ENDED          ENDED
                                                               JANUARY 28,    JANUARY 27,    FEBRUARY 1,
                                                                  1995           1996           1997
                                                              -------------  -------------  -------------
Federal statutory tax rate..................................           35%            35%            35%
State and local taxes--net of Federal income tax benefit....            9              5              5
Losses of Anvil s.r.o., not currently deductible............            6         --             --
Amortization................................................           39         --             --
Other.......................................................            2         --             --
                                                                      ---            ---            ---
                                                                       91%            40%            40%
                                                                      ---            ---            ---
                                                                      ---            ---            ---

    The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities are presented below:

                                                                      JANUARY 27,  FEBRUARY 1,
                                                                         1996         1997
                                                                      -----------  -----------
Deferred tax assets:
  Inventories.......................................................         640          583
  Property, plant and equipment.....................................       1,000       --
  Trademarks........................................................         785          712
  Reserves not currently deductible.................................      --              240
  Accounts receivable reserves and other............................         423          806
                                                                      -----------  -----------
      Total deferred tax assets.....................................       2,848        2,341
                                                                      -----------  -----------
Deferred tax liabilities:
  Property, plant and equipment.....................................      --           (1,268)
  Goodwill..........................................................      (2,112)      (2,339)
  Subordinated Promissory Note......................................        (720)        (640)
                                                                      -----------  -----------
      Total deferred tax liabilities................................      (2,832)      (4,247)
                                                                      -----------  -----------
Net deferred tax asset (liability)..................................   $      16    $  (1,906)
                                                                      -----------  -----------
                                                                      -----------  -----------

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    In March 1995, Anvil entered into interest rate swap agreements for an aggregate notional amount of $25,000 to manage its interest rate risk. Under these interest rate swaps, Anvil receives interest at LIBOR, reset quarterly, and pays interest at the weighted average fixed rate of 7.3%. Interest payments and receipts commenced September 1995 and occur quarterly. The swap agreements have terms of three and five years. The Company does not hold or issue financial instruments for trading purposes.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

13. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The Company is exposed to credit-related losses in the event of nonperformance by counterparties to swap agreements, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings. The fair value of interest rate swaps at January 27, 1996, and February 1, 1997 is approximately $1,527 and $705, respectively and reflects the estimated amount that the Company would pay to terminate the contracts at the reporting date. The fair value information has been obtained from dealer quotations.

    The carrying amounts of all other financial instruments reported on the balance sheet at January 27, 1996 and February 1, 1997 approximate their fair value. Considerable judgment is required in interpreting certain market data to develop estimated fair values for certain financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

14. PROFIT-SHARING RETIREMENT PLAN

    The Company has a savings plan (the "Plan") under which eligible employees may contribute up to 16%, subject to certain limitations, of their compensation. The Company will match 100% of the contributions up to the first 3% and 50% on the next 3%. During the year ended January 27, 1996 and February 1, 1997, the Company made contributions to the Plan aggregating approximately $918 and $1,059, respectively.

    Prior to the Acquisition, employees of the Predecessor were eligible to participate in a savings and investment plan sponsored by McGregor. Expense attributable to the Predecessor's portion of the plan for the year ended January 28, 1995, was approximately $800.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

15. OLD CAPITAL STRUCTURE

    The components of preferred and common stock are as follows:

                                                                       JANUARY 27,    FEBRUARY 1,
                                                                          1996           1997
                                                                      -------------  -------------
Preferred Stock:
  12.5% Class A, $.01 par value, authorized 205,010 shares;
    cumulative, 129,854 shares issued and outstanding at January 27,
    1996 and February 1, 1997, respectively; aggregate liquidation
    value of $14,656 and $16,575, respectively......................    $       1      $       1
  12.5% Class B, $.01 par value, authorized 70,420 shares;
    cumulative, convertible; 70,416 shares issued and outstanding at
    January 27, 1996 and February 1, 1997, respectively; aggregate
    liquidation value of $7,964 and $9,007, respectively............            1              1
  12.5% Class C, $.01 par value, authorized 5,000 shares;
    cumulative, convertible; none issued............................       --             --
                                                                            -----          -----
                                                                        $       2      $       2
                                                                            -----          -----
                                                                            -----          -----
Common Stock:
  Class A, par value $.01 per share, authorized 10,600,000 shares,
    5,750,000 and 5,755,000 shares issued and outstanding at January
    27, 1996 and February 1, 1997, respectively.....................    $      58      $      58
  Class B, par value $.01 per share, authorized 3,200,000 shares;
    convertible; 2,600,000 and 2,675,000 shares issued and
    outstanding at January 27, 1996 and February 1, 1997,
    respectively....................................................           26             26
  Class C, par value $.01 per share, authorized 1,650,000 shares;
    convertible; 1,650,000 shares issued and outstanding at January
    27, 1996 and February 1, 1997, respectively.....................           17             17
                                                                            -----          -----
                                                                        $     101      $     101
                                                                            -----          -----
                                                                            -----          -----

    PREFERRED STOCK--The Company has three classes of preferred stock: Class A, Class B and Class C (collectively the "Preferred Stock"). Dividends accrue at 12.5% on the sum of the liquidation value ($100 per share) plus accumulated and unpaid dividends thereon, compounded quarterly. The Preferred Stock is redeemable, in whole or in part, at the option of the Company at the liquidation value, plus the accumulated unpaid dividends thereon. The Preferred Stock ranks senior to the Company's common stock as to dividends and liquidation rights. Holders of Class A preferred stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders. Holders of Class B and Class C preferred stock have no voting rights with respect to matters to be voted on by the Company's stockholders; however, under certain circumstances, such holders may be entitled to vote as a separate class on any proposed merger, consolidation, recapitalization or reorganization. At January 27, 1996 and February 1, 1997

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

15. OLD CAPITAL STRUCTURE (CONTINUED)
dividends in arrears on the Preferred Stock amounted to approximately $2,620 and $5,582, respectively. The Preferred Stock was redeemed in connection with the Recapitalization.

    COMMON STOCK--The Company has three classes of common stock: Class A, Class B and Class C. Holders of Class A common stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders. Holders of Class B and Class C common stock have no voting rights with respect to matters to be voted on by the Company's stockholders; however, under certain circumstances, such holders were entitled to vote as a separate class on any proposed merger, consolidation, recapitalization or reorganization.

    Certain members of management obtained loans from the Company to partially finance the purchase of common and preferred stock. Such loans bore interest at 7.19%, were due January 30, 2002 and are classified as a reduction to stockholders' equity. Management repaid the above loans including accrued interest, as part of the Recapitalization.

16. NEW CAPITAL STRUCTURE

    REDEEMABLE PREFERRED STOCK--In connection with the Units Offering, in March 1997, the Company issued 1,200,000 shares of 13% Senior Exchangeable Preferred Stock ("Redeemable Preferred Stock") due 2009. Total shares authorized are 2,300,000. Dividends accrue quarterly at 13% on the sum of the liquidation value ($25 per share) plus accumulated and unpaid dividends thereon. On or before March 15, 2002 the Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Redeemable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. On any scheduled dividend payment date, the Company may, at its option, but subject to certain conditions, exchange all but not less than all of the shares of Redeemable Preferred Stock then outstanding for the Company's 13% Subordinated Exchange Debentures due 2009. The Redeemable Preferred Stock or the Exchange Debentures, if issued will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002, at the redemption price of 101% of the liquidation preference or aggregate principal amount (as the case may be) thereof, plus, in the case of the Redeemable Preferred Stock, an amount equal to all accumulated and unpaid dividends per share to the date of purchase, or in the case of the Exchange Debentures, an amount equal to all accumulated and unpaid interest thereon to the date of purchase. On March 15, 2009, the Company is required to redeem all outstanding shares of the Redeemable Preferred Stock at an amount equal to the liquidation preference and all accumulated and unpaid dividends. The Redeemable Preferred Stock was recorded at an amount equal to the proceeds (net of discounts) less an amount attributable to the Class B Common Stock issued in Connection with the Units Offering.

    COMMON STOCK--Following the Recapitalization in which the old common shares were redeemed or exchanged, the Company has the following issues of common stock:

        12.5% Class A, $.01 par value, authorized 500,000 shares; cumulative; 290,000 shares; issued and outstanding at March 14, 1997; aggregate liquidation value of $29,000 at March 14, 1997.

        Class B, $.01 par value, authorized 7,500,000 shares; 3,590,000 shares issued and outstanding at March 14, 1997.

        Class C, $.01 par value, authorized 1,400,000 shares, convertible; none issued at March 14, 1997.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

16. NEW CAPITAL STRUCTURE (CONTINUED)
    The Class A common stock will accrete at a rate of 12.5% per annum, compounded quarterly, payable in shares of Class A Common Stock.

    Holders of Class B Stock will be entitled to one vote per share on all matters to be voted on by stockholders while holders of Class A Common Stock and Class C Common Stock will have no right to vote on any matters except in special circumstances including a merger or consolidation of the Company or a recapitalization or reorganization.

17. STOCK OPTION PLAN AND AGREEMENTS

    STOCK OPTION PLAN--The Company had a stock option plan (the "Stock Option Plan") pursuant to which options to purchase 600,000 shares of common stock were granted to certain senior executives ("Management Investors") as of February 1, 1995 at an exercise price of $.64 per share, the fair market value at date of grant. Such options became exercisable upon the attainment of certain milestones or other events, as defined. At January 27, 1996, options to purchase 75,000 shares at $.64 per share were exercisable, all of which were exercised during the year ended February 1, 1997. At February 1, 1997 an additional 75,000 options were exercisable at $.64 per share. In March 1997, in connection with the Recapitalization, the remaining 450,000 management options vested and were immediately exercised along with the other 75,000 exercisable options, at which time all Class A and B stockholders including optionees, received $10.50 per share of common stock. The 525,000 options had a value of $5,200 at the date of exercise, which will be charged to compensation expense with a corresponding credit to stockholders' equity in the year ending January 31, 1998.

    PHANTOM EQUITY PLAN--Upon sale of the Company, or under certain circumstances as provided for in the agreement, the Management Investors will be paid 5% of the excess of the aggregate sale price over $100,000. In connection with the Recapitalization, the Management Investors were paid $5,300 in accordance with the Phantom Equity Plan at which time the Phantom Equity Plan was terminated. The $5,300 will be charged to expense in the year ending January 31, 1998.

18. COMMITMENTS AND CONTINGENCIES

    LEASES--The Company is obligated under various leases for equipment, office space and distribution facilities which expire at various dates through 2002. Future minimum rental commitments under noncancelable operating leases, with terms in excess of one year are as follows:

                                     FISCAL YEAR
                                       ENDING                                           AMOUNT
                                     -----------                                       ---------
1998.................................................................................        648
1999.................................................................................        611
2000.................................................................................        408
2001.................................................................................        364
2002.................................................................................        364
Thereafter...........................................................................        152
                                                                                       ---------
    Total............................................................................  $   2,547
                                                                                       ---------
                                                                                       ---------

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rental expense for the years ended January 28, 1995, January 27, 1996 and February 1, 1997, was approximately $755, and $620, respectively.

    LITIGATION--The Company is a party to various litigation matters incidental to the conduct of its business. The Company does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the financial condition or results of operations of the Company.

    Prior to the Acquisition, groundwater contamination was discovered at the Asheville, North Carolina facility. In 1990, Winston Mills, Inc., a subsidiary of McGregor, entered into an Administrative Order on Consent ("AOC") with the North Carolina Department of Environment, Health and Natural Resources ("DEHNR") concerning such contamination. Since that time, McGregor has been conducting investigation and corrective action under DEHNR oversight and has remained responsible to the DEHNR with respect to the contamination that is subject to the AOC. While the total cost of the cleanup at the facility will depend upon the extent of contamination and the corrective action approved by the DEHNR, preliminary cleanup cost estimates range from $1.0 to $4.0 million. McGregor continues to be a party to the Asheville, North Carolina facility's hazardous waste permit and Culligan, an affiliate of McGregor, has guaranteed McGregor's obligations under the AOC. McGregor also contractually agreed to fully indemnify the Company with respect to the contamination as part of the terms of the Acquisition. This indemnity is guaranteed by Culligan and by Astrum (now known as Samsonite Corporation) in the event Culligan is unable to perform its guarantor obligations. The Company could be held responsible for the cleanup of this contamination if McGregor and Culligan were to become unable to fulfill their obligations to DEHNR and the Company was not successful in obtaining indemnification for the clean-up from either McGregor, Culligan or Astrum.

    McGregor also agreed to fully indemnify the Company for any costs associated with certain other environmental matters identified at the time of the Acquisition. The Company believes that, even if McGregor were unable to fulfill its indemnification obligations, these other matters would not have a material adverse effect on the Company. McGregor also agreed to indemnify the Company, subject to certain limitation, with respect to environmental liabilities that arise from events that occurred or conditions in existence prior to the Acquisition. Culligan and Astrum have also guaranteed McGregor's obligations under these indemnities.

    EMPLOYMENT AGREEMENTS--The Company has entered into employment agreements expiring January 31, 1999, with annual renewals thereafter, with certain senior executives providing for minimal annual compensation, plus bonuses equal to 4% of the Company's annual profits, as defined. At February 1, 1997, the aggregate minimum obligation under the remaining terms of these employment agreements is approximately $1,930. If an executive is terminated without cause, or if the executive terminates his employment under certain circumstances, as provided, the Company is liable for termination payments through the end of the agreement. Additionally, under certain circumstances, the Company may be liable for additional termination benefits up to a period not exceeding two years.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

19. FOREIGN OPERATIONS

    In addition to the United States, the Predecessor, through its wholly-owned subsidiary, Anvil s.r.o., had operations in the Czech Republic. Income (loss) before income taxes consisted of the following:

                                                                                      YEAR
                                                                                      ENDED
                                                                                   JANUARY 28,
                                                                                      1995
                                                                                   -----------
United States....................................................................   $  14,169
Foreign..........................................................................      (2,067)
                                                                                   -----------
                                                                                    $  12,102
                                                                                   -----------
                                                                                   -----------

20. SUMMARIZED FINANCIAL DATA OF ANVIL KNITWEAR, INC.

    Summarized financial data of Anvil Knitwear, Inc. is as follows:

                                                                JANUARY 27,  FEBRUARY 1,
                                                                   1996         1997
                                                                -----------  -----------    MAY 3,
                                                                                             1997
                                                                                          -----------
                                                                                          (UNAUDITED)
Current assets................................................   $  63,903    $  68,208    $  73,275
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------
Total assets..................................................     136,527    $ 136,832    $ 142,588
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------

Current liabilities...........................................   $  47,743    $  38,740    $  49,253
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------
Long-term liabilities.........................................   $  49,094    $  46,837    $ 129,784
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------
Total liabilities.............................................   $  96,837    $  85,577    $ 179,037
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------

Stockholder's equity (deficiency).............................   $  39,690    $  51,255    $ (36,449)
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------


                                                                PREDECESSOR
                                                                (COMBINED)
                                                                -----------
                                                                YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                                JANUARY 28,  JANUARY 27,  FEBRUARY 1,
                                                                   1995         1996         1997
                                                                -----------  -----------  -----------
                                                                                      THREE
                                                                                      MONTHS
                                                                                      ENDED
                                                                                                   MAY
                                                                                                                 3,
                                                                                      1997
                                                                                      --
                                                                                      (UNAUDITED)
Net sales....................................   $ 169,923    $ 193,389    $ 204,154    $    60,288
                                               -----------  -----------  -----------  -------------
                                               -----------  -----------  -----------  -------------
Operating income.............................   $   9,878    $  25,152    $  24,705    $    (2,864)
                                               -----------  -----------  -----------  -------------
                                               -----------  -----------  -----------  -------------
Interest expense.............................   $     227    $   7,662    $   6,725    $     3,142
                                               -----------  -----------  -----------  -------------
                                               -----------  -----------  -----------  -------------
Net income...................................   $   1,057    $  10,864    $  11,037    $    (6,467)
                                               -----------  -----------  -----------  -------------
                                               -----------  -----------  -----------  -------------



    Anvil Knitwear, Inc. is a wholly-owned subsidiary of Anvil Holdings, Inc. Anvil Holdings, Inc. has fully and unconditionally, jointly and severally (along with Cottontops, Inc.) guaranteed the Old Senior Notes and the New Senior Notes. Complete financial statements and other disclosures concerning Anvil Knitwear, Inc. are not presented because management has determined they are not material to investors. Anvil Holdings, Inc. has no independent operations apart from its wholly owned subsidiary, Anvil Knitwear, Inc., and its sole asset is the capital stock of Anvil Knitwear, Inc.

                     ANVIL HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

20. SUMMARIZED FINANCIAL DATA OF ANVIL KNITWEAR, INC. (CONTINUED)

    Summarized financial data of Cottontops, Inc. is as follows:



                                                                    FEBRUARY 1,
                                                                       1997
                                                                    -----------     MAY 3,
                                                                                     1997
                                                                                 -------------
                                                                                  (UNAUDITED)
Current assets....................................................   $   2,671    $     2,685
                                                                    -----------  -------------
                                                                    -----------  -------------
Total assets......................................................   $   3,100    $     3,089
                                                                    -----------  -------------
                                                                    -----------  -------------
Current liabilities...............................................   $   1,403    $       521
                                                                    -----------  -------------
                                                                    -----------  -------------
Long-term liabilities.............................................   $   1,202    $       823
                                                                    -----------  -------------
                                                                    -----------  -------------
Total liabilities.................................................   $   2,605    $     1,344
                                                                    -----------  -------------
                                                                    -----------  -------------
Stockholder's equity..............................................   $     495    $     1,745
                                                                    -----------  -------------
                                                                    -----------  -------------



                                                                                 THREE MONTHS
                                                                                 ENDED MAY 3,
                                                                                     1997
                                                                                 -------------
                                                                                  (UNAUDITED)
Net sales......................................................................   $     1,452
                                                                                 -------------
                                                                                 -------------
Operating income...............................................................   $      (152)
                                                                                 -------------
                                                                                 -------------
Interest expense...............................................................   $   --
                                                                                 -------------
                                                                                 -------------
Net income.....................................................................   $       (56)
                                                                                 -------------
                                                                                 -------------



    The summarized balance sheet data presented above is subject to final adjustment of the allocation of purchase price to the net assets acquired (see
Note 1). Cottontops, Inc. is a wholly-owned subsidiary of Anvil Knitwear, Inc. and has fully and unconditionally, jointly and severally (along with Holdings) guaranteed the Old Senior Notes and the New Senior Notes. Complete financial statements and other disclosures concerning Cottontops Inc. are not presented because management has determined they are not material to investors. Cottontops does not currently have any material operations or assets of any kind. Prospective investors of the Senior Notes should not rely upon Cottontops' ability to service the principal or interest obligations of the Senior Notes. Anvil is Holdings' only direct subsidiary. In addition to Cottontops, Anvil has two other non-guarantor direct subsidiaries, Anvil (Czech), Inc., a Delaware corporation and A.K.H., S.A., organized in Honduras, and one non-guarantor indirect subsidiary, Anvil SRO, organized in the Czech Republic (a direct subsidiary of Anvil (Czech), Inc.) (collectively, the "Non-Guarantor Subsidiaries"). Other than as stated herein, there are no other direct or indirect subsidiaries of the Company. Management believes the Non-Guarantor Subsidiaries are inconsequential both individually and in the aggregate.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
Available Information............................          iv
Summary..........................................           1
Risk Factors.....................................          17
The Recapitalization.............................          26
Use of Proceeds..................................          27
Capitalization...................................          29
Dividend Policy..................................          29
Selected Historical Financial Data...............          30
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          33
Business.........................................          41
Management.......................................          52
Security Ownership of Certain Beneficial Owners
  and Management.................................          58
Certain Relationships and Related Transactions...          61
The Preferred Exchange Offer.....................          63
Description of Securities........................          73
Description of Capital Stock.....................         148
Description of Certain Indebtedness..............         152
Certain Federal Income Tax Consequences..........         154
Plan of Distribution.............................         154
Legal Matters....................................         155
Experts..........................................         155
Unaudited Pro Forma Financial Statements.........         P-1
Index to Financial Statements....................         F-1


    UNTIL OCTOBER 22, 1997 (90 DAYS AFTER THE COMMENCEMENT OF THE PREFERRED EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 $30,985,833.34


                              ANVIL HOLDINGS, INC.

OFFER TO EXCHANGE ITS 13% SERIES B SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009
 FOR ANY AND ALL OF ITS OUTSTANDING 13% SENIOR EXCHANGEABLE PREFERRED STOCK DUE
                                      2009


                                 JULY 24, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    GENERAL CORPORATION LAW

    Holdings is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), INTER ALIA, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    CERTIFICATE OF INCORPORATION

    Holdings' Certificate of Incorporation ("Certificate") provides that, to the fullest extent permitted by the General Corporation Law, a director of Holdings shall not be liable to Holdings or its stockholders for monetary damages for a breach of fiduciary duty as a director. In addition, Holdings' Certificate provides that, to the fullest extent permitted by the General Corporation Law, Holdings shall indemnify any director from and against any and all expenses, liabilities or other losses of any nature.

    BY-LAWS

    Holdings' By-Laws do not contain specific indemnification provisions.

    INSURANCE

    Holdings' directors and officers will be covered by insurance policies intended to be obtained by Holdings against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.
  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


      2.1  Recapitalization Agreement, dated as of February 12, 1997, by and among Citicorp
           Venture Capital, Ltd., Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS &Co."),
           Holdings, Anvil VT, Inc. and the stockholders and voting trust certificate holders named on the signature pages thereto, as amended by the certain Amendment and
           Consent to Assignment dated as of February 21, 1997 and that Waiver and Second
           Amendment to the Recapitalization Agreement dated as of March 13, 1997.+**

      3.1  Restated Certificate of Incorporation of Holdings.**

      3.2  By-Laws of Holdings.**

      4.1  Units Purchase Agreement, dated as of March 14, 1997, by and between Donaldson,
           Lufkin & Jenrette Securities Corporation ("DLJ") and Holdings.**

      4.2  Unit Agreement, dated as of March 14, 1997, by and between Holdings and United
           States Trust Company of New York, as trustee.**

      4.3  Exchange Debenture Indenture, dated as of March 14, 1997, by and between Holdings and United States Trust Company of New York, as trustee.**

      4.4  Registration Rights Agreement, dated as of March 14, 1997, by and between Holdings and DLJ, as the Initial Purchaser.**

      4.5  Certificate of Designation of Holdings.**

      4.6  Form of Certificate of Designations of Holdings relating to Series B 13% Senior
           Exchangeable Preferred Stock.**

      4.7  Form of Unit.**

      5.1  Opinion of Kirkland & Ellis.**

      8.1  Opinion of Kirkland & Ellis.

     10.1  Purchase Agreement, dated as of March 14, 1997, by and among DLJ, Wasserstein
           Perella Securities, Inc. ("Wasserstein"), NationsBanc Capital Markets, Inc.
           ("NationsBanc"), Anvil and Holdings.**

     10.2  Senior Indenture, dated as of March 14, 1997, by and among the Anvil, Holdings,
           Cottontops and the other Subsidiary Guarantors and United States Trust Company of
           New York, as trustee.**

     10.3  Form of 10 7/8% Senior Notes and Guarantees.**

     10.4  Form of Series B 10 7/8% Senior Notes and Guarantees.**

     10.5  Amended and Restated Credit Agreement, dated as of March 14, 1997, among Anvil, as
           Borrower, Holdings, Cottontops and certain subsidiaries, as Guarantors, the Banks
           Identified therein as lending institutions, NationsBank, N.A. ("NationsBank"), as
           Agent, and Bank of America Illinois, Banque Nationale de Paris and Heller Financial,
           Inc., as co-agents.+**

     10.6  Amended and Restated Pledge and Security Agreement, dated as of March 14, 1997, by and among Anvil, Holdings and NationsBank.+**

     10.7  Registration Rights Agreement, dated as of March 14, 1997, by and among Anvil,
           Holdings, Cottontops and DLJ, Wasserstein and NationsBanc, as Initial Purchasers.**
     10.8  Employment Agreement, dated as of January 31, 1995, by and between Anvil and Bernard
           Geller.**
     10.9  Employment Agreement, dated as of January 31, 1995, by and between Anvil and Jacob
           Hollander.**
    10.10  Employment Agreement, dated as of January 31, 1995, by and between Anvil and William
           H. Turner.**
    10.11  Employment Agreement, dated as of January 31, 1995, by and between Anvil and Anthony
           Corsano.**
    10.12  Asset Purchase Agreement, dated as of December 29, 1994, by and among McGregor
           Corporation, Winston Mills, Inc., Anvil and Holdings.+**
    10.13  Guaranty Agreement, dated as of January 28, 1995, by and among Culligan
           International Company, Astrum International Company and Anvil.**
    10.14  Registration Rights and Securityholders Agreement, dated as of March 14, 1997, by and among Holdings, BRS & Co., 399 Venture Partners, Inc. ("399 Venture Partners"),
           CCT II Partners, L.P. ("CCT") and DLJ.**
    10.15  Registration Rights Agreement, dated as of March 14, 1997, by and among Holdings,
           BRS & Co., 399 Venture Partners, CCT, Bernard Geller, Anthony Corsano, William
           Turner, Jacob Hollander and each other executive of Holdings or its subsidiaries who acquires common stock from Holdings after the date thereof and executes a joinder thereto, the persons set forth on the signature pages thereto and DLJ.**
    10.16  Stockholders Agreement, dated as of March 14, 1997, by and among Holdings, BRS &
           Co., 399 Venture Partners, CCT and Bernard Geller, Anthony Corsano, William Turner,
           Jacob Hollander and each other executive of Holdings or its subsidiaries who acquires common stock from Holdings after the date thereof and executes a joinder thereto.**
    10.17  Stock Option Plan.**
     12.1  Statement Regarding Computation of Ratios of Earnings to Fixed Charges.**
    12.2.  Statement Regarding Computation of Ratios of Earnings to Fixed Charges and Preferred
           Stock Dividends.**
     12.3  Statement Regarding Computation of Ratios of EBITDA to Cash Interest Expense.**
     12.4  Statement Regarding Computation of Ratios of Net Debt to EBITDA.**
     21.1  Subsidiaries of Holdings.**
     23.1  Consent of Deloitte & Touche LLP.
     23.2  Consent of KPMG Peat Marwick LLP.
     23.3  Consent of Kirkland & Ellis (included in Exhibit 5.1).**
     24.1  Powers of Attorney (included in Part I to the Registration Statement).**
     25.1  Statement of Eligibility of Trustee on Form T-1.**
     27.2  Financial Data Schedule.**
     99.1  Form of Letter of Transmittal.**
     99.2  Form of Notice of Guaranteed Delivery.**
     99.3  Form of Tender Instructions.**


------------------------

*   To be filed by amendment.

**  Previously filed.

+ Holdings agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

    (B) FINANCIAL STATEMENT SCHEDULES.

    Schedule II--Anvil Holdings, Inc.--Valuation and Qualifying Accounts.

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

ITEM 701. RECENT SALES OF UNREGISTERED SECURITIES.

    Since its incorporation on November 23, 1994, Holdings has issued the following securities without registration under the Securities Act:

    On January 30, 1995, in connection with the Acquisition, Holdings sold: (i) to Vestar, 3,564,809 shares of its old common stock for an aggregate purchase price of $2,281,477.36 and 82,034 shares of its old preferred stock for an aggregate purchase price of $8,203,400; (ii) to certain employees and affiliates of 399 Venture Partners, Inc., 1,870,000 shares of its old common stock for an aggregate purchase price of $1,196,800 and 43,032 shares of its old preferred stock for an aggregate purchase price of $4,303,200; (iii) to the Existing Shareholders, 4,565,191 shares of its old common stock for an aggregate purchase price of $2,921,722.24 and 74,934 shares of its old preferred stock for an aggregate purchase price of $7,493,400 ($250,000 of the total purchase price paid by the Existing Shareholders was in the form of promissory notes issued by such Existing Shareholders to Holdings). In addition, on January 30, 1995, and in connection with the Acquisition, Holdings issued a subordinated promissory note to Culligan International Company in the aggregate principal amount of $7,500,000. These sales of securities were made in reliance on the exemption contained in Section 4(2) of the Securities Act.

    On April 9, 1996, 75,000 shares of old common stock were exercised by the Management Investors pursuant to options granted to them in connection with the Acquisition for an aggregate of $48,000, in reliance on the exemption contained in Rule 701 of the Securities Act.

    On December 18, 1996, Holdings sold 5,000 shares of its old common stock to Peter H. Rothschild for an aggregate purchase price of $3,200. This sale of securities was made in reliance on the exemption contained in Section 4(2) of the Securities Act.

    On March 14, 1997, the Company completed the Recapitalization. Pursuant to the Recapitalization: (i) 399 Venture reinvested/retained 1,294,685 shares of old common stock in exchange for 122,484 shares of Class A Common and 1,351,552 shares of Class B Common; (ii) the Management Investors exercised options granted pursuant to the Acquisition and were issued 525,000 shares of old common stock for an aggregate of $336,000; (iii) the Management Investors reinvested/retained 475,987 shares of old common stock in exchange for 45,032 shares of Class A Common and 496,894 shares of Class B Common; (iv) 399 Venture exchanged a 33,300 shares of old preferred stock for 3,333 Units which consisted of, in the aggregate, 133,320 shares of Old Senior Preferred Stock and 43,329 shares of Class B Common; and (v) BRS purchased from Holdings 105,643 shares of Class A Common and 1,165,719 shares Class B Common for an aggregate purchase price of $11,730,049.03. The reinvestment/retention and exchange in paragraphs (i), (iii) and (iv) were made in reliance on the exemption contained in Section 3(a)(9) of the Securities Act. The sale described in paragraph (v) was made in reliance on the exemption contained in Section 4(2) of the Securities Act. The transactions described in paragraph (ii) were made in reliance on the exemption contained in Rule 701 of the Securities Act.

    On March 14, 1997, Anvil sold $130,000,000 aggregate principal amount of
10 7/8% Series A Senior Notes due 2007 (the "Old Senior Notes") to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Wasserstein Perella Securities, Inc. and NationsBanc Capital Markets, Inc. (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement, dated March 11, 1997 in a transaction not registered under the Securities Act in a private placement pursuant to the exemption contained in Section 4(2) of the Securities Act.

    On March 14, 1997, Holdings sold 26,667 Units to the Initial Purchaser and 3,333 Units, for which the Initial Purchaser acted as agent in connection with the sale by Holdings, pursuant to a Purchase Agreement, dated March 11, 1997. The Units consisted of an aggregate of 390,000 shares of Class B Common and 1.2 million shares of Old Senior Preferred Stock with an aggregate liquidation preference of $30,000,000. These sales were made in transaction not registered under the Securities Act in a private placement pursuant to the exemption contained in Section 4(2) of the Securities Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Anvil Holdings, Inc. has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 23, 1997.


                                ANVIL HOLDINGS, INC.

                                BY:             /S/ JACOB HOLLANDER
                                     -----------------------------------------
                                                  Jacob Hollander
                                       VICE PRESIDENT, SECRETARY AND GENERAL
                                                      COUNSEL

                                      ****


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                      CAPACITY                   DATES
------------------------------  ---------------------------  -------------------

                                President, Chairman of the
              **                  Board and Director
------------------------------    (Principal Executive and      July 23, 1997
        Bernard Geller            Financial Officer)

              **                Vice President, Secretary,
------------------------------    General Counsel and           July 23, 1997
       Jacob Hollander            Director

              **                Vice President of Finance
------------------------------    (Principal Accounting         July 23, 1997
     Pasquale Branchizio          Officer)

              **                Director
------------------------------                                  July 23, 1997
      Bruce C. Bruckmann

              **                Director
------------------------------                                  July 23, 1997
      Stephen F. Edwards

              **                Director
------------------------------                                  July 23, 1997
       David F. Thomas

              **                Director
------------------------------                                  July 23, 1997
        John D. Weber



------------------------


** The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to the Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors and previously filed with the Securities and Exchange Commission.


     /s/ JACOB HOLLANDER
------------------------------
       Jacob Hollander
       ATTORNEY-IN-FACT

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Anvil Knitwear

    In connection with our audit of the combined statements of operations and cash flows of Anvil Knitwear, a division of McGregor Corporation, which is a subsidiary of Astrum International Corp., for the year ended January 28, 1995, which financial statements are included in the Prospectus, we have also audited the financial statement schedule of Valuation and Qualifying Accounts.

    In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

KPMG Peat Marwick LLP
New York, New York
March 24, 1995

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                         BALANCE AT    CHARGED TO    CHARGED TO                BALANCE AT
                                                          BEGINNING     COSTS AND       OTHER                    END OF
                      DESCRIPTION                          OF YEAR      EXPENSES      ACCOUNTS    DEDUCTIONS      YEAR
-------------------------------------------------------  -----------  -------------  -----------  -----------  -----------
Predecessor (Combined)
Year ended January 28, 1995
  Allowance for doubtful accounts......................   $   1,232     $     501     $    (629)(b)  $     371(a)  $     733
                                                         -----------        -----         -----   -----------  -----------
                                                         -----------        -----         -----   -----------  -----------
The Company (Consolidated)
Year ended January 27, 1996
  Allowance for doubtful accounts......................   $     733     $     435     $  --        $     717(a)  $     451
                                                         -----------        -----         -----   -----------  -----------
                                                         -----------        -----         -----   -----------  -----------
The Company (Consolidated)
Year ended February 1, 1997
  Allowance for doubtful accounts......................   $     451     $     440     $  --        $      17(a)  $     874
                                                         -----------        -----         -----   -----------  -----------
                                                         -----------        -----         -----   -----------  -----------

------------------------

(a) Accounts written-off as uncollectible.

(b) Recoveries of previously written-off accounts.

                                 EXHIBIT INDEX


 EXHIBIT
   NO.     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------

     2.1   Recapitalization Agreement, dated as of February 12, 1997, by and among Citicorp Venture Capital,
           Ltd., Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS &Co."), Holdings, Anvil VT, Inc. and the
           stockholders and voting trust certificate holders named on the signature pages thereto, as amended by the certain Amendment and Consent to Assignment dated as of February 21, 1997 and that
           Waiver and Second Amendment to the Recapitalization Agreement dated as of March 13, 1997.+**

     3.1   Restated Certificate of Incorporation of Holdings.**

     3.2   By-Laws of Holdings.**

     4.1   Units Purchase Agreement, dated as of March 14, 1997, by and between Donaldson, Lufkin & Jenrette
           Securities Corporation ("DLJ") and Holdings.**

     4.2   Unit Agreement, dated as of March 14, 1997, by and between Holdings and United States Trust
           Company of New York, as trustee.**

     4.3   Exchange Debenture Indenture, dated as of March 14, 1997, by and between Holdings and United
           States Trust Company of New York, as trustee.**

     4.4   Registration Rights Agreement, dated as of March 14, 1997, by and between Holdings and DLJ, as the Initial Purchaser.**

     4.5   Certificate of Designation of Holdings.**

     4.6   Form of Certificate of Designations of Holdings relating to Series B 13% Senior Exchangeable
           Preferred Stock.**

     4.7   Form of Unit.**

     5.1   Opinion of Kirkland & Ellis.**

     8.1   Opinion of Kirkland & Ellis.

    10.1   Purchase Agreement, dated as of March 14, 1997, by and among DLJ, Wasserstein Perella Securities,
           Inc. ("Wasserstein"), NationsBanc Capital Markets, Inc. ("NationsBanc"), Anvil and Holdings.**

    10.2   Senior Indenture, dated as of March 14, 1997, by and among the Anvil, Holdings, Cottontops and the other Subsidiary Guarantors and United States Trust Company of New York, as trustee.**

    10.3   Form of 10 7/8% Senior Notes and Guarantees.**

    10.4   Form of Series B 10 7/8% Senior Notes and Guarantees.**

    10.5   Amended and Restated Credit Agreement, dated as of March 14, 1997, among Anvil, as Borrower,
           Holdings, Cottontops and certain subsidiaries, as Guarantors, the Banks Identified therein as lending institutions, NationsBank, N.A. ("NationsBank"), as Agent, and Bank of America Illinois,
           Banque Nationale de Paris and Heller Financial, Inc., as co-agents.+**

    10.6   Amended and Restated Pledge and Security Agreement, dated as of March 14, 1997, by and among
           Anvil, Holdings and NationsBank.+**

    10.7   Registration Rights Agreement, dated as of March 14, 1997, by and among Anvil, Holdings,
           Cottontops and DLJ, Wasserstein and NationsBanc, as Initial Purchasers.**

    10.8   Employment Agreement, dated as of January 31, 1995, by and between Anvil and Bernard Geller.**

    10.9   Employment Agreement, dated as of January 31, 1995, by and between Anvil and Jacob Hollander.**

 EXHIBIT
   NO.     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------
    10.10  Employment Agreement, dated as of January 31, 1995, by and between Anvil and William H. Turner.**

    10.11  Employment Agreement, dated as of January 31, 1995, by and between Anvil and Anthony Corsano.**

    10.12  Asset Purchase Agreement, dated as of December 29, 1994, by and among McGregor Corporation,
           Winston Mills, Inc., Anvil and Holdings.+**

    10.13  Guaranty Agreement, dated as of January 28, 1995, by and among Culligan International Company,
           Astrum International Company and Anvil.**

    10.14  Registration Rights and Securityholders Agreement, dated as of March 14, 1997, by and among
           Holdings, BRS & Co., 399 Venture Partners, Inc. ("399 Venture Partners"), CCT II Partners, L.P.
           ("CCT") and DLJ.**

    10.15  Registration Rights Agreement, dated as of March 14, 1997, by and among Holdings, BRS & Co., 399
           Venture Partners, CCT, Bernard Geller, Anthony Corsano, William Turner, Jacob Hollander and each other executive of Holdings or its subsidiaries who acquires common stock from Holdings after the date thereof and executes a joinder thereto, the persons set forth on the signature pages thereto and DLJ.**

    10.16  Stockholders Agreement, dated as of March 14, 1997, by and among Holdings, BRS & Co., 399 Venture
           Partners, CCT and Bernard Geller, Anthony Corsano, William Turner, Jacob Hollander and each other executive of Holdings or its subsidiaries who acquires common stock from Holdings after the date thereof and executes a joinder thereto.**

    10.17  Stock Option Plan.**

    12.1   Statement Regarding Computation of Ratios of Earnings to Fixed Charges.**

    12.2.  Statement Regarding Computation of Ratios of Earnings to Fixed Charges and Preferred Stock
           Dividends.**

    12.3   Statement Regarding Computation of Ratios of EBITDA to Cash Interest Expense.**

    12.4   Statement Regarding Computation of Ratios of Net Debt to EBITDA.**

    21.1   Subsidiaries of Holdings.**

    23.1   Consent of Deloitte & Touche LLP.

    23.2   Consent of KPMG Peat Marwick LLP.

    23.3   Consent of Kirkland & Ellis (included in Exhibit 5.1).**

    24.1   Powers of Attorney (included in Part I to the Registration Statement).**

    25.1   Statement of Eligibility of Trustee on Form T-1.**

    27.2   Financial Data Schedule.**

    99.1   Form of Letter of Transmittal.**

    99.2   Form of Notice of Guaranteed Delivery.**

    99.3   Form of Tender Instructions.**


------------------------

*   To be filed by amendment.

**  Previously filed.

+ Holdings agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.